As filed with the Securities and Exchange Commission on February 9, 2006

Registration No. 333-128888

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rosetta Resources Inc.

(Exact name of registrant as specified in its charter)

Delaware	1311	43-2083519
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

717 Texas, Suite 2800

Houston, TX 77002

(713) 335-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael J. Rosinski

Executive Vice President,

Chief Financial Officer, Secretary & Treasurer

Rosetta Resources Inc.

717 Texas, Suite 2800

Houston, TX 77002

(713) 335-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dallas Parker

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, TX 77002

(713) 654-8111

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion dated February 9, 2006

50,000,000 Shares

Common Stock

This prospectus relates to up to 50,000,000 shares of the common stock of Rosetta Resources Inc., which may be offered from time to time for sale by the selling stockholders named in this prospectus. The selling stockholders acquired the shares of common stock offered by this prospectus in private equity purchases. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices.

Prior to the date of this prospectus, there has been no public market for our common stock. Because all of the shares being offered under this prospectus are being offered by selling stockholders, we cannot currently determine the price or prices at which our shares of common stock may be sold under this prospectus. However, certain qualified institutional buyers of our common stock in our exempt sale of common stock, which closed in July 2005, have traded our common stock on the PORTAL® Market. The last trade of our common stock reported on The PORTAL® Market, of which we are aware, was reported on December 30, 2005 at a price of $18.00 per share. Future prices will likely vary from that price and these sales may not be indicative of prices at which our common stock will trade. Until our shares of common stock are regularly traded as listed on The Nasdaq National Market, we expect that the selling stockholders initially will sell their shares at prices between $18.00 per share and $20.00 per share, if any shares are sold. Please read “Plan of Distribution.”

We are an independent oil and natural gas company engaged in the acquisition, exploration, development and production of primarily natural gas properties in the United States. We have applied for listing our common stock on The Nasdaq National Market under the symbol “ROSE”, which listing is subject to approval of our application which we expect to receive upon the effectiveness of the registration statement which includes this prospectus.

Investing in our common stock involves risks. You should read the section entitled “ Risk Factors” beginning on page 11 for a discussion of certain risk factors that you should consider before buying shares of our common stock.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Neither the Securities and Exchange Commission (hereinafter “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     .

Rosetta
RESOURCES

383 Bcfe Proved Reserves
96% Gas
88 Mmcfe/d Production

Sacramento Basin
167 Bcfe Proved Reserves
44% Reserves
43% Production
RIO VISTA
Uinta Basin
DENVER
DJ Basin
San Juan Basin
Other Areas
31 Bcfe Proved Reserves
8% Reserves
9% Production
HOUSTON
Gulf of Mexico Shelf
16 Bcfe Proved Reserves
4% Reserves
10% Production
LAREDO
South Texas
169 Bcfe Proved Reserves
44% Reserves
38% Production
LEGEND
Major Producing Areas
Major Activity Area
Other Producing Areas
Offices

At April 30, 2005, pending final assignments as discussed Page 3

WHERE CAN YOU FIND INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

After effectiveness of the registration statement, which includes this prospectus, we will be required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and internet site of the SEC referred to above.

ii

PROSPECTUS SUMMARY

This summary contains selected information about our prospectus and us. Because it is a summary, it does not contain all the information that you should consider before investing in our common stock. You should read and carefully consider this entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors” beginning on page 11 and the financial statements and the accompanying notes included elsewhere in this prospectus, as well as the other documents to which we refer you.

Except as otherwise indicated or required by the context, references in this prospectus to “we”, “us”, “our” or the “Company” refer to the consolidated/combined business of Rosetta Resources Inc. and its subsidiaries. Unless otherwise indicated, all oil and natural gas statistics of our proved reserves as of December 31, 2004 are based on a reserve report prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers (“Netherland Sewell”). The estimates of our proved reserves as of April 30, 2005, are based on a modified roll forward of our report as of December 31, 2004 prepared by Netherland Sewell as further described in Footnote 1 on page 2. A summary of their report on our proved reserves as of December 31, 2004 and a summary of the adjusted estimates of our proved reserves as of April 30, 2005 are attached to this prospectus as Appendix A.

We have provided definitions for some of the oil and natural gas industry terms used in this prospectus in the “Glossary of Oil and Natural Gas Terms” on page 134 of this prospectus. Crude oil and natural gas equivalents are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Overview

Rosetta Resources Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of primarily natural gas properties in the United States. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains.

Our company was formed in June 2005. We began active oil and natural gas operations as a separate company in July 2005 following our acquisition of the domestic oil and natural gas business of Calpine Corporation and affiliates (“Calpine”). We sometimes refer to that transaction in this prospectus as the “Acquisition.” Several members of our current management team, including our chief executive officer, and certain key employees operated these oil and natural gas assets while employed by Calpine. The funding for the Acquisition was through a private placement of 45,312,500 shares of our common stock to qualified institutional buyers and non-U.S. persons in a transaction exempt from registration under the Securities Act. We also used borrowings of $325 million under our credit facilities to complete the Acquisition. Additionally, we sold 4,687,500 shares of our common stock in an exempt transaction to fulfill the over-allotment option we granted to our underwriter. A significant portion of these proceeds was used to repay $60 million of debt under our new revolving credit facility in July 2005, and the remaining amount was used for unspecified operating costs of our oil and natural gas properties and general and administrative costs from our oil and natural gas operations. Following the closing of our Acquisition and our receipt of these additional proceeds, we immediately began to increase our development and acquisition activity.

As of April 30, 2005, our estimated total proved oil and natural gas reserves were approximately 383 Bcfe, including 368 Bcf of natural gas and 2,550 MBbls of oil and condensate. Our proved reserves are approximately 96% natural gas and 68% proved developed. Using prices as of April 30, 2005, the estimated present value of future net revenues from proved reserves before income taxes, using SEC guidelines and discounted at an annual rate of 10% (“PV-10”) of our proved reserves was approximately $1.0 billion. See footnotes (2) (3) and (4) in the table below. Our proved reserves have a reserve life index of approximately 12 years. As operator of approximately 90% of our proved reserves, we have a high degree of control over our capital expenditure budget and other operating matters. The following table sets forth by operating area a summary of certain estimated net proved reserves as of April 30, 2005:

	Estimated Proved Reserves at April 30, 2005(1)(2)(3)(4)
	Developed (Bcfe)	Undeveloped (Bcfe)	Total (Bcfe)	Percent of Total Reserves	PV-10 (Millions)(5)
Sacramento Basin	133.9	33.4	167.3	44%	$465.4
South Texas	91.0	78.3	169.3	44%	421.9
Gulf of Mexico	11.7	4.0	15.7	4%	51.7
Rocky Mountain and Other	22.0	8.7	30.7	8%	76.9

Total	258.6	124.4	383.0	100%	$1,015.9

(1)	Netherland Sewell prepared estimates of our proved reserves as of April 30, 2005, which are sensitivity estimates of our reserves as of December 31, 2004, by making the following adjustments to the estimates as of December 31, 2004:

•	mechanically rolling forward the estimates of reserves from the estimates as of December 31, 2004 to an effective date of April 30, 2005, including additions for new wells brought on-line and decreases for production from January 1, 2005 through April 30, 2005;

•	adjusting scheduled production from capital expenditures contemplated in the December 31, 2004 reserve report for production scheduled to begin between December 31, 2004 and the time the sensitivity estimates were prepared that had not begun producing when the sensitivity estimates were prepared;

•	revising interests in properties as appropriate for interests acquired or sold between December 31, 2004 and April 30, 2005; and

•	adding proved reserves based on successful drilling results between December 31, 2004 and April 30, 2005. The proved reserve estimates added and not rolled forward from December 31, 2004 totaled 2.3 Bcfe. There were no associated proved undeveloped reserves for those properties.

In preparing the sensitivity estimates of our proved reserves as of April 30, 2005, Netherland Sewell did not complete all the steps required to provide a complete, updated evaluation of the reserves as of April 30, 2005, as was completed for reserves as of December 31, 2004. Steps that Netherland Sewell did not complete include re-projecting all wells based on new production data except for new wells completed in 2005.

(2)

Includes total proved reserves with a PV-10 value of approximately $75 million, representing the total allocated value of wells and the associated leases which Calpine agreed to transfer to us as part of the Acquisition but for which Calpine had not secured consents to assign prior to the July 7, 2005 closing of the Acquisition. Other than $7.1 million of such allocated value, which is attributable to wells and associated leases that have not been cured by receipt of consents and are subject to a preferential purchase right that has been exercised against Calpine, the balance of the total allocated value is attributable to all of the remaining wells and associated leases which have either been cured by receipt of consents to assignment after July 7, 2005, or as to which subsequent analysis confirmed that no consent was required (the “Cured Non-Consent Properties”). In any event, the purchase price in the Acquisition was reduced by approximately $75 million for the Non-Consent properties, and we took possession, assumed operating risks and have been operating all of these properties since the July 7, 2005 closing. In accordance with our purchase and sale agreement with Calpine and certain subsidiaries, we were prepared to acquire the Cured Non-Consent Properties and Calpine continues to be obligated to transfer to us the record title, free of any mortgages, for all such Cured Non-Consent Properties. Had Calpine complied with its obligations, the parties would have effected a series of subsequent closings, which would have entailed increases to the purchase price to reflect the corresponding allocated values associated with the Cured Non-Consent Properties transferred from Calpine to us at each such closing. With the exception of the $7.1 million of properties that are subject to preferential purchase rights, we believe all conditions for our receipt of record title, free of any mortgages for the Cured Non-Consent properties were satisfied on or before December 15, 2005. Accordingly, we believe we are the equitable owner of these Cured Non-Consent properties and that they do not constitute any part of Calpine’s bankruptcy estate. We are prepared to pay Calpine the remaining allocated value of approximately $68 million upon our receipt from Calpine of record title to the Cured Non-Consent properties, free of any encumbrance, subject to appropriate adjustment for the net revenues through December 15, 2005 related to those properties, in conformity with the parties’ obligations under the Acquisition terms.

(3)	Includes total proved reserves with a PV-10 value of approximately $33 million. The consents to assignment confirming our qualification as an assignee are pending with the applicable state or federal agencies. See “Risk Factors - Risks Relating to Our Business—Calpine’s recent bankruptcy filing may adversely affect us in several respects.”

(4)	Includes total proved reserves with a PV-10 value of approximately $17 million which we purchased and paid for on July 7, 2005, and as to which consent to transfer was received after July 7, 2005, which is pending execution and delivery of the applicable assignment from Calpine and release from Calpine’s lenders in exchange for the consideration.

(5)	Based on April 30, 2005 spot market natural gas price and posted oil price of $6.66/MMBtu and $46.50/Bbl, respectively, adjusted for basis and held flat for the life of the reserves and adjusted for quality differentials. The PV-10 value does not include any hedged pricing effect as Calpine was not a party to any commodity derivative transactions at April 30, 2005.

As of December 31, 2004, we had 389.3 Bcfe of proved oil and natural gas reserves, including 374 Bcf of natural gas and 2,611 MBbls of oil and condensate. Using prices as of December 31, 2004, PV-10 value was approximately $0.9 billion. The following table sets forth by operating area a summary of our estimated net proved reserves information as of December 31, 2004:

	Estimated Proved Reserves at December 31, 2004(1)
	Developed (Bcfe)	Undeveloped (Bcfe)	Total (Bcfe)	Percent of Total Reserves	PV-10 (Millions)(2)
Sacramento Basin	138.5	33.3	171.8	44%	$434
South Texas	92.7	79.4	172.1	44%	367
Gulf of Mexico	12.6	4.0	16.6	4%	50
Rocky Mountain and Other	20.1	8.7	28.8	8%	60

Total	263.9	125.4	389.3	100%	$911

(1)	These estimates are based upon reserve reports prepared by Netherland Sewell using criteria in compliance with SEC guidelines.

(2)	Our PV-10 value has been calculated using a spot market natural gas price and posted oil price at December 31, 2004 of $6.18/MMBtu and $40.25/Bbl, respectively, adjusted for basis and held flat for the life of the reserves and adjusted for quality differentials. The PV-10 value does not include any hedged pricing effect as Calpine was not a party to any commodity derivative transactions at December 31, 2004 and does not include any adjustments for the matters discussed in footnotes (2), (3) and (4) in the preceding table above.

There are a number of uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control, such as commodity pricing. Therefore, the reserve information in this prospectus represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that can not be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Except to the extent that we acquire additional properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced.

Recent Developments

Business Operations

Since the date of our Acquisition, we have drilled 29 wells, of which 83% are expected to find commercial quantities of production.

Northern

California.    Drilling, which commenced in November 2005, resulted in the successful drilling of four wells which will provide production additions from several separate sands. One deep rig and one shallow rig are now under contract to drill 35 wells in 2006.

One completion rig is currently operating on our properties in the Rio Vista Gas Field and has performed nine recompletions since June 30, 2005. We expect to add a second completion rig during the first quarter of 2006 to help with the 39 recompletions that are planned for 2006. The Company has leased an additional 20,134 net acres in the area since the acquisition.

Colorado.    Ten wells have been drilled in the DJ Basin during the second half of 2005 with seven successes, all of which are expected to be on production in the first quarter of 2006. We are currently installing new production lines to enlarge the gathering system. In addition, 3D seismic data has been acquired and used to identify potential drill sites, with an additional acquisition of 36 square miles scheduled for first quarter 2006. The Company plans to drill 70 locations in 2006. The Company has added 25,157 net acres since June, 2005.

Utah.    As a result of the acquisition of an additional 626 net acres in the Utah State lease sale, we own a 100% working interest in 2,782 net acres. Recent drilling activity in close proximity to our leasehold has made discoveries of production in commercial quantities. Our leasehold now has 35 drillable low risk opportunities. In addition, we are actively pursuing joint venture development drilling projects.

New Mexico.    We are pursuing coal bed methane opportunities in the San Juan Basin of New Mexico, and have a 100% working interest position in 6,796 acres. We are currently permitting our well locations with plans to begin drilling by the middle of 2006. We have now identified 44 drillable locations on our San Juan Basin leases which support this activity.

Southern

Lobo.    We have contracted a drilling rig long term to drill our defined Lobo Trend locations in South Texas. We are currently drilling one well and will utilize the same rig to drill 14 additional locations in 2006 which have been identified with 3-D seismic and subsurface data.

In addition, we completed 41 workover projects in 2005 with 6 currently in progress.

Additional compression is being put in place to accommodate the expected increase in production. The Company added 4,530 net acres of prospective land in the LOBO with a minimum of 7 additional locations to its inventory of 78.

Perdido.    Two wells in the Perdido Sand Trend area were completed and placed on production in the fourth quarter of 2005 and a third well in January 2006. Based on the success of the recent horizontal drilling, the Company has increased its inventory of drillable locations to 48 (all horizontal).

Frio.    The Company made a discovery on Padre Island, Dunn Beach prospect in the Frio and Cib. Haz. Sands. Three wells are on production and a fourth well is drilling.

Wilcox.    We finished drilling a Lower Wilcox prospect in Colorado County, Texas, which was a dry hole.

Texas State Waters.    We have drilled and completed two wells in Galveston Bay and have begun the installation of additional production facilities to accommodate the increase in production. In addition we have acquired an interest in two other wells which are currently drilling nearby, both of which should reach total depth in February of 2006.

Offshore.    We have acquired a 25% non-operated working interest through a joint venture in two blocks in the Gulf of Mexico Federal Waters. Our first well reached total depth in November 16, 2005. Production casing was set and the well has tested successfully and should be placed on production in 2006. The second well will spud in the first quarter of 2006.

An additional well in the South Timbalier area spudded in December 2005. This well reached total depth in January 2006, and is being evaluated.

Effect of Hurricanes Katrina and Rita.    Subsequent to the passage of Hurricanes Katrina and Rita, we completed a survey of our operated Gulf of Mexico state and federal waters production facilities. Based on our inspections, no pollution or personal injuries were identified as having occurred as a result of Hurricanes Katrina or Rita. Furthermore, there was no damage to our facilities caused by Hurricane Katrina, but production from our offshore Gulf of Mexico properties was shut in for a period of approximately one week. Hurricane Rita damaged our offshore Gulf of Mexico production facilities in federal waters in East Cameron Blocks 88 and 89 and South Pelto Block 17. These damages are covered by property insurance subject to a retention. We have made an insurance claim for property damage. Based on our estimate of damages, the cost of repair to these facilities and the associated loss of production until repairs can be effected will not have a material adverse impact on our financial position, results of operations or operating cash flows. Our combined, net operated and non-operated, production rates from all of our production facilities affected by Hurricane Rita totaled 23.7 MMcfe/d. We have resumed 87% of our operations in these production facilities at year end 2005 or 20.6 MMcfe/d and expect to be back at 100% production rates by the end of January 2006.

Commodity Price Risk Management

In connection with our acquisition of the oil and natural gas business of Calpine as of July 7, 2005, we entered into a series of fixed price swaps to protect against potential negative movements in natural gas prices through 2009. Additional effects of recent gas price increases include increased costs for materials and equipment including drilling rigs and increases in the time required to secure contracts for drilling and workover rigs. Natural gas and oil price volatility has and will continue to have a significant effect on our business.

Consistent with our hedge policy, on December 7, 2005, we entered into two costless collar transactions, which are intended to establish a floor price and ceiling price for approximately 10,000 MMbtu per day in 2006.

Credit Facilities

Senior Secured Revolving Line of Credit.    We entered into a senior secured revolving line of credit concurrent with the Acquisition in the amount of up to $400 million. This revolving line of credit was amended and syndicated to a group of lenders as of September 27, 2005. Availability under the revolver is restricted to the borrowing base. As a result of the derivative transactions executed on July 7, 2005 and the favorable effects of the exercise of the over-allotment option we granted through which we received $70 million of funds (net of transaction fees), the initial borrowing base of $275 million was reset to $325 million upon amendment. In July 2005, we repaid $60 million in borrowings on the Revolver. Amounts outstanding under the revolver bear interest, as amended, at specified margins over the London Interbank Offered Rate (LIBOR) of 1.25% to 2.00%. Borrowings under the revolver are collateralized by first priority liens on substantially all of our assets. In addition, we are subject to certain financial covenants pertaining to a minimum current ratio and a maximum leverage ratio and covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. All amounts drawn under the revolver are due and payable on July 7, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and notes to the financial statements for more detail related to this facility.

Second Lien Term Loan.    We also entered into a second lien term loan in the amount of $100 million concurrent with the Acquisition. On September 27, 2005, we repaid $25 million and syndicated the remainder of the loan to a group of lenders. Borrowings under the term loan initially bore interest at LIBOR plus 5.00%. As a result of the hedges put in place on July 7, 2005 and the favorable effects of our private equity placement, as described above, the interest rate for the second lien term loan was reduced to LIBOR plus 4.00%. The $75 million loan is collateralized by second priority liens on substantially all of our assets. In addition, we are subject to certain financial covenants pertaining to a minimum asset coverage ratio and a maximum leverage ratio and covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. The revised principal balance is due and payable on July 7, 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and notes to the financial statements for more detail related to this facility.

Calpine Bankruptcy

On December 20, 2005, Calpine and certain of its subsidiaries, including Calpine Fuels, filed for federal bankruptcy protection in the Southern District of New York. Although we believe that Calpine’s bankruptcy filing will not materially disrupt our operations, the filing raises certain concerns regarding aspects of our relationship with Calpine which we will closely monitor as the Calpine bankruptcy proceeds. Following are our principal areas of concern:

•	The bankruptcy court may challenge the fairness of our Acquisition. For a number of reasons, we believe that it is unlikely that any challenge to the fairness of our Acquisition would be successful. See “Description of Separation from Calpine—Structuring the Acquisition Transaction” for a description of how the Acquisition purchase price was structured.

•	The bankruptcy proceeding may frustrate or delay our ability to receive legal title to certain properties which we are entitled to obtain under our purchase and sale agreement with Calpine and certain subsidiaries. Even though the conditions precedent for transfer of legal title were satisfied prior to Calpine’s bankruptcy filing, thereby giving rise to our claim of equitable title, Calpine has not indicated whether it intends to honor its contractual obligations to complete those transfers. See “Description of Separation from Calpine--Transfers Pending at Calpine’s Bankruptcy.”

•

Calpine may stop purchasing gas from us under our gas purchase contract with Calpine. Since the date of the bankruptcy filing, Calpine has continued buying this gas from us and paying for it timely. We believe we can sell this gas to third parties at comparable prices and terms if this occurs and will be able to minimize our exposure to four days of sales, or approximately $2 million in lost sales at current production rates and prices.

•	Calpine may stop providing us certain services, including natural gas marketing services, which Calpine, through a subsidiary, currently provides to us.

As to all of these matters, see also “Risk Factors—Risks Relating to Our Business—Calpine’s recent bankruptcy filing may adversely affect us in several respects” for a further discussion of the potential risks relating to Calpine’s bankruptcy. We have engaged bankruptcy counsel to monitor this proceeding and advocate our interests as necessary. As of the date of this prospectus, the only significant event affecting us directly has been the approval of the bankruptcy court for Calpine, as debtor-in-possession, to continue payments to us for our delivery of natural gas under our gas purchase and sale agreement.

We believe the structure of the equity offering of our common stock and the process followed by Calpine allowed market action to determine the sales price received by Calpine in the Acquisition. Senior management of Calpine, in consultation with its various advisors, structured the Acquisition and the private issuance of our common stock to fund the Acquisition. Our equity was purchased by sophisticated investors knowledgeable in oil and natural gas transactions. See “Description of Separation from Calpine—Overview” and “—Structuring the Acquisition Transaction”.

Summary of Development and Exploration Projects

The following table summarizes information regarding our estimated capital expenditures for the three months ending December 31, 2005 (successor), our historical capital expenditures for the three months ended September 30, 2005 (successor), the six months ended June 30, 2005 (predecessor), and the historical capital expenditures for the year ended December 31, 2004 (predecessor). The estimates are subject to change depending upon a number of factors, including availability of capital, drilling results, oil and natural gas prices, costs of drilling and completion and availability of drilling rigs, equipment and labor:

	Successor		Predecessor
	Estimated Three Months Ending December 31, 2005	Actual Three Months Ended September 30, 2005	Actual Six Months Ended June 30, 2005	Actual Year Ended December 31, 2004
	(In thousands)
Development capital expenditures:
Sacramento Basin	$2,796	$1,288	$4,166	$6,025
South Texas	10,240	9,533	12,874	19,730
Gulf of Mexico	881	1,501	246	1,813
Rocky Mountains	945	1,557	965	—
Other	1,660	269	1,558	1,826

Total development capital expenditures	16,522	14,148	19,809	29,394

Exploration capital expenditures(1):
Exploration activities:
Sacramento Basin	6	14	406	2,214
South Texas	—	—	1,585	11,995
Gulf of Mexico	8,339	3,410	7,727	2,361
Rocky Mountains	94	591	137	—
Other	4,777	1,380	964	2,309
Leasehold	10,215	6,883	2,617	3,559
Delay rentals	60	22	443	507
Seismic	867	169	513	199
Geological and geophysical	606	777	—	—
Corporate other	1,081	515	—	—

Total exploration capital expenditures	26,045	13,761	14,392	23,144

Total capital expenditures(2)	$42,567	$27,909	$34,201	$52,538

(1)	Some of our projected pre-drilling exploration capital expenditures are expected to be made on lands we do not currently have leased and/or for which we have not yet obtained and/or analyzed seismic data.

(2)	The amount for 2004 (predecessor) excludes $1.3 million of capitalized interest, $3.1 million of overhead, $10.0 million of compressor station and gathering system expense and $1.4 million for acquisition properties. Our total capital expenditures in 2004 of $52 million including these exclusions, corresponds to 2004 total capital costs of $69 million as defined under Statement of Financial Accounting Standards (“SFAS”) No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies” on page F-33. The three month period ended September 30, 2005 (successor) excludes $0.3 million of capitalized interest. The six-month period ending June 30, 2005 (predecessor) excludes $(0.7) million of capitalized interest and $1.7 million of overhead. Projected capital expenditures for the three months ended December 31, 2005 (successor) does not include allocations of capitalized interest. Corporate other consists of corporate costs related to IT Software/Hardware, office furniture & fixtures, and license transfer fees.

CORPORATE INFORMATION

On July 7, 2005, we completed a private offering of 45,312,500 shares of our common stock exempt from registration under the Securities Act for aggregate consideration of $725 million or $16.00 per share. We used the net proceeds from the offering and borrowings of $325 million under our credit facilities to purchase Calpine’s domestic oil and natural gas exploration and production business. In connection with that offering, on July 13, 2005, we sold an additional 4,687,500 shares of our common stock in an exempt transaction to fulfill the over-allotment option we granted for $75 million before fees, also at $16.00 per share. The net proceeds generated from the exercise of our over-allotment option were used to repay $60 million of debt under our new revolving credit facility in July 2005 and the remaining amount was used for unspecified operating costs of our oil and natural gas properties and general and administrative costs of our oil and natural gas operations. Following the closing of our Acquisition and our receipt of these additional proceeds, we increased our development and acquisition activities.

We were incorporated in June 2005 as a Delaware corporation. Our principal executive offices are located at 717 Texas, Suite 2800, Houston, TX 77002 and our telephone number is (713) 335-4000. Our website is http://www.rosettaresources.com.

THE OFFERING

Common stock offered by selling stockholders	50,000,000 shares

Common stock to be outstanding after this offering	50,556,900 shares(1)

Dividend policy	We do not anticipate that we will pay cash dividends in the foreseeable future. Our credit facilities restrict our ability to pay cash dividends.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus.

Risk factors	For a discussion of factors you should consider in making an investment, see “Risk Factors.”

Proposed NASDAQ symbol	ROSE

(1)	Includes 556,900 shares of our restricted common stock issued to employees and directors under our 2005 Long-Term Incentive Plan as of September 30, 2005. These shares are subject to vesting requirements.

RISK FACTORS

You should consider carefully each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in our common stock.

Risks Related to Our Business

Calpine’s recent bankruptcy filing may adversely affect us in several respects.

Calpine and certain of its subsidiaries (the “Debtors”) filed for protection under the federal bankruptcy laws in the Southern District of New York on December 20, 2005 (the “Petition Date”). The Debtors could bring an action under the Bankruptcy Code or relevant state fraudulent conveyance laws asserting that Calpine’s transfer of its domestic oil and natural gas business to us (as either the initial transferee or the immediate or mediate transferee from the initial transferee) should be avoided or set aside as a fraudulent transfer. To prevail in such a legal action, the Debtors would be required to prove, that Calpine either:

(i) transferred its domestic oil and natural gas business to us with the intent of hindering, delaying or defrauding its current or future creditors; or

(ii) as of July 7, 2005 (the date of the closing of the Acquisition) it (a) received less than reasonably equivalent value for the business; and (b) was insolvent, became insolvent as a result of such transfer, was engaged in a business or transaction or was about to engage in a business or transaction for which any property remaining was unreasonably small, or intended to incur or believed it would incur debts that would be beyond its ability to pay as such debts matured.

Our primary defense against such a legal challenge rests on the extensive negotiations leading up to and the market pricing mechanisms incorporated into the terms of the Acquisition. (For a description of the negotiations and terms of the Acquisition, see “Description of Separation from Calpine—Structuring the Acquisition Transaction”.) Nonetheless, if after a trial on the merits, the court were to determine that the Debtors have met their burden of proof in this regard, it could, void the transfer or take other actions against us, including (i) setting aside the Acquisition and returning our purchase price and give us a first lien on all the properties and assets we purchased in the Acquisition or (ii) sustain the Acquisition subject to our being required to pay the Debtors the amount, if any, by which the fair value of the business transferred, as determined by the court as of July 7, 2005, exceeded the purchase price determined and paid on July 7, 2005. If the bankruptcy court should so rule, a setting aside of the Acquisition would be materially detrimental to us in that substantially all our properties would be returned to Calpine, subject to our right (as a good faith transferee) to retain a lien in our favor to secure the return of the purchase price we paid for the properties. Additionally, if the bankruptcy court should so rule, any requirement to pay an increased purchase price could adversely affect us depending on the amount we might be required to pay. See “Description of Separation from Calpine—Structuring the Acquisition Transaction”.

Additionally, at the closing of the Acquisition, Calpine agreed to sell but retained title to certain domestic oil and gas properties, subject to obtaining various third party consents or waivers of preferential purchase rights necessary in order to effect transfer of title (the “Non-Consent Properties”). On July 7, 2005, as part of the transactions undertaken in connection with closing the Acquisition, we accepted possession of and have since been operating all of the Non-Consent Properties for which Calpine retained legal title. We withheld approximately $75 million from the aggregate purchase price as the allocated dollar amount for the Non-Consent Properties, which amount is essentially equivalent to the PV-10 value of those properties at April 30, 2005, the date of the modified roll forward of our proved reserves by Netherland, Sewell & Associates, Inc. Subsequent to the closing of the Acquisition, we obtained substantially all of the consents to assign these properties (the “Cured Non-Consent Properties”), except for certain properties with an approximate allocated value of $7.1 million that were subject to a third party preferential purchase right, for which consents have not been obtained and as to which the third party has subsequently exercised the preferential purchase right and acquired those properties. Prior to the Calpine bankruptcy, we were prepared to consummate the assignments of these Cured Non-Consent Properties (not including those subject to the preferential purchase right). If the assignment of these Cured Non-Consent Properties does not occur, the portion of the purchase price we held back pending obtaining consent will be retained by us and will be available to us for general corporate purposes. Further, because of the exercise by the third party of the preferential purchase right as described above, we will retain and use for general corporate purposes the $7.1 million allocated to those properties subject to that right. In addition, at July 7, 2005, we purchased properties having a PV-10 value at April 30, 2005 of approximately $17 million as to which we were awaiting transfer of legal title from Calpine at the date it filed bankruptcy.

Certain of Calpine’s properties involving state or federal leases that we purchased were not fully assigned to us in the closing of our Acquisition on July 7, 2005. The final effectiveness of the assignment of these properties is subject to consent from applicable state or federal regulatory or governmental authorities having certain lease rights in connection with these properties. The consent process was commenced prior to the Acquisition and remained ongoing as of the commencement of Calpine’s bankruptcy. The PV-10 value of these properties as of April 30, 2005, was approximately $33 million based on the modified roll forward of our estimated reserves. If we do not eventually receive legal title to these properties, we will make a claim against Calpine to return to us the cash we paid to them for the properties.

Oil and natural gas prices are volatile, and a decline in oil and natural gas prices would significantly affect our financial results and impede our growth.

Our revenues, profitability and cash flow depend substantially upon the prices and demand for oil and natural gas. The markets for these commodities are volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Prices for oil and natural gas fluctuate widely in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control, such as:

•	domestic and foreign supply of oil and gas;

•	price and quantity of foreign imports;

•	actions of the Organization of Petroleum Exporting Countries and state-controlled oil companies relating to oil price and production controls;

•	domestic and foreign governmental regulations;

•	political conditions in or affecting other oil producing and natural gas producing countries, including the current conflicts in the Middle East and conditions in South America and Russia;

•	weather conditions and natural disasters;

•	technological advances affecting oil and natural gas consumption;

•	overall U.S. and global economic conditions; and

•	price and availability of alternative fuels.

Further, oil prices and natural gas prices do not necessarily fluctuate in direct relationship to each other. Because the majority of our estimated proved reserves are natural gas reserves, our financial results are more sensitive to movements in natural gas prices. Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. Thus a significant reduction in commodity prices may result in our having to make substantial downward adjustments to our estimated proved reserves and could have a material adverse effect on our financial condition, results of operations and cash flows.

Development and exploration drilling activities do not ensure reserve replacement and thus our ability to produce revenue.

Development and exploration drilling and strategic acquisitions are the main methods of replacing reserves. However, development and exploration drilling operations may not result in any increases in reserves for various reasons. Development and exploration drilling operations may be curtailed, delayed or cancelled as a result of:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	weather conditions and natural disasters;

•	title problems;

•	compliance with governmental regulations;

•	mechanical difficulties; and

•	availability of equipment.

Counterparty credit default could have an adverse effect on us.

Our revenues are generated under contracts with various counterparties. Results of operations would be adversely affected as a result of non-performance by any of these counterparties of their contractual obligations under the various contracts. A counterparty’s default or non-performance could be caused by factors beyond our control. A default could occur as a result of circumstances relating directly to the counterparty, or due to circumstances caused by other market participants having a direct or indirect relationship with the counterparty. Defaults by counterparties may occur from time to time, and this could negatively impact our results of operations, financial position and cash flows. Calpine’s recent bankruptcy could result in failure of Calpine to continue purchasing natural gas from us under our natural gas purchase and sale agreements with Calpine discussed below.

We sell a significant amount of our production to one customer.

In connection with the Acquisition, we entered into a natural gas purchase and sale contract with Calpine that obligates us to sell all of our current and future production from our existing California leases in production as of May 1, 2005 for a term ending December 31, 2009. As of September 30, 2005, this production comprises approximately 40% of our current overall production based on MMcfe/d. Calpine’s recent bankruptcy could result in failure of Calpine to continue purchasing natural gas from us. Additionally, under separate monthly spot agreements, we may sell our natural gas production, not subject to the term contract to Calpine, which could increase our credit exposure to Calpine. Under the terms of our natural gas purchase and sale contract and spot agreements with Calpine, all natural gas volumes that are contractually sold to Calpine are collateralized by Calpine making daily margin payments to our collateral account equal to the previous day’s natural gas sales. In the event of a default by Calpine, we could be exposed to the loss of up to four days of natural gas sales revenue, which at prices and volumes in effect as of December 21, 2005 would be approximately $2.0 million.

Unless we replace our oil and natural gas reserves, our reserves and production will decline.

Our future oil and natural gas production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves through drilling or acquisitions, our level of production and cash flows will be affected adversely. In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total proved reserves decline as reserves are produced. Our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves.

We will require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to implement fully our business plan, which could lead to a decline in reserves.

Future projects and acquisitions may depend on our ability to obtain financing beyond our cash flow from operations. We will finance our business plan and operations primarily with internally generated cash flow, bank borrowings, entering into exploratory arrangements with other parties and privately raised equity. In the future, we will require substantial capital to fund our business plan and operations. Sufficient capital may not be available on acceptable terms or at all. If we cannot obtain additional capital resources, we may curtail our drilling, development and other activities or be forced to sell some of our assets on unfavorable terms.

The terms of our credit facilities contain a number of restrictive and financial covenants that limit our ability to pay dividends. If we are unable to comply with these covenants, our lenders could accelerate the repayment of our indebtedness.

The terms of our credit facilities subject us to a number of covenants that impose restrictions on us, including our ability to incur indebtedness and liens, make loans and investments, make capital expenditures, sell assets, engage in mergers, consolidations and acquisitions, enter into transactions with affiliates, enter into sale and leaseback transactions, change our lines of business and pay dividends on our common stock. We will also be required by the terms of our credit facilities to comply with financial covenant ratios. A more detailed description of our credit facilities is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and the footnotes to the consolidated/combined financial statements.

A breach of any of the covenants imposed on us by the terms of our indebtedness, including the financial covenants under our credit facilities, could result in a default under such indebtedness. In the event of a default, the lenders for our revolving credit facility could terminate their commitments to us, and they and the lenders of our second lien term loan could accelerate the repayment of all of our indebtedness. In such case, we may not have sufficient funds to pay the total amount of accelerated obligations, and our lenders under the credit facilities could proceed against the collateral securing the facilities. Any acceleration in the repayment of our indebtedness or related foreclosure could adversely affect our business.

Properties we acquire may not produce as expected, and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against such liabilities.

We continually review opportunities to acquire producing properties, undeveloped acreage and drilling prospects; however, such reviews are not capable of identifying all potential conditions. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on higher value properties or properties with known adverse conditions and will sample the remainder.

However, even a detailed review of records and properties may not necessarily reveal existing or potential problems or permit a buyer to become sufficiently familiar with the properties to assess fully their condition, any deficiencies, and development potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.

Our exploration and development activities may not be commercially successful.

Exploration activities involve numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	unexpected drilling conditions; pressure or irregularities in formations; equipment failures or accidents;

•	adverse weather conditions, including hurricanes, which are common in the Gulf of Mexico during certain times of the year; compliance with governmental regulations; unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in oil and natural gas prices; and

•	limitations in the market for oil and natural gas.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain. Even when used and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists and geologists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or producible economically. In addition, the use of 3-D seismic and other advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies. Because of these factors, we could incur losses as a result of exploratory drilling expenditures. Poor results from exploration activities could have a material adverse effect on our future cash flows, results of operations and financial position.

Numerous uncertainties are inherent in our estimates of oil and natural gas reserves and our estimated reserve quantities and present value calculations may not be accurate. Any material inaccuracies in these reserve estimates or underlying assumptions will affect materially the estimated quantities and present value of our reserves.

Estimates of proved oil and natural gas reserves and the future net cash flows attributable to those reserves are prepared by independent petroleum engineers and geologists. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and cash flows attributable to such reserves, including factors beyond our control and that of our engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and natural gas prices and expenditures for future development and exploration activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions, based upon production history, development and exploration activities and prices of oil and natural gas. Actual future production, revenue, taxes, development expenditures, operating expenses, underlying information, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and underlying information set forth herein. In addition, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. The present value of future net revenues from our proved reserves referred to in this prospectus is not necessarily the actual current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on fixed prices and costs as of the date of the estimate. Actual future prices and costs fluctuate over time and may differ materially from those used in the present value estimate. In addition, discounted future net cash flows are estimated assuming royalties to the Minerals Management Service (“MMS”), royalty owners and other state and federal regulatory agencies with respect to our affected properties, will be paid or suspended for the life of the properties based upon oil and natural gas prices as of the date of the estimate. Since actual future prices fluctuate over time, royalties may be required to be paid for various portions of the life of the properties and suspended for other portions of the life of the properties.

The timing of both the production and expenses from the development and production of oil and natural gas properties will affect both the timing of actual future net cash flows from our proved reserves and their present value. In addition, the 10% discount factor that we use to calculate the net present value of future net cash flows for reporting purposes in accordance with the SEC’s rules may not necessarily be the most appropriate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and natural gas industry, in general, will affect the appropriateness of the 10% discount factor in arriving at an accurate net present value of future net cash flows.

We are subject to complex government regulation that could adversely affect our operations.

Our activities are subject to complex and stringent environmental and other governmental laws and regulations. The exploration and production of oil and natural gas requires numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, including state and local agencies in California, whose regulations typically are more stringent than in other states or localities, as well as compliance with environmental protection legislation and other regulations. We remain subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. Existing laws and regulations are routinely revised or reinterpreted, and new laws and regulations may become applicable to us that could have a negative effect on our business and results of operations. We may be unable to obtain all necessary licenses, permits, approvals and certificates for proposed projects. Intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain and maintain permits. If a project is unable to function as planned due to changing requirements or local opposition, it may create expensive delays, extended periods of non-operation or significant loss of value in a project.

Our business is subject to federal, state and local laws and regulations as interpreted by governmental agencies and other bodies, including those in California, vested with much authority relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Existing laws and regulations are routinely changed, and any changes could increase costs of compliance and costs of operating drilling equipment or significantly limit drilling activity.

Under certain circumstances, the MMS, may require that our operations on federal leases be suspended or terminated. These circumstances include our failure to pay royalties or our failure to comply with safety and environmental regulations. The requirements imposed by these laws and regulations are frequently changed and subject to new interpretations, and if such were to occur, could negatively impact our results of operations and cash flows.

Our business requires technical expertise, specialized knowledge and training and a high degree of management experience.

Our success is largely dependent on the skills, experience and efforts of our employees. The loss of the services of one or more members of our senior management or of numerous employees with critical skills could have a negative effect on our business, financial conditions and results of operations and future growth.

Our results are subject to commodity price fluctuations related to seasonal and market conditions and reservoir and production risks.

Our quarterly operating results have fluctuated in the past and could be negatively impacted in the future as a result of a number of factors, including:

•	seasonal variations in oil and natural gas prices;

•	variations in levels of production; and

•	the completion of exploration and production projects.

The ultimate outcome of the legal proceedings relating to our activities cannot be predicted. Any adverse determination could have a material adverse effect on our financial condition, results of operations or cash flows.

Operation of our properties has generated various litigation matters arising out of the normal course of business. In connection with the transfer and assumption agreement, we entered into with Calpine in connection with the Acquisition, we assumed liability for the alleged royalty underpayment claims by Killan & Hurd and J.C. Martin, III involving certain leases in Webb County, Texas. We also generally assumed liabilities arising from our activities from and after July 7, 2005 for and defense of future litigation and claims involving Calpine’s domestic oil and natural gas reserves that we acquired in the Acquisition, other than certain litigation that Calpine and its subsidiaries retained by agreement. Calpine’s recent bankruptcy may effect these retained claims. A party to these lawsuits may look to us for satisfaction of these claims. The ultimate outcome of claims and litigation relating to our activities cannot presently be determined, nor can the liability that may potentially result from a negative outcome be reasonably estimated presently for every case. The liability we may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued with respect to such matters and, as a result, these matters may potentially be material to our financial condition, results of operations or cash flows.

Market conditions or transportation impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions, the unavailability of satisfactory oil and natural gas processing and transportation or the remote location of certain of our drilling operations may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. In deepwater operations, the availability of a ready market depends on the proximity of and our ability to tie into existing production platforms owned or operated by others and the ability to negotiate commercially satisfactory arrangements with the owners or operators. We may be required to shut in natural gas wells or delay initial production for lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity. When that occurs, we are unable to realize revenue from those wells until the production can be tied to a gathering system. This can result in considerable delays from the initial discovery of a reservoir to the actual production of the oil and natural gas and realization of revenues.

Competition in the oil and natural gas industry is intense, and many of our competitors have resources that are greater than ours.

We operate in a highly competitive environment for acquiring prospects and productive properties, marketing oil and natural gas and securing equipment and trained personnel. Many of our competitors, major and large independent oil and natural gas companies, possess and employ financial, technical and personnel resources substantially greater than our resources. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional prospects and discover reserves in the future will depend on our ability to evaluate and select suitable properties and consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Larger competitors may be better able to withstand sustained periods of unsuccessful drilling and absorb the burden of changes in laws and regulations more easily than we can, which would adversely affect our competitive position. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by our insurance.

The oil and natural gas business involves certain operating hazards such as:

•	well blowouts;

•	cratering;

•	explosions;

•	uncontrollable flows of oil, natural gas or well fluids;

•	fires;

•	earthquakes and hurricanes;

•	pollution; and

•	releases of toxic gas.

The occurrence of one of the above may result in injury, loss of life, suspension of operations, environmental damage and remediation and/or governmental investigations and penalties.

In addition, our operations in California are especially susceptible to damage from natural disasters such as earthquakes and fires and involve increased risks of personal injury, property damage and marketing interruptions. Any of these operating hazards could cause serious injuries, fatalities or property damage, which could expose us to liabilities. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration, development, and acquisition, or could result in a loss of our properties. Our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences. Our insurance might be inadequate to cover our liabilities. For example, we are not fully insured against earthquake risk in California because of high premium costs. Insurance covering earthquakes or other risks may not be available at premium levels that justify its purchase in the future, if at all. The insurance market in general and the energy insurance market in particular have been difficult markets over the past several years. Insurance costs are expected to continue to increase over the next few years and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if we incur liability at a time when we are not able to obtain liability insurance, then our business, results of operations and financial condition could be materially adversely affected.

Environmental liabilities could adversely affect our financial condition.

The oil and natural gas business is subject to environmental hazards, such as oil spills, natural gas leaks and ruptures and discharges of petroleum products and hazardous substances, and historic disposal activities. These environmental hazards could expose us to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. In addition, we also may be liable for environmental damages caused by the previous owners or operators of properties we have purchased or are currently operating. A variety of stringent federal, state and local laws and regulations govern the environmental aspects of our business and impose strict requirements for, among other things:

•	well drilling or workover, operation and abandonment;

•	waste management;

•	land reclamation;

•	financial assurance under the Oil Pollution Act of 1990; and

•	controlling air, water and waste emissions.

Any noncompliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities. Additionally, our compliance with these laws may, from time to time, result in increased costs to our operations or decreased production, and may affect our costs of acquisitions. We are unable to predict the ultimate cost of complying with these regulations.

In addition, environmental laws may, in the future, cause a decrease in our production or cause an increase in our costs of production, development or exploration. Pollution and similar environmental risks generally are not fully insurable.

Some of our California properties have been in operation for a substantial length of time, and current or future local, state and federal environmental and other laws and regulations may require substantial expenditures to remediate the properties or to otherwise comply with these laws and regulations. A variety of existing laws, rules and guidelines govern activities that can be conducted on our properties and other existing or future laws, rules and guidelines could prohibit or limit our operations and our planned activities for properties.

Under our Purchase and Sale Agreement with Calpine, we are responsible for environmental claims prior to the Acquisition and we have no indemnification from Calpine related to those claims.

Our acquisition strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

Our growth strategy includes acquiring oil and natural gas businesses and properties if favorable economics and strategic objectives can be served. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully.

Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	the need to integrate acquired operations;

•	potential loss of key employees of the acquired companies;

•	potential lack of operating experience in a geographic market of the acquired business; and

•	an increase in our expenses and working capital requirements.

Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from the acquired businesses or realize other anticipated benefits of those acquisitions.

We are vulnerable to risks associated with operating in the Gulf of Mexico.

Our operations and financial results could be significantly impacted by conditions in the Gulf of Mexico because we explore and produce extensively in that area. As a result of this activity, we are vulnerable to the risks associated with operating in the Gulf of Mexico, including those relating to:

•	adverse weather conditions and natural disasters;

•	oil field service costs and availability;

•	compliance with environmental and other laws and regulations;

•	remediation and other costs resulting from oil spills or releases of hazardous materials; and

•	failure of equipment or facilities.

Further, production of reserves from reservoirs in the Gulf of Mexico generally decline more rapidly than from fields in many other producing regions of the world. This results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial years of production, and as a result, our reserve replacement needs from new prospects may be greater there than for our operations elsewhere. Also, our revenues and return on capital will depend significantly on prices prevailing during these relatively short production periods.

Hedging transactions may limit our potential gains.

We entered into natural gas price hedging arrangements with respect to a significant portion of our expected production through 2009. Such transactions may limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which our production is less than expected, there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement, or the counterparties to our hedging agreements fail to perform under the contracts.

The historical financial results of the domestic oil and natural gas business of Calpine may not be representative of our results as a separate company.

The combined historical financial information included in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. The costs and expenses reflect charges from Calpine for centralized corporate services and infrastructure costs. The allocations were determined based on Calpine’s methodologies. This combined historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We may experience significant changes in our cost structure, funding and operations as a result of our organization and separation from Calpine, including increased costs associated with reduced economies of scale and being a stand-alone company.

Failure to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business.

Under current rules of the SEC, we will be required to document and test our internal control over financial reporting so that our management can certify as to the effectiveness of our internal control over financial reporting and our independent registered public accounting firm can render an opinion on management’s assessment. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions, if any, or the impact of the same on our operations. The assessment of our internal control over financial reporting will require us to expend significant management and employee time and resources and incur significant additional expense.

We have begun the process of evaluating and documenting our internal control over financial reporting in order to test and determine any remediation actions that may be necessary and to fully implement the requirements relating to internal controls and all other aspects of related SEC rules and the Sarbanes Oxley Act of 2002. Management has begun the process of developing a stand-alone infrastructure and has determined that certain general computer controls, specifically system security and change control procedures associated with the Excalibur accounting system of the oil and natural gas businesses we acquired from Calpine, were ineffective for our use. We have begun a process of remediating the recognized areas of internal controls that need improvement and have launched corrective activities to meet required SEC and Sarbanes Oxley standards in the areas that were identified. Our efforts may not be successful and additional deficiencies or weaknesses in our controls and procedures may be identified.

Our ability to operate our business may suffer if we do not develop our own infrastructure quickly and cost-effectively, and the transitional services that Calpine has agreed to provide us may not be sufficient or available for our needs.

Immediately following the Acquisition, we used Calpine’s systems to support some of our operations, including certain aspects of legal, accounting and treasury functions, and wide-area computer networks. Following our separation from Calpine, we have assumed our operations, legal, accounting and treasury functions, and as of January 1, 2006, we will assume our information technology functions. Failure or significant downtime in Calpine’s or our own information technology systems could prevent us from billing our customers or performing other administrative services on a timely basis, and could harm our business.

Following our separation from Calpine in July 2005, Calpine agreed to provide some transition services to us for up to one year. For a description of these transition services, please read “Description of Separation from Calpine—Transition Services Agreement.” We may not be able to replace the transition services with a comparable quality of service or on terms and conditions as favorable as those we will receive from Calpine. Calpine’s bankruptcy may limit or eliminate Calpine’s ability to perform these services.

Calpine has wide discretion on which employees it will use to provide services to us. Consequently, the quality and quantity of the services we receive from Calpine may vary significantly from the services we received prior to the date of our separation from Calpine. Calpine’s bankruptcy may further limit Calpine’s ability to provide employees to perform the services.

We may have potential business conflicts of interest with Calpine with respect to our past and ongoing relationships, and we may not be able to resolve these conflicts on terms commensurate with those possible in arms’ length transactions.

Conflicts of interest may arise between Calpine and us in a number of areas relating to our past and ongoing relationship:

•	solicitation and hiring of employees from each other;

•	the nature and quality of transitional services Calpine provided us; and

•	actions and decisions of legislative bodies and administrative agencies.

Our prior and continuing relationship with Calpine exposes us to risks attributable to Calpine’s businesses and credit worthiness.

We acquired a business that previously was integrated within Calpine and is subject to liabilities and risk for activities of businesses of Calpine other than the acquired business. In connection with our separation from Calpine, Calpine and certain of its subsidiaries have agreed to retain certain liabilities. Third parties may seek to hold us responsible for some or all of those retained liabilities. Under our purchase and sale agreement, Calpine and certain of its subsidiaries have agreed to indemnify us for these retained liabilities. For a description of the purchase and sale agreement, see “Description of Separation from Calpine—Purchase and Sale Agreement”.

Any claims made against us that are properly attributable to Calpine and certain of its subsidiaries will require us to exercise our rights under the indemnification provisions of the purchase and sale agreement to obtain payment from Calpine and certain of its subsidiaries, as the case may be. We are exposed to the risk that, in these circumstances and in light of the Calpine bankruptcy, any or all of Calpine and certain of its subsidiaries cannot or will not make the required payment. If this were to occur, our business and results of operations, financial position or cash flow could be adversely affected.

If we are unable to obtain governmental approvals arising from the Acquisition, we may not acquire all of Calpine’s domestic oil and gas business.

The consummation of the Acquisition required various approvals, filings and recordings with governmental entities to transfer existing contracts and arrangements as well as all of Calpine’s domestic oil and gas properties to us. In addition, all government issued permits and licenses that are important to our business, including permits issued by the City of Rio Vista and Counties of Sacramento, Solano and Contra Costa, California, may require reapplication or application by us and reissuance or issuance in our name. If we are unable to obtain a reissuance or issuance of any contract, license or permit being transferred, we have entered into a transition services agreement with Calpine pursuant to which, to the extent possible, we will receive the benefits of the contract, license or permit and will discharge the duties and bear the costs and risks under such contract, license or permit.

Agreements in connection with our separation from Calpine may be less favorable to us than if they had been negotiated with unaffiliated parties.

Although Calpine has no ownership interest in us following the Acquisition, we were a subsidiary of Calpine at the time the purchase and sale agreement, transfer and assumption agreement, transition services agreement and other related agreements were negotiated and executed. If these agreements were negotiated with unaffiliated third parties, they might be more favorable to us. The allocation of assets and liabilities between Calpine and us may not reflect the allocation that would have been reached by two unaffiliated parties.

The ongoing SEC informal inquiry relating to the downward revision of the estimate of continuing proved reserves, while owned by Calpine, could have a material adverse effect on the presentation of our predecessor financial statements.

In April 2005, the staff of the Division of Enforcement of the SEC commenced an informal inquiry into the facts and circumstances relating to the downward revision of the estimate of continuing proved natural gas reserves at December 31, 2004, while the domestic oil and natural gas properties were owned by Calpine. Calpine has advised us that it is fully cooperating with this informal inquiry which also involved two other non-oil and natural gas related matters, and we have separately agreed with Calpine that we will also fully cooperate. Calpine has advised us that it has not had any further response or inquiry from the SEC staff in regard to this matter since July 2005 and that the ultimate outcome of this inquiry cannot presently be determined. However, it is possible that the staff of the SEC could conclude that the estimate of continuing proved reserves as of December 31, 2004, as revised, requires further downward revision, which could have a material adverse effect on the presentation of our predecessor financial statements.

Risk Related to this Offering and Our Common Stock

There has been no public market for our common stock and our stock price may fluctuate significantly.

There is currently no public market for our common stock, and an active trading market may not develop or be sustained after this offering. The market price of our common stock could fluctuate significantly as a result of:

•	actual or anticipated quarterly variations in our operating results and our reserve estimates;

•	changes in expectations as to our future financial performance or changes in financial estimates, if and, of public market analysts;

•	announcements relating to our business or the business of our competitors;

•	conditions generally affecting the oil and natural gas industry, including changes in oil and natural gas prices;

•	speculation in the press or investment community;

•	general market and economic conditions;

•	our limitation on the payment of dividends restricted by our debt covenants;

•	the success of our operating strategy; and

•	the operating and stock price performance of other comparable companies.

Future sales of our common stock may cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market, including sales under this prospectus, or the perception that these sales may occur, could cause the market price of our common stock to decline, which could impair our ability to raise capital through the sale of additional common or preferred stock.

Stock sales and purchases by institutional investors or stockholders with significant holdings could have significant influence over our stock volatility and our corresponding ability to raise capital through debt or equity offerings.

Because institutional investors have the ability to trade in large volumes of shares of our common stock, the price of our common stock could be subject to significant volatility, which could adversely affect the market price for our common stock as well as limit our ability to raise capital or issue additional equity in the future.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common and preferred stock.

We may in the future issue our previously authorized and unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and purchasers of common stock offered hereby. We are currently authorized to issue an aggregate of 155,000,000 shares of capital stock consisting of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock with preferences and rights as determined by our Board of Directors. As of September 30, 2005, 50,556,900 shares of common stock were outstanding, including 271,000 shares of restricted stock issued to certain employees and directors that vest on the day following the effective date of the registration statement to which this prospectus is a part, and 285,900 shares of restricted stock that vest over a three-year period. Pursuant to our 2005 Long-Term Incentive Plan, we have reserved 3,000,000 shares of our common stock for issuance as restricted stock, stock options and/or other equity based grants to employees and directors. Of the reserved shares, 1,233,333 may be awarded as restricted stock and 1,766,667 may be awarded as stock options and/or other equity based grants and includes 675,550 options of common stock issued to certain employees and directors. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes.

Provisions under Delaware law, our certificate of incorporation and bylaws could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

The existence of some provisions under Delaware law, our certificate of incorporation and bylaws could delay or prevent a change in control of the Company, which could adversely affect the price of our common stock. Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Our certificate of incorporation and bylaws prohibit our stockholders from taking action by written consent absent approval by all members of our Board of Directors. Further, our stockholders will not have the power to call a special meeting of stockholders.

We may be a United States real property holding corporation, in which case non-U.S. investors may be subject to U.S. federal income tax (including withholding tax) on gains realized on disposition of our shares, and U.S. investors selling our shares may be required to certify as to their status in order to avoid withholding.

A non-U.S. holder of our common stock will generally be subject to U.S. federal income tax on gains realized on a sale or other disposition of our common stock if the Company is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter. Generally, we will be a United States real property holding corporation if the fair market value of our United States real property interests, as defined in the Internal Revenue Code of 1986, as amended, and applicable regulations, equals or exceeds 50.0% of the aggregate fair market value of our worldwide real property interests and other assets used or held for use in a trade or business.

Because it is unclear whether certain of the Company’s assets should be characterized as interests in United States real property for United States federal income tax purposes, and the value of the Company’s interests in United States real property, relative to the Company’s other assets, is also uncertain, the Company may be a United States real property holding corporation. Moreover, because the relative values and composition of the Company’s assets (including assets that may be characterized as interests in United States real property for United States federal income tax purposes) is not within the control of the Company and is likely to change over time, even if the Company is not currently a United States real property holding corporation, there can be no assurance that the Company will not be a United States real property holding corporation at some point in time in the future.

Certain non-U.S. holders of our common stock may be eligible for an exception to the foregoing general rule if our common stock is regularly traded on an established securities market during the calendar year in which the sale or disposition occurs. However, we do not believe that our common stock will be considered to be regularly traded on an established securities market immediately after this offering, and cannot offer any assurance that our common stock will be so traded at any point in time in the future.

If we are or have been a United States real property holding corporation during the relevant time period, and our common stock is not considered to be regularly traded on an established securities market during the calendar year in which a sale or disposition occurs, the buyer or other transferee of our common stock will generally be required to withhold tax at the rate of 10% on the sales price or other amount realized, unless the transferor furnishes an affidavit certifying that it is not a foreign person in the manner and form specified in applicable Treasury regulations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements, other than statements of historical fact, included in this prospectus, are forward-looking statements. In some cases, you can identify a forward-looking statement by terminology such as “may”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target” or “continue”, the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following:

•	the timing and extent of changes in commodity prices, particularly natural gas;

•	various drilling and exploration risks that may delay or prevent commercial operation of new wells;

•	economic slowdowns that can adversely affect consumption of oil and natural gas by businesses and consumers;

•	Calpine’s bankruptcy;

•	uncertainties that actual costs may be higher than estimated;

•	factors that impact the exploration of oil or natural gas resources, such as the geology of a resource, the total amount and costs to develop recoverable reserves, and legal title, regulatory, natural gas administration, marketing and operational factors relating to the extraction of oil and natural gas;

•	uncertainties associated with estimates of oil and natural gas reserves;

•	our ability to access the capital markets on attractive terms or at all;

•	refusal by or inability of our current or potential counterparties or vendors to enter into transactions with us or fulfill their obligations to us;

•	our inability to obtain credit or capital in desired amounts or on favorable terms;

•	present and possible future claims, litigation and enforcement actions;

•	effects of the application of regulations, including changes in regulations or the interpretation thereof;

•	availability of processing and transportation;

•	potential for disputes with mineral lease and royalty owners regarding calculation and payment of royalties, including basis of pricing, adjustment for quality, measurement and allowable costs and expenses;

•	developments in oil-producing and natural gas-producing countries;

•	competition in the oil and natural gas industry;

•	adverse weather conditions and other natural disasters which may occur in areas of the United States in which we have operations, including the Federal waters of the Gulf of Mexico; and

•	other risks identified in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. Any proceeds from the sale of the shares by this prospectus will be received by the selling stockholders.

DIVIDEND POLICY

We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business. Our credit facilities restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our common stock. As discussed below in “Capitalization”, our Board of Directors has the authority to issue preferred stock and to fix dividend rights that may have preference to common shares.

CAPITALIZATION

Our company was formed in June 2005. We began active oil and natural gas operations in July 2005 following our acquisition of the domestic oil and natural gas business of Calpine. The funding for the Acquisition was through a private placement of 45,312,500 shares of our common stock to qualified institutional buyers, and non-U.S. persons in transactions exempt from registration under the Securities Act. We also used borrowings of $325 million under our credit facilities to complete the Acquisition. Additionally, we sold 4,687,500 shares of our common stock in an exempt transaction to fulfill the over-allotment option we granted to our underwriter. The net proceeds from the exercise of the over-allotment option (after paying transaction fees) were $70 million. A significant portion of these proceeds were used to repay $60 million of debt under our new revolving credit facility in July 2005, and the remaining amount was used for unspecified operating costs of our oil and natural gas properties and general and administrative costs of our oil and natural gas operations. Following the closing of our Acquisition and our receipt of these additional proceeds, we increased our development and acquisition activities.

We have reserved a total of 3,000,000 shares of our common stock for issuance to employees pursuant to our 2005 Long-Term Incentive plan, including the 556,900 shares discussed herein. See “Management—Executive Compensation—Description of the 2005 Long-Term Incentive Plan” for a description of the various vesting and conversion rights under this plan.

The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. The issuance of shares of the preferred stock by our Board of Directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. As of the date of this prospectus, no preferred was stock outstanding.

The following table sets forth our cash and capitalization as of September 30, 2005 which reflects our private placement offering in July 2005, the borrowings under our credit facilities, the Acquisition and the application of the net proceeds. You should refer to “Managements Discussion and Analysis of Financial Condition and Results of Operations” and the annual and interim unaudited combined financial statements and related notes thereto included elsewhere in this prospectus in evaluating the material presented below.

As of September 30, 2005
(In thousands)
Cash and cash equivalents	$106,973

Long-term debt	$240,000
Total stockholders’ equity	$690,309

Total capitalization	$930,309

INSTITUTIONAL TRADING AND RELATED STOCKHOLDER MATTERS

Institutional Trading

Prior to the date of this prospectus, there has been no public market for our common stock. However, certain qualified institutional buyers of our common stock in our exempt sale of common stock, which closed in July 2005, have traded our common stock on the PORTAL® Market, which facilitates the listing of unregistered securities to be resold under Rule 144A of the Securities Act among qualified institutional buyers. After the date of this prospectus, these qualified institutional buyers may continue to trade in our common stock on The PORTAL® Market. The last trade of our common stock report on The PORTAL® Market of which we are aware was reported on December 30, 2005 at a price of $18.00 per share.

We have applied for listing our common stock on the Nasdaq National Market under the symbol “ROSE”, which listing is subject to the approval of our application which we expect to receive upon the effectiveness of the registration statement which includes this prospectus. The aforementioned price of $18.00 per share may not be indicative of the prices at which our stock will be quoted on The Nasdaq National Market.

Holders of Our Stock

At the close of business on December 20, 2005, there were approximately 112 stockholders of record and approximately 803 beneficial owners of our common stock.

SELECTED HISTORICAL CONSOLIDATED/COMBINED FINANCIAL DATA

The following data, as it relates to each of the fiscal years 2002 through 2004, has been derived from the annual combined financial statements, including the combined balance sheets at December 31, 2004 and 2003 and the related combined statements of operations and of cash flows for the three years ended December 31, 2004 and notes thereto appearing elsewhere herein. The data for each of the fiscal years 2000 and 2001, and the balance sheet data as of December 31, 2002, has been derived from the books and records of the domestic oil and natural gas properties of Calpine (our predecessor in interest for such properties). The data for the nine months ended September 30, 2004 (predecessor), the six month periods ended June 30, 2005 (predecessor) and the three months ended September 30, 2005 (successor) has been derived from the unaudited consolidated/combined financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. You should read the following selected historical consolidated/combined financial data in connection with “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the audited combined financial statements and related notes included elsewhere in this prospectus. This historical financial data was derived from financial data of Calpine when we were not a stand-alone business. Additionally, the historical financial data reflects successful efforts accounting for oil and natural gas properties for the predecessor periods described above and the full cost method of accounting for oil and natural gas properties effective July 1, 2005 for the three months ended September 30, 2005, the successor period, described below and herein this prospectus. In addition, the Company adopted the intrinsic value method of accounting for stock options as outlined in Accounting Practice Bulletin No. 25, “Stock Issued to Employees”, effective July 1, 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary combined historical results are not necessarily indicative of results to be expected in future periods.

	Predecessor							Successor
	For the Years Ended December 31,					For the Nine Months Ended September 30, 2004	For the Six Months Ended June 30, 2005	For the Three Months Ended September 30, 2005
	2000	2001	2002	2003	2004
	(In thousands, except per share data)
Operating Results Data
Total revenue	$108,364	$190,665	$157,372	$279,916	$248,006	$184,756	$103,831	$57,865
Costs and expenses:
Depreciation, depletion and amortization	29,314	52,590	64,109	72,766	81,590	60,694	30,679	21,720
Impairment	—	—	6,034	2,931	202,120	1,126	—	—
Other costs and expenses	25,566	41,974	57,971	74,391	67,359	51,564	36,289	17,850

Total costs and expenses	54,880	94,564	128,114	150,088	351,069	113,384	66,968	39,570
Operating income (loss)	53,484	96,101	29,258	129,828	(103,063)	71,372	36,863	18,295
Other (income) expense	7,054	(10,855)	26,821	18,441	24,298	23,584	6,686	3,356
Income (loss) before provision for income taxes	46,430	106,956	2,437	111,387	(127,361)	47,788	30,177	14,939
Provision (benefit) for income taxes	18,207	42,055	953	44,508	(48,525)	18,184	11,496	5,677

Income (loss) before discontinued operations and cumulative effect of change in accounting principle, net of tax	28,223	64,901	1,484	66,879	(78,836)	29,604	18,681	9,262
Extraordinary Item, net of taxes	(655)	—	—	—	—	—	—	—
Discontinued operations, net of taxes(1)	(139)	2,183	(1,652)	4,405	68,440	68,711	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	156	—	—	—	—

Net income (loss)	$27,429	$67,084	$(168)	$71,440	$(10,396)	$98,315	$18,681	$9,262

SELECTED HISTORICAL CONSOLIDATED/COMBINED FINANCIAL DATA (continued):

	Pre-Acquisition							Successor
	For the Years Ended December 31,					For the Nine Months Ended September 30, 2004	For the Six Months Ended June 30, 2005	For the Three Months Ended September 30, 2005
	2000	2001	2002	2003	2004
	(In thousands, except per share data)
Earnings per share:
Basic
Income (loss) before discontinued operations and extraordinary item	$0.55	$1.30	$0.03	$1.34	$(1.58)	$0.59	$0.37	$0.19
Extraordinary Item	$(0.01)	$—	$—	$—	$—	$—	$—	$—
Discontinued operations	$(0.00)	$0.04	$(0.03)	$0.09	$1.37	$1.38	$—	$—
Net income (loss)	$0.55	$1.34	$(0.00)	$1.43	$(0.21)	$1.97	$0.37	$0.19
Diluted
Income (loss) before discontinued operations and extraordinary item	$0.56	$1.30	$0.03	$1.33	$(1.58)	$0.59	$0.37	$0.18
Extraordinary Item	$(0.01)	$—	$—	$—	$—	$—	$—	$—
Discontinued operations	$(0.00)	$0.04	$(0.03)	$0.09	$1.37	$1.37	$—	$—
Net income (loss)	$0.55	$1.34	$(0.00)	$1.42	$(0.21)	$1.96	$0.37	$0.18

Weighed average shares outstanding:
Basic	50,000	50,000	50,000	50,000	50,000	50,000	50,000	50,000
Diluted	50,160	50,160	50,000	50,160	50,000	50,160	50,160	50,160

Balance Sheet Data
Property and equipment, net, full cost/successful efforts method	$279,845	$830,092	$822,271	$830,390	$606,520	$806,098	$606,841	$913,574
Assets of discontinued operations	$35,012	$99,160	$96,990	$111,254	$—	$—	$—	$—
Total assets	$410,328	$975,199	$940,619	$990,893	$656,528	$848,585	$647,068	$1,103,608
Long-term debt, less current maturities	$—	$—	$684	$507	$—	$365	$—	$240,000
Owner’s Net Investment/Stockholders’ Equity	$95,491	$162,575	$162,407	$233,847	$223,451	$332,162	$242,132	$690,309

Net cash provided by (used in) continuing operations:
Operating activities	$30,298	$185,935	$50,303	$152,407	$121,182	$90,143	$59,379	$64,409
Investing activities	$(130,381)	$(666,795)	$(61,398)	$(62,132)	$(53,933)	$139,490	$(30,645)	$(937,952)
Financing activities	$129,520	$472,208	$(5,145)	$(71,498)	$(71,646)	$(272,943)	$(27,239)	$980,156

Other Financial Data (Unaudited)
Working capital surplus/(deficit) (2)	$(204,521)	$(550,591)	$(537,828)	$(466,039)	$(240,508)	$(256,930)	$(218,307)	$19,411
Capital expenditures	$(132,711)	$(684,537)	$(79,213)	$(102,700)	$(68,386)	$(41,514)	$(32,202)	$(28,177)

SELECTED HISTORICAL CONSOLIDATED/COMBINED FINANCIAL DATA (continued):

	Predecessor							Successor
	For the Years Ended December 31,					For the Nine Months Ended September 30, 2004	For the Six Months Ended June 30, 2005	For the Three Months Ended September 30, 2005
	2000	2001	2002	2003	2004
	(In thousands)
Reconciliation of Non-GAAP Financial Data(3)
EBITDA from continuing operations calculation is as follows:
Net income (loss)	$27,429	$67,084	$(168)	$71,440	$(10,396)	$98,315	$18,681	$9,262
Cumulative effect of change in accounting principle	—	—	—	(156)	—	—	—	—
Extraordinary item, net of tax	655	—	—	—	—	—	—	—
Income from discontinued operations, net of tax(1)	139	(2,183)	1,652	(4,405)	(68,440)	(68,711)	—	—

Income (loss) from continuing operations	28,223	64,901	1,484	66,879	(78,836)	29,604	18,681	9,262
Interest (income) expense with affiliates, net	4,862	(2,025)	23,312	19,050	28,034	27,894	6,995	—
Interest (income) expense, net	(659)	—	394	(62)	(726)	(493)	(516)	3,203
Income tax provision (benefit)	18,207	42,055	953	44,508	(48,525)	18,184	11,496	5,677

Income (loss) before interest and taxes	50,633	104,931	26,143	130,375	(100,053)	75,189	36,656	18,142
Other income	1,563	(8,830)	3,115	(547)	(3,010)	(3,817)	207	153
Depreciation, depletion and amortization	29,314	52,590	64,109	72,766	81,590	60,694	30,679	21,720

EBITDA from continuing operations	$81,510	$148,691	$93,367	$202,594	$(21,473)	$132,066	$67,542	$40,015

(1)	Represents the sale of the San Juan Basin New Mexico assets and the Piceance Basin Colorado assets in 2004.

(2)	Working capital deficit includes $127 million, $444 million, $528 million, $492 million and $255 million of notes payable to affiliates for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 (predecessor), respectively. Working Capital deficit includes $143 million and $93 million of notes payable to affiliates for the nine months ended September 30, 2004 (predecessor) and six months ended June 30, 2005 (predecessor), respectively. Working capital deficit for the six months ended June 30, 2005 (predecessor) also includes $123 million of income tax payable.

(3)	EBITDA from continuing operations is calculated as net income or loss excluding income taxes, cumulative effect of change in accounting principle, net interest expense, other income, depreciation, depletion and amortization, and income from discontinued operations. It does include an impairment charge of $202.1 million, $2.9 million and $6.0 million for the years ended December 31, 2004, 2003 and 2002, respectively. We believe that EBITDA from continuing operations is a financial indicator commonly used by analysts and is used by them as a basis for evaluating us with our peers. We use EBITDA from continuing operations as a performance measure such as a multiple for valuation purposes of our company and the oil and gas industry as a whole. EBITDA from continuing operations should not be considered in isolation or as a substitute for net income, operating income, and net cash provided by operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles or as a measure of a company’s profitability or liquidity.

HISTORICAL UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 have been prepared based on the historical consolidated/combined statements of operations of the domestic oil and natural gas properties of Calpine included elsewhere herein, to reflect the acquisition of Calpine’s domestic oil and natural gas business, the private equity offerings completed in July 2005, borrowings under our credit facilities and related assumptions set forth in the accompanying footnotes.

On July 7, 2005, we acquired the oil and natural gas business of Calpine for approximately $910 million. The Acquisition was funded with the issuance of common stock totaling $725 million and borrowings of $325 million under our credit facilities. Our credit facilities, as amended, consist of a four-year senior secured revolving line of credit of up to $400 million and a five-year $75 million senior second lien term loan. The revolving line of credit, as amended, provides for a borrowing base of $325 million subject to certain adjustments and hedging requirements. To secure the borrowings, we have pledged 100% of the equity of our domestic subsidiaries, caused such subsidiaries to guarantee such debt and have provided mortgages covering approximately 80% of the total present value of our proved reserves.

At the time of the Acquisition, we did not obtain required third party consents or waivers of preferential purchase rights necessary in order to affect transfer of title for certain properties. At July 7, 2005, we withheld from Calpine $75 million of the purchase price with respect to these properties. These funds are held by us and despite Calpine’s bankruptcy filing management believes that it remains highly likely that conveyance of these properties will occur. Upon conveyance, such additional purchase price will be paid to Calpine, and will be incremental to the preliminary purchase price of $910 million. However, we have excluded the results of operations for these properties from our pro forma financial data for the year ended December 31, 2004 and the nine months ended September 30, 2005. If the assignment of these properties does not occur, the portion of the purchase price we held back pending obtaining consent of these properties will be available to us for general corporate purposes or to acquire other properties.

The unaudited pro forma statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 assume the acquisition of Calpine’s domestic oil and natural gas business and the related financings occurred on January 1, 2004. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions. The unaudited pro forma financial statements do not purport to represent what our results of operations would have been if such transactions had occurred on such date. These unaudited pro forma financial statements should be read in conjunction with the historical consolidated/combined financial statements of the domestic oil and natural gas properties of Calpine included elsewhere herein.

HISTORICAL UNAUDITED PRO FORMA

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Historical(m)	Pro Forma Adjustments		Pro Forma As Adjusted
	(In thousands, except per share data)
Revenues:
Oil sales	$23,443	$(948	)(g)	$22,495
Natural gas sales	34,129	166,325	(a)(g)	200,454
Natural gas sales to affiliate	190,215	(190,215	)(a)	—
Other revenue	219			219

Total revenue	248,006			223,168

Costs and expenses:
Lease operating expense	30,785	(2,534	)(g)	28,251
Production taxes	4,322	(121	)(g)	4,201
Depreciation, depletion and amortization	81,590	(7,740	)(b)(g)	73,850
Exploration and dry hole costs	7,440	(7,440	)(b)	—
Impairment	202,120	(202,120	)(b)	—
Treating and transportation costs	3,509	1,691	(a)(g)	5,200
Affiliated marketing fees	1,887	(1,887	)(a)	—
General and administrative costs	19,416	—	(e)	19,416

Total costs and expenses	351,069			130,918

Operating income (loss)	(103,063)			92,250

Other (income) expense:
Interest (income) expense, net	27,308	(6,171	)(c)(b)	21,137
Other (income) expense, net	(3,010)			(3,010)

Total other (income) expense	24,298			18,127

Loss before provision for income taxes	(127,361)			74,123

Provision (benefit) for income taxes	(48,525)	76,766	(d)	28,241

Net income (loss) from continuing operations	$(78,836)			$45,882

Basic net income (loss) per common share	$(1.58)			$0.92

Diluted net income (loss) per common share	$(1.58)			$0.91

Weighted average shares outstanding:
Basic	50,000 (f)			50,000	(f)
Diluted	50,000 (f)			50,160	(f)

HISTORICAL UNAUDITED PRO FORMA

STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

	Successor Three Months Ended September 30, 2005		Predecessor Six Months Ended June 30, 2005		Pro Forma Adjustments		Pro Forma As Adjusted
	(In thousands, except per share data)
Revenues:
Oil sales	6,204		$8,166		(139	)(g)	$14,231
Natural gas sales	51,655		13,637		72,657	(a)(g)	137,949
Natural gas sales to affiliate	—		81,952		(81,952	)(a)	—
Other revenue	6		76				82

Total revenue	57,865		103,831				152,262

Costs and expenses:
Lease operating expense	8,849		16,629		(1,129	)(g)	24,349
Production taxes	1,946		2,755		(59	)(g)	4,642
Depreciation, depletion and amortization	21,720		30,679		8,636	(b)(g)	61,035
Exploration and dry hole costs	—		4,317		(4,317	)(b)	—
Treating and transportation costs	552		1,998		815	(a)(g)	3,365
Affiliated marketing fees	678		913		(913	)(a)	678
General and administrative costs	5,825		9,677		—	(e)	15,502

Total costs and expenses	39,570		66,968				109,571

Operating income	18,295		36,863				42,691

Other income expense:
Interest income expense, net	3,203		6,479		3,361	(c)(b)	13,043
Other income expense, net	153		207				360

Total other income expense	3,356		6,686				13,403

Income before provision for income taxes	14,939		30,177				29,288

Provision for income taxes	5,677		11,496		(6,049	)(d)	11,124

Net income from continuing operations	$9,262		$18,681				$18,164

Basic net income per common share	$0.19		$0.37				$0.36
Diluted net income per common share	$0.18		$0.37				$0.36

Weighted average shares outstanding:
Basic	50,000	(f)	50,000	(f)			50,000	(f)
Fully diluted	50,160	(f)	50,160	(f)			50,160	(f)

Notes to Unaudited Pro Forma Financial Data

The unaudited pro forma financial data has been prepared to give effect to the Acquisition, the offering and sale of 50,000,000 shares of our common stock, the issuance of 556,900 shares of restricted common stock and borrowings of $325 million under our credit facilities. Information under the column heading “Pro Forma Adjustments” gives effect to the adjustments related to the Acquisition and related financing activities. The unaudited pro forma data are not necessarily indicative of the results of our future operations.

The unaudited pro forma financial statements do not contain any adjustments to reflect cost savings or other efficiencies anticipated as a result of the Acquisition.

(a)	Adjustment to reflect change of the relationship from affiliates to non-affiliates due to the Acquisition.

(b)	Adjustment to reflect depreciation, depletion and amortization using the unit of production method under the full cost method of accounting, as calculated using the new fair market value assigned to property and equipment. Under the full cost method, all costs incurred in exploring for, acquiring, and developing oil and natural gas properties are capitalized to a full cost pool, whether or not the activities to which they apply are successful, inclusive of exploration and dry hole costs. Internal general and administrative costs are also capitalized if they can be directly identified with acquisition, exploration and development activities and certain indirect costs related to general corporate overhead or similar activities. In addition, a certain portion of interest costs incurred are capitalized as a component of the full cost pool. On a quarterly basis, a ceiling limit is used to evaluate whether capitalized costs are impaired and must be charged to earnings. Under this method, the $202.1 million impairment charge that was recorded under the successful efforts method would not have been recorded in 2004.

(c)	Adjustment to reflect interest on our senior secured revolving credit facility and second lien term loan based on LIBOR of 3.10%. This rate is based on the average actual LIBOR rate for the six months ended June 30, 2005 (predecessor). This rate was used for calculating pro forma interest expense for the year ended December 31, 2004 (predecessor) compared to the actual LIBOR rate ranging from 1.10% to 2.60% for the same period. During the periods covered by these unaudited pro forma combined financial statements, the senior secured revolving credit facility bore interest at 2.125% over the LIBOR rate and the second lien term loan bore interest at 5.00% over the LIBOR rate. For every 1/8 percent change in the interest rate for these borrowings, interest expense for the year ended December 31, 2004 (predecessor) and for the nine months ended September 30, 2005 (successor) would change by approximately $1.3 million and $0.9 million, respectively.

(d)	Adjustment to reflect a provision for income taxes based on the Pro Forma Financial Statements at the statutory rate of 38.1%.

(e)	Expense amounts in our combined historical financial statements are based on stock based compensation granted to our employees by Calpine. Stock options are granted at an option price equal to the quoted market price at the date of the grant or award, In 2002, Calpine applied the intrinsic method pursuant to Accounting Practice Bulletin No. 25 (“APB”), “Stock Issued to Employees”, whereby no compensation expense was recorded in the 2002 combined financial statements as the stock options were granted at an exercise price equal to the fair market value of Calpine’s stock on the date of the grant.

On January 1, 2003, Calpine prospectively adopted using the fair market value method of accounting for stock based employee compensation pursuant to SFAS No. 123, “Accounting for Stock Based Compensation” as amended by SFAS No 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. As discussed in “Management’s Discussion and Analysis”, Rosetta adopted the intrinsic value method of accounting for stock options effective July 1, 2005, and as required, will adopt prospectively the guidance for stock based compensation under SFAS 123(R) effective January 1, 2006.

This adjustment reflects issuance of common stock resulting from the Acquisition and future vesting of options on common stock as accounted for under the APB, whereby no compensation expense is recognized in the period that the grants were awarded, as the option price was equal to the market price at the date of grant of the award. The stock options outstanding and the related obligations were retained by Calpine in the Acquisition.

(f)	The weighted average shares outstanding for computing basic earnings per share was 50,000,000 shares for the year ended December 31, 2004 and the nine months ended September 30, 2005. Diluted earnings per share was 50,000,000 and 50,160,481 for December 31, 2004 and September 30, 2005, respectively. The restricted stock and stock options were anti-dilutive at December 31, 2004.

	December 31, 2004	September 30, 2005
Weighted average number of common shares outstanding:
Basic	50,000,000	50,000,000
Effect of dilution:
Stock options	—	31,176
Restricted stock	—	129,305

Weighted average number of common and potential common shares—Diluted	50,000,000	50,160,481

(g)	This adjustment reflects the elimination of the effects of the results of operations for properties which require third party consents or waivers of preferential purchase rights necessary in order to affect transfer of title. At July 7, 2005, we withheld approximately $75 million of the purchase price with respect to these non-consent properties. These funds are held by us and despite Calpine’s bankruptcy filing, management believes that it remains highly likely that conveyance of these properties will occur. However, we have excluded the effects of the results of operations for these non-consent properties from our pro forma financial data for the year ended December 31, 2004 and the nine month period ended September 30, 2005. If the assignment of these properties does not occur, the portion of the purchase price we withheld pending obtaining consent will be available to us for general corporate purposes or to acquire other properties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Historical Combined Financial Data” and the accompanying combined financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for natural gas and oil, economic and competitive conditions, regulatory changes, estimates of proved reserves, potential failure to achieve production from development projects, capital expenditures and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

Rosetta Resources Inc. (the “successor”) is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of natural gas and oil properties in the United States. We were formed as a Delaware corporation in June 2005. On July 7, 2005, we used the proceeds from the sale of 45,312,500 shares of our common stock exempt from registration under the securities laws together with debt proceeds to purchase the oil and natural gas business of Calpine Corporation and affiliates (the “Acquisition”). Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains.

A significant portion of the proceeds from the sale of an additional 4,687,500 shares of our common stock from the exercise of the over-allotment option we granted to our underwriter in connection with the initial exempt sale of our common stock was used to repay $60 million of debt under our new revolving credit facility in July 2005 and the remaining amount was used for unspecified operating costs of our oil and natural gas properties and general administrative costs of our oil and natural gas operations. Following the closing of our Acquisition and our receipt of these additional proceeds, we immediately began to increase our development and acquisition activities.

In accounting for the oil and natural gas exploration and production business, Calpine (the “predecessor”) used the successful efforts method of accounting for oil and natural gas activities. However, in connection with our separation from Calpine, we have adopted the full cost method of accounting for our oil and natural gas properties, (see “Critical Accounting Policies and Estimates—Successful Efforts Method of Accounting vs. Full Cost Method of Accounting” below for further discussion of the differential effects on the combined financial statements of the two accounting methods).

Higher oil and natural gas prices have led to higher demand for drilling rigs, operating personnel and field supplies and services, and have caused increases in the costs of those goods and services. Given the inherent volatility of oil and natural gas prices that are influenced by many factors beyond our control, we plan our activities and budget based on conservative sales price assumptions. We focus our efforts on increasing natural gas reserves and production while controlling costs at a level that is appropriate for long-term operations. Our future earnings and cash flows are dependent on our ability to manage our overall cost structure to a level that allows for profitable production. Our future earnings will also be impacted by the changes in fair market value of hedges we executed to mitigate the volatility in the changes of oil and natural gas prices in future periods when such positions are settled as these instruments meet the criteria to be accounted for as cash flow hedges. Until settlement, the changes in fair market value of our hedges will be included as a component of stockholder’s equity to the extent effective. In periods of rising prices, these transactions will mitigate future earnings and in periods of declining prices will increase future earnings in the respective period the positions are settled.

Like all oil and natural gas exploration and production companies, we face the challenge of natural production declines. As initial reservoir pressures are depleted, oil and natural gas production from a given well naturally decreases. Thus, an oil and natural gas exploration and production company depletes part of its asset base with each unit of oil or natural gas it produces. We attempt to overcome this natural decline by drilling and acquiring more reserves than we produce. Our future growth will depend on our ability to continue to add reserves in excess of production. We will maintain our focus on costs to add reserves through drilling and acquisitions as well as the costs necessary to produce our reserves. Our ability to add reserves through drilling is dependent on our capital resources and can be limited by many factors, including our ability to timely obtain drilling permits and regulatory approvals. The permitting and approval process has been more difficult in recent years than in the past due to increased activism from environmental and other groups and has extended the time it takes us to receive permits. Because of our relatively small size and concentrated property base, we can be disproportionately disadvantaged by delays in obtaining or failing to obtain drilling approvals compared to companies with larger or more dispersed property bases. As a result, we are less able to shift drilling activities to areas where permitting may be easier and we have fewer properties over which to spread the costs related to complying with these regulations and the costs or foregone opportunities resulting from delays.

Financial Highlights

The consolidated financial statements reflect total revenue of $57.9 million on total volumes of 7.0 Bcfe for the three months ended September 30, 2005 (successor). Operating income was $18.3 million or 31.6% of total revenue and included additional work over costs of $2.0 million for our High Island A-442 well and $1.7 million of compensation expense for stock granted to employees. Total net other expense (income) was interest expense on our credit facility offset by interest income on short term cash investments and interest capitalized to the full cost pool. Overall, our net income was $9.3 million or 16% of total revenue.

The combined financial statements reflect total revenue of $103.8 million on total volumes of 15.5 Bcfe for the six months ended June 30, 2005 (predecessor). Operating income was $36.9 million or 35.5% of total revenue and included work over cost and ad valorem taxes of $0.22 per Mcfe and $0.22 per Mcfe, respectively due to higher taxes in South Texas and a special reclamation tax in California as well as exploration and development of $2.9 million and dry hole expense of $1.9 million both of which are expensed as incurred based on the successful efforts method of accounting. Total net other expense was interest expense on intercompany debt offset by capitalized interest. Overall, our net income was $18.7 million or 18% of total revenue.

We had total revenue of $184.8 million on total volumes of 31.3 Bcfe for the nine months ended September 30, 2004 (predecessor). Operating income was $71.4 million or 38.6% of total revenue due to lower costs associated with fewer workovers resulting from capital constraints imposed by Calpine and the sale of Colorado and New Mexico properties. Overall, our net income was $98.3 million or 53.2% of total revenue due to the sale of our Colorado and New Mexico properties. Net income from continuing operations was $29.6 million or $16.0% of total revenue.

The combined financial statements reflect a net loss for the year ended December 31, 2004 of $10.4 million. During 2003, Calpine, the predecessor company, reported net income of $71.4 million. Operating income decreased by $232.9 million as compared to the prior year, from operating income of $129.8 million in 2003 to an operating loss of $103.1 million in 2004. The decrease in net income and operating income was principally due to a non-cash proved property impairment charge totaling $202.1 million recorded in December 2004 as a result of a decrease in proved undeveloped reserves located in South Texas and California and proved developed non-producing reserves in the Gulf of Mexico. The downward revisions of Calpine’s estimates were based on the independent reservoir engineer’s year-end report, which reflected production results and drilling activity that occurred during 2004 and used historical field level historical decline curves. Due to significant capital constraints imposed by Calpine, drilling activity was minimized and correspondingly the estimate of proved reserves could not be supported through drilling success or future capital activity and the downward revision was required. In addition, under the successful efforts method of accounting for oil and natural gas properties used by Calpine, individual assets are grouped at the lowest level for which there are identifiable cash flows. With minimal drilling activity and the evaluation of cash flows at this level, proved reserves for South Texas and

California fields and the Gulf of Mexico had to be revised downward at each individual field level. The non-cash impairment charge was offset by the related tax benefit and the gain of $68.4 million on the sale in 2004 by Calpine, the predecessor company, of our oil and natural gas properties in the New Mexico San Juan Basin and Colorado Piceance Basin.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon the combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these combined financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our combined financial statements. Below, we have provided expanded discussion of our more significant accounting policies, estimates and judgments. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our combined financial statements. You should read the following combined management’s discussion and analysis of the results of operations in connection with the combined financial statements and related notes included in this registration statement. See Note 2 of the Notes to the Consolidated Financial Statements for a discussion of additional accounting policies and estimates made by management.

Oil and Natural Gas Reserves.    Oil and natural gas reserves estimates underlie many of the accounting estimates in our financial statements as further discussed below. The process of estimating quantities of oil and natural gas proved reserves, particularly proved undeveloped and proved non-producing reserves, is complex, requiring significant judgment and subjective decisions in the evaluation of all available geological, geophysical, engineering and economic data. Estimates of economically recoverable oil and natural gas reserves and future net cash flows depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effect of governmental regulations, operating and workover costs, severance taxes and development costs, all of which may vary considerably from actual results. Accordingly, our reserve estimates are developed internally based on an annual year-end reserve report prepared by a third party engineering firm. In addition, the data for a given field may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. In addition, the subjective decisions and variances in available data for various fields increases the likelihood of significant changes in these estimates. The estimate of proved natural gas and oil reserves primarily impact our property, plant and equipment amounts in our balance sheets and the depreciation, depletion and amortization amounts in our combined statement of operations, among other items.

Successful Efforts Method of Accounting vs. Full Cost Method of Accounting.    SEC Regulation S-X defines the financial accounting and reporting standards for companies engaged in oil and natural gas exploration, development, and production. Two methods are prescribed: the successful efforts method and the full cost method of accounting for oil and natural gas properties. In accounting for the oil and natural gas exploration and production business, Calpine, used the successful efforts method to account for its oil and natural gas properties. However, in connection with our separation from Calpine, we have adopted the full cost method of accounting for oil and natural gas properties. Under the full cost method, all costs incurred in exploring for, acquiring, and developing oil and natural gas reserves are capitalized to a full cost pool, whether or not the activities to which they apply are successful. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities. Under the successful efforts method, geological and geophysical costs and costs of carrying and retaining undeveloped properties are charged to expense as incurred. Costs of drilling exploratory wells that do not result in proved reserves are charged to expense. Depreciation, depletion, amortization and impairment of oil and natural gas properties are generally calculated on a field basis versus the “full cost” pool basis. Additionally, gain or loss is generally recognized on all sales of oil and natural gas properties under the successful efforts method whereas under the full cost method, gains or losses are included in the full cost pool unless the entire pool is sold. Under the full cost method, unevaluated costs are excluded from the full cost pool and are periodically evaluated for impairment rather than amortized. Upon evaluation, these costs are transferred to the full cost pool and amortized. Under the successful efforts method, these costs are included in undeveloped leasehold cost or expensed depending on the nature of the expenditure. As a result, our financial statements will differ from companies that apply the successful efforts method since we will generally reflect a higher level of capitalized costs as well as a higher depreciation, depletion and amortization rate on our oil and natural gas properties.

Under the full cost accounting method for oil and natural gas properties, the net capitalized cost of oil and natural gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, inclusive of cash flow hedges, discounted at 10%, plus the lower of cost or fair market value of unproved properties and the cost of properties not being amortized, less income taxes. If net capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings as an impairment charge. This charge does not impact cash flow from operating activities, but would reduce stockholders’ equity and earnings. The risk that we will be required to write down the carrying value of oil and natural gas properties increases when natural gas and crude oil prices are depressed or volatile. In addition, write-down of proved oil and natural gas properties may occur if we experience substantial downward adjustments to our estimated proved reserves or if purchasers cancel long-term contracts for our natural gas production. An expense recorded in one period may not be reversed in a subsequent period even though higher natural gas and crude oil prices may have increased the ceiling applicable in the subsequent period. Under the successful efforts method of accounting for oil and natural gas properties followed by Calpine, we reviewed our oil and natural gas properties periodically (at least annually) to determine if impairment of such properties was necessary. Property impairments may occur if a field discovers lower than anticipated reserves, reservoirs produce below original estimates or if commodity prices fall below a level that significantly affects anticipated future cash flows on the property. Proved oil and natural gas property values are reviewed when circumstances suggest the need for such a review and, if required, the proved properties are written down to their estimated fair market value based on proved reserves and other market factors. Unproved properties are reviewed quarterly to determine if there has been impairment of the carrying value, with any such impairment charged to expense in the current period. Management assesses the undeveloped acreage, leasehold, geological and geophysical (seismic) costs and related capitalized interest to determine if any expenses should be impaired, reclassified to proved properties or classified as a dry hole and recorded as expense in the statement of operations. We recorded $202.1 million, $2.9 million and $6.0 million in impairment charges related to reduced proved reserve projections based on the year end independent engineers report for the years ended December 31, 2004, 2003 and 2002 respectively. See Management Discussion and Analysis—Financial Highlights for further information pertaining to the impairment charges.

Derivative Transactions and Hedging Activities.    We enter into derivative transactions to hedge against changes in oil and natural gas prices from time to time primarily through the use of fixed price swap agreements, costless collars, and put options. Consistent with this policy, and in connection with entering into our credit facilities, we entered into a series of natural gas fixed-price swaps for a significant portion of our expected natural gas production through 2009 (see “Quantitative and Qualitative Disclosure About Market Risk”). The fixed price swap agreements we have entered into require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a fixed notional quantity of natural gas without the exchange of underlying volumes. Consistent with our hedge policy, on December 7, 2006, we entered into two costless collar transactions, which are intended to establish a floor price and ceiling price for approximately 10,000 MMBtu per day. If the floating price each month at the Settlement Point is greater than the ceiling price, we pay the counterparty an amount equal to the positive difference between the floating price and the ceiling price multiplied by the notional volume for the contract month. If the floating price for each month is less than the floor price, the counterparty pay us an amount equal to the positive difference between the floating price and the floor price multiplied by the notional volume for the contract month. These transactions are recorded in our financial statements in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Although not risk free, we believe this policy will reduce our exposure to commodity price fluctuations and thereby achieve a more predictable cash flow. We do not enter into derivative agreements for trading or other speculative purposes.

In accordance with Financial Accounting Standards Board (“FASB”) requirements, Statement of Financial Accounting Standard (“SFAS”) No. 133, as amended, all derivative instruments are recorded on the balance sheet at fair market value and changes in the fair market value of the derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a hedge transaction, and depending on the type of hedge transaction. Our derivative contracts are cash flow hedge transactions in which we are hedging the variability of cash flow related to a forecasted transaction. Changes in the fair market value of these derivative instruments are reported in other comprehensive income and reclassified as earnings in the period(s) in which earnings are impacted by the variability of the cash flow of the hedged item. We assess the effectiveness of hedging transactions every three months, consistent with documented risk management strategy for the particular hedging relationship. Changes in the fair market value of the ineffective portion of cash flow hedges are included in earnings.

Asset Retirement Obligations.    We adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” as of January 1, 2003. SFAS No. 143 requires us to record the fair market value of a liability for an asset retirement obligation (“ARO”), net of salvage value, in the period in which it is incurred. Upon adoption of SFAS No. 143, we recorded a liability for the present value of all legal obligations associated with the retirement of tangible long-lived assets and an asset retirement cost (“ARC”) was capitalized as part of the carrying value of the associated asset and a cumulative effect of a change in accounting principle was recorded in order to recognize a liability for any existing AROs adjusted for cumulative accretion, an increase to the carrying amount of the associated long-lived asset and accumulated depreciation on the capitalized cost. Subsequent to adoption, liabilities are required to be accreted to their present value each period and capitalized costs are depreciated over the estimated useful life of the related assets. This periodic accretion expense is recorded as depreciation, depletion and amortization in the combined statement of operations. Upon settlement of the liability, we will settle the obligation against its recorded amount and will record any resulting gain or loss in the combined financial statements.

Income Taxes.    Under SFAS No. 109, “Accounting for Income Taxes,” deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income taxes have been calculated as if the domestic oil and natural gas business of Calpine filed a separate tax return. To arrive at our income tax provision and other tax balances, significant judgment is required. In the ordinary course of business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of the treatment of capital assets, financing transactions and multi-state taxation of operations. Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our historical tax provisions and accruals. Such differences could have a material impact on our income tax provision, other tax accounts and net income in the period in which such determination is made. We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, there is no assurance that the valuation allowance would not need to be increased to provide for additional deferred tax assets that may not be realizable. Any increase in the valuation allowance could have a material adverse impact on our income tax provision and results of operations in the period in which such determination is made.

The effective income tax rates for continuing operations was 38.1%, 40.0% and 39.1% in fiscal year 2004, 2003 and 2002, 38.1% for the six months ended June 30, 2005 and 38.0% and 38.1% for the three months and nine months ended September 30, 2005 and September 30, 2004, respectively. The effective tax rate in all periods is the result of taxes on earnings in various domestic tax jurisdictions that apply a broad range of state income tax rates. The provision for income taxes differs from the tax computed at the federal statutory income tax rate due primarily to state taxes, tax credits and other permanent differences. Future effective tax rates could be adversely affected if earnings are lower than anticipated, if unfavorable changes in tax laws and regulations occur, or if we experience future adverse determinations by taxing authorities after any related litigation.

Stock-based Compensation.    Expense amounts included in our combined historical financial statements are based on stock based compensation granted to our employees by Calpine. Stock options are granted at an option price equal to the quoted market price at the date of the grant or award. For 2002, the combined financial statements included in this prospectus reflect the application of the intrinsic value method pursuant to APB No. 25 (“APB 25”), “Stock Issued to Employees”, whereby no compensation expense was recorded in the 2002 combined financial statements. On January 1, 2003, Calpine prospectively adopted, and the combined historical financial statements for 2003 and 2004 are presented, using the fair market value method of accounting for stock-based employee compensation pursuant to SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”.

In determining our accounting policies, we have chosen to apply the intrinsic value method pursuant to APB No. 25 effective July 2005. We have not elected early adoption of SFAS No. 123-R and expect to implement the statement effective with options granted after January 1, 2006. We record compensation expense for options granted to employees under Accounting Standards Board Opinion No. 25, “Stock Issued to Employees”, whereby compensation is recognized when the options are exercised.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

New Accounting Pronouncements Not Yet Adopted

SFAS No. 123-R

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) SFAS No. 123 (revised 2004) (“SFAS No. 123-R”), “Share Based Payments.” This Statement revises SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), and its related implementation guidance. This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair market value of the award on the date of grant (with limited exceptions), which must be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The statement applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments or by incurring liabilities to an employee or other supplier (a) in amounts based, at least in part, on the price of the entity’s shares or other equity instruments or (b) that require or may require settlement by issuing the entity’s equity shares or other equity instruments. The statement requires the accounting for any excess tax benefits to be consistent with the existing guidance under SFAS No. 123, which provides a two-transaction model summarized as follows:

•	If settlement of an award creates a tax deduction that exceeds compensation cost, the additional tax benefit would be recorded as a contribution to paid-in-capital.

•	If the compensation cost exceeds the actual tax deduction, the write-off of the unrealized excess tax benefits would first reduce any available paid-in capital arising from prior excess tax benefits, and any remaining amount would be charged against the tax provision in the income statement.

The statement also amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than as an operating cash inflow. However, the statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. Further, this statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”.

The statement applies to all awards granted, modified, repurchased, or cancelled after January 1, 2006, and to the unvested portion of all awards granted prior to that date. Public entities that used the fair market value method for either recognition or disclosure under SFAS No. 123 may adopt this Statement using a modified version of prospective application (modified prospective application). Under modified prospective application, compensation cost for the portion of awards for which the employee’s requisite service has not been rendered that are outstanding as of January 1, 2006 must be recognized as the requisite service is rendered on or after that date. The compensation cost for that portion of awards shall be based on the original fair market value of those awards on the date of grant as calculated for recognition under SFAS No. 123. The compensation cost for those earlier awards shall be attributed to periods beginning on or after January 1, 2006 using the attribution method that was used under SFAS No. 123. Furthermore, the method of recognizing forfeitures must now be based on an estimated forfeiture rate and can no longer be based on forfeitures as they occur. We have not elected early adoption of SFAS No. 123-R and expect to implement the statement prospectively effective with options granted after January 1, 2006. We have not yet completed our assessment of the impact of the adoption of SFAS 123-R on our combined financial statements.

Accounting for Asset Retirement Obligations

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 requires companies to record a liability for those asset retirement obligations in which the timing or amount of settlement of the obligation are uncertain. This interpretation clarifies the guidance included in SFAS 143, which we adopted on January 1, 2003. FIN No. 47 will require us to accrue a liability when a range of scenarios indicate that the potential timing and settlement amounts of our conditional asset retirement obligations can be determined. We will adopt the provisions of this standard in the fourth quarter of 2005 and have not yet determined the impact, if any, that this pronouncement will have on our combined financial statements.

FSP 109-1

On October 22, 2004, the American Jobs Creation Act of 2004 (“the Act”) was signed. The Act raises a number of issues with respect to accounting for income taxes. On December 21, 2004, the FASB issued a FASB Staff Position (“FSP”) regarding the accounting implications of the Act related to the deduction for qualified domestic production activities (“FSP FAS 109-1”). The guidance in the FSP applies, as it relates to domestic production activities, to financial statements for periods subsequent to December 31, 2004. The guidance in the FSP otherwise applies to financial statements for periods ending after the date the Act was enacted.

In FSP FAS 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” the FASB decided that the deduction for qualified domestic production activities should be accounted for as a special deduction under SFAS No. 109, “Accounting for Income Taxes,” and rejected an alternative view to treat it as a rate reduction. Accordingly, any benefit from the deduction should be reported in the period in which the deduction is claimed on the tax return. In most cases, a company’s existing deferred tax balances will not be impacted at the date of enactment. For some companies, the deduction could have an impact on their effective tax rate and, therefore, should be considered when determining the estimated annual rate used for interim financial reporting. The Company is currently evaluating the impact, if any, of this FSP on its combined financial statements.

SFAS No. 154

In May 2005 the FASB issued SFAS No. 154, “Accounting changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS 154”), which changes the requirements for the accounting for and the reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is practicable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the balance sheet for that period rather than being reported in the statement of operations. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

SFAS 154 defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. SFAS 154 also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error.

SFAS 154 requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS 154 carries forward without change the guidance contained APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This Statement also carries forward the guidance in APB 20 requiring justification of a change in accounting principle on the basis of preferability.

SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. SFAS 154 does not change the transition provision of any existing accounting pronouncements, including those that are in a transition phase as of the effective date. The Company is currently evaluating the impact, if any, of SFAS 154 on its combined financial statements.

Results Of Operations

Successor

Three Months Ended September 30, 2005

Revenue (in millions):

Three Months Ended September 30, 2005
Total revenue	$57.9

Total revenue is explained by category below.

Three Months Ended September 30, 2005
Oil sales	$6.2
Natural gas sales	51.7
Other revenue	—

Total revenue	$57.9

Total Revenue.    Total revenue of $57.9 million for the three months ended September 30, 2005 consists primarily of natural gas sales comprising 89.3% of total revenue. Natural gas sales revenue was $51.6 million based on total gas production volumes of 6.4 Bcf. South Texas production was 2.6 Bcf or 40.3% of total volumes and California production was 2.7 Bcf or 41.3% of total volumes at a total average price of $8.38 per Mcf, without the effect of hedging. The effect of hedging on natural gas sales revenue was a decrease of $2.2 million related to volumes of 3.2 Bcf for a decrease in total price to $8.03 per Mcf with the effect of hedging. Oil revenue was $6.2 million based on oil production volumes of which 103.4 MBbls were generated from our Southern region production was 99.0 MBbls or 96% of oil production for the three months ended September 30, 2005 at a total average price of $60.03 per Bbl. Overall volumes are down in the Gulf of Mexico due to Hurricane’s Katrina and Rita and a workover program at High Island that was delayed in prior years due to capital constraints imposed by Calpine. Also, significant fluctuations in product prices significantly impact our revenue from existing properties. See “Quantitative and Qualitative Disclosure about Market Risk”.

Operating Costs and Expenses (in millions):

Three Months Ended September 30, 2005
Operating costs and expenses	$39.6

Operating costs and expenses is explained by category below.

Three Months Ended September 30, 2005
Lease operating expense	$8.8
Depreciation, depletion and amortization	21.7
Treating and transportation	0.6
Marketing fees	0.7
Production taxes	2.0
General and administrative costs	5.8

Total operating costs and expenses	$39.6

Lease Operating Expense.    Our lease operating expense of $8.8 million is primarily due to oil and natural gas volumes which totaled 6.5 Bcfe for the three months ended September 30, 2005 or costs of $1.36 per Mcfe. The costs included work over costs on our High Island well A-442 and East Cameron block in the Gulf of Mexico and the La Perla field in South Texas. High Island is operated by Devon Energy who is committed to rework the well with anticipated future increases in volumes.

Depreciation, Depletion and Amortization.    Depreciation, depletion and amortization expense was $21.7 million in the three months ended September 30, 2005. We adopted the full cost method of accounting for oil and gas properties as further discussed in Note 2 of the consolidate/combined interim financial statements included elsewhere herein. Our depletion rate for this period was an average of $3.00 per MMcfe.

Treating and Transportation.    Treating and transportation was $0.6 million for the three months ended September 30, 2005 related to the treating and transportation of natural gas production volumes of 6.5 Bcfe.

Marketing Fees.    Marketing fees were $0.7 million for the three months ended September 30, 2005. These fees relate to the contract rate charged by Calpine Producer Services (“CPS”) to market our gas. The fee payable by us under the agreement is based on net proceeds of all commodity sales for volumes covered by the agreement multiplied by 0.75%.

Production Taxes.    Production taxes as a percentage of natural gas and oil sales are approximately 3.4% for the three months ended September 30, 2005. Production taxes are primarily based on the wellhead values of production and vary across the different regions.

General and Administrative Costs.    General and administrative costs of $5.8 million is net of capitalization of general and administrative costs as a component of our oil and natural gas properties under the full cost method of accounting for oil and natural gas properties which we adopted July 1, 2005. General and administrative costs for this period include $1.7 million of stock compensation expense for stock granted to employees during the period. As our capital expenditure program increases our production levels, we expect that general and administrative expense per unit of production will continue to decrease on a Mcfe basis.

Other (Income) Expense (in millions):

Three Months Ended September 30, 2005
Interest (income) expense	$3.2
Other (income) expense	0.2

Total other (income) expense	$3.4

Provision for income taxes	$5.7

Gain on discontinued operations, net of tax	$—

Net income	$9.3

Interest (income) expense.    Interest (income) expense of $3.2 million related to interest on our senior credit facility and term loan which is described in “Liquidity and Capital Resources” and notes to the consolidated/combined interim financial statements for the three months ended September 30, 2005. Interest income of $0.9 million was earned on available cash invested in short term money market investments.

Other (Income) Expense.    Other (income) expense of $0.2 million relates to investment income from an equity interest for the three months ending September 30, 2005.

Provision for Income Taxes.    The effective tax rate for the three months ended September 30, 2005 was 38.0%. The provision for income taxes differs from the taxes computed at the federal statutory income tax rate due primarily to state taxes.

Net Income Summary

As discussed above, we had total revenue of $57.9 million on total volumes of 7.2 Bcfe for the three months ended September 30, 2005. Operating income was $18.3 million or 31.6% of total revenue and included additional work over costs of $2.0 million for our High Island A-442 well and $1.7 million of compensation expense for stock granted to employees during the period. Total net other expense (income) was interest expense on our credit facility offset by interest income on short term money market investments. Overall, our net income was $9.3 million or 16% of total revenue.

Predecessor

Six Months Ended June 30, 2005

Revenue (in millions):

Six Months Ended June 30, 2005
Total revenue	$103.8

Total revenue is explained by category below.

Six Months Ended June 30, 2005
Oil sales	$8.1
Natural gas sales	95.6
Other revenue	0.1

Total revenue	$103.8

Total Revenue.    Total revenue of $103.8 million for the six months ended June 30, 2005 consists primarily of natural gas sales of $95.6 million or 86.8% of total revenue. Oil revenue was $8.1 million with oil production volumes of 164 MBbls primarily from our Gulf of Mexico region which produced 72.7 MBbls or 44% of oil production for the six months ended June 30, 2005 at an average price of $49.86 per Bbl. Natural gas sales revenue was $95.6 million with gas production volumes of 14.5 MMcf primarily from Sacramento Basin with 6.5 MMcf or 44.8% of total volumes and South Texas with 5.5 MMcf or 37.9% of total volumes at an average price of $6.59 per Mcf. Overall volumes are down due to capital constraints. See “Quantitative and Qualitative Disclosure about Market Risk”.

Operating Costs and Expenses (in millions):

Six Months Ended June 30, 2005
Operating costs and expenses	$67.0

Operating costs and expenses is explained by category below.

Six Months Ended June 30, 2005
Lease operating expense	$16.6
Depreciation, depletion and amortization	30.7
Exploration expense	2.3
Dry hole costs	2.0
Treating and transportation	2.0
Affiliated marketing fees	0.9
Production taxes	2.8
General and administrative costs	9.7

Total operating costs and expenses	$67.0

Lease Operating Expense.    Our lease operating expense of $16.6 million relate directly to oil and natural gas volumes which totaled 15.5 MMcfe for the six months ended June 30, 2005 or costs of $1.08 per Mcf. The costs included work over cost and ad valorem taxes of $0.22 per Mcfe and $0.22 per Mcfe, respectively due to higher taxes in South Texas and a special reclamation tax in California.

Depreciation, Depletion and Amortization.    Depreciation, depletion and amortization expense was $30.7 million for the six months ended June 30, 2005 under the successful efforts method of accounting for oil and natural gas properties. Our depletion rate for this period was an average of $1.97 per MMcfe.

Exploration expense.    Exploration expense was $2.3 million for the six months ended June 30, 2005 under the successful efforts method of accounting for oil and natural gas properties.

Dry hole costs.    Dry hole costs were $2.0 million as a result of four exploratory dry holes for the six months ended June 30, 2005 under the successful efforts method of accounting for oil and natural gas properties.

Treating and Transportation.    Treating and transportation was $2.0 million for the six months ended June 30, 2005 related to the treating and transportation of natural gas production volumes of 5.6 MMcfe.

Production Taxes.    Production taxes as a percentage of natural gas and oil sales are approximately 2.7% for the six months ended June 30, 2005. Production taxes are primarily based on the wellhead values of production and vary across the different regions.

General and Administrative Costs.    General and administrative costs of $9.7 million. As our capital expenditure program increases our production levels, we expect that general and administrative expense per unit of production will continue to decrease on a Mcfe basis.

Other (Income) Expense (in millions):

Six Months Ended June 30, 2005
Interest expense with affiliates	$7.0
Interest (income) expense, net	(0.5)
Other (income) expense	0.2

Total other (income) expense	$6.7

Provision (benefit) for income taxes	$11.5

Gain on discontinued operations, net of tax	$—

Net income	$18.7

Interest (income) expense.    Interest (income) expense was $7.0 million related to intercompany debt with Calpine Corporation offset with $0.5 million. Capitalized interest was $0.5 million for the six months ending June 30,2005

Other (Income) Expense.    Other (income) expense of $0.2 million relates to investment income for the six months ending June 30, 2005.

Provision (Benefit) for Income Taxes.    The effective tax rate for the six months ended June 30, 2005 was 38.1%. The provision for income taxes differs from the taxes computed at the federal statutory income tax rate due primarily to state taxes.

Net Income Summary

As discussed above we had total revenue of $103.8 million on total volumes of 15.5 Bcfe for the six months ended June 30, 2005. Operating income was $36.9 million or 35.5% of total revenue and included work over cost and ad valorem taxes of $0.22 per Mcfe and $0.22 per Mcfe, respectively due to higher taxes in South Texas and a special reclamation tax in California as well as exploration and development of $2.3 million and exploratory dry hole expense of $2.0 million both of which are expensed as incurred based on the successful efforts method of accounting. Total net other expense was interest expense on intercompany debt offset by capitalized interest. Overall, our net income was $18.7 million or 18% of total revenue.

Nine Months Ended September 30, 2004

Revenue (in millions):

Nine Months Ended September 30, 2004
Total revenue	$184.8

Total revenue is explained by category below.

Nine Months Ended September 30, 2004
Oil sales	$15.6
Natural gas sales	25.7
Oil and natural gas sales to affiliates	143.4
Other revenue	0.1

Total revenue	$184.8

Total Revenue.    Total revenue of $184.8 million for the nine months ended September 30, 2004 consist primarily of natural gas sales or 91.5% of total revenues. Natural gas sales revenue was $169.1 million with gas production volumes of 28.9 MMcf primarily generated from South Texas with 9.8 MMcf or 34% of total volumes, Gulf of Mexico with 3.6 MMcf or 12% of total volumes and California with 14.1 MMcf or 49%% of total volumes at a total average price of $5.86 per Mcf. Oil revenue was $15.6 million from oil production volumes of 411.6 MBbls primarily generated from our Southern region which produced 396.9 MBbls or 96% of the total oil production for the nine months ended September 30, 2004 at a total average price of $37.89 per Bbl. Also, significant fluctuations in product prices significantly impact our revenue from existing properties. See “Quantitative and Qualitative Disclosure about Market Risk”.

Operating Costs and Expenses (in millions):

Nine Months Ended September 30, 2004
Operating costs and expenses	$113.4

Operating costs and expenses is explained by category below.

Nine Months Ended September 30, 2004
Lease operating expense	$24.4
Depreciation, depletion and amortization	60.7
Exploration expense	3.3
Dry hole costs	2.7
Proved property impairment	1.1
Treating and transportation	2.7
Affiliated marketing fees	1.4
Production taxes	3.3
General and administrative costs	13.8

Total operating costs and expenses	$113.4

Lease Operating Expense.    Our lease operating expense of $24.4 million relates directly to oil and natural gas volumes which totaled 31.3 Bcfe for the nine months ended September 30, 2004 for a cost of $0.78 per Mcfe. This expense primarily relates to low workover costs due to capital constraints imposed by Calpine.

Depreciation, Depletion and Amortization.    Depreciation, depletion and amortization expense was $60.7 million in the nine months ended September 30, 2004 under the successful efforts method of accounting for oil and natural gas properties. We adopted the full cost method of accounting for oil and gas properties as further discussed in Note 2 to the consolidated/combined financial statements effective July 1, 2005. Our depletion rate for this period was an average of $1.94 per MMcfe. Our depletion rate was impacted due to the addition of new wells in the Impac field in South Texas during 2004. Under successful efforts accounting, depletion expense is separately computed for each field. The capital expenditures for proved properties for each field compared to the proved reserves corresponding to each field to determine a depletion rate for current production. The depletion, depreciation, and amortization rate in South Texas increased during the period as the costs associated with drilling these wells increased significantly relative to the reserves added during the period.

Exploration Expense.    For the nine months ended September 30, 2004, exploration expense was $3.3 million primarily due in Rio Vista and Impac fields under the successful efforts method of accounting for oil and natural gas properties.

Dry Hole Costs.    Dry hole costs for the nine months ended September 30, 2004 was $2.7 million of which $2.2 million related to Impac field in South Texas with the remainder primarily related to a California field. Dry hole costs were accounted for during this period under the successful efforts method of accounting for oil and natural gas properties.

Proved Property Impairment.    Proved property impairment was $1.1 million for the nine months ended September 30, 2004 primarily due to downward revision of reserve estimates on our undeveloped acreage under the successful efforts method of accounting for oil and natural gas properties.

Treating and Transportation.    Treating and transportation was $2.7 million for the nine months ended September 30, 2004 related to the treating and transportation of natural gas production volumes of 31.3 Bcfe.

Affiliated Marketing Fees.    Affiliated marketing fees were $1.4 million for the nine months ended September 30, 2004. These fees relate to the contract rate charged by CPS to market our gas. The rate in effect at September 30, 2004 was 0.62%.

Production Taxes.    Production taxes as a percentage of natural gas and oil sales are approximately 1.8% for the nine months ended September 30, 2004. Production taxes are primarily based on the wellhead values of production and vary across the different regions.

General and Administrative Costs.    General and administrative costs of $13.8 million is due primarily due to higher wages and bonuses in 2004. Corporate overhead allocation contributed to the increase as well, resulting from higher costs for facilities and rent due to the move of our corporate offices in February, 2004. General and administrative costs include stock-based compensation granted to our employees by Calpine, net of allocation of overhead to our oil and natural gas properties as required under SFAS 69 for the nine months ended September 30, 2004. As our capital expenditure program increases our production levels, we expect that general and administrative expense per unit of production will continue to decrease on a Mcfe basis.

Other (Income) Expense (in millions):

Nine Months Ended September 30, 2004
Interest expense with affiliates	$27.9
Interest (income) expense, net	(0.5)
Other (income) expense	(3.8)

Total other (income) expense	$23.6

Provision (benefit) for income taxes	$18.2

Gain on discontinued operations, net of tax	$68.7

Net income	$98.3

Interest (income) expense with affiliates.    Interest (income) expense with affiliates was $27.9 million on $143 million of debt at September 30, 2004. Total principal payments on affiliated debt for the nine months ended September 30, 2004 was $272.8 million. The interest rate during this period ranged from 8.75% to 9.0%.

Interest (income) expense.    Interest (income) expense of $(0.5) million related to interest income earned on cash invested in short-term investments for the nine months ending September 30, 2004.

Other (Income) Expense.    Other (income) expense of $(3.8) million relates primarily to the gain on sale of the Sargent South field and various Oklahoma properties to BV Production I, L.P and to investment income on an equity interest.

Provision (Benefit) for Income Taxes.    The effective tax rate for the nine months ended September 30, 2004 was 38.1%. The provision for income taxes differs from the taxes computed at the federal statutory income tax rate due primarily to state taxes.

Gain on Discontinued Operations, Net of Tax.    Gain on discontinued operations, net of tax of $68.7 million relates to the sale of the Colorado and New Mexico properties.

Net Income Summary

As discussed above, we had total revenue of $184.8 million on total volumes of 31.3 Bcfe for the nine months ended September 30, 2004. Operating income was $71.4 million or 38.6% of total revenue due to low costs associated with fewer workovers resulting from capital constraints imposed by Calpine and the sale of Colorado and New Mexico properties. Overall, our net income was $98.3 million or 53.2% of total revenue due to the sale of our Colorado and New Mexico properties. Net income from continuing operations was $29.6 million or $16.0%.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Revenue (in millions):

	2004	2003	$ Change	% Change
Total revenue	$248.0	$279.9	$(31.9)	(11.4)%

The decrease in total revenue is explained by category below.

	2004	2003	$ Change	% Change
Oil sales	$23.4	$10.4	$13.0	125%
Natural gas sales	224.3	269.3	(45.0)	(16.7)%
Other revenue	0.3	0.2	0.1	50%

Total revenue	$248.0	$279.9	$(31.9)	(11.4)%

Production Revenue.    Production revenue decreased by $31.9 million or 11.4% for the year ended December 31, 2004 as compared to the year ended December 31, 2003. Oil revenues increased by $13.0 million or 125% over 2003 due to an increase in average realized oil prices from $29.70/barrel in 2003 to $39.08/barrel in 2004 as well as an increase in production volume from 434 MBbls in 2003 to 600 MBbls in 2004. The increase in volume was primarily due to increased production offshore in the Gulf of Mexico in 2004. Natural gas sales revenue decreased by $45.0 million or 16.7%, in 2004 compared to 2003 primarily due to a decrease in production volumes from 2003 to 2004 by approximately 12.3 MMcf. This decrease was partially offset by an increase in natural gas prices of $0.64 per Mcf. The overall decrease in production volume was primarily due to the capital constraints of Calpine, our former parent, and its impact on our ability to further our exploration and development program to offset depleted producing wells as well as the decreased consumption by of our product by Calpine, our former parent. Also, significant fluctuations in product prices significantly impact our revenue from existing properties. See “Quantitative and Qualitative Disclosure about Market Risk”.

Operating costs and expenses (in millions):

	2004	2003	$ Change	% Change
Operating costs and expenses	$351.1	$150.1	$201.0	133.9%

The increase in total operating costs and expenses is explained by category below.

	2004	2003	$ Change	% Change
Lease operating expense	$30.8	$29.6	$1.2	4.1%
Depreciation, depletion and amortization	81.6	72.8	8.8	12.1%
Exploration expense	5.4	4.1	1.3	31.7%
Dry hole costs	2.1	12.6	(10.5)	(83.3)%
Proved property impairment	202.1	2.9	199.2	6,869.0%
Treating and transportation	3.5	4.8	(1.3)	(27.1)%
Affiliated marketing fees	1.9	2.9	(1.0)	(34.5)%
Production taxes	4.3	3.7	0.6	16.2%
General and administrative costs	19.4	16.7	2.7	16.2%

Total operating costs and expenses	$351.1	$150.1	$201.0	133.9%

Lease Operating Expense.    Our lease operating expense increased approximately $1.2 million in 2004 from $29.6 million in 2003 to $30.8 million in 2004. The $1.2 million increase is primarily due to drilling activity in the Impac field in South Texas operated by EOG Resources, Inc., which resulted in an increase in non-operated lease operating expense. Slight increases in salt water disposal costs (primarily in California), supervisory and labor costs and ad valorem taxes were offset by slight decreases in well insurance costs, outside consulting fees and well servicing costs. Therefore, a decrease in production did not significantly reduce these types of costs. In addition, we will not develop our acreage in Kansas and Missouri and will let the relevant leases expire in accordance with their terms. These leases do not meet our minimum economic guidelines and their lease costs were insignificant.

Depreciation, Depletion and Amortization.    Depreciation, depletion and amortization expense (“DD&A”) was $81.6 million in 2004 compared to $72.8 million in 2003 mainly due to the addition of 20 new wells in the Impac field in South Texas during 2004. Under successful efforts accounting, depletion expense is separately computed for each field. The capital expenditures for proved properties for each field compared to the proved reserves corresponding to each field to determine a depletion rate for current production. The DD&A rate in South Texas went from approximately $2.60 per Mcfe in 2003 to approximately $3.50 per Mcf in 2004 as the costs associated with drilling these wells increased significantly relative to the reserves added during the period.

Exploration Expense.    Exploration costs increased $1.3 million to $5.4 million in 2004 as we had slightly more exploration activity in 2004 over 2003 related to Calpine, our former parent. In addition, the costs of exploration increased in 2004.

Dry Hole Costs.    Dry hole costs were $2.1 million in 2004 compared to $12.6 million in 2003. We had eight dry holes in 2003 compared to four in 2004 and correspondingly, the costs of each of the dry holes in 2003 were higher than 2004.

Proved Property Impairment.    During 2004, Calpine revised downward its estimate of proved reserves by a total of approximately 58 Bcfe, or 12% as of December 31, 2004. Approximately 69% of the total revision was attributable to the downward revision of the estimate of proved reserves in the South Texas fields and to a smaller extent unanticipated well performance decline in offshore fields. The remaining 31% of the total revision was primarily due to the downward revision of the Company’s estimate of proved reserves in California of 17%, Other Onshore of 10% and Gulf of Mexico of 4%. The downward revisions of Calpine’s estimates were based on the independent reservoir engineer’s year-end reserve report, which reflected production results and drilling activity that occurred during 2004 and used historical field level decline curves. Due to significant capital constraints by Calpine, drilling activity was minimized and correspondingly the estimate of proved reserves could not be supported through drilling success or future capital activity and the downward revision was required. In addition, under the successful efforts method of accounting for oil and natural gas properties, individual assets are grouped at the lowest level for which there are identifiable cash flows. With minimal drilling activity and the evaluation of cash flows at this level, proved reserves for South Texas and California fields and the Gulf of Mexico had to be revised downward at each individual field level. As a result of the decreases, primarily in proved undeveloped reserves, a non-cash impairment charge of approximately $202.1 million was recorded for the year ended December 31, 2004. For the year ended December 31, 2003, the impairment charge recorded was $2.9 million related to the downward revision of the estimate of proved reserves in certain fields primarily in Mississippi and Louisiana.

Treating and Transportation.    Treating and transportation decreased $1.3 million or 27.1% from $4.8 million in 2004 to $3.5 million for 2003. This decrease is primarily as a result of a decrease in production volumes in 2004 as compared to 2003.

Affiliated Marketing Fees.    Affiliated marketing fees decreased $1.0 million or 34.5% to $1.9 million 2004. This is primarily due to a decrease in the contract rate from 0.75% to 0.62% charged by Calpine Producer Services.

Production Taxes.    Production taxes as a percentage of natural gas and oil sales were 1.7% in 2004 and 1.3% in 2003. Production taxes are primarily based on the wellhead values of production and vary across the different regions. Production taxes increased as a result of accrued severance taxes in 2004 related to our increased drilling activity in our south Texas properties.

General and Administrative Costs.    General and administrative costs increased $2.7 million from $16.7 million in 2003 to $19.4 million in 2004. The increase is primarily due to higher wages and bonuses in 2004. Corporate overhead allocation contributed to the increase as well, resulting from higher costs for facilities and rent due to the move of our corporate offices in February 2004. General and administrative costs include stock-based compensation granted to our employees by Calpine. On January 1, 2003, Calpine adopted the fair market value method of accounting for stock-based compensation pursuant to SFAS No. 123. Stock compensation expense of $0.8 million and $0.1 million was recorded in 2004 and 2003, respectively. As our capital expenditure program increases our production levels, we expect that general and administrative costs per unit of production will decrease on a Mcfe basis.

Other (Income) Expense (in millions):

	2004	2003	$ Change	% Change
Interest expense with affiliates	$28.0	$19.0	$(9.0)	(47.4)%
Non-affiliated interest (income)	(0.7)	—	0.7	100.0%
Other (income) expense	(3.0)	(0.6)	2.4	400.0%

Total other (income) expense	$24.3	$18.4	$(5.9)	(32.1)%

Provision (benefit) for income taxes	$(48.5)	$44.5	$93.0	209.0%

Gain on discontinued operations, net of tax	(68.4)	(4.4)	64.0	1,454.5%

Cumulative effect of change in accounting principle, net of tax	—	(0.1)	0.1	100.0%

Net income (loss)	(10.4)	71.4	(81.8)	(114.6)%

Interest Expense with Affiliates.    Interest expense with affiliates increased as a result of increased interest rates related to average affiliated debt balances and as result of lower capitalization of interest expense in 2004 when compared to 2003. Interest rates on affiliated party debt ranged from 8.75% to 9.05% in 2004 compared to 2003 in which the rate was 8.75% for the entire year. Capitalized interest was $20.2 million in 2003 compared with $0.7 million in 2004. Properties classified as undeveloped in 2003 were developed and classified as proved properties in 2004, capitalized interest decreased from year to year thus resulting in the decrease in capitalized interest.

Other (Income) Expense.    In 2003, other (income) expense of $0.6 million consisted of a $1.1 million gain on sale of certain Oklahoma properties to Loto Energy, LLC offset by $0.5 million project development expense relating to a canceled business opportunity in Europe. The increase in 2004 of $2.4 million was primarily due to the gains on sales of the Sargent South field and certain Oklahoma properties to BV Production I, L.P.

Provision (Benefit) for Income Taxes.    For 2004 and 2003, the effective rate was 38.1% and 40.0%, respectively. The effective tax rate in all periods is the result of the earnings in various domestic tax jurisdictions that apply a broad range of income tax rates. The provision for income taxes differs from the tax computed at the federal statutory income tax rate primarily due to state taxes. Future effective tax rates could be adversely affected if earnings are lower than anticipated, if unfavorable changes in tax laws and regulations occur, or if the Company experiences future adverse determinations by taxing authorities after any related litigation.

Gain on Discontinued Operations, Net of Tax.    In September 2004, we completed the sale of our Rocky Mountain natural gas properties that were primarily concentrated in the two geographic areas of the Colorado Piceance Basin and the New Mexico San Juan Basin. As a result of the sale, Calpine recorded income from discontinued operations, net of tax of $68.4 million, including a pre-tax gain of approximately $103.7 million.

Cumulative Effect of Change in Accounting Principle.    We adopted Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), as of January 1, 2003. SFAS No. 143 requires us to record the fair market value of a liability for an asset retirement obligation (“ARO”), net of salvage value, in the period in which it is incurred. Upon adoption of SFAS No. 143, we recorded a liability for the present value of all legal obligations associated with the retirement of tangible long-lived assets and an asset retirement cost (“ARC”) was capitalized as part of the carrying value of the associated asset. Upon initial application of SFAS No. 143, a cumulative effect of a change in accounting principle of $0.1 million was also recorded in order to recognize a liability for any existing AROs adjusted for cumulative accretion, an increase to the carrying amount of the associated long-lived asset and accumulated depreciation on the capitalized cost.

Net Income Summary

In addition to fluctuations in oil and natural gas production and sales prices, our net income can vary significantly from period to period because of events or circumstances which trigger recognition of expenses for unsuccessful wells or impairments of properties. Further, we calculate certain expenses, such as depletion and depreciation, using estimates of oil and natural gas reserves that can vary significantly.

The net loss in 2004 was primarily due to the impairment charge of $202.1 million recorded in the fourth quarter of 2004. The evaluation performed by the Company indicated that certain fields in South Texas and Gulf of Mexico had net book values in excess of the undiscounted future net cash flows associated with their proved NYMEX oil and natural gas property reserve estimates, thus requiring that the net book values of those properties be written down to fair market value based on discounted cash flows. Since the proved property impairment is determined by the Company on a field-by-field basis, the impairment charge may vary significantly between years based on each year’s results.

The effect of the non-cash impairment charge was partially offset by a tax benefit and the gain on sale of discontinued operations. The gain on sale of discontinued operations was a result of the sale of our natural gas properties in the New Mexico San Juan Basin and Colorado Piceance Basin. Net income was also impacted by an increase in affiliated interest expense due to the increase in the inter-company borrowing rate in the fourth quarter of 2004.

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

Revenue (in millions):

	2003	2002	$ Change	% Change
Total revenue	$279.9	$157.4	$122.5	77.8%

The increase in total revenue is explained by category below.

	2003	2002	$ Change	% Change
Oil sales	$10.4	$2.8	$7.6	271.5%
Natural gas sales	269.3	154.2	115.1	74.6%
Other revenue	0.2	0.4	(0.2)	50.0%

Total revenue	$279.9	$157.4	$122.5	77.8%

Production Revenue.    Production revenue increased by $122.5 million or 77.8% for the year ended December 31, 2003 as compared to the year ended December 31, 2002. Oil revenues increased by $7.6 million or 271.5% over 2002 due to an increase in average realized oil prices from $24.09/barrel in 2002 to $29.70/barrel in 2003 offset by a decrease in oil production volumes from 465 MBbls in 2002 to 434 MBbls in 2003. The decrease in oil production volumes was primarily due to decreased production offshore in the Gulf of Mexico. Natural gas sales revenue increased by $115.1 million or 74.6%, in 2003 compared to 2002 primarily due to an increase in natural gas production volumes from 2002 to 2003 by approximately 2.3 MMcf, in addition to, an increase in average realized natural gas prices of $2.23 per Mcf to $5.38 per Mcf in 2003. The overall increase in oil and natural gas production volumes of 2.3 MMcfe was primarily due to the increase in volumes in the Sacramento Basin in California offset by a decline in our offshore Gulf of Mexico wells due to capital constraints of Calpine, our former parent. Also, significant fluctuations in product prices can significantly impact our revenue from existing properties in any period. See “Quantitative and Qualitative Disclosure about Market Risk”.

Operating costs and expenses (in millions):

	2003	2002	$ Change	% Change
Operating costs and expenses	$150.1	$128.1	$22.0	17.2%

The increase in total operating costs and expenses is explained by category below.

	2003	2002	$ Change	% Change
Lease operating expense	$29.6	$25.3	$4.3	17.0%
Depreciation, depletion and amortization	72.8	64.1	8.7	13.6%
Exploration expense	4.1	5.8	(1.7)	(29.3)%
Dry hole costs	12.6	4.5	8.1	180.0%
Proved property impairment	2.9	6.0	(3.1)	(51.7)%
Treating and transportation	4.8	2.3	2.5	108.7%
Affiliated marketing fees	2.9	2.1	0.8	38.1%
Production taxes	3.7	3.2	0.5	15.6%
General and administrative costs	16.7	14.8	1.9	12.8%

Total operating costs and expenses	$150.1	$128.1	$22.0	17.2%

Lease Operating Expense.    Our lease operating expense increased approximately $4.3 million in 2003 from $25.3 million in 2002, to $29.6 million in 2003. The increase of $4.3 million is due to higher oil and natural gas production volumes of 2.3 MMcfe, which impacted costs by $1.2 million and our increase in production being in areas of higher operating costs resulting in increased costs of $3.1 million.

Depreciation, Depletion and Amortization.    Depreciation, depletion and amortization expense was $72.8 million in 2003 compared to $64.1 million in 2002 mainly due to the increase in capitalized costs of oil and gas properties of $42.9 million and production volumes of 2.3 MMcfe in 2003 over 2002.

Exploration Expense.    Exploration costs decreased $1.7 million to $4.1 million in 2003 from $5.8 million in 2002. This is primarily due to a decline in exploration activity in 2003 from 2002.

Dry Hole Costs.    Dry hole costs increased $8.1 million to $12.6 million in 2003. This is primarily due to dry hole costs related to our exploration program in 2003 for our Callaghan Ranch field of $4.3 million, our Schuster Flats field of $1.0 million and our Offshore Louisiana South Pelto field of $2.4 million.

Proved Property Impairment.    A non-cash impairment charge of $2.9 million and $6.0 million was recorded in 2003 and 2002, respectively. The downward revisions of the estimates were based on the independent reservoir engineer’s year-end reserve report, which reflected production results and drilling activity in those years.

Treating and Transportation.    Treating and transportation increased $2.5 million from $2.3 million in 2002 to $4.8 million in 2003 due to the increase in natural gas production volumes of 2.5 Bcf from 47.1 Bcf in 2002 to 49.6 Bcf in 2003.

Affiliated Marketing Fees.    Affiliated marketing fees increased $0.8 million in 2003 primarily due to the change in affiliated natural gas purchases between 2003 and 2002.

Production Taxes.    Production taxes as a percentage of natural gas and oil sales were 1.3% in 2003 and 2.0% in 2002. Production taxes are primarily based on the wellhead values of production and vary across the different areas that we operate. Production taxes increased as a result of increased production volumes of 2.3 MMcfe.

General and Administrative Costs.    General and administrative costs increased $1.9 million from $14.8 million in 2002 to $16.7 million in 2003. The increase in general and administrative costs is primarily due to higher wages and bonuses in 2003. The corporate overhead allocation from Calpine contributed to the increase as well. As our capital expenditure program increases our production levels, we expect that general and administrative costs per unit of production will decrease on an Mcfe basis.

Other (Income) Expense (in millions):

	2003	2002	$ Change	% Change
Interest expense with affiliates	$19.0	$23.3	$(4.3)	(18.5)%
Non-affiliated interest (income)	—	0.4	(0.4)	100.0%
Other (income) expense	(0.6)	3.1	(3.7)	119.4%

Total other (income) expense	$18.4	$26.8	$(8.4)	(31.3)%

Provision (benefit) for income taxes	$44.5	$1.0	$43.5	4,350.0%
(Gain) Loss on discontinued operations, net of tax	(4.4)	1.7	(6.1)	358.8%
Cumulative effect of change in accounting principle, net of tax	(0.1)	—	(0.1)	100.0%
Net income (loss)	71.4	(0.2)	(71.6)	35,800.0%

Interest Expense with Affiliates.    Interest expense with affiliates decreased as a result of decreased average affiliated party debt of $444.1 million in 2003 as compared to $528.2 million in 2002. Interest rates on affiliated party debt remained flat at 8.75% for 2003 and 2002. Capitalized interest was $20.2 million in 2003 compared with $22.1 million capitalized in 2002.

Other (Income) Expense.    Other (income) decreased by $3.7 million primarily from gain on sale of properties of $1.4 million offset by a loss on a derivative transaction of $1.5 million in connection with the acquisition of Michael Petroleum in August 2001.

Income Tax Expense.    For 2003 and 2002, the effective tax rate was 40.0% and 39.1%, respectively. The provision for income taxes differs from the tax computed at the federal statutory income tax rate due to state taxes. Future effective tax rates could be adversely affected if earnings are lower than anticipated, if unfavorable changes in tax laws and regulations occur, or if the Company experiences future adverse determinations by taxing authorities after any related litigation.

(Gain) Loss on Discontinued Operations, Net of Tax.    Discontinued operations, net of tax increased $6.1 million. The change in discontinued operations is a result of the change in operating results from discontinued operations which comprise the Colorado and New Mexico properties.

Cumulative Effect of Change in Accounting Principle.    We adopted Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), as of January 1,

2003. SFAS No. 143 requires us to record the fair market value of a liability for an asset retirement obligation (“ARO”), net of salvage value, in the period in which it is incurred. Upon adoption of SFAS No. 143, we recorded a liability for the present value of all legal obligations associated with the retirement of tangible long-lived assets and an asset retirement cost (“ARC”) was capitalized as part of the carrying value of the associated asset. Upon initial application of SFAS No. 143, a cumulative effect of a change in accounting principle of $0.1 million was also recorded in order to recognize a liability for any existing AROs adjusted for cumulative accretion, an increase to the carrying amount of the associated long-lived asset and accumulated depreciation on the capitalized cost.

Net Income Summary

As discussed above, the increase in revenue is primarily due to an increase in our natural gas sales revenue by $115.1 million or 74.6%, in 2003 compared to 2002 primarily due to a increase in production volumes from 2003 to 2002 by approximately 2.3 MMcf, in addition to, an increase in natural gas prices of $2.23 per Mcf. The overall increase in costs and expenses was due to volume related costs such as lease operating costs of $4.3 million, depreciation, depletion and amortization of $8.7 million and production taxes of $0.5 million. Additionally, transportation and marketing fees increased by $2.5 million due to the increased production levels. As a result of increased exploration activity, we experienced an increase in exploration and dry hole costs of $6.4 million which resulted from dry hole costs of $8.0 million on wells drilled in our exploration program in 2003 for our Callaghan Ranch field of $4.3 million, our Schuster Flats field of $1.0 million and our Offshore Louisiana South Pelto field of $2.4 million offset by lower geophysical and geological costs of $2.6 million. The overall decrease in other (income) expense is due to a reduction in interest expense with affiliates of $4.3 million, loss on a derivative transaction of $1.5 million in connection with the acquisition of Michael Petroleum in August 2001, and the change in discontinued operations is a result of the change in operating results from discontinued operations which comprise the Colorado and New Mexico properties. The increase in the provision for taxes is due to the overall increase in net income of $71.6 million, as the effective tax rate was relatively consistent between periods.

Liquidity and Capital Resources

Our cash flows depend on many factors, including the price of oil and natural gas and the success of our development and exploration activities as well as future acquisitions. We will actively manage our exposure to commodity price fluctuations by executing derivative transactions to hedge the change in prices of our production thereby mitigating our exposure to price declines, but will also limit our earnings potential in periods of rising natural gas prices. This derivative transaction activity will allow us the flexibility to continue to execute our capital plan if prices decline during the period our derivative transactions are in place. In addition, the majority of our capital expenditures will be discretionary and could be curtailed if our cash flows declined from expected levels. In connection with entering into our credit facilities, we entered into a series of natural gas fixed-price swaps for a significant portion of our expected production through 2009. Additionally, we may enter into other agreements including fixed-price, forward price, physical purchase and sales contracts, futures, financial swaps, option contracts and put options.

Senior Secured Revolving Line of Credit.    BNP Paribas, on July 7, 2005 provided us with a senior secured revolving line of credit concurrent with the Acquisition in the amount of up to $400 million. This revolving line of credit was syndicated to a group of lenders on September 27, 2005. Availability under the revolver is restricted to the borrowing base, which initially was $275 million and was reset to $325 million, upon amendment, as a result of the hedges put in place on July 7, 2005 and the favorable effects of the exercise of the over-allotment option we granted through which we received $70 million of funds (net of transaction fees). In July 2005, we repaid $60 million of borrowings on the Revolver. The borrowing base is subject to review and adjustment on a semi-annual basis and other interim adjustments, including adjustments based on our hedging arrangements. Amounts outstanding under the revolver bear interest, as amended, at specified margins over the London Interbank Offered Rate (LIBOR) of 1.25% to 2.00%. Such margins will fluctuate based on the utilization of the facility. Borrowings under the Revolver are collateralized by perfected first priority liens and security interests on substantially all of our assets, including a mortgage lien on oil and natural gas properties having at least 80% of the PV-10 value initially based on the Netherland Sewell modified roll forward as of April 30, 2005, a guaranty by all of our domestic subsidiaries, a pledge of 100% of the stock of domestic subsidiaries, and a lien on cash securing the Calpine gas purchase and sale contracts. These collateralized amounts under the mortgages are subject to semi-annual reviews based on updated reserve information. We are subject to the financial covenants of a minimum current ratio of not less than 1.0 to 1.0 as of the end of each fiscal quarter and a maximum leverage ratio of not greater than 3.5 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, measured quarterly with the pro forma effect of acquisitions and divestitures. At September 30, 2005, our current ratio was 5.5 to 1.0 and our leverage ratio was 1.4 to 1.0. In addition, we are subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. We were in compliance with all covenants at September 30, 2005. All amounts drawn under the revolver are due and payable on July 7, 2009.

Second Lien Term Loan.    BNP Paribas, on July 7, 2005, also provided us with a second lien term loan concurrent with the Acquisition, in the amount of $100 million. This loan was reduced to $75 million and syndicated to a group of lenders including BNP Paribas on September 27, 2005. Borrowings under the term loan initially bore interest at LIBOR plus 5.00%. On September 27, 2005, we repaid $25 million of borrowings on the Term Loan. As a result of the hedges put in place on July 7, 2005 and the favorable effects of our private equity placement, as described above, the interest rate for the second lien term loan has been reduced to LIBOR plus 4.00%. The loan is collateralized by second priority liens on substantially all of our assets. We are subject to the financial covenants of a minimum asset coverage ratio of not less than 1.5 to 1.0 and a maximum leverage ratio of not more than 4.0 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, measured quarterly with the pro forma effect of acquisitions and divestitures. At September 30, 2005, our asset coverage ratio was 3.6 to 1.0 and our leverage ratio was 1.4 to 1.0. In addition, we will be subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. We were in compliance with all covenants at September 30, 2005. The revised principal balance is due and payable on July 7, 2010.

Cash Flows from Operations

	Successor	Predecessor
	Three Months Ended September 30, 2005	Six Months Ended June 30, 2005	Nine Months Ended September 30, 2004	Year Ended December 31,
				2004	2003	2002
		(In thousands)
Cash flows provided by operating activities	$64,409	$59,379	$134,201	$125,600	$145,095	$47,635
Cash flows used in investing activities	(937,592)	(30,645)	139,490	164,433	(77,343)	(59,228)
Cash flows provided by (used in) financing activities	980,156	(27,239)	(272,943)	(290,334)	(71,498)	(5,145)

Net increase (decrease) in cash and cash equivalents	106,973	$1,495	$748	$(301)	$(3,746)	$(16,738)

Operating Activities.    Net cash provided by operating activities for the three months ended September 30, 2005 was $64.4 million generated from total production of 7.0 Bcfe. Natural gas prices averaged $8.03 per Mcf, including the effects of hedging, and oil averaged $60.03 per Bbl during this period.

Net cash provided from operating activities for the six months ended June 30, 2005 was $59.4 million generated from total production of 15.5 Bcfe. Natural gas prices averaged $6.59 per Mcf and oil averaged $49.86 per Bbl during this period.

Total net cash provided by continuing operating activities for the nine months ended September 30, 2004 was $90.1 generated from total production of 31.3 Bcfe. Natural gas prices averaged $5.86 per Mcf and oil averaged $37.89 per Bbl during this period.

Net cash provided by operating activities for the year ended December 31, 2004 decreased $19.5 million from December 31, 2003. The decrease is primarily due to lower production volumes for the year ended December 31, 2003 and 2004, respectively that were slightly offset by higher commodity prices. Production volumes decreased 22% from 52.2 Bcfe to 40.9 Bcfe for the year ended December 31, 2003 and 2004, respectively. The average realized prices increased 13% from $5.36 per Mcf in 2003 to $6.06 per Mcf in 2004.

Net cash provided by operating activities for the year ended December 31, 2003 increased $97.5 million from the year ended December 31, 2002. Production revenues increased by $122.5 million or 77.8% for the year ended December 31, 2003 as compared to the year ended December 31, 2002 due to both an overall increase in oil and natural gas production volumes of 2.3 MMcfe and an increase in oil prices from $24.09/barrel in 2002 to $29.70 per barrel in 2003 and average realized natural gas prices from $2.23 per Mcf in 2002 to $5.38 per Mcf in 2003. This revenue increase was partially offset by a corresponding increase in operating costs and taxes.

Investing Activities.    The primary driver of cash used in investing activities is capital spending and sale of properties. Cash (used) in investing activities for the three months ended September 30, 2005 was $(937.6) million due to the acquisition of the domestic oil and gas business of Calpine in the amount of $910 million in total capital expenditures.

Cash (used) in investing activities for the six months ended June 30, 2005 was $(30.6) million related to capital expenditures of $32.2 million. Capital expenditures were curtailed significantly due to capital constraints imposed by Calpine.

For the nine months ended September 30, 2004, cash flow from investing activities was $139.5 million and included $182.4 million generated from the disposal of property and equipment due to the completed sale of our Rocky Mountain natural gas properties.

Cash used in investing activities increased by $241.8 million from 2003 to 2004 primarily due to the completed sale of our Rocky Mountain natural gas properties that were primarily concentrated in the two geographic areas of the Colorado Piceance Basin and the New Mexico San Juan Basin. As a result of the sale, Calpine recorded income from discontinued operations, net of tax of $68.4 million.

In 2003, cash used in investing activities increased $18.1 million due to cash used in discontinued operations of $15.2 million. This increase in cash used in 2003 over 2002 was generated from the sale of properties in Colorado and New Mexico which contributed to cash in 2002.

Financing Activities.    Net cash used in financing activities for the three months ended September 30, 2005 was $980.2 million. This was due to $800 million in equity offering proceeds net of $55.0 million in transaction fees and $325 million in our senior credit facility for the acquisition of the oil and natural gas properties of Calpine and operating needs offset by repayment of $85.0 million of long-term debt and $5.1 million of deferred loan costs.

Net cash used in financing activities for the six months ended June 30, 2005 was comprised of repayments of notes to affiliates totaling $27.2 million.

Cash flows from financing activities for the nine months ended September 30, 2004 was comprised of repayments of notes payable to affiliates of $272.9 million.

Net cash used in financing activities increased $218.8 million from $71.5 million for the year ended December 31, 2003 to $290.3 million for the year ended December 31, 2004. The variance is due primarily to increased payments on notes to affiliates of approximately $224 million, resulting from asset sales, offset by payment on performance bonds in 2003 of $6.4 million.

The increase in cash used in financing activities from the year ended December 31, 2002 to the year ended December 31, 2003 of $66.3 million is due to increased payments on notes to affiliates.

Commodity Prices and Related Hedging Activities

The energy markets have historically been very volatile and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. To mitigate our exposure to changes in commodity prices, management has adopted a policy of hedging oil and natural gas prices from time to time primarily through the use of certain derivative instruments including fixed price swaps, costless collars, and put options. Although not risk free, we believe this policy will reduce our exposure to commodity price fluctuations and thereby achieve a more predictable cash flow. Consistent with this policy, and in connection with entering into our credit facilities on July 7, 2005, we have entered into a series of natural gas fixed-price swaps, which are intended to establish a fixed price for a significant portion of our expected natural gas production through 2009. The fixed-price swap agreements we have entered into require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a notional quantity of natural gas without the exchange of underlying volumes. The notional amounts of these financial instruments are based on expected proved production from existing wells.

In accordance SFAS 133, as amended, all derivative instruments are recorded on the balance sheet at fair market value and changes in the fair market value of the derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a hedge transaction, and depending on the type of hedge transaction. Our derivative contracts are cash flow hedge transactions in which we are hedging the variability of cash flow related to a forecasted transaction. Changes in the fair market value of these derivative instruments are reported in other comprehensive income and reclassified as earnings in the period(s) in which earnings are impacted by the variability of the cash flow of the hedged item. We assess the effectiveness of hedging transactions every three months, consistent with documented risk management strategy for the particular hedging relationship. Changes in the fair market value of the ineffective portion of cash flow hedges are included in earnings.

Our current hedge positions are with a counterparty that is a lender in our credit facilities. This allows us to securitize any margin obligation resulting from a negative change in the fair market value of the derivative contracts in connection with our credit obligations and eliminate the need for independent collateral postings. As of September 30, 2005, we had no deposits for collateral.

The following table sets forth the results of third party hedging transactions settled as of September 30, 2005:

Natural gas
Quantity settled (MMBtu)	3,172,000
Increase (Decrease) in Natural Gas Sales Revenue	$(2,220,884)

In connection with the Acquisition, we did not inherit any derivative positions nor were assigned any hedging agreements.

Interest Rate Risks

Borrowings under our revolving line of credit, mature on July 7, 2009 and bear interest at a LIBOR-based rate. This exposes us to risk of earnings loss due to changes in market rates. Although we continue to evaluate the risks related to this exposure, we have not entered into any interest rate swap agreements to mitigate such risk as of September 30, 2005. If we determine the risk may become substantial and the costs are not prohibitive, we may enter into interest rate swap agreements in the future.

Capital Requirements

The following table summarizes information regarding our estimated capital expenditures for the three months ending December 31, 2005 (successor), our historical capital expenditures for the three months ended September 30, 2005 (successor), the six months ended June 30, 2005 (predecessor), and the historical capital expenditures for the year ended December 31, 2004 (predecessor). The estimates are subject to change depending upon a number of factors, including availability of capital, drilling results, oil and natural gas prices, costs of drilling and completion and availability of drilling rigs, equipment and labor:

	Successor		Predecessor
	Estimated Three Months Ending December 31, 2005	Actual Three Months Ended September 30, 2005	Actual Six Months Ended June 30, 2005	Actual Year Ended December 31, 2004
	(In thousands)
Development capital expenditures:
Sacramento Basin	$2,796	$1,288	$4,166	$6,025
South Texas	10,240	9,533	12,874	19,730
Gulf of Mexico	881	1,501	246	1,813
Rocky Mountains	945	1,557	965	—
Other	1,660	269	1,558	1,826

Total development capital expenditures	16,522	14,148	19,809	29,394

Exploration capital expenditures(1):
Exploration activities:
Sacramento Basin	6	14	406	2,214
South Texas	—	—	1,585	11,995
Gulf of Mexico	8,339	3,410	7,727	2,361
Rocky Mountains	94	591	137	—
Other	4,777	1,380	964	2,309
Leasehold	10,215	6,883	2,617	3,559
Delay rentals	60	22	443	507
Seismic	867	169	513	199
Geological and geophysical	606	777	—	—
Corporate other	1,081	515	—	—

Total exploration capital expenditures	26,045	13,761	14,392	23,144

Total capital expenditures(2)	$42,567	$27,909	$34,201	$52,538

(1)	Some of our projected pre-drilling exploration capital expenditures are expected to be made on lands we do not currently have leased and/or for which we have not yet obtained and/or analyzed seismic data.

(2)	The amount for 2004 (predecessor) excludes $1.3 million of capitalized interest, $3.1 million of overhead, $10.0 million of compressor station and gathering system expense and $1.4 million for acquisition properties. Our total capital expenditures in 2004 of $52 million, including these exclusions, corresponds to 2004 total capital costs of $69 million as defined under Statement of Financial Accounting Standards (“SFAS”) No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies” on page F-33. The three month period ended September 30, 2005 (successor) excludes $0.3 million of capitalized interest. The six-month period ending June 30, 2005 (predecessor) excludes $(0.7) million of capitalized interest and $1.7 million of overhead. Projected capital expenditures for the three months ended December 31, 2005 (successor) does not include allocations of capitalized interest. Corporate Other consists of corporate costs related to IT Software/Hardware, office furniture & fixtures, and license transfer fees.

We expect to fund this capital expenditure budget out of available cash and cash flow from operations and, if necessary, from our available borrowing base under our credit facilities. If cash and cash flows are not adequate, we may not be able to fund the amounts set forth above without incurring further indebtedness or accessing the equity or debt capital markets.

Commitments and Contingencies

As is common within the industry, we have entered into various commitments and operating agreements related to the exploration and development of and production from proved oil and natural gas properties. In addition we have entered into several agreements with Calpine and its affiliates discussed in “Description of Separation from Calpine” that are discussed separately and not included below. It is management’s belief that such commitments will be met without a material adverse effect on our financial position, results of operations or cash flows.

Contractual Obligations.    At September 30, 2005, the aggregate amounts of our contractually obligated payment commitments for the next five years are as follows:

Contractual Obligations	Total	2005	2006 to 2007	2008 to 2009	2010 & Beyond
	(In thousands)
Senior secured revolving line of credit(1)	$165,000	$—	$—	$165,000	$—
Second lien term loan(1)	75,000	—	—	—	75,000
Operating leases	16,032	427	3,840	4,007	7,758
Interest payments on long-term debt	81,091	5,204	38,009	33,343	4,535

Total contractual obligations	$337,123	$5,631	$41,849	$202,350	$87,293

(1)	See “Managements Discussion and Analysis-Liquidity and Capital Resources” and notes to consolidated/combined financial statements.

Asset Retirement Obligation.    The Company also has liabilities of $8.2 million related to asset retirement obligations on its Consolidated/Combined Balance Sheet at September 30, 2004. Due to the nature of these obligations, the Company cannot determine precisely when the payments will be made to settle these obligations. See Note 4 of Notes to Unaudited Consolidated/Combined Financial Statements.

Purchase and Sale Agreement with Calpine.    Under our purchase and sale agreement with Calpine, Calpine agreed to transfer to us certain properties, the transfer of which requires the consent of third parties. At the closing of our Acquisition July 7, 2005, title to properties having an aggregate PV-10 value at April 30, 2005 of approximately $75 million remained with Calpine subject to receipt of consents. As provided in the purchase and sale agreement, we retained approximately $75 million in cash, out of the total purchase price pending completion of these assignments. At the time of the Calpine bankruptcy, we were preparing to consummate the assignments of these properties with Calpine (excluding $3.0 million relating to properties for which consent had not been obtained and approximately $7 million relating to properties for which a preferential right has not been waived). Because of Calpine’s bankruptcy, we may experience delay or frustration of our ability to complete these purchases. If these assignments do not occur, the approximately $75 million retained pending these assignments will be available to us to use for general corporate purposes.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonable possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk.    Our major market risk exposure is in the pricing of our oil and natural gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market prices applicable to our U.S. natural gas production. Pricing for oil and natural gas production has been volatile and unpredictable for several years, and we expect this volatility to continue in the future. The prices we receive for production depend on many factors outside of our control. Based on daily production for the nine months ended September 30, 2005 and annualized, our annual income before income taxes would change by approximately $2.8 million for each $0.10 change in natural gas prices and approximately $360,000 for each $1.00 change in crude oil prices.

We use derivative transactions to manage exposure to commodity prices. Our objectives for holding derivative instruments are to achieve a consistent level of cash flow to support a portion of our planned capital spending. Our use of derivative transactions for hedging activities could materially affect our results of operations in particular quarterly or annual periods since such instruments can limit our ability to benefit from favorable price movements. We do no enter into derivative instruments for trading purposes.

We believe the use of derivative transactions, although not free of risk, allows us to reduce our exposure to oil and natural gas sales price fluctuations and thereby achieve a more predictable cash flow. While the use of derivative instruments limits the downside risk of adverse price movements, their use may also limit future revenues from favorable price movements. Moreover, our derivative contracts generally do not apply to all of our production and thus provide only partial price protection against declines in commodity prices. We expect that the amount of our derivative contracts will vary from time to time.

Our fixed-price swap agreements are used to fix the sales price for our anticipated future oil and natural gas production. Upon settlement, we receive a fixed price for the hedged commodity and pay our counterparty a floating market price, as defined in each instrument. These instruments are settled monthly. When the floating price exceeds the fixed price for a contract month, we pay our counterparty. When the fixed price exceeds the floating price, our counterparty is required to make a payment to us. We have designated these swaps as cash flow hedges.

As of September 30, 2005, we had the following financial fixed price swap positions outstanding:

PG&E Citygate Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Average	Fair Market Value (In thousands)
	MMBtu/day	MMBtu	%	Fixed Price per MMBtu	Gain/(Loss)
2005	52,000	4,784,000	45%	$7.389	$(22,961)
2006	45,000	16,425,000	44%	7.923	$(49,691)
2007	36,300	13,249,500	36%	7.617	$(21,092)
2008	30,876	11,300,616	31%	7.297	$(9,532)
2009	26,141	9,541,465	29%	6.989	$(3,895)

Total		55,300,581			$(107,171)

(1)	Based on April 30, 2005 modified roll forward.

Consistent with our hedge policy, on December 7, 2005 we entered into two costless collar transactions, which are intended to establish a floor price and ceiling price for a portion of our expected production in 2006. If the floating price each month at the settlement point is greater than the ceiling price, we pay the counterparty an amount equal to the positive difference between the floating price and the ceiling price multiplied by the notional volume for the contract month. If the floating price for each month is less than the floor price, the counterparty pay us an amount equal to the positive difference between the floating price and the floor price multiplied by the notional volume for the contract month.

The following table describes our open costless collar transactions by contract settlement location, associated notional volumes, and contracted ceiling and floor price.

Costless Collars for Calendar Year 2006

Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Floor Price	Ceiling Price
	MMBtu/day	MMBtu	%	$MMBtu	$MMBtu
PG&E Citygate	3,000	1,095,000	3%	$9.00	$14.00
Houston Ship Channel	7,000	2,555,000	7%	$8.75	$14.00

Total	10,000	3,650,000

(1)	Based on April 30, 2005 modified roll forward.

Interest Rate Risks.    On July 7, 2005, we entered into our credit facilities including (1) a senior secured revolving line of credit in the aggregate amount of up to $400 million (the “Revolver”), and (2) a senior secured second lien term loan, initially, in the aggregate amount of $100 million (the “Term Loan”). Both the senior secured revolving line of credit and the senior secured second lien loan were amended and syndicated on September 27, 2005.

Availability under the Revolver is restricted to a borrowing base calculation of value assigned to proved oil and natural gas reserves. The initial borrowing base was $275 million and was reset to $325 million as of the syndication date as a result of the derivative transactions and the favorable effects of our underwriters exercising the over-allotment option we granted in connection with our sale of 45,312,500 shares of our common stock, through which we received $70 million of funds (net of transaction fees), were used to repay $60.0 million of borrowings under the Revolver in July 2005 and the remainder for unspecified operating costs of our oil and natural gas properties and general and administrative costs from our oil and natural gas operations. The borrowing base is subject to review and adjustment on a semi-annual basis and other interim adjustments, including adjustments based on our derivative arrangements. Amounts outstanding under the Revolver bear interest at specified margins over the London Interbank Offered Rate (“LIBOR”) of 1.25% to 2.00%, based on facility utilization. The Revolver will mature on July 7, 2009.

The Term Loan initially in the amount of $100 million was reduced to $75 million on the syndication date. Borrowings under the Term Loan initially bore interest at LIBOR plus 5.00%. In September 2005, $25 million of borrowings under the Term Loan were repaid. As a result of the derivative transactions and the favorable effect of our private equity placement, as described above, the interest rate for the second lien term loan has been reduced to LIBOR plus 4.00%. The Term Loan is collateralized by a second lien on all assets securing the Revolver. The Term Loan will mature on the fifth anniversary of the closing date of the Acquisition which transpired on July 7, 2005.

We had availability under the facility of $160 million as of September 30, 2005. A one hundred basis point increase in each of the LIBOR rate and federal funds rate as of September 30, 2005 would result in an estimated $2.4 million increase in annual interest expense.

DESCRIPTION OF SEPARATION FROM CALPINE

Overview

Prior to our separation from Calpine on July 7, 2005, the domestic oil and natural gas business purchased by Rosetta from Calpine was wholly owned by Calpine. Rosetta was formed by Calpine in June 2005 to acquire all of Calpine’s domestic oil and natural gas business and engage in a sale of all its equity to investors to fund a large portion of the purchase price. We acquired Calpine’s domestic oil and natural gas business in a series of steps in which we acquired subsidiaries of Calpine that owned the domestic oil and natural gas business. For federal income tax and financial accounting purposes, we have treated the Acquisition as an asset purchase. Accordingly, we have stepped up the tax basis and book basis of the purchased assets to the purchase price. This basis has been allocated among the assets acquired and liabilities assumed based on their fair market values.

The structure of the transaction was determined by senior management of Calpine and did not directly involve any current members of Rosetta’s management team. During this process, Calpine did consult with certain members of Rosetta’s management, as necessary. Thus, prior to the sale of 100% of the equity of Rosetta to a group of sophisticated investors on July 7, 2005, Rosetta was wholly owned and controlled by Calpine, and, accordingly, the terms of the purchase agreement, as well as the terms of the related Rosetta equity offering, were determined by Calpine at the direction of its senior management and with the advice of Calpine’s various outside advisors, including advice as to market terms provided by Friedman, Billings, Ramsey & Co., Inc., investment bankers (“FBR”), as initial purchaser and placement agent for Rosetta of Rosetta’s equity.

A primary objective of Calpine in selling its domestic oil and natural gas business was to maximize its proceeds from the sale of the business and utilize the proceeds to reduce Calpine’s indebtedness and for other corporate purposes. The equity interests in Rosetta, which provided a large portion of the funds to complete the Acquisition, were purchased by sophisticated investors who conducted, directly and through their advisors, substantial due diligence as to Rosetta and the business we acquired from Calpine. Management of Rosetta, while not directly involved in negotiations for the sale of the business, was advised that Calpine pursued a number of opportunities to sell the business, and ultimately determined that the structure by which Rosetta was formed and funded produced the best return available to Calpine.

Calpine’s secured lenders, who held mortgage liens on the domestic oil and natural gas properties, voluntarily released their liens against the business acquired by Rosetta on July 7, 2005, so that Rosetta could acquire the business free and clear of all liens in favor of those secured creditors. Rosetta was thus able to provide a new first lien to its new secured, independent creditors at closing. Although Rosetta’s management was not involved in all of the actions and decisions made by Calpine in this process, Rosetta believes Calpine followed customary procedures and received appropriate advice in coming to the conclusion that the transaction with Rosetta was the most appropriate way to receive the best value at the time for the domestic oil and natural gas business. In addition, Calpine represented to Rosetta that it was solvent at the time of the sale of the business to Rosetta.

Management of Rosetta believes that the price paid by Rosetta for the business acquired from Calpine was set primarily by market forces, as further discussed below. The structure of the transaction, as presented to the sophisticated investors, was that the investors would acquire 100% of the equity of Rosetta, which would include specified, disclosed properties and assets being acquired by Rosetta from Calpine, subject to specific, disclosed secured indebtedness of $325 million. Thus, through market action, in a process similar to the establishment of a market price for equities in a public offering of equity, management of Rosetta believes that the price for the Rosetta equity, and thus the purchase price for Calpine’s domestic oil and natural gas business now owned by Rosetta, was negotiated at arm’s length between senior management of Calpine, the sophisticated investors, and FBR as the initial purchaser and placement agent of Rosetta’s equity.

In connection with the transaction, we entered into several agreements with Calpine or Calpine’s subsidiaries, including transition agreement and natural gas contracts. Descriptions of these agreements are discussed below.

Structuring the Acquisition Transaction

Before making a final decision on the structure or price of the Acquisition, Calpine marketed its domestic oil and natural gas business to potential purchasers over a period of months and considered a number of alternatives to maximize its financial return from the properties. After conducting this process and following consultations with its financial advisors Calpine ultimately concluded that the structure that would generate the highest and best sales price for the properties was through the sale of 100% of the equity of a newly created subsidiary that would own the properties, that new subsidiary being Rosetta. The Acquisition was structured as a sale by Calpine of its 100% equity interest in Rosetta, and the consummation at closing of a series of agreements with Rosetta pursuant to which Rosetta agreed to pay Calpine the net proceeds of the sale of all of Rosetta’s equity interests in a private offering to a large group of qualified institutional buyers, plus $325 million in proceeds received from debt financing by Rosetta. In connection with the sale of the equity, Calpine agreed at closing to contribute all of its domestic oil and natural gas business to Rosetta. The net effect of the structure of the transaction was that the purchase price paid to Calpine for the properties was established through the market mechanisms inherent in the offering of the equity of Rosetta. In effect, the purchasers of the equity, who were sophisticated investors acting of their own free will, established the purchase price ultimately received by Calpine. Calpine was under no commitment to transfer the properties to Rosetta or sell the equity until the pricing and closing of the equity offering. Accordingly, Calpine was able to continue to seek the highest price obtainable for these assets up to the date of closing, at whatever means would maximize its return on the properties. Ultimately, Calpine determined after consultation with its various financial and other advisors, its management and its Board of Directors, that the transfer to Rosetta and the proceeds from the sale of Rosetta’s equity along with $325 million in proceeds received from debt financing by Rosetta, as outlined above, resulted in the best price obtainable by Calpine for these assets.

Calpine was first introduced to this structure by FBR in February 2005 as one of the potential forms of transaction for Calpine to realize the value in its domestic oil and natural gas business. From February 2005 until closing on July 7, 2005, Calpine, its management and financial advisors continued to explore various alternative options to the Acquisition. Calpine and Rosetta subsequently engaged FBR to complete Rosetta’s equity offering and the Acquisition.

After determining that Rosetta could obtain financing of $375 million with respect to the properties, management of Rosetta and Calpine agreed that the debt proceeds to be paid to Calpine would be set at $325 million, leaving $50 million, together with the net proceeds from the production and sale of hydrocarbons from the properties from May 1, 2005 through the date of closing, as working capital for Rosetta going forward . Based on its prior marketing efforts and in discussions with its financial advisors, Calpine sought a minimum gross proceeds from the sale of the properties of $1 billion, before expenses and closing adjustments but after underwriter’s discount,. Immediately prior to the closing of the Acquisition, the gross proceeds from Rosetta’s sale of common stock and from the issuance of indebtedness equaled $1.05 billion, which was used to complete the Acquisition and to pay for closing costs and expenses. Additionally, Rosetta withheld from Calpine approximately $75 million for properties not transferred at the initial closing on July 7, 2005, which were intended to be transferred at a subsequent closing upon receipt of record legal title. Calpine’s recent bankruptcy has caused a delay in closing these subsequent transfers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a description of our credit facilities utilized to complete the transaction.

To effect the equity placement, Calpine and Rosetta prepared appropriate offering documents to provide to potential investors. The offering documents included a full description of the properties Rosetta would acquire as well as the modified roll forward sensitivity estimates prepared by Netherland, Sewell & Associates, Inc., at April 30, 2005, for the oil and natural gas properties and the debt structure and amount of debt proceeds to be paid to Calpine at closing. The marketing of the Rosetta equity was directed to sophisticated and knowledgeable investors with substantially all the shares being purchased by qualified institutional buyers who own and invest a minimum of $100 million in securities of unaffiliated issuers and non-US purchasers. All potential investors were provided an opportunity to participate in “road show” presentations, which included members of management of Rosetta, and the opportunity to ask questions concerning the Acquisition and to have access to and review any additional information regarding the properties and the terms of the Acquisition. Several of the investors, including some of the large investors in Rosetta, participated in due diligence meetings in both Denver, Colorado and Houston, Texas along with key members of Rosetta’s management.

Following an extensive offering process and in response to subscriptions of significant, sophisticated investors, Calpine and Rosetta accepted an offering price of $16 per share of stock, or a gross aggregate of $725 million. The proceeds of the equity offering, after deducting certain agreed closing payments and adjustments, together with $325 million of debt proceeds, were paid by Rosetta to Calpine to complete the obligations relating to the transfer of the oil and natural gas properties to Rosetta.

We believe that the process followed in the transfer by Calpine of its domestic natural gas and oil business as described above resulted in Calpine receiving fair value for its properties. The process included a number of financial advisors for Calpine and was a process conducted over several months, with a wide range of options, including asset sales in total or by region to one or more third party purchasers, pursued to achieve the highest available price at that time for the assets. The structuring of the process and the establishment of the purchase price pursuant to which we acquired the business were designed, in large measure, to permit market forces, between a sophisticated corporate seller and sophisticated institutional buyers, to establish a fair price, based on thorough knowledge by both the purchasers and the seller of all material facts and circumstances, the knowledge of prices being paid in comparable transactions and the equal knowledge of the pricing and prospects for oil and gas activities at that time. Following the date of the Acquisition, commodity prices for oil and natural gas have risen. However, the standard for determining the fair value of the transaction requires that the fair value be determined at the date of the transaction and not based on unforeseeable and possible unsustainable spikes in commodity prices. We are confident that a fair value for our transaction both at the effective date and the closing date was achieved for all the reasons set out above.

Purchase and Sale Agreement

In order to consummate the Acquisition with Calpine, we entered into a purchase and sale agreement with Calpine, Calpine Natural Gas Holdings LLC (an entity formed as the holding company for several of the entities acquired from Calpine; “CGH”) and Calpine Fuels Corporation (“Calpine Fuels”) to acquire all of the equity interests of Calpine’s indirect subsidiaries that owned substantially all of Calpine’s domestic oil and natural gas properties. In connection with the purchase of the entities, we agreed that the purchased entities would assume or continue to be responsible for the liabilities and obligations arising from Calpine’s domestic oil and natural gas business, except for certain liabilities expressly retained by Calpine and its affiliates. The liabilities retained by Calpine include obligations relating to sales of oil and natural gas to its affiliates before the May 1, 2005 effective date of the Acquisition and liabilities of Calpine and its subsidiaries that are not related to the businesses of the purchased entities.

Additionally, the purchase and sale agreement provided that Calpine retain all oil and natural gas properties that were not transferred because consents for their transfer were not received at the time of the Acquisition. We and Calpine agreed to use our commercially reasonable efforts to obtain the consents necessary to allow the transfer of the retained properties and, if the consents are received for the retained properties during the six months following the July 2005 closing, we will purchase the retained properties at their allocated values under the purchase and sale agreement as adjusted for any income or expenses relating to the retained properties during the period from the effective date until the transfer of the retained properties. Under the transition services agreement, we agreed to operate the retained properties for a period of up to two years following the July 7, 2005 closing. Although the purchase and sale agreement affords for a conveyance once monthly for those retained properties for which consents have been received in the interim, we have mutually agreed to have an initial conveyance of retained properties in the fourth quarter of 2005 and subsequent conveyance(s) at such times thereafter as such consents are obtained. At each such conveyance, Calpine will deliver partial releases from its lenders and indenture holders will convey all corresponding retained properties in exchange for such allocated values as adjusted. The consents for any remaining retained properties to be transferred at any subsequent conveyances are not expected to be material in value when compared to the total transaction. The purchase and sale agreement affords us six months from the July 7, 2005 closing to complete this process for conveyance of all retained properties and associated partial releases. The recent Calpine bankruptcy may delay or frustrate our ability to close these additional acquisitions. Prior to the Calpine bankruptcy filing, we were ready to close a significant percentage of these outstanding properties.

The purchase and sale agreement contains cross-indemnities that make us responsible for certain liabilities (excepting those liabilities for royalties, employee matters, taxes and scheduled litigation retained by Calpine and other sellers) from the current and historical operations of the purchased companies regardless of when those liabilities arise, and allocate responsibility for liabilities from the other operations of Calpine, CGH or Calpine Fuels to those companies. The purchase and sale agreement also contains indemnification provisions under which we, on the one hand, and, Calpine, CGH and Calpine Fuels, on the other hand, indemnify each other with respect to breaches by the indemnifying party of the purchase and sale agreement. We agreed to indemnify Calpine, CGH and Calpine Fuels for any liabilities arising from misstatements or omissions in the various offering documents for this offering, including this prospectus, except for information regarding Calpine, CGH and Calpine Fuels provided by those companies for inclusion in those documents. Calpine, CGH and Calpine Fuels agreed to indemnify us against liabilities arising from misstatements or omissions in the various offering documents for this offering, including this prospectus to the extent such liabilities arise from information regarding Calpine and its affiliates that is provided by them for inclusion in the offering documents. Calpine’s recent bankruptcy may affect or preclude our ability to enforce our indemnification rights.

In connection with the transfer and assumption agreement and purchase and sale agreement, we assumed the liabilities for two alleged underpaid royalty claims involving Calpine’s domestic oil and gas business that we acquired in the Acquisition, the Killam & Hurd claim, which has been partially settled (however Calpine’s recent bankruptcy may affect this partial settlement), and the J.C. Martin, III claim, which we believe is immaterial. Calpine retains liability for all other scheduled claims and litigation. In the Acquisition, we acquired Calpine Natural Gas L.P. (since renamed Rosetta Resources Operating LP), which is a named party to two remaining scheduled claims and litigation. Calpine is indemnifying us for any liability and is providing our defense in connection with these scheduled claims and litigation. Calpine’s recent bankruptcy may affect or preclude our ability to enforce our indemnification rights. We have otherwise assumed responsibility for litigation and claims arising out of the normal course of Calpine’s oil and gas business that we acquired in the Acquisition. For environmental matters, we do not have any indemnity from Calpine for events occurring prior to closing.

Except for certain excluded items and retained liabilities, Calpine, Calpine Fuels and CGH agreed to indemnify us only to the extent the indemnified losses exceed $10 million in the aggregate. We are restricted from making any claim for indemnification to the extent a single claim is less than $50,000; however, those claims are accumulated in determining whether we have reached the $10 million limitation. Except for certain excluded items and retained liabilities, Calpine’s, Calpine Fuels’ and CGH’s obligation to indemnify us is limited to a maximum aggregate liability of $100 million. Except for certain items, we are obligated to indemnify Calpine, Calpine Fuels, CGH and their affiliates only to the extent the indemnified losses exceed $10 million in the aggregate and any individual claim exceeds $50,000 (provided that any claim below that amount will be accumulated to determine whether the $10 million limitation has been reached). There is no limitation on our maximum liability for indemnification.

The purchase and sale agreement contains a general release under which we release Calpine, CGH, Calpine Fuels and their affiliates, successors and assigns, and Calpine, CGH and Calpine Fuels release us, from any liabilities arising from events between us on the one hand, and Calpine, CGH and Calpine Fuels on the other hand, occurring on or before the closing of the transactions under the purchase and sale agreement, including events in connection with activities to implement this offering. The general release does not apply to obligations under the purchase and sale agreement or any ancillary agreement, to liabilities transferred to us or retained by Calpine, CGH or Calpine Fuels, to future transactions between us, on the one hand, and Calpine, CGH and Calpine Fuels, on the other hand, or to other specified contractual arrangements.

Transfer and Assumption Agreement

Prior to our purchase of Calpine’s oil and natural gas business, Calpine transferred domestic oil and natural gas properties that it directly owned, including related rights, benefits, duties and obligations, to newly formed subsidiaries. The transactions were addressed in a transfer and assumption agreement and were closed immediately prior to the closing of the Acquisition under the purchase and sale agreement. The transferred properties included oil and natural gas leases, wells, related equipment (including gathering systems), all hydrocarbons, contracts, permits, rights-of-way, easements, geological and geophysical data, all lease, land, division order files (including any abstracts of title, title opinions, certificates of title, and title curative documents), applicable contracts and all well and production files.

Calpine requested waivers of the preferential rights to purchase and consents to assignment for certain of the properties and other related assets transferred to the newly formed entities. However, Calpine was unable to obtain a number of these waivers and consents. With regard to the preferential rights, the parties proceeded with the transfer of the properties subject to the preferential rights. For those preferential rights properly exercised, we will consummate the preferential purchase and will receive applicable proceeds from the sale of the applicable properties. For the properties that Calpine did not obtain a waiver of a consent to transfer, those properties were excluded from the transferred properties and retained by Calpine.

Transition Services Agreement

We entered into a transition services agreement with Calpine, Calpine Fuels and Calpine Natural Gas L.P. (since renamed Rosetta Resources Operating LP). The transition services agreement provides that Calpine, as an independent contractor, will make available to us the following services, as and to the extent actually requested by us:

•	payment of accounts payable, collection of accounts receivable, general ledger and financial reporting activities, cash management, and financial control systems;

•	computer and information systems and resources necessary to manage and operate the contributed properties and to facilitate the transfer of data to us;

•	legal and regulatory advisory services, other than entering into arrangements or making filings with any governmental authority on our behalf; and

•	consulting services for the construction and permitting of our natural gas gathering systems.

We are paying Calpine a monthly fee for the level of services that we require. These services are intended to be consistent with past levels of services at fees equivalent to the historical costs for similar services. We are providing our own legal operations, accounting, and treasury functions and have our own systems. Commencing on January 1, 2006, we will be providing our own computer and information systems and services. Consequently, we have reduced the monthly fee for services under the transition services agreement. Calpine is not liable to us, and we agreed to indemnify Calpine with respect to the services, including loss arising out of or in connection with the negligence of Calpine or for which Calpine would be strictly liable, except in the case of gross negligence or willful misconduct of Calpine. Calpine has agreed to indemnify us for any liabilities arising from its gross negligence or misconduct.

The transition services agreement has a general term of one year. However, provisions of the agreement relating to our obligation to provide services to operate the properties retained by Calpine will remain in effect for two years.

As a result of Calpine’s recent bankruptcy filing, we may lose or experience a drop in the level of pipeline services and transition services provided to us under our transition services agreement. Since the date of the Calpine bankruptcy, we have continued to receive these services at generally the same level as we previously have. If necessary, after failure of Calpine to cure any deficiencies that may occur, we will replace these services by engaging third parties or undertake these functions in-house and believe we can do so without any significant effect on our costs or our operations.

Service Agreement

We entered into a marketing and services agreement with Calpine Producer Services, L.P. (“CPS”) for the period through June 30, 2007. The agreement covers all our current and future production during the term of the agreement. CPS will provide services related to the sale of our production including nominating, scheduling, balancing and other customary marketing services and will assist us with volume reconciliation, well connections, credit review, training, severance and other similar taxes, royalty support documentation, contract administration, billing, collateral management, and other administrative functions. All CPS activities will be performed as agent and on our behalf, and under our control and direction. The fee payable by us under the agreement is based on net proceeds of all commodity sales multiplied by 0.75%. At current prices and volumes the fee is approximately $1.9 million per year. We can request a reduction in the fee if our volume increases to 130,000 MMBtu per day and 190,000 MMBtu per day to 0.625% and 0.50% respectively. The service agreement provides that all contracts, agreements, collateral and funds related to the marketing and sales activity be contracted directly with us or our designee, and paid directly to us. This agreement permits either party to audit the other’s financial information or records to determine any compensation paid or owed, and to audit the prices negotiated by CPS on our behalf to confirm that we are receiving market pricing and that the various deductions are appropriate.

As a result of Calpine’s recent bankruptcy filing, we may lose or experience a drop in the level of natural gas marketing services provided to us under our gas marketing services agreement. Since the date of the Calpine bankruptcy, we have continued to receive these services at generally the same level we previously have. If necessary, after failure of Calpine to cure deficiencies that may occur, we will replace these services by engaging third parties or undertake these functions in-house and we believe we can do so without any significant effect on our costs or our operations.

Gas Purchase and Sale Contract

We entered into a contract with Calpine Energy Services, L.P. (“CES”), for the sale of all natural gas produced from all of our existing producing leases in production as of May 1, 2005 located in the Sacramento Basin of California, through December 31, 2009. This production comprises approximately 40% of our current overall production based on MMcfe/d and represents approximately 46% of our PV-10 proved property reserve value at April 30, 2005. Under these contracts, we are required to sell but CES is not required to purchase this production.

The price to be paid for the natural gas under the contract is the first of month spot market price defined as the price for natural gas deliveries at the “PG&E Citygate” as published in Natural Gas Intelligence Bidweek Survey less the then effective “As Available” PG&E Silverado transportation and shrinkage rate as found in the most recent tariff. Payment for the natural gas is due on the 25th day of each month following each month of production. Payments under the contract are collateralized by daily margin payments by Calpine to our collateral account. In the event of a default by Calpine, we could be exposed to the loss of up to four days of natural gas sales revenue, which at December 21, 2005 prices and volumes would be approximately $2.0 million. If payment is not received by the due date or if the obligations are not fully collateralized, we may immediately cease delivering natural gas under the contract and re-sell the natural gas on a spot basis until the default is cured and/or the appropriate security is re-established. If any payment default is paid within 60 days of the default and collateral is re-established, we have agreed to resume deliveries under the contract. If any payment default is not cured within 60 days, we may terminate the contract.

We have no specific volume delivery commitments under the contract but must deliver all of our natural gas that we produce from the covered Sacramento Basin of California leases. If CES refuses to take natural gas, whether at CES’ option in its sole discretion, because the natural gas fails to meet quality specifications or the occurrence of a force majeure event, we may sell the natural gas to other purchasers in transactions committing our natural gas for up to 30 days at a time, until such time as Calpine is able to accept the natural gas production. If CES does not take natural gas for 120 consecutive days, we have the right to terminate the contract early.

The contract also gives CES a right to match any offer by a third party to purchase all or a portion of the covered Sacramento Basin of California natural gas production, under industry standard terms and conditions with comparable price and credit support for a ten year period after December 31, 2009. Calpine’s recent bankruptcy may affect Calpine’s ability to continue purchasing natural gas from us. If the contract terminates, we will sell to third parties our natural gas at market prices.

Agreement of Sublease

Calpine Natural Gas, L.P., which we purchased in the Acquisition, entered into an agreement with Calpine Central, L.P., a subsidiary of Calpine, to sublease approximately 54,816 rentable square feet (“RSF”), which comprise the 27th and 28th floors of the Calpine Center building located in Houston, Texas. This sublease expires on December 14, 2013.

Under the terms of the sublease, we are required to pay the following rents:

•	annual base rent payable in equal monthly installments in advance on the first day of the month in an amount equal to $18 per RSF; increasing 5% each year starting January 1, 2006;

•	additional annual rent payable in equal installments in advance on the first day of the month in an amount calculated based on our proportionate share of the property landlord’s operating expenses, which payments are estimated to be approximately $3,100 per month; and

•	an annual management fee equal to three percent of a $26.40 per RSF base rent and additional rent.

Assignment and Assumption of Lease Agreement

We entered into an agreement with Calpine for the assignment of a lease for 13,857 square feet of office space in Denver, Colorado. This lease expires December 31, 2008. Under the terms of this assigned lease, we are required to pay the following rents:

•	annual base rent payable in equal monthly installments in advance on the first day of the month in an amount equal to $22 per square foot; and

•	additional rent based on a pro rata share of the property landlord’s operation expenses, in the amount of approximately $9,644 per month, payable in advance on the first day of the month.

Employee and Employee Benefits Matters Agreement

We entered into an agreement with Calpine, Calpine Administrative Services, Inc., CGH and Calpine Fuels at the same time as the purchase and sale agreement to address employee and employee benefits matters. Under this agreement, Calpine, Calpine Administrative Services, Inc., CGH and Calpine Fuels retain responsibility, and indemnify us, for all employment and benefits liabilities and obligations relating to their employees prior to our acquisition of Calpine’s oil and natural gas business. However, we assumed Calpine’s obligations under the employment agreement between Calpine and Michael J. Rosinski, our chief financial officer, and had the right, but not the obligation, to offer employment to employees of Calpine in its oil and natural gas business. We agreed to indemnify Calpine for all employment and benefit liabilities after the date of employment for any employees that we hired from Calpine, but did not assume any liability relating to their employment or benefits prior to their hiring. Calpine’s recent bankruptcy may affect Calpine’s, as well as Calpine Administrative Services, Inc.’s, CGH’s, and Calpine Fuels’, ability to fulfill this indemnity obligation.

Transfers Pending at Calpine’s Bankruptcy

At July 7, 2005, we retained approximately $75 million of the purchase price in respect of properties which required third party consent to transfer. We believe that Calpine was obligated to have transferred to us monthly, the record title, free of any mortgages, for all properties for which the jointly requested consents were received or were otherwise cured during each month for the first six months after closing. Had Calpine done so, the parties would have effected a series of subsequent increases to the original adjusted purchase price to reflect the corresponding respective allocated values associated with each month’s closing.

With the exception of $7.1 million of this total allocated value which we will retain to our account (due to such properties being subject to such preferential purchase right and not having been timely cured by our receipt of subsequent consents), we believe all conditions for our receipt of record title, free of any mortgages for all of these properties were satisfied on or before December 15, 2005, with the result that we believe we are the equitable owner of these subsequently cured non-consent properties and that same are not part of Calpine’s bankruptcy estate. We are prepared upon our receipt from Calpine of record title, free of any mortgages, to pay Calpine the balance of such retained allocated value of some $68 million, subject to appropriate adjustment for the associated net revenues through December 15, 2005, in conformity with the parties’ obligations under the Acquisition.

Although we continue to believe that Calpine ultimately will assign us these properties as it is obligated to do under the Acquisition transaction documents, if Calpine does not provide us with record title, free of any mortgages for all of these properties for which we believe we have equitable title, the effect is that we will have a total of approximately $75 million available to us for general corporate purposes or to acquire other properties.

Additionally, at July 7, 2005, Calpine transferred certain properties to us subject to ministerial governmental action accepting us as a qualified assignee and operator. We have received affirmative action by certain governmental agencies as to a significant portion of these properties and are awaiting governmental or regulatory action as to the remainder of these properties which have an approximate total allocated value of $33 million. We expect these agencies to take affirmative action as to our qualification with respect to these properties. In addition, at July 7, 2005, Calpine transferred to us properties having a PV-10 value at April 30, 2005 of approximately $17 million as to which we are awaiting transfer of legal title from Calpine at the date it filed bankruptcy.

Calpine Bankruptcy

We believe that Calpine’s bankruptcy filing will not materially disrupt our operations; however, we expect to encounter increased legal costs and certain delays in resolution of pending issues with Calpine as a result of the filing. The terms of our Acquisition may be subject to judicial review, in part or in whole, and we may experience delay in finalizing some of the assignments and the financial accounting relating to the Acquisition, as discussed above. As a result of these risks and delays, our management’s attention could be diverted from operations, and we may be forced to incur additional legal, accounting and other fees and expenses to protect our interests.

In the bankruptcy proceeding, it is possible that the debtors or other parties in interest may seek to challenge our Acquisition on the grounds that it constituted an actual or constructive fraudulent transfer. We do not believe any such claims would have merit, and we believe that a negative outcome is unlikely. To succeed in such a challenge, the debtors or other parties would have to prove that our Acquisition was consummated either (1) with the intent of hindering, delaying or defrauding current or future creditors of Calpine or (2) that we did not pay fair value and Calpine was insolvent at the time of the Acquisition. See “Risk Factors—Risks Relating to Our Business—Calpine’s recent bankruptcy filing may adversely affect us in several respects”.

We believe that the processes that we and Calpine followed in pricing the Acquisition, as described above in “Description of Separation from Calpine—Structuring the Acquisition Transaction”, resulted in Calpine’s receiving fair value for its domestic oil and natural gas business. Additionally, Calpine represented to us in the purchase and sale agreement that it was solvent at the time of the Acquisition, and we had no reason to believe that representation was inaccurate.

We have engaged bankruptcy counsel to monitor this proceeding and advocate our interests as necessary.

BUSINESS

Rosetta Resources Inc. (as used in this section, the “Company”) is comprised of the domestic oil and natural gas business of Calpine Corporation and affiliates (predecessor, “Calpine”) acquired in July 2005 by the Company (successor). The Company is engaged in oil and natural gas exploration, development, production and acquisition activities in the United States, both onshore and offshore in the Gulf of Mexico and operates as one segment. The Company was formed in June 2005 to acquire the domestic oil and natural gas business of Calpine Corporation. This acquisition closed on July 7, 2005. In October 1999, Calpine purchased Sheridan Energy, Inc. (“Sheridan”), a natural gas exploration and production company operating in northern California and the Gulf Coast region. The Sheridan acquisition provided the initial management team and an operational infrastructure to evaluate and acquire oil and natural gas properties for Calpine. In December 1999, Calpine purchased Vintage Petroleum, Inc.’s interest in the Rio Vista Natural Gas Unit and related areas, representing primarily natural gas reserves located in the Sacramento Basin in northern California. Sheridan was merged into Calpine in April 2000, and Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P.; “RROLP”) was subsequently established. In October 2001, Calpine completed the acquisition of 100% of the voting stock of Michael Petroleum Corporation, a natural gas exploration and production company with operations in south Texas. In September 2004, Calpine sold its natural gas reserves in the New Mexico San Juan Basin and Colorado Piceance Basin and such properties have been reflected as discontinued operations for all periods presented herein. Several members of the Calpine management team, which was responsible for operating Calpine’s oil and natural gas business, joined the Company when we initially closed our transactions with Calpine. See “Selected Historical Consolidated/Combined Financial Data” for results of operations and other financial data for the years ended December 31, 2000 through 2004 (predecessor) and the nine months ended September 30, 2004 (predecessor), the six months ended June 30, 2005 (predecessor) and the three months ended September 30, 2005 (successor). Because of the technical nature of our business and the industry in general, please refer to our Glossary of Oil and Natural Gas Terms beginning on page 134.

Our Strengths

We believe our historical success is, and future performance will be, directly related to the following combination of strengths:

High Quality, Diversified Asset Base.    We own a geographically diversified asset base comprised of long-lived reserves along with shorter-lived, higher return reserves. Approximately 96% of our reserves are natural gas, and almost all of our assets are located in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. We believe this geographic and production profile diversity will enhance the stability of our cash flows while providing us with a large number of development and exploration opportunities, as well as robust geographic scope for additional acquisitions.

Development and Exploration Drilling Inventory.    We have identified over 300 drillable, low to moderate risk locations providing us with multiple years of drilling inventory, and we expect to drill and complete approximately 60% of these locations during the next two years. Approximately 123 of these locations are classified as proved undeveloped. The remaining locations have been designated by us as probable locations. We also have a large and diversified portfolio of what we designate as development and exploration prospects. Our capital expenditure budget is approximately $42.6 million for the last three months of 2005 and $104.7 million for all of 2005. We will manage our exploratory risks and expenditures by selectively reducing our capital exposure in certain high risk projects by partnering with others in our industry.

Operational Control.    We operate approximately 90% of our estimated proved reserves, which allows us to more effectively manage expenses and control the timing of capital allocation of our development and exploration activities.

Experienced Management Team.    Our executive management has an average of over 25 years of experience in the oil and natural gas industry. Key members of our management team built and operated the oil and natural gas business that we acquired from Calpine.

Proven Technical Team with Access to Technological Resources.    Our technical staff in Denver and Houston includes over 20 geologists, geophysicists, engineers and technicians with an average of over 20 years of relevant technical experience. Our staff has a proven record of analyzing complex structural and stratigraphic plays using 3-D geophysical expertise, producing and optimizing low pressure natural gas reservoirs, detecting low contrast, low permeability pay opportunities, drilling, completing and fracing of deep tight natural gas reservoirs, conducting Gulf of Mexico operations and managing horizontal drilling and coalbed methane operations. These core competencies helped us to achieve a drilling success rate of over 80% for the five-year period ended December 31, 2004, and has helped maximize recovery from our reservoirs. Our definition of drilling success is a well that produces hydrocarbons at sufficient rates, which will allow us to recover, at a minimum, our capital investment and operating costs.

Our Strategy

Our strategy is to increase stockholder value by profitably increasing our reserves, production, cash flow and earnings using a balanced program of (1) developing existing properties, (2) exploring undeveloped properties, (3) completing strategic acquisitions and (4) maintaining financial flexibility. The following are key elements of our strategy:

Further Development to Existing Properties.    We intend to further develop the significant remaining upside potential of our properties by working over existing wells, drilling infill locations, drilling step-out wells to expand known field outlines, tapping logged behind pipe pays and lowering field line pressures for additional recoveries. Many of these opportunities were not fully exploited by Calpine because of its restricted capital environment for the last two years. From 2005 through 2007, we expect to spend approximately $209 million on these lower risk development opportunities.

Exploration Growth.    We intend to focus on niche areas in which we have technological and operational advantages. This growth will come from higher-risk, higher-impact opportunities offshore in the Gulf of Mexico, the Wilcox Trend in South Texas, in deep horizons in the Sacramento Basin, and from lower-risk, longer-lived drilling in the shallow Sacramento Basin, the Lobo Sand Trend in South Texas, the Wasatch and Mesa Verde formations in the Uinta Basin and Niobrara chalk in the DJ Basin. While the majority of the prospects will be internally generated, we will, from time to time, participate in third party drilling opportunities. From 2005 through 2007, we expect to spend approximately $234 million on these opportunities.

Acquisition Growth.    We will continually review opportunities to acquire producing properties, undeveloped acreage and drilling prospects. We will particularly focus on opportunities where we believe our reservoir management and operational expertise will enhance the value and performance of acquired properties. Initial acquisition targets will be in and around our major producing and activity areas. We will also use our minor producing field ownerships as islands of control and knowledge to make strategic acquisitions. Our management team has demonstrated success in acquisitions in the past ten years and has developed a significant knowledge base of producing oil and natural gas fields throughout the United States.

Maintain Technological Expertise.    We intend to maintain the technological expertise that helped us to achieve a drilling success rate of over 80% for the five-year period ended December 31, 2004 and helped us maximize field recoveries. We will use advanced geological and geophysical technologies, detailed petrophysical analyses, state-of-the-art reservoir engineering and sophisticated completion and stimulation techniques to grow our reserves and production.

Endeavor to be a Low Cost Producer.    We will strive to minimize our operating costs by concentrating our assets within geographic areas where we can consolidate operating control and capture operating efficiencies. This is particularly true in the Sacramento Basin because of our position as the dominant producer in the region.

Maintain Financial Flexibility.    We intend to optimize unused borrowing capacity under our revolving line of credit by periodically refinancing our bank debt in the capital markets when conditions are favorable. As of September 30, 2005, we had $160 million available for borrowings under our revolving line of credit. Additionally, we expect internally generated cash flow to provide additional financial flexibility, allowing us to pursue our business strategy. We intend to actively manage our exposure to commodity price risk in the marketing of our oil and natural gas production. As part of this strategy and in connection with our credit facilities, we entered into natural gas price fixed-price swaps for a significant portion of our expected production through 2009. Additionally, we may enter into other agreements, including fixed price, forward price, physical purchase and sales contracts, futures, financial swaps, option contracts and put options.

Our Fields

We own oil and natural gas properties, producing and non-producing, in the Sacramento Basin of California, South Texas, the Gulf of Mexico, and the Rocky Mountains. In each area, we are pursuing geological objectives and projects that are consistent with our technical expertise. Our strength and strategies, as discussed above, which include this technical expertise, is concentrated in these particular areas and fields in order to utilize this expertise for the highest potential economic returns. The following is a brief summary of our major producing and exploration activity areas in which we discuss their size, geology and field trap characteristics.

Sacramento Basin

Rio Vista Field and Surrounding Area.    We own and operate all of the Rio Vista Gas Unit and a significant portion of the deep rights below the Rio Vista Gas Unit, which together constitute the greater Rio Vista Field, the largest onshore natural gas field in California and one of the 15 largest natural gas fields in the United States. The field has produced a cumulative 3.6 Tcfe to date since its discovery in 1936. We have a 100% working and an 82% net revenue interest in the Rio Vista Gas Unit. The Rio Vista Field is in the Sacramento Basin, the 7th largest basin in the continental U.S. The California Energy Commission also assigns 419 Bcf of remaining reserves to Rio Vista. We currently produce from over 16 different zones at depths ranging from 2,500 feet to 9,600 feet in the field. The natural gas field trap is a faulted, downthrown rollover anticline, elongated to the northwest. The current productive area is ten miles long and nine miles wide. A majority of the reservoirs are depletion drive with long production histories. From January 1, 2005 to September 30, 2005, the average net daily production in the Sacramento Basin was approximately 34 MMcfe/d from 167 producing wells. We increased gross average daily production in the Sacramento Basin from 25 MMcfe/d in 1997 to 100 MMcfe/d in 2003, but lack of funds since then has resulted in a significant decline in production. As of September 30, 2005, we owned 62,375 net acres in the Rio Vista Field and surrounding Sacramento Basin areas. We are the single largest producer and leaseholder in the basin. Our acreage in the basin holds significant low-risk, low-cost upside potential in 143 currently shut-in wells, 73 proved and probable potential drilling locations, 50 potential development drilling locations, and numerous workover and recompletion projects. Additional reserve potential exists in gathering system optimization projects, numerous fracture stimulation opportunities in lower permeability, low contrast pays, and deeper gas bearing sands.

Sacramento Valley Extension.    We believe our existing land position and financial strength will give us the ability to rapidly expand our Sacramento Basin operations. The Sacramento Valley Extension Project is an extension of work and study done in the redevelopment of the Rio Vista Field and non-operated drilling in nearby pools. Numerous plays are being evaluated, including Mokelumme gorge traps and McCormick fault traps, deeper Winters traps, and shallow Emigh/Capay truncation traps on the east side of the Sacramento Basin. Subtle low contrast and low resistivity pays in the Emigh, Capay, Hamilton and Martinez formations are being pursued for under-exploited and unrecognized potential. Over 80 leads and prospects have been catalogued to date, with more than 80 wells identified which we believe contain bypassed pay. We have approximately 330 square miles of 3-D seismic data and 1,800 miles of 2-D seismic data in Rio Vista and the extension area. The area contains 16 prospective producing formations with historically high production rates at shallow to moderate drill depths. These characteristics, along with generally, inexpensive leases, an expedited regulatory and permitting process, high reserves per well, and a strong local natural gas market should provide for attractive returns on investments.

Other Activities.    We have been actively pursuing lease acquisitions in this area and have added to our leasehold inventory since the date of Acquisition. We have signed a drilling contract, and will begin a drilling program in early December 2005 to drill approximately 38 drilling wells over the next 18 months. There is one completion rig currently working on Rosetta properties in the Rio Vista Field area, and it has performed nine recompletions since June 30, 2005. We expect to add a second completion rig during the first quarter of 2006 to help with the 39 recompletions that are planned for 2006.

South Texas

Lobo Trend.    Discovered in 1973, the Lobo Trend of South Texas is a complex, highly faulted sand that has produced over 7 Tcf of natural gas. The Lobo section produces from tight sands with low permeabilities and high pressures at depths of 8,000 to 10,000 feet. We have achieved a 75% success ratio since August 2001 on wells generated from interpreting 3-D seismic data. We are a significant producer in the Lobo Trend, with over 60,000 net acres, 81 square miles of 3-D seismic, approximately 220 active operated wells and interests in over 100 non-operated wells. For the nine months ended September 30, 2005, our average net production was over 22 MMcfe/d. Our interests range from 56% to 100% working interests. We have identified 78 potential drilling locations on our acreage.

Rosetta completed 41 workover projects in 2005 with six currently in progress. Additional compression is being put in place to accommodate the expected increase in gas production as a result of these well work projects.

Perdido Sands Trend.    We own a 50% non-operating working interest and a 37.5% net revenue interest in approximately 21,000 acres in the Perdido Sands Trend. The Perdido Sands are in isolated fault blocks and are stratigraphically trapped below the Upper Wilcox structures. The Perdido section is comprised of tight natural gas sands requiring significant fracture stimulation. Horizontal drilling has been very successful in maximizing natural gas recovery. The primary potential in the Perdido is from 9,500 to 12,000 feet. For the nine months ended September 30, 2005, our average net daily production was 10 MMcfe/d. As of June 30, 2005, we have identified 32 additional locations on our acreage and have achieved an 80% success ratio on our drilling since March 2003.

We have drilled three wells in this area, all of which are currently producing.

Colorado County Prospect.    In January 2006, we completed drilling a lower Wilcox prospect in Colorado County, Texas, which resulted in a dry hole.

Live Oak County Prospect.    Through the interpretation of 3-D seismic data, we have identified four structures at approximately 16,500 feet in the Sligo Reef Trend in Live Oak County. Two of these structures were previously drilled and produced by other operators. One structure has produced 33 Bcfe since 1983 from one well on the south end of our 3-D data, and a second structure on the north end of our data coverage produced 12 Bcfe since 1987, also from one well. We currently have approximately 2,500 net acres under lease and plan to bring in a suitable industry partner(s) to join in the drilling of the initial test well to evaluate this prospect.

Frio, Vicksburg, Yegua and Wilcox Trends.    In the Frio Trend, the Dunn Peach discovery well was drilled in 2004 on Padre Island in Kleberg County. Two more development wells and one dry hole were drilled in 2005. A 5th well was drilled and logged in December 2005 and should be online in February 2006. Two additional development wells will be drilled in 2006. In Colorado County, we are pursuing amplitude plays between 3,500 and 7,000 feet in the Frio and Yegua trends. In the Wilcox, we are pursuing normally pressured structural closures at 10,000 feet and over-pressured closures from 14,000 to 17,500 feet. All of these projects are based on high quality 3-D seismic data. As of September 30, 2005, we have eight prospects in the Frio, Yegua and Upper Wilcox trends of Colorado County, with nine wells expected to be drilled within the next twelve months. We are pursuing numerous additional opportunities in these trends.

Gulf of Mexico

Federal Waters.    As of September 30, 2005, we had 23,640 net acres on seven blocks in the Gulf of Mexico. Through September 2005 our average net production was 8 MMcfe/d. We expect this number to increase as we recover from the effect of Hurricanes Katrina and Rita. We have operating and non-operating working interests in these blocks ranging from 20% to 100%.

We are exploring in deltaic and channel sands that normally exhibit strong hydrocarbon indicators, including high amplitude anomalies on 3-D seismic. In early 2005, in a joint venture, we participated in a discovery well in the South Timbalier area. Five new lower risk exploratory wells are planned in the next 24 months.

We have expanded our joint venture on the Louisiana offshore shelf to jointly acquire and reprocess approximately 800 square miles of 3-D seismic data. The primary objectives in this area are the Pleistocene, Pliocene, and deeper Miocene sands, which exhibit very strong amplitude anomalies or hydrocarbon indicators when charged with natural gas. Over the next three years, we intend to acquire, reprocess and interpret 3-D seismic data, purchase or farm-in prospective lease blocks, and expect to drill at least ten new prospects.

Through our participation in a joint venture, we have acquired a 25% non-operating working interest through a joint venture in two offshore blocks, Main Pass Block 118 and Main Pass Block 117. Main Pass Block 118 well No. 1 reached total depth on November 16, 2005. Production casing was set and the well is currently testing. The Block 117 well No. 1 will spud in the first quarter of 2006.

State Waters

We are exploring in the Vicksburg and Frio trends in Galveston Bay, Texas, specifically pursuing sands that exhibit strong hydrocarbon indicators on 3-D seismic. In January 2005, we drilled and operated a discovery well in the Vicksburg Sand. Two additional intervals are present in the well which have log characteristics that indicate productive zones. We plan to drill additional wells over the next 18 months on our acreage, and we expect to acquire and drill two to three prospects in this trend in the next 12 months.

As operator, we are producing State Tract 100 well No. 2 (C-Note Prospect) with 57.75% working interest/43.3125% net revenue interest.

We have acquired a 7% non-operating working interest and a 5% net revenue interest in the TB-2 prospect in Galveston Bay. The State Tract 251 well No. 5 commenced drilling in December 2005.

We have acquired a 34% operating working interest and a 24% net revenue interest in the Half Moon Shoal prospect in Galveston Bay. The State Tract 116A, well No. 1 is drilling as of January 2006.

Rocky Mountains

We are active in the DJ, Uinta and the San Juan Basins in the Rocky Mountains.

DJ Basin, Colorado.    As of September 30, 2005, we had a majority working interest in 35,000 net acres and identified 17 drillable, 3-D seismic-supported, 80-acre locations on these lands that have been approved for 40-acre drilling spacing. We expect to drill approximately 213 additional locations on our existing leases and other leases currently under negotiation.

We have offers pending on an additional 12,722 acres. We have acquired 17.1 square miles of 3D seismic data and we are using it to identify potential drilling opportunities. The recent drilling success has prompted the need for upgrading the gathering infrastructure. We are currently installing new production lines to enlarge the gathering system and allow us to deliver larger volumes of gas.

Uinta Basin, Utah.    We are also pursuing plays in the Uinta Basin in the emerging Mesa Verde and Wasatch basin-centered natural gas play in eastern Utah. This play is similar to that in the adjacent Piceance Basin, where we had significant success in the past. Average producing depth is approximately 6,500 feet. As a result of the acquisition of an additional 626 net acres in the Utah State lease as of September 30, 2005, we owned a 100% working interest in 2,782 net acres.

San Juan Basin, New Mexico.    The San Juan Basin is the second most prolific gas field in North America, according to published articles, with 34 TCF of production, 11.4 TCF of which comes from the Fruitland Coal CBM. There is Fruitland Coal production from depths of 1600 feet surrounding our leasehold. We are pursuing this coalbed methane play and had, as of September 30, 2005, a 100% working interest position in 6,796 acres.

The well permitting process is underway and we plan to begin drilling by the middle of 2006. We have identified 44 drillable locations on our San Juan Basin leases.

Big Sky Project.    Two prospects have been mapped and ten other strong prospect leads identified in Lewis and Clark County, Montana. This area is the southern extension of the Disturbed Belt, which includes the Waterton Canyon (cumulative 2.2 Tcf to date), Alberta, and Blackleaf Canyon/Knowlton natural gas fields 35 miles to the north. The primary objective is the Mississippian Sun River Carbonates at 6,000 to 9,000 feet. These higher risk prospects are mapped on depth-migrated seismic data at the leading edge of the thrust sheets where folds roll into anticlinal closures. Using the Knowlton Field as an analogy, primary porosity is expected to be approximately 3%, with fractures enhancing porosity up to 10%. We have approximately 36,000 net acres in the project. Our plan is to bring in a suitable industry partner(s) to join in the drilling of the initial test well to evaluate these prospects.

Schuster Flats Project.    The Schuster Flats Project lies on the eastern flank of the Big Horn Basin in Wyoming. The primary objective at Schuster Flats is the 4th Frontier Formation at 10,600 feet. The 4th Frontier was deposited in a series of northwest to southeast-trending prograding shoreface sequences. Net porous sand, with porosity greater than 10% in each of the Frontier sequences, is typically 10 to 20 feet thick in the area. We own a 100% working interest in over 38,000 net acres in the project. Our plan is to bring in a suitable industry partner(s) to join in the drilling of the initial test well to evaluate the 4th Frontier potential.

Proved Reserves

There are a number of uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control, such as commodity pricing. Therefore, the reserve information in this prospectus represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that can not be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers may vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revising the original estimate. Accordingly, initial reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates depends primarily on the accuracy of the assumptions upon which they were based. Except to the extent that we acquire additional properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced.

As of April 30, 2005, our estimated total proved oil and natural gas reserves were approximately 383 Bcfe, including 368 Bcf of natural gas and 2,550 MBbls of oil and condensate. Our proved reserves are approximately 96% natural gas and 68% proved developed. Using prices as of April 30, 2005, the PV-10 value of our proved reserves was approximately $1.0 billion. See footnotes (2), (3) and (4) in the table below. Our proved reserves have a reserve life index of approximately 12 years. As operator of approximately 90% of our proved reserves, we have a high degree of control over our capital expenditure budget and other operating matters. The following table sets forth by operating area a summary of our estimated net proved reserves information as of April 30, 2005:

	Estimated Proved Reserves at April 30, 2005(1)(2)(3)(4)
	Developed (Bcfe)	Undeveloped (Bcfe)	Total (Bcfe)	Percent of Total Reserves	PV-10 (Millions)(5)
Sacramento Basin	133.9	33.4	167.3	44%	$465.4
South Texas	91.0	78.3	169.3	44%	421.9
Gulf of Mexico	11.7	4.0	15.7	4%	51.7
Rocky Mountain and Other	22.0	8.7	30.7	8%	76.9

Total	258.6	124.4	383.0	100%	$1,015.9

(1)	Netherland Sewell prepared estimates of our proved reserves as of April 30, 2005, which are sensitivity estimates of our reserves as of December 31, 2004, by making the following adjustments to the estimates as of December 31, 2004:

•	mechanically rolling forward the estimates of reserves from the estimates as of December 31, 2004 to an effective date of April 30, 2005, including additions for new wells brought on-line and decreases for production from January 1, 2005 through April 30, 2005;

•	adjusting scheduled production from capital expenditures contemplated in the December 31, 2004 reserve report for production scheduled to begin between December 31, 2004 and the time when the sensitivity estimates were prepared that had not begun producing when the sensitivity estimates were prepared;

•	revising interests in properties as appropriate for interests acquired or sold between December 31, 2004 and April 30, 2005; and

•	adding proved reserves based on successful drilling results between December 31, 2004 and April 30, 2005. The proved developed reserve estimates added and not rolled forward from December 31, 2004 totaled 2.3 Bcfe. There were no associated proved and undeveloped reserves for these properties.

In preparing the sensitivity estimates of our proved reserves as of April 30, 2005, Netherland Sewell did not complete all the steps required to provide a complete, updated evaluation of the reserves as of April 30, 2005, as was completed for reserves as of December 31, 2003 and December 31, 2004. Steps that Netherland Sewell did not complete include re-projecting all wells based on new production data except for new wells completed in 2005.

(2)	Includes total proved reserves with a PV-10 value of approximately $75 million representing the total allocated value of wells and the associated leases which Calpine agreed to transfer to us as part of the Acquisition but for which Calpine had not secured consents to assign prior to the July 7, 2005 closing of the Acquisition. Other than $7.1 million of such allocated value, which is attributable to wells and associated leases that have not been cured by receipt of consents and are subject to a preferential purchase right that has been exercised against Calpine, the balance of the total allocated value is attributable to all of the remaining wells and associated leases which have either been cured by receipt of consents to assignment after July 7, 2005, or as to which subsequent analysis confirmed that no consent was required (the “Cured Non-Consent Properties”). In any event, the purchase price in the Acquisition was reduced by approximately $75 million for the Non-Consent properties, and we took possession, assumed operating risks and have been operating all of these properties since the July 7, 2005 closing. In accordance with our purchase and sale agreement with Calpine and certain subsidiaries, we were prepared to acquire the Cured Non-Consent Properties and Calpine continues to be obligated to transfer to us the record title, free of any mortgages, for all such Cured Non-Consent Properties. Had Calpine complied with its obligations, the parties would have effected a series of subsequent closings, which would have entailed increases to the purchase price to reflect the corresponding allocated values associated with the Cured Non-Consent Properties transferred from Calpine to us at each such closing. With the exception of the $7.1 million of properties that are subject to preferential purchase rights, we believe all conditions for our receipt of record title, free of any mortgages for the Cured Non-Consent properties were satisfied on or before December 15, 2005. Accordingly, we believe we are the equitable owner of these Cured Non-Consent properties and that they do not constitute any part of Calpine’s bankruptcy estate. We are prepared to pay Calpine the remaining allocated value of approximately $68 million upon our receipt from Calpine of record title to the Cured Non-Consent properties, free of any encumbrance, subject to appropriate adjustment for the net revenues through December 15, 2005 related to those properties, in conformity with the parties’ obligations under the Acquisition terms.

(3)	Includes total proved reserves of with a PV-10 value of approximately $33 million. The consents to assignment confirming our qualification as an assignee are pending with applicable state or federal agencies. See “Risk Factors—Risks Related to the Separation from Calpine.”

(4)	Includes total proved reserves with a PV-10 value of approximately $17 million which we purchased and paid for on July 7, 2005, and as to which consent to transfer was received after July 7, 2005, which is pending execution and delivery of the applicable assignment from Calpine and release from Calpine’s lenders in exchange for the consideration.

(5)	Based on April 30, 2005 spot market natural gas price and posted oil price of $6.66/MMBtu and $46.50/Bbl, respectively, adjusted for basis and held flat for the life of the reserves and adjusted for quality differentials. The PV-10 value does not include any hedged pricing effect as Calpine was not a party to any commodity derivative transactions at April 30, 2005.

As of December 31, 2004, we had 389.3 Bcfe of proved oil and natural gas reserves, including 374 Bcf of natural gas and 2,611 MBbls of oil and condensate. Using prices as of December 31, 2004, the estimated present value of future net revenues from proved reserves before income taxes, using SEC pricing guidelines, and discounted at an annual rate of 10% was approximately $0.9 billion. The following table sets forth by operating area a summary of our estimated net proved reserves information as of December 31, 2004:

	Estimated Proved Reserves at December 31, 2004(1)
	Developed (Bcfe)	Undeveloped (Bcfe)	Total (Bcfe)	Percent of Total Reserves	PV-10 (Millions)(2)
Sacramento Basin	138.5	33.3	171.8	44%	$434
South Texas	92.7	79.4	172.1	44%	367
Gulf of Mexico	12.6	4.0	16.6	4%	50
Rocky Mountain and Other	20.1	8.7	28.8	8%	60

Total	263.9	125.4	389.3	100%	$911

(1)	These estimates are based upon a reserve report prepared by Netherland Sewell using criteria in compliance with SEC guidelines.

(2)	Our PV-10 value has been calculated using a spot market natural gas price and posted oil price at December 31, 2004 of $6.18/MMBtu and $40.25/Bbl, respectively, adjusted for basis and held flat for the life of the reserves and adjusted for quality differentials. The PV-10 does not include any hedged pricing effect as Calpine was not a party to any commodity derivative transactions at December 31, 2004 and does not include any adjustments for the matters discussed in footnotes (2), (3) and (4) in the preceding table above.

Production

The following table presents certain information with respect to our production and operating data for the periods presented.

	Successor	Predecessor
	Three Months Ended September 30, 2005	Six Months Ended June 30, 2005	Years Ended December 31,
			2004	2003	2002
Production
Natural gas (Bcf)	6.4	14.5	37.3	49.6	47.1
Oil (MMBbls)	0.1	0.2	0.6	0.4	0.5
Equivalents (Bcfe)	7.1	15.5	40.9	52.2	49.9

Average realized sales price per unit
Natural gas ($/Mcf)(1)	$8.38	$6.59	$6.02	$5.38	$3.15
Oil ($/Bbl)	$60.03	$49.86	$39.05	$29.67	$21.99
Equivalents ($/Mcfe)	$8.20	$6.70	$6.06	$5.36	$3.20

Expenses ($/Mcfe)
Lease operating expense(1)	$1.25	$1.08	$0.75	$0.57	$0.47
Transportation, treating and marketing fees	$0.17	$0.19	$0.13	$0.15	$0.10
General and administrative, net(2)	$0.83	$0.63	$0.48	$0.32	$0.30
Depreciation, depletion and amortization (excluding impairment)	$3.08	$1.98	$2.00	$1.39	$1.41

(1)	The three months ended September 30, 2005 (successor) includes workover expense and ad valorem taxes of $0.39 per Mcfe and $0.27 per Mcfe, respectively. The high rate of workover expense relates to the workover of our High Island #A-442 well. The average realized sales price per Mcf inclusive of the effects of hedging for the three months ended September 30, 2005 was $8.03. There were no other hedging arrangements during any other period presented. The six months ended June 30, 2005 (predecessor) includes workover expense and ad valorem taxes of $0.22 per Mcfe and $0.22 per Mcfe, respectively. Ad valorem taxes for the six months ended June 30, 2005 (predecessor) includes higher taxes in South Texas and a special reclamation tax in California. The nine months ended September 30, 2004 (predecessor) includes $0.05 per Mcfe for workover expense and ad valorem taxes of $0.05 per Mcfe. Lease operating expense for 2004 (predecessor) includes workover expense and ad valorem taxes of $0.04 per Mcfe and $0.15 per Mcfe, respectively. Lease operating expense for 2003 (predecessor) includes workover expense and ad valorem taxes of $0.04 per Mcfe and $0.09 per Mcfe, respectively. Lease operating expense for 2002 (predecessor) includes workover expense and ad valorem taxes of $0.05 per Mcfe and $0.09 per Mcfe, respectively.

(2)	Net of overhead reimbursements received from other working interest owners.

Production by Operating Area

The following table presents certain information with respect to our production and operating data for the periods presented:

	Successor			Predecessor
	Three Months Ended September 30, 2005			Six Months Ended June 30, 2005
	Natural Gas (Bcf)	Oil (MMBbls)	Equivalents (Bcfe)	Natural Gas (Bcf)	Oil (MMBbls)	Equivalents (Bcfe)
Sacramento Basin	2.8	—	2.8	6.5	—	6.6
South Texas	2.6	—	2.7	5.5	—	5.7
Gulf of Mexico	0.4	0.1	1.0	1.4	0.1	1.8
Rocky Mountains	—	—	—	—	—	—
Other	0.6	—	0.6	1.1	0.1	1.4

Total	6.4	0.1	7.1	14.5	0.2	15.5

2005 Estimated Capital Expenditures

The following table summarizes information regarding our estimated capital expenditures for the three months ending December 31, 2005 (successor), our historical capital expenditures for the three months ended September 30, 2005 (successor), the six months ended June 30, 2005 (predecessor), and the historical capital expenditures for the year ended December 31, 2004 (predecessor). The estimates are subject to change depending upon a number of factors, including availability of capital, drilling results, oil and natural gas prices, costs of drilling and completion and availability of drilling rigs, equipment and labor:

	Successor		Predecessor
	Estimated Three Months Ending December 31, 2005	Actual Three Months Ended September 30, 2005	Actual Six Months Ended June 30, 2005	Actual Year Ended December 31, 2004
	(In thousands)
Development capital expenditures:
Sacramento Basin	$2,796	$1,288	$4,166	$6,025
South Texas	10,240	9,533	12,874	19,730
Gulf of Mexico	881	1,501	246	1,813
Rocky Mountains	945	1,557	965	—
Other	1,660	269	1,558	1,826

Total development capital expenditures	16,522	14,148	19,809	29,394
Exploration capital expenditures(1):
Exploration activities:
Sacramento Basin	6	14	406	2,214
South Texas	—	—	1,585	11,995
Gulf of Mexico	8,339	3,410	7,727	2,361
Rocky Mountains	94	591	137	—
Other	4,777	1,380	964	2,309
Leasehold	10,215	6,883	2,617	3,559
Delay rentals	60	22	443	507
Seismic	867	169	513	199
Geological and geophysical	606	777	—	—
Corporate other	1,081	515	—	—

Total exploration capital expenditures	26,045	13,761	14,392	23,144

Total capital expenditures(2)	$42,567	$27,909	$34,201	$52,538

(1)	Some of our projected pre-drilling exploration capital expenditures are expected to be made on lands we do not currently have leased and/or for which we have not yet obtained and/or analyzed seismic data.

(2)	The amount for 2004 (predecessor) excludes $1.3 million of capitalized interest, $3.1 million of overhead, $10.0 million of compressor station and gathering system expense and $1.4 million for acquisition properties. Our total capital expenditures in 2004 of $52 million, including these exclusions, corresponds to 2004 total capital costs of $69 million as defined under Statement of Financial Accounting Standards (“SFAS”) No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies” on page F-33. The three month period ended September 30, 2005 (successor) excludes $0.3 million of capitalized interest. The six-month period ending June 30, 2005 (predecessor) excludes $(0.7) million of capitalized interest and $1.7 million of overhead. Projected capital expenditures for the three months ended December 31, 2005 (successor) does not include allocations of capitalized interest. Corporate Other consists of corporate costs related to IT Software/Hardware, office furniture & fixtures, and license transfer fees.

Productive Wells and Acreage

The following table sets forth our interest in undeveloped acreage, developed acreage and productive wells in which we own a working interest as of December 31, 2004. Gross represents the total number of acres or wells in which we own a working interest. Net represents our proportionate working interest resulting from our ownership in the gross acres or wells. Productive wells are wells in which we have a working interest and that are capable of producing oil or natural gas.

	Undeveloped Acres		Developed Acres		Productive Wells
	Gross	Net	Gross	Net	Gross	Net
California	14,321	13,158	49,745	40,495	167	139
Colorado	22,193	19,665	640	640	1	1
Montana	37,260	35,377	960	240	2	1
Offshore(2)	5,000	5,000	23,260	16,141	34	24
Texas	40,620	21,130	99,606	51,813	601	299
Wyoming	50,430	50,430	600	2	—	—
Other(1)	126,817	117,669	34,945	8,543	115	35

Total	296,641	262,429	209,756	117,874	920	499

(1)	We will not develop our acreage in Kansas and Missouri and we will let the relevant leases expire in accordance with their terms.

(2)	Offshore productive wells are based on intervals rather than well bores.

The following table shows our interest in undeveloped acreage as of December 31, 2004 which is subject to expiration in 2005, 2006 and 2007.

2005		2006		2007		Thereafter
Gross	Net	Gross	Net	Gross	Net	Gross	Net
36,921	28,215	29,721	27,494	114,537	111,695	115,462	95,025

Drilling Activity

The following table sets forth the number of gross exploratory and gross development wells drilled in which we participated during the last three fiscal years. The number of wells drilled refers to the number of wells commenced at any time during the respective fiscal year. Productive wells are either producing wells or wells capable of commercial production. At December 31, 2004, we were in the process of drilling four gross wells (1.8 net).

	Exploratory			Development
	Productive	Dry	Total	Productive	Dry	Total
2004	8	2	10	40	2	42
2003	17	8	25	20	5	25
2002	—	6	6	21	4	25

The following table sets forth, for each of the last three fiscal years, the number of net exploratory and net development wells drilled by us based on our proportionate working interest in such wells.

	Exploratory			Development
	Productive	Dry	Total	Productive	Dry	Total
2004	4.3	1.0	5.3	21.1	2.0	23.1
2003	14.0	4.5	18.5	18.5	3.4	21.9
2002	—	3.9	3.9	18.4	2.8	21.2

Title to Properties

Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, including other mineral encumbrances and restrictions as well as mortgage liens on at least 80% of our proved reserves in accordance with our credit facilities. We do not believe that any of these burdens materially interferes with our use of the properties in the operation of our business.

We believe that we have generally satisfactory title to or rights in all of our producing properties, which were conveyed to us in the Acquisition on July 7, 2005. As is customary in the oil and natural gas industry, we make minimal investigation of title at the time we acquire undeveloped properties. We make title investigations and receive title opinions of local counsel only before we commence drilling operations. We believe that we have satisfactory title to all of our other assets. Although title to our properties is subject to encumbrances in certain cases, we believe that none of these burdens will materially detract from the value of our properties or from our interest therein or will materially interfere with our use in the operation of our business.

Calpine’s recent bankruptcy may delay or frustrate our ability to complete additional transfers of properties for which consents to transfer or waivers of preferential rights were not obtained as of July 7, 2005.

Marketing and Customers

Pursuant to our natural gas sales contracts with Calpine and its existing subsidiaries, we are obligated to sell all of our current and future production through December 2009 from our California leases in production as of May 1, 2005. As of September 30, 2005, this production comprises approximately 40% of our current overall production based on MMcfe/d. Under the terms of our gas purchase and sale contract and spot agreements with Calpine, all natural gas volumes that are contractually sold to Calpine on the previous day are deposited into our collateral bank account. If the funds are not deposited one business day in arrears per our contract, we are not obligated to continue to sell our production to Calpine and these sales can then cease immediately. We would then be in a position to market this natural gas production to other parties. Calpine has sixty days to pay amounts owed to us, at which time we are obligated under the contract to resume natural gas sales to Calpine. We believe that Calpine’s recent bankruptcy will have no significant effect on our ability to sell our natural gas at market prices. Additionally, while we may market our natural gas production, which is not subject to the above mentioned natural gas contract, to parties other than Calpine, an affiliate of Calpine will provide us administrative services in connection with such marketing efforts.

Competition

The oil and natural gas industry is highly competitive and we compete with a substantial number of other companies that have greater resources. Many of these companies explore for, produce and market oil and natural gas, carry on refining operations and market the resultant products on a worldwide basis. The primary areas in which we encounter substantial competition are in locating and acquiring desirable leasehold acreage for our drilling and development operations, locating and acquiring attractive producing oil and natural gas properties, and obtaining purchasers and transporters of the oil and natural gas we produce. There is also competition between producers of oil and natural gas and other industries producing alternative energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the government of the United States; however, it is not possible to predict the nature of any such legislation or regulation that may ultimately be adopted or its effects upon our future operations. Such laws and regulations may, however, substantially increase the costs of exploring for, developing or producing natural gas and oil and may prevent or delay the commencement or continuation of a given operation. The effect of these risks cannot be accurately predicted.

Seasonal Nature of Business

Generally, but not always, the demand for natural gas decreases during the summer months and increases during the winter months. Seasonal anomalies such as mild winters or hot summers sometimes lessen this fluctuation. In addition, certain natural gas users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer. This can also lessen seasonal demand fluctuations. Seasonal weather conditions and lease stipulations can limit our drilling and producing activities and other oil and natural gas operations in certain areas of the Rocky Mountain region. These seasonal anomalies can increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay our operations.

Regulation

The oil and natural gas industry in the United States is subject to extensive regulation by federal, state and local authorities. We hold onshore and offshore federal leases involving the United States Department of Interior (the Bureau of Land Management, the Bureau of Indian Affairs and the Minerals Management Service). At the federal level, various federal rules, regulations and procedures apply, including those issued by the United States Department of Interior as noted above, and the United States Department of Transportation (U.S. Coast Guard and Office of Pipeline Safety). At the state and local level, various agencies and commissions regulate drilling, production and midstream activities. These federal, state and local authorities have various permitting, licensing and bonding requirements. Varied remedies are available for enforcement of these federal, state and local rules, regulations and procedures, including fines, penalties, revocation of permits and licenses, actions affecting the value of leases, wells or other assets, and suspension of production. As a result, there can be no assurance that we will not incur liability for fines and penalties or otherwise subject us to the various remedies as are available to these federal, state and local authorities. However, we believe that we are currently in material compliance with these federal, state and local rules, regulations and procedures.

Transportation and Sale of Natural Gas

The Federal Energy Regulation Commission (“FERC”) regulates interstate natural gas pipeline transportation rates and service conditions. Although the FERC does not regulate natural gas producers such as us, the agency’s actions are intended to foster increased competition within all phases of the natural gas industry. To date, the FERC’s pro-competition policies have not materially affected our business or operations. It is unclear what impact, if any, future rules or increased competition within the natural gas industry will have on our natural gas sales efforts.

The FERC, the United States Congress or state regulatory agencies may consider additional proposals or proceedings that might affect the natural gas industry. We cannot predict when or if these proposals will become effective or any effect they may have on our operations. We do not believe, however, that any of these proposals will affect us any differently than other natural gas producers with which we compete.

Regulation of Production

Oil and natural gas production is regulated under a wide range of federal and state statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, and plugging and abandonment of wells. Also, each state generally imposes an ad valorem, production or severance tax with respect to production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

U.S. Minerals Management Services of the Department of the Interior

The Minerals Management Service (“MMS”) has broad authority to regulate our oil and natural gas operations on offshore leases in federal waters. It must approve and grant permits in connection with our drilling and development plans. Additionally, the MMS has promulgated regulations requiring offshore production facilities to meet stringent engineering and construction specifications restricting the flaring or venting of natural gas, governing the plugging and abandonment of wells and controlling the removal of production facilities. Under certain circumstances, the MMS may suspend or terminate any of our operations on federal leases, and has proposed regulations that would permit it to expel unsafe operators from offshore operations. The MMS has also established rules governing the calculation of royalties and the valuation of oil produced from federal offshore leases and regulations regarding costs for natural gas transportation. Delays in the approval of plans and issuance of permits by the MMS because of staffing, economic, environmental or other reasons could adversely affect our operations.

Environmental Regulations

The exploration for and development of geothermal resources, oil, natural gas liquids and natural gas, and the drilling and operation of wells, fields, and gathering systems, are subject to extensive federal, state and local laws and regulations adopted for the protection of the environment and to regulate land use. The laws and regulations applicable to us primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, hazardous materials handling and disposal, waste disposal and noise regulations. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies.

Environmental laws and regulations have historically been subject to change, and we are unable to predict the ongoing cost to us of complying with these laws and regulations or the future impact of these laws and regulations on our operations. If a person violates these environmental laws and regulations and any related permits, he or she may be subject to significant administrative, civil and criminal penalties, injunctions and construction bans or delays. If we were to discharge hydrocarbons or hazardous substances into the environment, we could, to the extent the event is not insured, incur substantial expense, including both the cost to comply with applicable laws and regulations and claims made by neighboring landowners and other third parties for personal injury and property damage.

Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment.

The environmental laws and regulations, which have the most significant impact on, the oil and natural gas exploration and production industry, are as follows:

National Environmental Policy Act

Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will have an EA prepared that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed EIS that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects.

Waste Handling

The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, affect oil and natural gas exploration and production activities by imposing regulations on the generation, transportation, treatment, storage, disposal and cleanup of “hazardous wastes” and on the disposal of non-hazardous wastes. Under the auspices of the Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of crude oil, natural gas, or geothermal energy constitute “solid wastes”, which are regulated under the less stringent non-hazardous waste provisions, but there is no guarantee that the EPA or the individual states will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation. Indeed, legislation has been proposed from time to time in Congress to re-categorize certain oil and natural gas exploration and production wastes as “hazardous wastes”.

We believe that we are currently in substantial compliance with the requirements of RCRA and related state and local laws and regulations, and that we hold all necessary and up-to-date permits, registrations and other authorizations to the extent that our operations require them under such laws.

Employees

As of December 31, 2005, we have 111 full time employees. We also contract for the services of independent consultants involved in land, regulatory accounting, financial and other disciplines as needed. None of our employees are represented by labor unions or covered by any collective bargaining agreement. We believe that our relations with our employees are satisfactory.

Legal Proceedings

In the past, Calpine and its subsidiaries have been parties to various litigation matters arising out of the normal course of business including Calpine Natural Gas L.P. (since changed its name to Rosetta Resources Operating LP), which is a subsidiary we acquired in the Acquisition. In connection with the transfer and assumption agreement and purchase and sale agreement, upon the consummation of the Acquisition, we assumed the liabilities for and defense of litigation and claims involving Calpine’s domestic oil and natural gas business that we acquired in the Acquisition, other than certain litigation that Calpine and its subsidiaries retained, which we believe to be all material claims known at the time of the Acquisition.

We are not currently defending any legal proceedings. With respect to the remaining alleged royalty underpayment claim by J.C. Martin, III as scheduled and assumed by us under the purchase and sale agreement and transfer and assumption agreement, we do not believe that this claim will have a material adverse effect on our combined financial position, results of operations or cash flows.

We are involved in various other claims and legal actions arising out of the normal course of our business. We do not anticipate that the outcome of these claims and legal actions, or other matters for which we are being defended and indemnified by Calpine, will have a material adverse effect on our combined financial position, results of operations or cash flows.

Environmental

The following are areas where limited groundwater contamination by hydrocarbons has occurred. These sites were identified while conducting routine operations, and it was determined that one or more reputable consulting firms would be contacted for assistance in determining the degree of contamination at each of these sites. As required by the California Regional Water Quality Board (“RWQB”), each investigation was coordinated under the direction and approval of the RWQB. From the preliminary investigations conducted to date, it is believed the areas of concern are confined to relatively small areas and do not affect usable groundwater. These sites are the Midland Fee #1 (Rio Vista Field, California), the TB Master Meter (Rio Vista Field, California) and the Reclamation Road (Rio Vista Field, California).

Insurance Matters

As is common in the oil and natural gas industry, we will not insure fully against all risks associated with our business either because such insurance is not available or because premium costs are considered prohibitive.

A loss not fully covered by insurance could have a materially adverse effect on our combined financial position, results of operations or cash flows. Our analysis of Rosetta’s operations, where we have a large number of individual well locations with varied geographical distribution, compared premium costs to the likelihood of material loss of production. Based on this analysis, we have elected, at this time, not to carry loss of production or business interruption insurance for our operations.

MANAGEMENT

Executive Officers and Directors

The following discussion sets forth, as of the date of this prospectus, the names and ages of the directors and executive officers of Rosetta Resources Inc. and the principal offices and positions they hold. Currently, Mr. Berilgen serves as our Chairman, President and Chief Executive Officer. Our executive officers are appointed by our Board of Directors and shall serve until the expiration of their contracts, their death, resignation, or removal by our Board of Directors. Our directors serve one year terms or until their successors are elected and qualified or until their death, resignation or removal in the manner provided in our bylaws. The present term of each director will expire at the next annual meeting of our stockholders.

Name	Age	Position with Company
B. A. Berilgen	57	Chairman of the Board, President and Chief Executive Officer
Michael J. Rosinski	61	Executive Vice President, Chief Financial Officer, Secretary, and Treasurer
Charles F. Chambers	55	Executive Vice President, Corporate Development
Michael H. Hickey	51	Vice President and General Counsel
Edward E. Seeman	57	Vice President, Northern Division
Richard W. Beckler	65	Director
Donald D. Patteson, Jr.	60	Director
D. Henry Houston	65	Director

B. A. Berilgen, has served as Chairman of the Board, President and Chief Executive Officer of Rosetta Resources Inc. since its formation in June 2005. Prior to joining Rosetta, Mr. Berilgen served as Executive Vice President of Calpine Corporation and as President—Calpine Power Fuels Company from January 2003 to June 2005. Previously he served as Senior Vice President—Natural Gas of Calpine Corporation from October 1999 to January 2003. Additionally, since October 1999, Mr. Berilgen served as Executive Vice President of Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P.), then a subsidiary of Calpine and the operator of Calpine’s domestic oil and natural gas business. On December 20, 2005, Calpine Corporation and certain subsidiaries filed for bankruptcy protection in the Southern District of New York. Mr. Berilgen was President and Chief Executive Officer of Sheridan Energy, a publicly traded oil and gas company from 1997 to 1999, when Sheridan was acquired by Calpine. Mr. Berilgen previously worked as Vice President of Operations for Forest Oil and has also held positions with Aminoil, ANR Production Company and Mobil during his 35-year career in exploration and production. He holds a Bachelors degree in Petroleum Engineering and a Masters degree in Industrial Engineering, both from the University of Oklahoma.

Michael J. Rosinski, has served as Executive Vice President, Chief Financial Officer, and Treasurer of Rosetta Resources Inc. since July 2005. Prior to joining Rosetta, Mr. Rosinski served as Executive Vice President and Chief Financial Officer of Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P.). Prior to that Mr. Rosinski served as Chief Financial Officer of Power3 Medical Products from July 2004 through May 2005, and was Senior Vice President and Chief Operating Officer of Municipal Energy Resources Corporation from 1997 to 2004. Previously, he held positions as Senior Vice President and Chief Financial Officer of Santa Fe Energy, and held a number of positions at Tenneco. Mr. Rosinski holds a Masters degree in Business Administration from Tulane University and a Bachelors degree in Mechanical Engineering from Georgia Tech. He has over 35 years of experience in energy financing, financial management and controls, planning and investor relations in energy and related industries.

Charles F. Chambers, has served as Executive Vice President, Corporate Development of Rosetta Resources Inc. since June 2005. Prior to joining Rosetta and since February 2005, Mr. Chambers served as Vice President of Business Development and Land for Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P.). Prior to that in March 2002, he founded Buena Vista Oil & Gas for the purpose of acquiring domestic oil and gas assets, and he served as its President. Mr. Chambers served as Vice President, Business Development for Rosetta Resources Operating LP from October 1999 until March 2002. Mr. Chambers served as

Vice President, Corporate Development of Sheridan Energy from 1997 until 1999 when Sheridan was acquired by Calpine. Prior to these assignments, Mr. Chambers was land manager at C&K Petroleum Inc. and later founded Chambers Oil & Gas, Inc., an independent operator active in the Texas-Louisiana Gulf Coast. Mr. Chambers has 32 years of experience in the oil and gas industry.

Michael H. Hickey, has served as Vice President and General Counsel of Rosetta Resources Inc. since August 2005. Mr. Hickey has previous experience in the role as general counsel having served as Vice President Law and Secretary of Technip Offshore Inc., from April 2004 through July 2005. He is knowledgeable concerning Rosetta’s oil and natural gas business, having been promoted to Vice President and Managing Counsel for Calpine’s North American E&P and midstream group, where he contributed to the growth of these oil and natural gas assets from September 2000 to March 2004. He served as Vice President, General Counsel and Secretary of Kosa B.V. from December 1998 until August 2000. He holds a Bachelors of Arts degree and J.D. both from the University of Tennessee and has been a practicing lawyer for 26 years.

Edward E. Seeman, has served as Vice President, Northern Division of Rosetta Resources Inc. since July 2005. Prior to joining Rosetta, Mr. Seeman served as Director, Reservoir Engineering since April 2001 for Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P.). Previously, he held a number of positions with Forest Oil Corporation beginning in 1974. He holds a Bachelors degree in Petroleum Engineering from the University of Oklahoma and has over 31 years of reservoir engineering experience in the oil and gas industry.

Richard W. Beckler, has served as Director of Rosetta Resources Inc. since July 2005. Since 2003, Mr. Beckler has served as a partner in the global litigation group of the law firm of Howrey, Simon, Arnold & White. From 1979 to 2003, he served as a partner for the law firm of Fulbright & Jaworski, and at the end of his tenure was a partner heading the litigation group in Washington, D.C. Mr. Beckler also served as a section chief in the Criminal Fraud Section of the U.S. Department of Justice, and as an assistant district attorney in the Manhattan District Attorney’s office.

Donald D. Patteson, Jr., has served as Director of Rosetta Resources Inc. since July 2005. Mr. Patteson is the founder and Chief Executive Officer of Sovereign Business Forms, Inc. a consolidator in the wholesale manufacturing of custom business forms and related products segment of the printing industry. Prior to founding Sovereign in August 1996, he served as Managing Director of Sovereign Capital Partners, an investment firm specializing in leveraged buyouts. Mr. Patteson also previously served as President and Chief Executive Officer of WBC Holdings, Inc., President and Chief Executive Officer of Temple Marine Drilling, Inc./R.C. Chapman Drilling Co., Inc., President, Chief Executive Officer and Director of Temple Drilling. Mr. Patteson also worked with Atwood Oceanics, Houston Offshore International, Western Oceanic and Arthur Andersen’s management consulting practice earlier in his career.

D. Henry Houston, has served as Director of Rosetta Resources Inc. since July 2005. Since 2002, Mr. Houston has been Executive Vice President, Chief Operating Officer, and Chief Financial Officer of Remote Knowledge, Inc., a publicly owned development stage company offering monitoring and communication services to link owners with remote assets (e.g., oil and gas production facilities). From 1995 to 2002, he served as Executive Vice President and Chief Financial Officer of T.D. Rowe Amusements, a private company operating approximately 25,000 vending and amusement devices. Mr. Houston also previously worked as an oil and gas consultant and served as President of KP Explorations, Inc., Chairman of the Board of Magee Poole Drilling, President of Black Hawk Oil Company, Chief Financial Officer of C&K Petroleum, and Vice President, Chief Financial Officer, and Director Southdown Inc. Earlier in his career, he worked with Price Waterhouse and with Detsco, Inc. Mr. Houston serves on the Board of Directors of Remote Knowledge, Inc.

Board of Directors

Our Board of Directors currently consists of four directors. Three of our four board members (all members other than Mr. Berilgen) meet the independence criteria under SEC rules and under the corporate governance rules of The NASDAQ National Market. Our board will continue to evaluate possible candidates to increase the size of our board. Each of our board members serves a one-year term or until such board member’s successor is duly elected to serve on our board.

In addition, our bylaws provide that the authorized number of directors, which shall constitute the whole Board of Directors, may be changed by resolution duly adopted by the Board of Directors. Any additional directorships resulting from an increase may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

Committees of the Board

Our Board of Directors has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Although we are not required to have a separate Compensation Committee, we have determined that it is in the best interests of the Company to maintain an independent Compensation Committee.

Messrs. Beckler, Patteson, and Houston serve on our Audit Committee, all of whom are “independent” under the listing standards of The NASDAQ National Market and SEC rules. Mr. Houston, chairman of the Audit Committee, is an “Audit Committee financial expert,” as defined under the rules of the SEC. The Audit Committee recommends to the Board of Directors the independent registered public accounting firm to audit our financial statements and oversees the annual audit. The Committee also approves any other services provided by public accounting firms. The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function. The Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board of Directors have established. In doing so, it will be the responsibility of the Committee to maintain free and open communication between the committee and our independent registered public accounting firm, the internal accounting function and management of the Company. Additionally, the Audit Committee will provide oversight to the process of determining our estimated reserves and will utilize independently engaged experts as necessary.

Messrs. Beckler, Patteson, and Houston serve on the Compensation Committee of our Board of Directors. The Chairman is Mr. Patteson. The Compensation Committee reviews the compensation and benefits of our executive officers, establishes and reviews general policies related to our compensation and benefits and administers our 2005 Long-Term Incentive Plan, as amended. Under the Compensation Committee charter, the Compensation Committee will determine the compensation of our CEO.

Messrs. Beckler, Patteson, and Houston serve on the Nominating and Corporate Governance Committee of our Board of Directors. The Chairman is Mr. Beckler. The Nominating and Corporate Governance Committee assists our Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with its approved criteria, recommending director nominees for election at the annual meeting of our shareholders or for appointment to fill vacancies, and advising our Board of Directors about the appropriate composition of our Board of Directors and its committees. The Committee also develops and recommends to our Board of Directors corporate governance principles and practices and assists in its implementing them. The Nominating and Corporate Governance Committee is to conduct a regular review of our corporate governance principles and practices and to recommend to our Board of Directors any additions, amendments or other changes. The Committee is to evaluate and make an annual report concerning the performance of our Board of Directors, the Committee’s performance and our senior management’s performance with respect to corporate governance matters.

Codes of Ethics

On August 1, 2005, our Board of Directors adopted Guidelines for Publicity and Public Affairs Activities. On September 27, 2005, our Board of Directors adopted the following as a part of our corporate governance: a Mission Statement and Values, a Code of Business Conduct and Ethics, Environmental, Health and Safety Mission Statement, Policy and Process. All of the foregoing are posted on our website at www.rosettaresources.com. These documents will also be available in print to any shareholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

We pay each of our non-employee directors an annual retainer of $35,000, each non-employee committee chairperson an annual retainer of $5,000 (except for the Audit Committee chairperson, who will earn an annual retainer of $10,000), an attendance fee of $1,500 for each Board meeting attended in person, an attendance fee of $1,000 for each committee meeting attended in person and an attendance fee of $1,000 for each Board or committee meeting attended telephonically. We will reimburse all directors for reasonable expenses incurred while attending Board and committee meetings.

Any non-employee director may elect to receive a grant of shares of our common stock in lieu of the annual retainer fees as a board member and chairperson. The number of shares is determined by dividing the fee amount by the closing price per share of our common stock on the last trading day before we become obligated to pay the fee or by the fair market value of a share of our common stock as determined by our Board if our common stock is not listed on an exchange.

Upon joining our Board in July 2005, Messrs. Patteson, Beckler and Houston, as non-employee directors, each received fully vested options to purchase 10,000 shares of our common stock for a ten-year term at an exercise price equal to the price of our common stock on the closing date. Also, Messrs. Patteson, Beckler and Houston each also received a grant of 1,800 shares of restricted stock, with vesting to occur in three installments, 25% one year after the date of grant, an additional 25% two years after grant and the remaining 50% three years after the date of grant.

Mr. Berilgen receives no separate compensation for service on our Board of Directors, nor will any other of our officers who serve as directors in the future receive separate compensation.

Indemnification

Our certificate of incorporation and bylaws provide indemnification rights to the members of our Board of Directors. Additionally, we have entered into separate indemnification agreements with the members of our Board of Directors to provide additional indemnification benefits, including the right to receive in advance reimbursements for expenses incurred in connection with a defense for which the director is entitled to indemnification.

Executive Compensation

Historical Compensation

Calpine paid all the compensation of our officers, including our Chief Executive Officer, Mr. Berilgen, during 2004, 2003 and 2002, and the portion of 2005 prior to the closing of our private placement of equity in July 2005. We have entered into an agreement with a private employer organization to provide payroll services and employee benefits coverage. Current compensation information regarding our executive officers is provided below.

Option Grants in 2004; Option Exercises in 2004

We were incorporated in 2005 and did not grant any options or stock appreciation rights to our executive officers in 2004. None of our executive officers held or exercised options in 2004.

2005 Long-Term Incentive Plan

We adopted a 2005 Long-Term Incentive Plan effective immediately after the closing of our private placement offering. We reserved 3,000,000 shares of our common stock for issuance under the 2005 Long-Term

Incentive Plan and currently expect approximately 43% of those shares to be issued to employees and directors who held such positions immediately after the closing of the Acquisition and who were hired in 2005. The initial grants under the 2005 Long-Term Incentive Plan are comprised approximately 55% of non-qualified stock options and 45% of shares of restricted stock. See “Management—Executive Compensation—Description of 2005 Long-Term Incentive Plan”.

Employment Agreements and Other Arrangements

We have entered into employment agreements with our top five executives effective July 2005. The agreements are substantially similar in form, with differences in base salary, performance bonus targets and equity grants (detailed in the table below), termination provisions and contract term.

Each contract provides for an initial term beginning on its effective date and continuing through the contract term, although it may be terminated earlier under certain circumstances. At the end of the initial term, each agreement will be automatically extended for an additional year, and thereafter automatically extended for an additional year, unless we or the executive gives written notice to the other six months before the end of the initial term or any subsequent additional term. Mr. Berilgen’s initial term is three years. Messrs. Rosinski’s, and Chambers’ initial terms are both two years. Messrs Hickey’s and Seeman’s initial term is one year.

Each executive has been granted an award of regular restricted shares of our common stock, which will vest 25% on the first anniversary of the date of grant, 25% on the second anniversary of the grant, and the remaining 50% on the third anniversary of the grant. Additionally, each executive has been granted an award of bonus restricted shares of our common stock, which will vest in full on the later to occur of (i) the day following the date on which our initial registration statement becomes effective under the Securities Act, or (ii) the day following the expiration of any lock up or other restrictive agreement entered into with any underwriter in connection with such public offering, provided that the executive is continuously employed by Rosetta or an Affiliate until such date. Also, each executive has been granted a non-qualified option to purchase shares of our common stock, which will become exercisable 25% on the date of grant, 25% on the first anniversary of the date of grant, 25% on the second anniversary of the grant, and the remaining 25% on the third anniversary of the grant.

Each agreement provides that, if the executive’s employment is terminated by us without cause, by the executive for good reason, or for our failure to renew the employment agreement, he will remain on the payroll and continue to draw his regular salary for a period of time, and we will pay him a lump sum amount equal to a certain multiple of his annual target bonus. Also, the executive’s equity-based awards will become immediately exercisable in full. For Mr. Berilgen, he would continue to draw his regular salary for three years and would receive a lump sum payment of three times his target bonus. For each of Messrs. Rosinski, Chambers, Hickey, and Seeman, each would continue to draw his regular salary for one year and would receive a lump sum payment of his target bonus.

Each agreement provides that if, subsequent to certain corporate changes (as defined in the agreement), the executive’s employment is terminated within two years of the corporate change for any reason other than death, inability to perform, or for cause, or for failure to renew the employment agreement, or is terminated by the executive for good reason, he will receive a lump-sum payment equal to a multiple of the sum of his annual salary and annual target bonus. Also, the executive will be entitled to reimbursement for certain health insurance benefits for a period of time, and all of his equity-based awards will become immediately vested. Mr. Berilgen would receive a lump sum payment equal to three times the sum of (a) his regular salary, plus (b) his target bonus amount. Additionally, he would receive reimbursement for the cost of COBRA (or other similar) health insurance coverage, less the amount charged at the time of termination to other employees, for a period of three years. Messrs. Rosinski, Chambers, Hickey and Seeman each would receive a lump sum payment equal to two times the sum of (a) his regular salary, plus (b) his target bonus amount. Additionally, each would receive reimbursements for the cost of COBRA (or other similar) health insurance coverage, less the amount charged at the time of termination to other employees, for one year.

Under the employment agreement, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Tax Code, then he will be entitled to an additional

“gross-up” payment from us in an amount such that, after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, he retains an amount equal to the excise tax imposed upon the payment.

Each executive is also entitled to all of the employee benefits, fringe benefits and perquisites we provide to other employees.

Below is a table of specific compensation levels and equity grants as of the date of this prospectus for our Chief Executive Officer and each of our four other most highly compensated officers.

Name	Title	Annual Salary	Target Bonus % of Annual Salary	Regular Restricted Stock Grant (shares)	Bonus Restricted Stock Grant (shares)	Stock Option Grant (shares)
B.A. Berilgen	Chairman of the Board, President and Chief Executive Officer	$400,000	100%	20,000	80,000	100,000
Michael J. Rosinski	Executive Vice President and Chief Financial Officer	$230,000	60%	6,000	24,000	30,800
Charles F. Chambers	Executive Vice President, Corporate Development	$200,000	60%	6,000	24,000	32,000
Michael H. Hickey	Vice President and General Counsel	$210,000	40%	6,000	12,000	26,250
Edward E. Seeman	Vice President, Northern Division	$180,000	40%	6,000	24,000	32,000

Description of 2005 Long-Term Incentive Plan

The Board of Directors has approved and adopted the Rosetta Resources Inc. 2005 Long-Term Incentive Plan (the “Plan”) and Amendment No. 1 to the Plan. The Board of Directors believes that equity-based incentive compensation plans provide an important means of attracting, retaining and motivating employees, non-employee directors and other service providers. The Plan is intended to promote and advance the interests of Rosetta by providing employees, non-employee directors and other service providers of Rosetta and its affiliates added incentive to continue in the service of Rosetta through a more direct interest in the future success of Rosetta’s operations. The Board of Directors believes that employees, non-employee directors and other service providers who have an investment in Rosetta are more likely to meet and exceed performance goals. The Board of Directors believes that the various equity-based incentive compensation vehicles provided for under the Plan, including stock options, restricted and unrestricted stock, restricted stock units, stock appreciation rights, performance awards and other incentive awards, are needed to maintain and promote Rosetta’s competitive ability to attract, retain and motivate employees, non-employee directors and other service providers. The following is a summary of the Plan.

Purposes.    The Plan allows for the grant of stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, performance awards and other incentive awards to employees, non-employee directors and other service providers of Rosetta and its affiliates who are in a position to make a significant contribution to the success of Rosetta and its affiliates. The purposes of the Plan are to attract and retain service providers, further align employee and shareholder interests, and closely link compensation with company performance. The Plan will provide an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of service providers with those of our stockholders.

Administration.    The Plan provides for administration by the Compensation Committee or another committee of our Board of Directors (the “Committee”). However, each member of the Committee must (1) meet independence requirements of the exchange on which our common stock is listed (if any), (2) be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and (3) be an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). With respect to awards granted to non-employee directors, the Committee is the Board of Directors. Among the

powers granted to the Committee are (1) the authority to operate, interpret and administer the Plan, (2) determine eligibility for and the amount and nature of awards, (3) establish rules and regulations for the Plan’s operation, accelerate the exercise, vesting or payment of an award if the acceleration is in our best interest, (4) require participants to hold a stated number or percentage of shares acquired pursuant to an award for a stated period of time and (5) establish other terms and conditions of awards made under the Plan. The Committee also has authority with respect to all matters relating to the discharge of its responsibilities and the exercise of its authority under the Plan. The Plan provides for indemnification of Committee members for personal liability incurred related to any action, interpretation or determination made in good faith with respect to the Plan and awards made under the Plan.

Eligibility.    Employees, non-employee directors and other service providers of Rosetta and our affiliates who, in the opinion of the Committee, are in a position to make a significant contribution to the success of Rosetta and our affiliates are eligible to participate in the Plan. The Committee determines the type and size of award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the Plan’s terms.

Available Shares.    The maximum number of shares available for grant under the plan is 3,000,000 shares of common stock plus any shares of common stock that become available under the Plan for any reason other than exercise. The number of shares available for award under the Plan is subject to adjustment for certain corporate changes in accordance with the provisions of the Plan. Shares of common stock issued pursuant to the Plan may be shares of original issuance or treasury shares or a combination of those shares.

The maximum number of shares of common stock available for grant of awards under the Plan to any one participant is (i) 300,000 shares during the fiscal year in which the participant begins work for Rosetta and (ii) 200,000 shares during each fiscal year thereafter.

Stock Options.    The Plan provides for the grant of incentive stock options intended to meet the requirements of Section 422 of the Code and nonqualified stock options that are not intended to meet those requirements. Incentive stock options may be granted only to employees of Rosetta and its affiliates. All options will be subject to terms, conditions, restrictions and limitations established by the Committee, as long as they are consistent with the terms of the Plan.

The Committee will determine when an option will vest and become exercisable. No option will be exercisable more than ten years after the date of grant (or, in the case of an incentive stock option granted to a 10% shareholder, five years after the date of grant). Unless otherwise provided in the option award agreement, options terminate within a certain period of time following a participant’s termination of employment or service for any reason other than cause (12 months) or for cause (30 days).

Generally, the exercise price of a stock option granted under the Plan may not be less than the fair market value of the common stock on the date of grant. However, the exercise price may be less if the option is granted in connection with a transaction and complies with special rules under Section 409A of the Code. Incentive stock options must be granted at 100% of fair market value (or, in the case of an incentive stock option granted to a 10 percent shareholder, 110 percent of fair market value).

The exercise price of a stock option may be paid (i) in cash, (ii) in the discretion of the Committee, with previously acquired non-forfeitable, unrestricted shares of common stock that have been held for six months and that have an aggregate fair market value at the time of exercise equal to the total exercise price, or (iii) a combination of those shares and cash. In addition, in the discretion of the Committee, the exercise price may be paid by delivery to us or our designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of common stock with respect to which the option is exercised and deliver the sale or margin loan proceeds directly to Rosetta to pay the exercise price and any required withholding taxes.

Stock Appreciation Rights (SARs).    A stock appreciation right entitles the participant to receive an amount in cash and/or shares of Common Stock, as determined by the Committee, equal to the amount by which our common stock appreciates in value after the date of the award. The Committee will determine when the SAR will vest and become exercisable. Generally, the exercise price of a SAR will not be less than the fair market value of the common stock on the date of grant. However, the exercise price may be less if the stock is granted in connection with a transaction and complies with special rules under Section 409A of the Code. No SAR will be exercisable later than ten years after the date of the grant. The Committee will set other terms, conditions, restrictions and limitations on SARs, including rules as to exercisability after termination of employment or service.

Stock Awards.    Stock awards are shares of common stock awarded to participants that are subject to no restrictions. Stock awards may be issued for cash consideration or for no cash consideration.

Restricted Stock and Restricted Stock Units (RSUs).    Restricted stock is shares of common stock that must be returned to us if certain conditions are not satisfied. The Committee will determine the restriction period and may impose other terms, conditions and restrictions on restricted stock, including vesting upon achievement of performance goals pursuant to a performance award and restrictions under applicable securities laws. The Committee also may require the participant to pay for restricted stock. Subject to the terms and conditions of the award agreement related to restricted stock, a participant holding restricted stock will have the right to receive dividends on the shares of restricted stock during the restriction period, vote the restricted stock and enjoy all other shareholder rights related to the shares of common stock. Upon expiration of the restriction period, the participant is entitled to receive shares of common stock not subject to restriction.

Restricted stock units are fictional shares of common stock. The Committee will determine the restriction period and may impose other terms, conditions and restrictions on RSUs. Upon the lapse of restrictions, the participant is entitled to receive one share of common stock or an amount of cash equal to the fair market value of one share of common stock as provided in the award agreement. An award of RSUs may include the grant of a tandem cash dividend right or dividend unit right. A cash dividend right is a contingent right to receive an amount in cash equal to the cash distributions made with respect to a share of common stock during the period the RSU is outstanding. A dividend unit right is a contingent right to have additional RSUs credited to the participant equal to the number of shares of common stock (at fair market value) that may be purchased with the cash dividends. Restricted stock unit awards are considered nonqualified deferred compensation subject to Section 409A of the Code and will be designed to comply with that section.

Performance Awards.    A performance award is an award payable in cash or common stock (or a combination thereof) upon the achievement of certain performance goals over a performance period. Performance awards may be combined with other awards to impose performance criteria as part of the terms of the other awards. For each performance award, the Committee will determine (i) the amount a participant may earn in the form of cash or shares of common stock or a formula for determining the amount payable to the participant, (ii) the performance criteria and level of achievement versus performance criteria that will determine the amount payable or number of shares of common stock to be granted, issued, retained and/or vested, (iii) the performance period over which performance is to be measured, which may not be shorter than one year, (iv) the timing of any payments to be made, (v) restrictions on the transferability of the award and (vi) other terms and conditions that are not inconsistent with the Plan.

The maximum amount that may be paid in cash pursuant to a performance award each fiscal year is $1 million. If an award provides for a performance period longer than one fiscal year, the limit will be multiplied by the number of full fiscal years in the performance period. The performance measure(s) to be used for purposes of performance awards may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit of Rosetta in which the participant is employed, and may consist of a combination of the following criteria:

—	Earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis)	—	Accomplishment of mergers, acquisitions, dispositions, public offerings or similar
—	Return on equity		extraordinary business transactions
—	Return on assets or net assets	—	One or more operating ratios
—	Revenues	—	Stock price
—	Income or operating income	—	Total shareholder return
—	Expenses or expense levels	—	Market share
— —	Return on capital or invested capital or other related financial measures Capital expenditures	— —	Cash flow Net borrowing, debt leverage levels, credit quality or debt ratings
— —	Economic value added Individual business objectives Growth in production	— — — — —	Net asset value per share Profit margin Operating profit Successful exploration activity Finding costs

Performance awards may be designed to comply with the performance-based compensation requirements of Section 162(m) of the Code. Section 162(m) of the Code limits Rosetta’s income tax deduction for compensation paid to our Chief Executive Officer and each of our four other highest paid officers to $1 million each year. There is an exception to the $1 million deduction limitation for performance-based compensation. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be established in writing by the Committee not later than 90 days after the commencement of the performance period, based on one or more, or any combination, of the performance criteria listed above. The Committee may reduce, but not increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to a performance award. Prior to payment of compensation under a performance award intended to comply with Section 162(m), the Committee will certify the extent to which the performance goals and other criteria are achieved.

Other Incentive Awards.    The Committee may grant other incentive awards under the Plan based upon, payable in or otherwise related to, shares of common stock if the Committee determines that the other incentive awards are consistent with the purposes of the plan. Other incentive awards will be subject to any terms, conditions, restrictions or limitations established by the Committee. Payment of other incentive awards will be made at the times and in the forms, which may be cash, shares of common stock or other property, established by the Committee.

New Plan Benefits.    The number of awards that will be received by or allocated to our executive officers, non-employee directors, employees and other service providers under the Plan is undeterminable at this time.

Corporate Change.    Unless any agreement provides otherwise, in the event of a participant’s involuntary termination of employment or service other than for death, cause, or inability to perform or a voluntary termination for good reason, within one year after a corporate change of Rosetta (which may include, among others, the dissolution or liquidation of Rosetta, certain reorganizations, mergers or consolidations of Rosetta, the sale of all or substantially all the assets of Rosetta and its affiliates), any time periods, conditions or contingencies relating to exercise or realization of, or lapse of restrictions under, awards will be automatically accelerated or waived so that (1) if no exercise of the award is required, the award may be realized in full at the time of termination, or (2) if exercise of the award is required, the award may be exercised in full beginning at the time of termination. In addition, to the extent surrender or settlement of awards will not result in negative tax consequences to participants, the Committee may, without consent of a participant, (1) require participants to surrender any outstanding options or stock appreciation rights in exchange for an equivalent amount of cash, common stock, securities of another company or any combination thereof equal to the difference between fair market value of the common stock and the exercise or grant price, or (2) require that participants receive payments in settlement of restricted stock, restricted stock units (and related cash dividend rights and dividend unit rights, as applicable), performance awards or other incentive awards in an amount equivalent to the value of those awards.

Withholding Taxes.    All applicable withholding taxes will be deducted from any payment made under the Plan, withheld from other compensation payable to the participant, or be required to be paid by the participant prior to the making of any payment of cash or common stock under the Plan. Payment of withholding taxes may be made by withholding shares of common stock from any payment of common stock due or by the delivery by the participant to Rosetta of previously acquired shares of common stock, in either case having an aggregate fair market value equal to the amount of the required withholding taxes. No payment will be made and no shares of common stock will be issued pursuant to any award made under the Plan until the applicable tax withholding obligations have been satisfied.

Transferability.    No award of incentive stock options or restricted stock during its restricted period may be sold, transferred, pledged, exchanged, or disposed of, except by will or the laws of descent and distribution. If provided in the award agreement, other awards may be transferred by a participant to a permitted transferee.

Amendment.    The Board of Directors may suspend, terminate, amend or modify the plan, but may not without the approval of the holders of a majority of the shares of our common stock make any alteration or amendment that operates (1) to increase the total number of shares of common stock that may be issued under the Plan (other than adjustments in connection with certain corporate reorganizations and other events), (2) to change the designation or class of persons eligible to receive awards under the Plan or (3) to effect any change for which shareholder approval is required by or necessary to comply with applicable law or the listing requirements of The NASDAQ National Market or any other exchange or association on which the common stock is then listed or quoted. Upon termination of the plan, the terms and provisions thereof will continue to apply to awards granted before termination. No suspension, termination, amendment or modification of the plan will adversely affect in any material way any award previously granted under the Plan, without the consent of the participant.

Effectiveness.    The Plan became effective on the closing of the private placement offering. Unless terminated earlier, the Plan will terminate on the day before the tenth anniversary of the effective date.

United States Federal Income Tax Consequences

The following summary is based on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”) as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances.

Incentive Stock Options.    No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.

If a participant uses already owned shares of common stock to pay the exercise price for shares under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares of common stock are “statutory option stock,” and, if so, whether the statutory option stock has been held by the participant for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, “statutory option stock” (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, or if the stock is not statutory option stock, no income will be recognized by the participant upon the transfer of the stock in payment of the exercise price of an incentive stock option. If the stock used to pay the exercise price of an incentive stock option is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the stock will be a disqualifying disposition which will result in the recognition of ordinary income by the participant in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering the stock was exercised over the amount paid for the stock.

Nonqualified Stock Options.    No income will be recognized by a participant for federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a nonqualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

If a participant uses already owned shares of common stock to pay the exercise price for shares under a nonqualified stock option, the number of shares received pursuant to the nonqualified stock option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the participant upon the exercise will be taxable to the participant as ordinary income. If the already owned shares of common stock are not “statutory option stock” or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonqualified stock option will not be statutory option stock. However, if the already owned shares of common stock are statutory option stock with respect to which the applicable holding period has not been satisfied, the exercise probably will be considered a disqualifying disposition of the statutory option stock.

Stock Appreciation Rights.    There will be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Stock Awards.    The participant will recognize income for federal income tax purposes at the time of the stock award and, subject to the deduction limitations described below, the employer will be entitled to a corresponding deduction.

Restricted Stock.    If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units.    There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Performance Awards.    There will be no federal income tax consequences to either the participant or the employer upon the grant of performance awards. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or shares of common stock in payment of performance awards in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Dividend Equivalents.    Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Other Incentive Awards.    The tax treatment of other incentive awards will depend on the type of award. As a general rule, taxation generally will be imposed at the time of vesting of such an award, and ordinary income will generally equal the fair market value of the award at the time of vesting. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the deduction limitations described below, the participant’s employer will be entitled to a tax deduction at the same time and for the same amount.

Limitations on the Employer’s Compensation Deduction.    Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million, unless the compensation is performance-based, is approved by the employer’s stockholders, and meets certain other criteria.

In addition, Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable, a disqualified individual receiving an excess parachute payment is subject to a 20 percent excise tax on the amount thereof.

Application of Section 409A of the Code.    Recently enacted Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “nonqualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. Generally speaking, Section 409A does not apply to incentive stock options, nonqualified stock options granted at fair market value if no deferral is provided beyond exercise, or restricted stock. In limited circumstances, SARs are exempt from Section 409A.

The awards made pursuant to the plan will be designed to comply with the requirements of Section 409A of the Code to the extent the awards granted under the Plan are not exempt from coverage. However, if the Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 30, 2005 with respect to the beneficial ownership of our common stock by (1) 5% stockholders, (2) current directors, (3) five most highly compensated executive officers during 2005 and (4) executive officers and directors as a group.

Unless otherwise indicated in the footnotes to this table each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

First Pacific Advisors, Inc. 11400 West Olympic Blvd., Suite 1200 Los Angeles, California 90064	8,320,400	(1)	16.4%

Capital Research and Management Company 5300 Robin Hood Rd. Norfolk, Virginia 23513-2407	4,500,000	(2)	8.9%

Caisse De Depot Et Placement Du Quebec 1000 Place Jean-Paul-Riopelle Montreal, Quebec Canada H2Z 2B3	3,125,000		6.2%

Deephaven Capital Management, LLC 390 Greenwich Street, Suite 5 New York, New York 10013-2375	2,772,100	(3)	5.5%

U.S. Trust Excelsior Value and Restructuring Fund 499 Washington Blvd., 7th Floor Jersey City, New Jersey 07310-1995	2,750,000		5.4%

Wellington Management Company, LLP 200 State Street Boston, Massachusetts 02109-2605	2,543,600	(4)	5.0%

B.A. Berilgen 717 Texas, Suite 2800 Houston, Texas 77002	125,000	(5)	*

Michael J. Rosinski 717 Texas, Suite 2800 Houston, Texas 77002	37,700	(6)	*

Charles F. Chambers 717 Texas, Suite 2800 Houston, Texas 77002	38,000	(7)	*

Michael H. Hickey 717 Texas, Suite 2800 Houston, Texas 77002	24,562	(8)	*

Edward E. Seeman 717 Texas, Suite 2800 Houston, Texas 77002	38,000	(9)	*

Richard W. Beckler 717 Texas, Suite 2800 Houston, Texas 77002	12,800	(10)	*

Donald D. Patteson, Jr. 717 Texas, Suite 2800 Houston, Texas 77002	12,800	(10)	*

D. Henry Houston 717 Texas, Suite 2800 Houston, Texas 77002	13,300	(10)	*

All officers and directors as a group	302,162		*

*	Less than 1%
(1)	First Pacific Advisors, Inc. may be deemed to share voting and dispositive control over the shares of common stock owned by AR Inc. Master Trust (102,900 shares), Detroit Diesel Empl. Pension (70,900 shares), Goldman Sachs GMS Funds LLC (550,700 shares), Lannan Foundation (174,800 shares), Masters Select Fund (177,100 shares), Pennsylvania Public School Employee Retirement Fund (1,204,100 shares), Rensselaer Polytechnic Institute (74,500 shares), Southern Farm Bureau Life Insurance (1,000,800 shares), FPA Capital Fund, Inc. (4,387,600 shares) and General Electric Pension Trust (577,000 shares).
(2)	Capital Research and Management Company may be deemed to share voting and dispositive control over the shares of common stock owned by the American Funds Insurance Series, Asset Allocation Fund (2,520,000 shares) and the American Funds Insurance Series, Growth Fund (1,980,000 shares).
(3)	Deephaven Capital Management, LLC may be deemed to share voting and dispositive control over the shares of common stock owned by Deephaven Distressed Opportunities Trading LTD. (1,350,000 shares), Deephaven Event Trading LTD. (1,350,000 shares), and MA Deep Event, Ltd. (72,100 shares).
(4)	Wellington Management Company, LLP may be deemed to share voting and dispositive control over the shares of common stock owned by Bay Pond Investors (Bermuda) L.P. (11,800 shares), Bay Pond Partners, L.P. (199,000 shares), Placer Creek Investors Bermuda L.P. (120,700 shares), Placer Creek Partners, L.P. (165,600 shares), Quissett Investors Bermuda L.P. (106,600 shares), Quissett Partners, L.P. (20,700 shares), Raytheon Company Combined DB/DC Master Trust (127,800 shares), Spendrift Investors Bermuda L.P. (1,068,100 shares), Spendrift Partners, L.P. (680,800 shares), and Trident Selections (42,500 shares).
(5)	Represents (i) 20,000 regular restricted shares of common stock, which will vest 25% on the first anniversary of the date of grant, 25% on the second anniversary of the grant, and the remaining 50% on the third anniversary of the grant, (ii) 80,000 bonus restricted shares of common stock, which will vest in full on the later to occur of (i) the day following the date on which our initial registration statement becomes effective under the securities Act, or (ii) the day following the expiration of any lock up or other restrictive agreement entered into with any underwriter in connection with such public offering, provided that the executive is continuously employed by Rosetta or an Affiliate until such dates, and (iii) 25,000 shares of common stock underlying fully vested options.
(6)	Represents (i) 6,000 regular restricted shares of common stock (ii) 24,000 bonus restricted shares of common stock, and (iii) 7,700 shares of common stock underlying fully vested options.
(7)	Represents (i) 6,000 regular restricted shares of common stock (ii) 24,000 bonus restricted shares of common stock, and (iii) 8,000 shares of common stock underlying fully vested options.
(8)	Represents (i) 6,000 regular restricted shares of common stock (ii) 12,000 bonus restricted shares of common stock, and (iii) 6,562 shares of common stock underlying fully vested options.
(9)	Represents (i) 6,000 regular restricted shares of common stock (ii) 24,000 bonus restricted shares of common stock, and (iii) 8,000 shares of common stock underlying fully vested options.
(10)	Represents (i) 10,000 shares of common stock underlying fully vested options; (ii) 1,800 restricted shares of common stock, which will vest 25% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and the remaining 50% on the third anniversary of the date of grant; and (iii) in the case of Mssrs. Beckler and Patteson, 1,000 shares of common stock requested in lieu of cash compensation for board service; and in the case of Mr. Houston, 1,500 shares of common stock requested in lieu of cash compensation for board service.

CERTAIN TRANSACTIONS WITH AFFILIATES AND MANAGEMENT

We have entered into employment agreements with each of our executive officers. See “Management—Employment Agreements and Other Arrangements” for a detailed description of those agreements. Additionally, we have entered into indemnification agreements with the members of our Board of Directors.

After the Acquisition, Calpine did not retain any interest in us. The historical combined financial data for any periods ending prior to July 7, 2005, the date of the Acquisition, relate to the domestic oil and natural gas business of Calpine and its subsidiaries. As described elsewhere in this prospectus, we have entered into certain agreements with Calpine and/or its affiliates in connection with our separation from Calpine and the consummation of the Acquisition. See “Description of Separation from Calpine” for a detailed description of those agreements.

SELLING STOCKHOLDERS

This prospectus covers shares sold in our recent private equity offering to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act, to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act, and to non-U.S. persons pursuant to Regulation S under the Securities Act. The selling stockholders who purchased shares from us in the private equity offerings may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required by our registration rights agreement to register for resale the shares of our common stock described in the table below.

The following table sets forth information about the number of shares owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of December 15, 2005. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the amount of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read “Plan of Distribution.”

We have been advised, as noted below in the footnotes to the table, two of the selling stockholders is a broker-dealer and 42 of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock. All selling stockholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock owned by such stockholder prior to the offering. We have assumed all shares reflected on the table will be sold from time to time.

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
A&R Agreement of Trust for Joan M. Welsh~DTD 08/31/1990~Joan M. Welsh TTEE(1)	1,220	*
A. Albinsson & M. Wahlstrom	6,900	*
A. Bartley Bryt and Maud S. Bryt	3,500	*
A-Able Transmission—Corporate Investment Account(1)	640	*
ABN Amro Bank(2)	2,800	*
Adam H. Brown	1,400	*
Adam H. Brown Article IV Trust(3)	1,600	*
Adam H. Brown Article V Trust(3)	700	*
AGS Investments(4)	2,700	*
AIM Capital Development Fund(5)†	765,100	1.51%
AIM Dynamics Fund(5)†	1,236,400	2.44%
AIM Mid Cap Growth Fund(5)†	114,200	*
AIM V.I. Capital Development Fund(5)†	116,100	*
AIM V.I. Dynamics Fund(5)†	68,200	*
Alan W. Steinberg, LP(6)	13,850	*
Albert Sinal, Jr. and Tina Sinal	6,000	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Alexis A. Shehata Personal Portfolio(1)	1,420	*
Alice Cordelia Brown	9,700	*
Allan and Terry Peck—Combined Portfolio	1,330	*
Allan P. Rothstein	5,000	*
Amaranth LLC(7)††	80,000	*
American Funds Insurance Series, Asset Allocation Fund(8)	2,520,000	4.98%
American Funds Insurance Series, Growth Fund(8)	1,980,000	3.91%
Andrea L. Killian Trust ~ DTD 9/25/97 ~ Andrea L. Kilian TTEE(1)	150	*
Andrea Pollack 75 Rev Trust(3)	5,700	*
Andrea Pollack Rev Trust(3)	8,500	*
Angler Construction Company—401(k) Profit Sharing Plan-Equity(1)	300	*
Anita L. Rankin Revocable Trust U/A DTD 4/28/1995~Anita L. Rankin TTEE(1)	350	*
Anitia T. Loehmann Charitable Trust(3)	300	*
Ann Cox Bartram Trust(3)	3,500	*
Ann K. Miller Personal Portfolio(1)	5,840	*
Anne Marie Romer Personal Portfolio(1)	1,180	*
Anthony G. Perry IRA(3)	7,300	*
Anthony L. Kremer IRA(1)	940	*
Anthony L. Kremer Revocable Living Trust(1)	860	*
Antonio Perez	2,800	*
AR Inc. Master Retirement Trust(9)†	104,500	*
Arbiter Partners, LLC(10)	193,750	*
Aubrey L. Roberts IRA(1)	2,620	*
Aurelia Palcher Combined Portfolio(1)	990	*
Auto Disposal Systems—401(k)—All Cap Value Account(1)	620	*
Auto Disposal Systems—401(k)—Balanced 60 Account(1)	390	*
Auto Disposal Systems—401(k)—Small Cap Value Account(1)	560	*
Aviation Sales Inc.—401(k) Profit Sharing Plan~Rick J. Penwell TTEE(1)	1,190	*
Azzinaro Management, LLC(11)†	3,500	*
Baker Hazel Funeral Home, Inc.(1)	300	*
Baker Hazel Funeral Home, Inc. 401(k) Plan(1)	430	*
Barbara A. Muth IRA(1)	240	*
Barbara A. Muth Revocable Living Trust U/A DTD 10/31/96~Barbara A. Muth TTEE(1)	1,160	*
Barbara B. Chisolm Irrevocable Trust FBO Alison Wilde DTD 12/23/96~O. Beirne Chisolm TTEE(1)	820	*
Barbara B. Chisolm Irrevocable Trust~FBO Serena B. Wille Dtd 12/23/96~O. Beirne Chisolm TTEE(1)	820	*
Barbara Bitticker—Inherited IRA(1)	1,260	*
Barbara McCarty~Personal Portfolio(1)	420	*
Bay Pond Investors (Bermuda) L.P.(12)	11,800	*
Bay Pond Partners, L.P.(12)	37,400	*
Bel Air Opportunistic Fund(13)†	82,800	*
Belfer Investment Partners, LP(14)	48,500	*
Bennett Family LLC(15)	5,000	*
Benny L. & Alexandra P. Tumbleston—JTWROS(1)	1,470	*
Bert Fingerhut	2,500	*
Billy A. West	4,210	*
BLT Enterprises, LLLP~Partnership(1)	1,340	*
Blueprint Partners LP(16)	15,000	*
Boston Partners Asset Management, LLC(17)†	517,170	1.02%
Bradley & Danielle Barton	6,250	*
Bradley J. Hausfeld IRA(1)	580	*
Brady Retirement Fund, LP(18)	17,200	*
Brian Rommel	1,000	*
Brownlie Family Partnership(3)	5,300	*
Bruce E. Dines IRA(3)	7,300	*
Caisse De Depot Et Placement Du Quebec(19)	3,125,000	6.18%
Cal Hendricks Wies and Margaret Bailey Hardenbergh(3)	800	*
Capital Growth Fund(3)	2,200	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Carl Forstmann Foundation(3)	2,000	*
Carl W. Goeckel~Combined Portfolio(1)	2,040	*
Carlton Capital Group, LLC(20)	12,500	*
Carmine and Wendy Guerro Living Trust~U/A DTD 7/31/2000~C Guerro and W Guerro, TTEES(1)	1,000	*
Carmine Guerro IRA Rollover(1)	1,950	*
Carol D. Shellabarger Green~Revocable Trust DTD 4/21/00~Carol Downing Green TTEE(1)	570	*
Carol Downing Green IRA(1)	360	*
Caroline Hicks	2,500	*
Cassandra Toro	7,500	*
CastleRock Partners, L.P.(21)	38,500	*
Catherine Hirsch	1,562	*
Cathy Haberland(3)	3,100	*
Charles C. Loehmann Charitable Trust(3)	750	*
Charles Carpenter IRA(3)	5,900	*
Charles L. & Miriam L. Bechtel~Joint Personal Portfolio(1)	330	*
Charles Post	5,000	*
Cheryl L. Coleman—IRA Rollover(1)	310	*
Cheyne Special Situations Fund, LP(22)	295,000	*
Chris H. & Linda M. Kapolas~Joint Personal Portfolio(1)	2,290	*
Christina Mattin	12,000	*
Christine Lindeman-Thomas~IRA Rollover~Gregory J. Thomas, POA(1)	710	*
Christopher J. Stratis(3)	1,500	*
Christopher Shaw Lippman	5,000	*
Cindy Ernst~Personal Portfolio(1)	8,970	*
Cintra Pollack 93 Trust(3)	2,800	*
Clark Manufacturing Co.~Pension Plan DTD 5/16/1998~John A. Barron TTEE(1)	170	*
Clark Manufacturing Co.~PSP DTD 5/16/98~John A. Barron TTEE(1)	360	*
CNF Investments, LLC(23)	156,250	*
Congress Ann Hazel IRA(1)	530	*
Cora & John Davis Foundation(24)	6,000	*
Craig & Mary Jo Sanford~Joint Personal Portfolio(1)	6,800	*
Craig Fuller	6,250	*
Cynthia A. Hackett~Personal Portfolio(1)	540	*
D.B. Zwirn Special Opportunities Fund, L.P.(25)	127,500	*
Dan Roach IRA Rollover(1)	370	*
Daniel Huthwaite and Constance Huthwaite	3,125	*
Daniel R. Paladino and Pauline M. Paladino	3,500	*
Darryl W. Copeland, Jr.	7,500	*
David & Sharon Neenan	1,500	*
David G. Neenan Keogh	1,400	*
David H. Bartram(3)	300	*
David Keith Ray IRA(1)	880	*
David L. Roer~Personal Portfolio(1)	220	*
David M. Golush	2,000	*
David M. Gray~Revocable Trust DTD 07-19-96~David M. Gray, TTEE(1)	390	*
David M. Morad Jr.~Combined Portfolio(1)	2,710	*
David M. Morad Jr.~Revocable Living Trust U/A DTD 9/15/97~David M. Morad Jr. & Semele Foundas TTEE(1)	1,330	*
David R. & Renee M. Ernst~Joint Personal Portfolio(1)	2,900	*
David R. Kremer Revocable Living Trust~DTD 5/7/1996~David R. Kremer & Ruth E. Kremer, TTEES(1)	1,170	*
David Reznick and Sandra Reznick	5,000	*
David Ross~Revocable Living Trust U/A DTD 11/04/00~David Ross TTEE(1)	930	*
David W. Campbell and Mary W. Campbell	1,000	*
David Wallace	2,700	*
DBAG London(26)†	250,000	*
Dean L. Overman and Linda J. Overman	6,250	*
Deanne W. Joseph IRA Rollover(1)	350	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Deborah Keinbord(24)	2,000	*
Deephaven Distressed Opportunities Trading Ltd(27)†	675,000	1.33%
Deephaven Event Trading Ltd(27)†	1,350,000	2.67%
Deephaven Growth Opportunities Trading Ltd(27)†	675,000	1.35%
Dennis M. Langley	6,250	*
Detroit Diesel Corporation Employee Pension Plan(9)†	72,000	*
Deutsche Bank Alternative Trading(28)	100,000	*
Diaco Investments, L.P.(29)	711,750	1.41%
Diana M. Best IRA Rollover(1)	2,140	*
Diane W. Colaizzi IRA Rollover(1)	210	*
Dolores H. Russ Trust~DTD 4/20/2000~Dolores H. Russ, TTEE(1)	9,430	*
Don A. & Linda B. Maccubbin~Revocable Trust DTD 05/04/93~Don A. & Linda B. Maccubbin, TTEES(1)	1,940	*
Don A. Maccubbin IRA(1)	580	*
Don Keasel IRA Rollover(1)	760	*
Donald A. Porter IRA – Small Cap(1)	960	*
Donald Bavely & Kathleen Bavely	4,375	*
Donald G. Tekamp Revocable Trust ~DTD 8/16/2000~Donald G. Tekamp TTEE(1)	1,140	*
Donald Gorman~Personal Portfolio(1)	520	*
Donald H. Nguyen, M.D. IRA Rollover(1)	250	*
Donald Harrison	6,250	*
Donald L. and Edythe Aukerman~Joint Personal Portfolio(1)	380	*
Donald L. Aukerman IRA(1)	590	*
Donna G. Dahm IRA(1)	260	*
Dorothy H. Dines	4,400	*
Dorothy W. Savage-Kemp IRA(1)	410	*
Dorothy W. Savage-Kemp TOD(1)	760	*
Dottie L. Brown~Personal Portfolio(1)	160	*
Douglas & Melissa Marchal~Joint Personal Portfolio(1)	270	*
Douglass McCorkindale	12,500	*
Dr. Donald H. Nguyen & Lynn A. Buffington—JTWROS(1)	790	*
Dr. Juan M. Palomar IRA Rollover(1)	1,400	*
Dr. Michael T. Kunesh Revocable Trust(1)	1,640	*
Dr. Neil Kantor~Combined Portfolio(1)	3,260	*
Dr. William R. Levin, DMD P.A. Retirement(3)	800	*
Drake Associates L.P.(30)	20,000	*
Dwayne Barfell & Margaret Harris	3,125	*
E. Mortimer FBO Mara Wharton(3)	1,400	*
EBS Asset Management—Profit Sharing Plan(1)	8,280	*
EBS Microcap Partners~Combined Portfolio(1)	10,100	*
EBS Partners~Combined Portfolio(1)	34,100	*
Edna Isacs(3)	1,000	*
Edward Fox IRA(31)	9,375	*
Edward J. Nusrala	2,000	*
Edward Richard Marek, Jr.	1,562	*
Edward W. & Frances L. Eppley~Combined Portfolio(1)	540	*
Edwin L. Johnson(3)	600	*
Eileen M. Jackson~TOD(1)	2,810	*
Elaine S. Berman~Combined Portfolio(1)	530	*
Elaine S. Berman~Inherited IRA~Beneficiary of Freda Levine(1)	600	*
Elaine S. Berman SEP—IRA(1)	500	*
Elias M. & Ann C. Karter~Combined Portfolio(1)	6,960	*
Elizabeth Brown Warters Article IV Trust(3)	2,200	*
Elizabeth Brown Warters Article V Trust(3)	700	*
Ernst Enterprises~Deferred Compensation DTD 05/20/90~fbo Mark Van de Grift(1)	1,260	*
Ernst Enterprises~Deferred Compensation Plan DTD 05/20/90~fbo Terry Killen(1)	1,470	*
Evan Julber	6,000	*
Excelsior Value & Restructuring(32)	2,750,000	5.44%
FBO Marjorie G. Kasch~U/A/D 3/21/80~Thomas A. Holton TTEE(1)	640	*
Felice M. Kantor~Combined Portfolio(1)	4,780	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Ferguson Locke†	2,500	*
First Bank Trust(33)†	10,000	*
Flanagan Family Limited Partnership(34)	6,250	*
Forney M. Hoke III IRA Rollover(1)	260	*
Forney M. Hoke III Personal Portfolio(1)	2,950	*
FPA Capital Fund, Inc.(9)†	4,455,800	8.81%
Francis C. Rooney, Jr.(3)	1,500	*
Frank B. Day(3)	17,500	*
Frank B. Day CRT (3)	1,200	*
Frank D. Day Lead Annuity Trust(3)	1,200	*
Frank M. Ewing	27,500	*
Frederick R. Bartram(3)	1,200	*
Gardner Lewis Fund, L.P.(35)	96,000	*
Gary M. Youra, M.D. IRA Rollover(1)	1,930	*
Geary Partners, L.P.(36)	56,600	*
General Electric Pension Trust(9)†	588,900	1.16%
Geoffrey Pohanka	26,000	*
George H. Welsh~Revocable Living Trust DTD 8/1/90—Trust B~Joan M. Welsh, Co-TTEE(1)	2,950	*
George Hicks~Personal Portfolio(1)	800	*
George W. Ledford IRA Rollover(1)	3,270	*
Gerald Allen IRA(1)	400	*
Gerald E. & Deanne W. Joseph~Combined Portfolio(1)	1,250	*
Gerald J. Allen~Personal Portfolio(1)	3,310	*
Giacomo Trusts~Combined Portfolio(1)	3,620	*
Gina R. Day(3)	5,700	*
Gina R. Day CRT(3)	11,000	*
GLG Market Neutral Fund(37)	600,000	1.19%
Global Capital Ltd.(38)	12,500	*
Gloria Trumpower	2,000	*
GMF Global Natural Resources Fund(39)	863	*
Goldman Sachs GMS Funds LLC(9)†	559,300	1.11%
Grace G. Miller~Personal Portfolio(1)	640	*
Granville Gray Valentine Trust(40)†	25,000	*
Gregory A. & Bibi A. Reber~Joint Personal Portfolio(1)	550	*
Gregory J. Thomas IRA-SEP(1)	360	*
Greystone Energy, L.P.(41)	6,250	*
Greystone Resources, L.P.(41)	6,250	*
Gruber & McBaine International(42)	11,000	*
Gwendolyn D. Harmon~Personal Portfolio(1)	1,530	*
Gwendolyn D. Harmon Revocable Living Trust(1)	1,240	*
H. Joseph & Rosemary Wood~Joint Personal Portfolio(1)	800	*
Harlene Brady IRA(1)	170	*
Harley G. Higbie, III	1,900	*
Harley G. Higbie, Jr.	5,300	*
Harold & Congress Hazel Trust~U/A DTD 04/21/1991~Congress Ann Hazel, TTEE(1)	690	*
Harold A. & Lois M. Ferguson~Joint Personal Portfolio(1)	960	*
Harry L. Dolan Trust —IMA(43)	1,667	*
Hazel B. Kidd~Personal Portfolio(1)	840	*
Hedgenergy Master Fund(44)	330,000	*
Heidi Cox(3)	3,900	*
Helen G. Moody~Revocable Living Trust DTD 01/17/02~Helen G. Moody TTEE(1)	550	*
Henry Ripp	2,000	*
Herman Isacs III U/A Marital Trust(3)	1,500	*
HFR Asset Management, LLC(45)	84,900	*
HFR HE Beryllium(46)	90,900	*
HFR HE Systematic Master Trust(45)	117,700	*
HH Managed Account 7 Limited(47)	24,200	*
Highbridge Event Driven / Relative Value Fund, LP(48)	102,225	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Highbridge Event Driven / Relative Value Fund, Ltd.(48)	692,775	1.37%
Highbridge International LLC(48)	705,000	1.39%
Hildreth D. Wold	1,900	*
Hillel Weinberger and Elaine Weinberger	100,000	*
Howard W. Smith & Margaret W. Aldridge~Combined Portfolio(1)	1,530	*
Hsien-Ming Meng IRA Rollover(1)	910	*
Industrial Grinding~Profit Sharing Plan U/A 10/1/84(1)	1,550	*
ING MFS Utilities Portfolio(49)	93,780	*
Investors of America(50)†	850,000	1.68%
J. Carter Beese, Jr.	3,125	*
J. Steven Emerson(51)	526,000	1.04%
Jack Barrish	5,000	*
Jack E. & Sandra McMaken~Joint Personal Portfolio(1)	320	*
Jack R. Scherer Liv Trust~DTD 4/3/97~Jack R. & Lana B. Scherer TTEES(1)	1,460	*
Jack Wold Family Partnership(3)	2,000	*
Jacqueline Slyman~Personal Portfolio(1)	1,320	*
James A. Syme and Phyllis K. Syme	4,375	*
James B. Wallace	3,200	*
James C. Dascoli†	2,000	*
James D. Locke and Susan P. Locke	7,500	*
James M. Earnest	1,000	*
James N. & Jean C. Marten~Combined Portfolio(1)	570	*
James R. Goldstein~Personal Portfolio(1)	530	*
James T. Lehner, M.D. IRA(1)	1,390	*
Jan Munroe Trust(52)	4,000	*
Janice S. Harmon~Personal Portfolio(1)	390	*
JCK Partners Opportunities Fund, Ltd.(53)	22,500	*
Jean C. Marten~Personal Portfolio(1)	210	*
Jeannine E. Phlipot~Personal Portfolio(1)	750	*
Jeannine E. Philpot IRA(1)	710	*
Jeffrey H. Howard and Brenda H. Howard	3,125	*
Jeffrey M. Grieco~Revocable Living Trust DTD 7/19/2001~Jeffrey M. Grieco, TTEE(1)	900	*
Jennifer A. Roer IRA(1)	340	*
Jennifer Roach IRA(1)	520	*
Jerald Siegel and Francine Siegel	1,000	*
Jeremy Hirst	2,000	*
Jerome E. Muth IRA—Roth(1)	2,030	*
Jerome E. Muth~Revocable Living Trust U/A DTD 10/31/96~Jerome E. Muth, TTEE(1)	360	*
Jerry Armstrong	6,000	*
Joan M. O’Neil~Combined Portfolio(1)	2,070	*
Johanne S. Rupp IRA(54)	1,500	*
John & Lisa O’Neil~Joint Personal Portfolio(1)	1,140	*
John & Mary Ann Duffey	4,400	*
John A. Barron—Personal Portfolio Mississippi(1)	160	*
John A. Barron—Personal Portfolio Ohio(1)	370	*
John A. Barron IRA Rollover(1)	2,170	*
John B. Maynard—Personal Portfolio(1)	9,050	*
John B. Maynard Jr.~Irrevocable Trust U/A DTD 12/12/93~John B. Maynard Sr., TTEE(1)	300	*
John C. & Sarah L. Kunesh—JTWROS(1)	570	*
John C. Ernst, Jr.~Revocable Trust~John C. Ernst, Jr. TTEE(1)	8,050	*
John C. York	8,125	*
John D. Thiel	3,125	*
John Duffey IRA(3)	2,600	*
John E. Meyer~Combined Portfolio(1)	44,760	*
John E. Palcher IRA Rollover(1)	510	*
John Eubel & Betty Eubel~Combined Portfolio(1)	3,990	*
John Glickstein & Eileen Glickstein	2,000	*
John H. Lienesch IRA(1)	1,630	*
John Hancock Advisors FBO JHIC Vermont—Hallmark Cards, Inc.(55)†	28,750	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
John Hancock Balanced Fund(55)	87,750	*
John Hancock Funds II (JH2)(32)	85,342	*
John Hancock Large Cap Equity Fund(55)	971,845	1.92%
John Hancock Mid Cap Growth Fund(55)	118,808	*
John Hancock Trust (JH1)(32)	76,885	*
John Hancock Trust Utilities Trust(56)	77,190	*
John J. Miller~Personal Portfolio(1)	630	*
John J. Pohanka Family Foundation(57)	20,000	*
John M. Walsh, Jr. IRA Rollover(1)	910	*
John O’Meara IRA Rollover(1)	310	*
John Sarron, Jr.—Personal Portfolio(1)	350	*
John T. & Julia M. Paas—JTWROS(1)	650	*
John T. Beaty Jr.	2,500	*
John T. Dahm IRA(1)	2,170	*
John T. Dahm IRA Rollover(1)	680	*
John Whalen and Linda Rabbitt	6,250	*
Johnson Revocable Living Trust(58)	10,000	*
Jon D. & Linda N. Gruber Trust(59)	13,000	*
Jon R. Yenor & Caroline L. Brecker – Joint Tenants(1)	970	*
Jon R. Yenor IRA Rollover(1)	720	*
Joseph D. & Julia A. DiCicco~Combined Portfolio(1)	2,350	*
Joseph D. & Suzanne F. Mackil~Combined Portfolio(1)	3,270	*
Joseph D. Maloney~Personal Portfolio(1)	830	*
Joseph F. & Mary K. Scullion~Combined Portfolio(1)	1,360	*
Joseph H. Szymanski	6,250	*
Joyce Ann Porter~Revocable Living Trust dtd 12/1/00~Joyce Ann Porter, TTEE(1)	1,070	*
Judith Keasel~IRA Rollover(1)	320	*
Kandythe J. Miller~Combined Portfolio(1)	730	*
Karen Shay IRA(3)	4,800	*
Karfunkel Family Foundation(60)	5,000	*
Kathleen J. Lienesch~Combined Portfolio(1)	1,180	*
Kathleen J. Lienesch IRA(1)	230	*
Kathleen Swanson Revocable Trust(61)	6,250	*
Kathryn A. Leeper~Combined Portfolio(1)	520	*
Keith L. Aukerman IRA Rollover(1)	1,240	*
Kenneth E. & Doreen G. Klaus~Joint Personal Portfolio(1)	310	*
Kenneth E. Shelton IRA Rollover(1)	760	*
Kenneth F. Rupp Revocable Trust(62)	1,500	*
Kettering Anesthesia Associates—Profit Sharing Plan FBO David J. Pappenfus(1)	1,160	*
Kevin E. Slattery~Trust B DTD 5/17/99~De Ette Rae Hart TTEE(1)	950	*
King Investment Advisors, Inc. FBO Alice R. Hudspeth(63)	4,500	*
King Investment Advisors, Inc. FBO Barnett L. Gershen(63)	4,300	*
King Investment Advisors, Inc. FBO Bill Ham(63)	12,000	*
King Investment Advisors, Inc. FBO Bill Ham, IRA Rollover(63)	5,500	*
King Investment Advisors, Inc. FBO Charles O. Requadt and Julie K. Requadt(63)	3,700	*
King Investment Advisors, Inc. FBO David A. Todd(63)	3,600	*
King Investment Advisors, Inc. FBO E. Holt Williams(63)	1,100	*
King Investment Advisors, Inc. FBO Emily L. Todd(63)	4,600	*
King Investment Advisors, Inc. FBO First Security Bank Commingled Investment Fund for Qualified Employee Benefit Plans(63)	74,100	*
King Investment Advisors, Inc. FBO Gerald Wayne Broesche and Brooke Anne Broesch(63)	3,700	*
King Investment Advisors, Inc. FBO Greg Kung(63)	7,000	*
King Investment Advisors, Inc. FBO H. J Foster, IRA Rollover(63)	4,000	*
King Investment Advisors, Inc. FBO J & S Black FLP(63)	4,000	*
King Investment Advisors, Inc. FBO James E. Brasher, IRA Rollover(63)	1,500	*
King Investment Advisors, Inc. FBO Kevin Raine(63)	6,800	*
King Investment Advisors, Inc. FBO Lucie W. Todd(63)	7,000	*
King Investment Advisors, Inc. FBO Mary L. G. Theroux Charitable Remainder Unitrust(63)	3,600	*
King Investment Advisors, Inc. FBO Mary L. G. Theroux Revocable Living Trust(63)	4,100	*
King Investment Advisors, Inc. FBO Onedia Tribe of Indians(63)	22,000	*
King Investment Advisors, Inc. FBO Shirley P. Rabke(63)	4,700	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
King Investment Advisors, Inc. FBO Wray & Todd Interests, Ltd.(63)	18,200	*
Kirby C. Leeper IRA Rollover(1)	560	*
LH Rich Companies(64)	10,000	*
Lagunitas Partners LP(42)	41,000	*
Lannan Foundation(9)†	177,500	*
Larry & Marilyn Lehman~Combined Portfolio(1)	1,350	*
Lauren Peck~Combined Portfolio(1)	750	*
Lawrence Chimevine	3,000	*
Lawrence J. Harmon Trust A~DTD 1/29/2001~G Harmon & T Harmon & H Wall TTEES(1)	540	*
Lawrence S. Connor~Personal Portfolio(1)	1,510	*
Lee S. Johnson FBO Edwin Johnson(3)	1,300	*
Lee S. Johnson FBO Susanne Mann(3)	1,300	*
Lehman Brothers(65)††	75,000	*
Leo K. & Katherine H. Wingate~Joint Personal Portfolio(1)	540	*
Leo Mullen and Helene Patterson	6,250	*
LeRoy Eakin, III & Lindsay Eakin	15,625	*
Leslie L. Alexander	175,000	*
Lester J. & Suzan A. Charnock ~JTWROS(1)	1,690	*
Lia K. Stratis(3)	1,500	*
Liebro Partners, LLC(66)	2,500	*
Lime Partners, LLC(67)	24,000	*
Linda M. Meister MD~Combined Portfolio(1)	860	*
LJB Inc. Savings Plan & Trust~U/A DTD 1/1/1985 FBO T. Beach~Stephen D. Williams TTEE(1)	470	*
Lolita Higbie Living TR(3)	2,100	*
Lorraine L. Earman IRA Rollover(1)	200	*
Louis D. Cohen REVTR—IMA(43)	2,500	*
Lucy Wallace	2,700	*
Lynda Goldstein	20,000	*
M. Sinclair Adams Ziesing(3)	8,000	*
M.J. Murdock Charitable Trust(35)	53,900	*
MA Deep Event, Ltd.(27)†	72,100	*
Manulife Utilities Fund	10,300	*
Mara Wharton(3)	2,000	*
Marc Bettius	3,125	*
Marcia M. O’Rourke~Combined Portfolio(1)	2,070	*
Margaret Bailey Hardenbergh(3)	400	*
Margaret S. Adam Revocable TRUST~DTD 4/10/02~Margaret S. Adam, TTEE(1)	410	*
Maria Gray Valentine Curtis Trust(68)†	6,000	*
Marie D. Wootton(3)	600	*
Marjorie Mead Marshall Trust(3)	750	*
Mark Ristow Roth IRA(69)	2,500	*
Mark S. Wallace	1,400	*
Martha Cox Farrell(3)	900	*
Martha S. Senkiw~Revocable Living Trust DTD 11/02/98~Martha S. Senkiw, TTEE(1)	350	*
Martin Hirschhorn	20,000	*
Martin J. & Lisa L. Grunder~Combined Portfolio(1)	430	*
Marvin E. Nevins~Personal Portfolio(1)	860	*
Mary Ann Duffey IRA(3)	1,600	*
Mary Clark Stambaugh(3)	400	*
Mary Ellen Kremer Living Trust~U/A DTD 01/27/1998~Mary Ellen Kremer TTEE(1)	960	*
Mary J. Dolan Trust—IMA(43)	1,667	*
Mary J. Gitzinger IRA(1)	1,620	*
Mary Kunesh~Combined Portfolio(1)	4,340	*
Mary Lou R. Baggott~Personal Portfolio(1)	1,110	*
Mary M. Stratis(3)	5,800	*
Mary M. Stratis Trust(70)	1,900	*
Mary Stratis Limited Partnership(3)	3,000	*
Masters Select Smaller Companies Fund(9)†	179,900	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Matthew C. May	3,125	*
Maureen D. Weaver~Combined Portfolio(1)	520	*
Maureen K. Aukerman IRA Rollover(1)	810	*
Maureen K. Aukerman Personal Portfolio(1)	170	*
Melinda L. Eubel IRA(1)	620	*
Melodee Ruffo~Personal Portfolio(1)	680	*
Melvin Don Henry, Jr.	3,000	*
Mercury Global Allocation Strategy Portfolio(71)	10,900	*
Mercury Global Allocation V.I. Fund(71)	30,100	*
Merril Mason(3)	2,200	*
Merrill Lynch Global Allocation Fund, Inc.(71)†	500,000	*
MFS Mid Cap Value Fund(56)†	313,200	*
MFS Utilities Fund(56)†	895,410	1.77%
MFS Utilities Portfolio (IIU)(56)†	29,370	*
MFS Variable Insurance Trust—MFS Utilities Series(56)†	551,080	1.09%
MFS/Sun Life Series Trust—Mid Cap Value Series(56)†	11,600	*
MFS/Sun Life Series Trust—Utilities Series(56)†	195,350	*
Miami Valley Cardiologists, Inc. Profit Sharing Plan Trust—EBS Equity 100(1)	8,610	*
Miami Valley Cardiologists, Inc. Profit Sharing Plan Trust—EBS Small Cap(1)	3,590	*
Michael & Marilyn E. Lipson—JTWROS(1)	260	*
Michael A. Houser & H. Stephen Wargo—JTWROS(1)	250	*
Michael & Andrea Dakin~Combined Portfolio(1)	960	*
Michael F. Horn, Sr.	4,375	*
Michael G. Lunsford IRA(1)	590	*
Michael G. Lunsford Personal Portfolio(1)	290	*
Michael G. & Dara L. Bradshaw~Combined Portfolio(1)	1,530	*
Michael J. Mathile~Revocable Living Trust DTD 10/03/96(1)	1,990	*
Michael J. McQuiston IRA Rollover(1)	1,150	*
Michael J. Suttman~Personal Portfolio(1)	580	*
Michael J. Wenzler~Personal Portfolio(1)	310	*
Michael K. Stout Revocable Liv Trust~Dtd 12/27/94~Michael K. & Carol A. Stout(1)	1,220	*
Michael Kerr	175,000	*
Michael Lipson Profit Sharing Plan~DTD 1/1/03~Michael Lipson, TTEE(1)	1,320	*
Michael S. Greger	3,125	*
Michelle Tagliamonte IRA Rollover(1)	610	*
Milo Noble~Personal Portfolio(1)	5,090	*
Milton V. Peterson Revocable Trust(72)	93,750	*
Modern Capital Fund, LLC(73)	25,000	*
Monte R. Black~Personal Portfolio(1)	4,180	*
Monte T. Brown(3)	5,000	*
Monte T. Brown L.(3)	1,500	*
Moore Fixed Income Fund, Ltd.(74)	625,000	1.24%
Moore Macro Fund, L.P.(74)	701,200	1.39%
Morgan Moran(3)	100	*
Munder Small Cap Value Fund(75)†	270,000	*
Natelli Communities, LP(76)	15,625	*
Nationwide Small Cap Fund(39)	1,637	*
Nayann B. Pazyniak IRA Rollover(1)	300	*
Neal L. & Kandythe J. Miller~Joint Personal Portfolio(1)	490	*
Neal L. Miller IRA Rollover(1)	210	*
Neil Hazel IRA Rollover(1)	3,830	*
Neil W. & Jeanne K. Hazel~Joint Personal Portfolio(1)	710	*
Neil W. Hazel Personal Trust(1)	1,090	*
NH Horizons Investments(77)	234,000	*
Noah Pollack 93 Trust(3)	2,700	*
Noah Pollack Rev Trust(3)	1,200	*
Nosrat M. Hillman~Personal Portfolio(1)	390	*
Northern Light Management(78)	20,000	*
Pacific Credit Corp(13)	17,200	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Pam Graeser~Personal Portfolio(1)	340	*
Pamela S. Carroll~Combined Portfolio(1)	260	*
Park West Investors, LLC(79)	66,495	*
Park West Partners International, Ltd.(79)	16,105	*
Pat & Christine Beach	2,500	*
Patricia A. Kremer Revocable Trust~DTD 04/29/04~Donald G. Kremer, TTEE(1)	980	*
Patricia Meyer Dorn~Combined Portfolio(1)	2,730	*
Patrick A. Mickley & Amy Jo Mickley~Joint Personal Portfolio(1)	910	*
Patrick J. Coleman IRA Rollover(1)	1,320	*
Patrick L. & Jackie L. McGohan~Joint Personal Portfolio(1)	910	*
Paul & Joan Strausbaugh~Personal Portfolio(1)	1,060	*
Paul J. Routh IRA(1)	420	*
Paul R. & Dina E. Crnkovich~Joint Personal Portfolio(1)	3,710	*
Paul R. Crnkovich~IRA Rollover(1)	650	*
Paul S. & Cynthia J. Guthrie~Joint Personal Portfolio(1)	1,370	*
Paul W. Nordt III IRA Rollover—401(k)(1)	1,090	*
Peck Family Investments, Ltd.(1)	690	*
Pennsylvania Public School Employee Retirement Fund(9)†	1,222,400	2.42%
Pennsylvania Treasury Department—Tuition Account Program(1)	21,730	*
Permal Investment Holdings N.V.(47)	27,500	*
Perrino Fernandez~Combined Portfolio(1)	980	*
Peter & Noreen McInnes~Combined Portfolio(1)	8,770	*
Peter D. Senkiw~Revocable Living Trust DTD 11/02/98~Peter D. Senkiw, TTEE(1)	360	*
Peter H. Huizenga	41,625	*
Peter M. DeProsperis, Jr.	3,125	*
Peter R. Newman IRA Rollover(1)	2,260	*
Peter R. Ziesing(3)	300	*
Philip H. Wagner~Combined Portfolio(1)	12,130	*
Philip M. Haisley IRA Rollover(1)	310	*
Phillip Edwin Crystal Trust(3)	2,000	*
Pioneer Funds—U.S. Small Companies (LUX)(80)	57,800	*
Pioneer Small Cap Value Fund(80)	325,300	*
Pioneer Small Cap Value VCT Portfolio(80)	16,900	*
Placer Creek Investors Bermuda L.P.(12)	120,700	*
Placer Creek Partners, L.P.(12)	165,600	*
Pohanka Oldsmobile, Inc.(57)	40,000	*
Potato Patch CRUT(3)	8,000	*
Presidio Partners, LP(81)	76,200	*
Quissett Investors Bermuda L.P.(12)	319,500	*
Quissett Partners, L.P.(12)	190,400	*
R&D Investment Partnership~Combined Portfolio(1)	13,960	*
Raj Singh and Neera Singh	60,900	*
Randy H. & Pamela F. Yoakum~Joint Personal Portfolio(1)	670	*
Ray O. Brownlie	6,700	*
Raymond W. Lane~Personal Portfolio(1)	1,570	*
Raytheon Company Combined DB/DC Master Trust(12)	85,500	*
Raytheon Master—Pension Trust(1)	80,000	*
Rensselaer Polytechnic Institute(9)†	75,700	*
Richard D. Smith MD~Combined Portfolio(1)	1,130	*
Richard E. Holmes IRA Rollover—Sharon Longo & Marianne Nestor, Durable POA(1)	1,210	*
Richard E. Holmes~Revocable Living Trust DTD 08/25/94~Richard E. Holmes, TTEE—Sharon Longo & Marianne Nestor, Durable POA(1)	5,350	*
Richard Feinberg	10,000	*
Richard H. LeSourd, Jr. IRA-SEP(1)	1,160	*
Richard S. Bodman Revocable Trust(82)	14,062	*
Richard T. Wharton Trust Article 2(3)	1,700	*
Richard Thomas Wharton(3)	500	*
RNR II, LP(46)	279,300	*
RNR III, LP(46)	115,500	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
RNR III, Ltd(46)	59,300	*
ROBECO USA, LLC(83)†	46,410	*
Robert & Candy Goldstein	5,000	*
Robert A. Riley Beneficiary—Inherited IRA(1)	1,070	*
Robert A. Riley ~Revocable Family Trust DTD 5/8/97~Robert A. Riley TTEE(1)	280	*
Robert Binderman	2,000	*
Robert C. Kettler	15,625	*
Robert C. Rewey, Jr. Revocable Trust(84)	3,625	*
Robert Colaizzi IRA(1)	2,760	*
Robert F. Mays Trust~DTD 12/7/95~Robert F. Mays TTEE(1)	1,160	*
Robert Feinberg	5,000	*
Robert Grew(3)	2,800	*
Robert L. Kilian IRA Rollover(1)	680	*
Robert L. Kilian~Trust U/A DTD 9/25/97~Robert L. Kilian TTEE(1)	1,050	*
Robert Lowry IRA(1)	300	*
Robert N. Sturwold~Personal Portfolio(1)	480	*
Robert Slayton	2,000	*
Robert W. Lowry ~Personal Portfolio(1)	1,760	*
Rockbay Capital Fund, LLC(85)	7,848	*
Rockbay Capital Institutional Fund, LLC(85)	116,542	*
Rockbay Capital Offshore Fund, Ltd.(85)	305,610	*
Rodney K. Jones IMA(43)	4,166	*
Roland and Fanny Anderson—JTWROS(1)	1,050	*
Ronald E. & Sharon S. Yoakum~Joint Personal Portfolio(1)	1,850	*
Ronald L. Gallatin	30,000	*
Ronald Lee Devore MD & Duneen Lynn Devore—JTWROS(1)	250	*
Rosemary Winner Wood IRA(1)	610	*
Ruth E. Kremer Revocable Living Trust~DTD 5/7/96~David R. Kremer & Ruth E. Kremer, TTEES(1)	780	*
Samuel L. Lim IRA Rollover(86)	3,500	*
Samuel W. Lumby~Personal Portfolio(1)	1,090	*
Sandra E. Nischwitz~Personal Portfolio(1)	1,130	*
Saratoga Capital, LLC(87)	60,000	*
Scorpius Sicav(88)	12,500	*
Scudder Dreman Small Cap Value Fund(89)	219,300	*
Sean R. Convery~Personal Portfolio (1)	290	*
Semele Foundas~Revocable Living Trust U/A DTD 9/15/97~Semele Foundas & David M. Morad Jr. TTEE(1)	2,110	*
SF Capital Partners Ltd.(90)†	425,000	*
Sharon A. Lowry~IRA~Robert W. Lowry, POA(1)	1,450	*
Shay Enterprises(3)	3,200	*
Sibley Mason Lyons U/D Trust(3)	2,000	*
Skarpia Sicav(91)	18,750	*
Sonia L. Stratis(3)	1,500	*
Southern Farm Bureau Life Insurance Company(9)†	1,016,400	2.01%
Spindrift Investors Bermuda L.P.(12)	935,200	1.85%
Spindrift Partners, L.P.(12)	790,200	1.56%
Stanley & Cynthia Rainey~Combined Portfolio(1)	1,060	*
Stanley J. Katz IRA(1)	320	*
Stephen & Cynthia Hopf~Joint Personal Portfolio(1)	580	*
Stephen M. Bartram(3)	3,200	*
Steven & Victoria Conover~Joint Personal Portfolio(1)	440	*
Steven A. Miller~Revocable Living Trust U/A June 5, 1998~Steven A. Miller, C.E. Liesner TTEES(1)	2,910	*
Steven E. & Mary J. Ross~Joint Personal Portfolio(1)	7,610	*
Steven K. Suttman IRA Rollover(1)	470	*
Steven M. & Rebecca A. Nelson~Combined Portfolio(1)	1,120	*
Steven Rothstein	5,000	*
Stewart Investment Company(92)	62,500	*
Storebrand Investments(93)	625,000	1.24%

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Stratford Partners, L.P.(94)	30,000	*
Stuckey Timberland, Inc.(95)	15,625	*
Suellen Louis IRA(1)	260	*
Susan J. Gagnon~Revocable Living Trust UA 8/30/95~Susan J. Gagnon TTEE(1)	1,960	*
Susanne Mann(3)	100	*
SVS Dreman Small Cap Value Portfolio(89)	130,700	*
Tanya P. Hrinyo Pavlina~Revocable Trust DTD 11/21/95~Tanya P. Hrinyo Pavlina TTEE(1)	1,120	*
TBP Capital Advisors Growth Fund(3)	2,200	*
Teressa G. Perry	5,700	*
The Anderson Family~Revocable Trust, DTD 09/23/02~J. Kendall & Tamera L. Anderson, TTEES(1)	1,620	*
The Charles T. Walsh Trust~DTD 12/6/2000~Charles T. Walsh TTEE(1)	2,340	*
The Christine F. Lindeman-Thomas~Revocable Living Trust DTD 08/22/91~Christine F. Lindeman-Thomas, TTEE Gregory J. Thomas, POA(1)	2,060	*
The Holland Company(96)	1,687	*
The Killen Family Revocable Living Trust~DTD 4/27/2004~Terry L. Killen and/or Esther H. Killen Grantors and/or Trustees(1)	890	*
The Louis J. Thomas~Irrevocable Trust DTD 08/22/91~Gregory J. Thomas, TTEE(1)	490	*
The Northwestern Mutual Life Insurance Company(97)†	1,500,000	2.97%
The Ospraie Portfolio Ltd.(98)	75,000	*
The Shaar Fund, Ltd.(99)	25,000	*
The Thomas & Carolyn Mlinac ~ Combined Portfolio(1)	710	*
The Third Avenue Small Cap Value Fund Series(100)†	800,000	1.58%
The William K. Warren Foundation(101)	15,000	*
The X Account(24)	6,000	*
Thomas A. & Nancy A. Miller~Joint Personal Portfolio(1)	1,250	*
Thomas A. Miller IRA Rollover(1)	860	*
Thomas B. Parsons	2,000	*
Thomas First and Kristan First	3,000	*
Thomas G. Brown Article IV Trust(3)	1,300	*
Thomas G. Brown Article V Trust(3)	600	*
Thomas Hughes	1,500	*
Thomas J. & Susan J. Maio~Joint Personal Portfolio(1)	670	*
Thomas J. Maio IRA Rollover(1)	220	*
Thomas L. & Mary Leslie Falvey~Combined Portfolio(1)	1,470	*
Thomas L. Hausfeld IRA(1)	370	*
Thomas Shannon	2,000	*
Thomas V. & Charlotte E. Moon Family Trust~Joint Personal Trust(1)	670	*
Thomson Hirst & Gloria Trumpower, TBE	10,000	*
Tim Rupli	1,875	*
Timothy & Jayne Donahue	27,500	*
Timothy A. Pazyniak IRA Rollover(1)	2,600	*
Timothy B. Matz and Jane F. Matz	1,000	*
Timothy J. Beach Trust~DTD 4/22/02~Timothy J. Beach, TTEE(1)	420	*
TNM Investments LTD~Partnership(1)	290	*
Tobey Titus(3)	200	*
Toby G. Weber~Combined Portfolio(1)	4,230	*
Tom Wallace	2,700	*
Tonya S. Harmon Revocable Living Trust(1)	1,230	*
Trident Selections(12)	55,700	*
Trousil & Associates(3)	4,800	*
Union Bancaire Privee(102)	46,875	*
United Capital Management(103)	15,000	*
Upnorth Investments, Ltd. Trust(1)	11,150	*
Venture Sim, Inc.(104)	6,250	*
Verle McGillvray IRA Rollover(1)	530	*
Vestal Venture Capital(105)	51,000	*
Victoire Finance ET Gettion B.V.(99)	31,250	*
Victoria Hyman	24,000	*

Selling Stockholder	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Virginia & Edward O’Neil—JTWROS(1)	1,500	*
Vivian D. Bichsel Revocable Living Trust~DTD 11/18/93~Vivian D. Bichsel, TTEE(1)	1,080	*
Wallace F. Holladay, Jr.	12,500	*
Wallace Family Partnership(3)	8,000	*
Walter A. Mauck IRA Rollover(1)	1,030	*
Whitebox Hedged High Yield Partners, LP(106)	57,500	*
Whitebox Intermarket Partners, LP(106)	57,500	*
Wiegers Capital Management(107)	30,000	*
Wilbur L. & Evilina A. Brown—JTWROS—All Cap Value(1)	2,540	*
Wilbur L. & Evilina A. Brown—JTWROS—Small Cap Value(1)	310	*
William A. Hazel Revocable Trust (108)	12,500	*
William Achenbach IRA(3)	4,000	*
William and Jonell Gharst~Combined Portfolio(1)	2,280	*
William & Sonja Kasch~Combined Portfolio(1)	1,110	*
William J. Turner Revocable Living Trust~DTD 05/20/98 Schwab Account~William J. Turner, TTEE(1)	530	*
William M. & Carla D. Thornton~Combined Portfolio(1)	1,380	*
William Marr Campbell III	6,250	*
William R. McCarty IRA Rollover(1)	1,350	*
William R. Morris III	5,000	*
William Regardie Rollover IRA(24)	3,000	*
William Sneath(3)	15,500	*
WIRE Family Trust (109)	4,000	*
WPG Opportunistic Value Overseas Fund, Ltd.(83)†	27,900	*
WPG Tudor Fund(109)	27,100	*
Wynnefield Partners Small Cap Value LP I(110)	219,000	*
Wynnefield Partners Small Cap Value, LP(110)	50,300	*
Wynnefield Small Cap Value Offshore Fund, Ltd.(111)	148,000	*
Yale Zimmerman	4,252	*
Yvonne A. Grieco~Revocable Living Trust DTD 7/19/01~Yvonne A. Grieco, TTEE(1)	810	*
Zweig-DiMenna International Ltd.(47)	323,500	*
Zweig-DiMenna Natural Resources, L.P.(112)	16,300	*
Zweig-DiMenna Partners, L.P.(47)	164,500	*
Zweig-DiMenna Select, L.P.(47)	31,500	*
Zweig-DiMenna Special Opportunities, L.P.(47)	62,500	*

*	Less than 1%
†	Broker-dealer affiliate
††	Broker-dealer

(1)	Paul Crichton is the Director of Trading of EBS Asset Management, which is the Investment Advisor for this selling stockholder. By virtue of his position with EBS Asset Management, Mr. Crichton is deemed to hold investment power and voting control over the shares held by this shareholder.
(2)	Antonio Perez is the Portfolio Manager of ABN Amro Bank and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(3)	John H. Plunkett is the President and Gerald D. Levitz is the Executive Vice President of TBP Advisors, Ltd., which is the Investment Advisor of this selling shareholder. By virtue of their positions with TBP Advisors, Ltd., Mr. Plunkett and Mr. Levitz are deemed to hold investment power and voting control over the shares held by this selling stockholder.
(4)	George F. Wood is the President of Wood & Co., which is the Investment Advisor for this selling shareholder. By virtue of his position with Wood & Co., Mr. Wood is deemed to hold investment power and voting control over the shares held by this shareholder.
(5)	J. Philip Ferguson is the Vice President of AIM Advisors, Inc. which is the investment manager of this selling stockholder. By virtue of his position with AIM Advisors, Inc., Mr. Ferguson is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(6)	Thomas M. Yehle, Gary J. Frohman and Alan W. Steinberg are deemed to hold shared investment power and voting control over the shares held by this selling stockholder.
(7)	Karl J. Wachter is the Authorized Signatory of Amaranth Advisor L.L.C., which is the Trading Advisor of this selling shareholder. By virtue of he position with Amaranth Advisor L.L.C., Ms. Wachter is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(8)	The selling shareholder is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company (CRMC), an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to this selling shareholder. In that capacity, CRMC is deemed to be the beneficial owner of shares held by this selling shareholder.
(9)	J. Richard Atwood is the Principal and Chief Operating Officer of First Pacific Advisors, Inc., which is the Investment Advisor of this selling shareholder. By virtue of his position with First Pacific Advisors, Inc., Mr. Atwood is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(10)	Paul J. Isaac is the Manager of Arbiter Partners, LP and is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(11)	James C. Pascoli is the President of Azzinaro Management, LLC and is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(12)	Wellington Management Company LLP is the Investment Advisor of this selling shareholder. Wellington Management Company, LLP is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(13)	Michael Powers is Managing Director of Bel Air Investment Advisors LLC, which is the investment manager of this selling stockholder. By virtue of his position with Bel Air Investment Advisors LLC, Mr. Powers is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(14)	Robert Belfer is the managing general partner and Laurence Belfer is the associate general partner of this selling stockholder. By virtue of their positions with the selling shareholder, Robert Belfer and Laurence Belfer are deemed to hold investment power and voting control over the shares held by this selling stockholder.
(15)	LuAnn Bennett is the Managing Member of Bennett Family LLC and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(16)	Rajesh Idnani is the Manager of Blueprint Partners LP is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(17)	Mary Ann Ludice is the Chief Compliance Officer of Boston Partners Asset Management, LLC, which is the investment manager of this selling shareholder. By virtue of her position at Boston Partners Asset Management, LLC, Ms. Ludice is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(18)	William J. Brady is the general partner of Brady Retirement Fund, LP and as such is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(19)	Eric Cantin is the Investment Manager of Caisse De Depot Et Placement Du Quebec and is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(20)	William C. Eacho is the Manager of Carlton Capital Group, LLC and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(21)	Ellen H. Adams is the Principal of CastleRock Management, LLC, which is the Investment Adviser of this selling shareholder. By virtue of her position with CastleRock Management, Ms. Adams is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(22)	Jean Philippe Flament is the Portfolio Manager of Cheyne Capital and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(23)	Robert J. Flanagan is the Manager of CNF Investments, LLC and as such is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(24)	Harold Zirkin is the President of Zirkin Cuther Investment, which is the Investment Advisor of this selling shareholder. By virtue of his position with Zirkin Cuther Investment, Mr. Zirkin is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(25)	Daniel B. Zwirn is the Managing Member of D.B. Zwirn Holdings, LLC, the general partner of D.B. Zwirn Special Opportunities Fund, LP. By virtue of his position at the general partner, Mr. Zwirn is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(26)	As an officer of the selling shareholder, Patrick Corrigan holds investment power and voting control over the shares held by this selling shareholder.
(27)	Matthew Halbower is the Portfolio Manager of Deephaven Capital Management LLC, which is the General Partner of this selling shareholder. By virtue of his position with Deephaven Capital Management LLC, Mr. Halbower is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(28)	David Baker is the Managing Director of Deutsche Bank Alternative Trading and is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(29)	Simon Glick is the manager of Siget, LLC, which is the General Partner of this selling shareholder. By virtue of his position with Siget, LLC, Mr. Glick is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(30)	Alexander W. Rutherford is the Portfolio Manager of Drake Asset Management LLC, which is the General Partner of this selling shareholder. By virtue of his position with Drake Asset Management LLC, Mr. Rutherford is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(31)	Edward Fox has investment power and voting control over the shares held by this selling stockholder.
(32)	David Williams is the Managing Director of U.S. Trust, which is the Investment Advisor of this selling shareholder. By virtue of his position with U.S. Trust, Mr. Williams is deemed to hold investment power and voting control over the shares held by this selling shareholder.

(33)	James Cornfeld is the Vice President of First Bank, Inc. and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(34)	Robert J. Flanagan is the General Partner of Flanagan Family Limited Partnership and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(35)	William D. Zantzinger Jr. is a Partner of Gardner Lewis Asset Management, which is the Investment Advisor of this selling shareholder. By virtue of his position with Gardner Lewis Asset Management , Mr. Zantzinger is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(36)	William J. Brady is the general partner of Geary Partners, LP and as such is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(37)	Noam Gottesman, Pierre Lagrange, Philippe Jabre and Emmanuel Roman are Directors of GLG Partners LP, which is the Investment Manager of this selling shareholder. By virtue of their positions with GLG Partners LP, the above listed directors are deemed to hold investment power and voting control over the shares held by this selling shareholder.
(38)	Brandon R. Perry is the Principal of Global Capital Ltd. and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(39)	Richard F. Fonash is the Vice President and COO-Investments of Gartmore Global Investment, which is the Investment Advisor of this selling shareholder. By virtue of his position with Gartmore Global Investment, Mr. Fonash is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(40)	Wilfred Goodwin is the Trustee of this selling shareholder and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(41)	Roland A. Von Metzsch is the Managing Member of Greystone Management, LLC, which is the General Partner of this selling shareholder. By virtue of his position with Greystone Management, LLC, Mr. Metzsch is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(42)	Jon D. Gruber and J. Patterson McBain are Managers of Gruber & McBain Capital Management, which is the Investment Advisor of this selling shareholder. By virtue of their positions with Gruber & McBain Capital Management, Mr. Gruber and Mr. McBain are deemed to hold investment power and voting control over the shares held by this selling stockholder.
(43)	Albert Powell is the Assistant Vice President of First Bank, which is the Investment Advisor of this selling shareholder. By virtue of his position with First Bank, Mr. Powell is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(44)	B.T. Willingham is the Chief Investment Officer of Moncrief Willingham Energy Advisers, which is the Investment Adviser of this selling shareholder. By virtue of his position with Moncrief Willingham Energy Advisers, Mr. Willingham is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(45)	Dora Hines is the Chief Operations Officer of HFR Asset Management, LLC, which is the Investment Advisor of this selling shareholder. By virtue of her position at HFR Asset Management, LLC, Ms. Hines is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(46)	W. Russell Ramsey is the Principal of Ramsey Asset Management, which is the Investment Advisor of this selling shareholder. By virtue of his position with Ramsey Asset Management, Mr. Ramsey is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(47)	Martin E. Zweig, Joseph A. DiMenna, Carol R. Whitehead, Kevin P. Cannon and Jeannine M. Lanese share investment power and voting control over the shares held by this selling stockholder as officers of Zweig-DiMenna Partners, LP.
(48)	Highbridge Capital Management, L.L.C., the Trading Advisor for this selling shareholder, exercises dispositive powers with respect to these shares and as such may be deemed to have beneficial ownership of such shares. Highbridge Capital Management, L.L.C. has designated authorized signatories who will sign on behalf of the selling stockholder. Glenn Dubin and Henry Swieca are co-chief executive officers of Highbridge Capital Management, L.L.C.
(49)	Todd Modic is the Senior Vice President of ING Fund Services, which is the Investment Advisor of this selling shareholder. By virtue of his position with ING Fund Services, Mr. Modic is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(50)	James Dierberg is the President of Investors of America and is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(51)	J. Steven Emerson is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(52)	Jan Munroe is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.
(53)	Joseph C. Kusnan is the Managing Partner of JCK Partners Opportunities Fund, Ltd. and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(54)	Johanne S. Rupp has investment power and voting control over the shares held by this selling stockholder.
(55)	Barry Evans, Ismail Gunes and Timothy Keefe are Officers of John Hancock Advisors, which is the Investment Advisor of this selling shareholder. By virtue of their positions with John Hancock Advisors, the above listed officers are deemed to hold investment power and voting control over the shares held by this selling shareholder.
(56)	Robin Stelmach is the Chief Operating Officer of MFS Investment Management, which is the Investment Advisor of this selling shareholder. By virtue of her position with MFS Investment Management, Ms. Stelmach is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(57)	John J. Pohanka and Geoffrey Pohanka share voting and investment power over the shares held by this selling stockholder.
(58)	Richard Johnson is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.

(59)	Jon D. Gruber is the Manager of Gruber & McBaine Cap Mgmt, which is the Investment Advisor of this selling shareholder. By virtue of his position with Gruber & McBaine Cap Mgmt, Mr. Gruber is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(60)	George Karfunkel is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.
(61)	Kathleen Swanson is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.
(62)	Kenneth F. Rupp is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.
(63)	Roger E. King is the Chief Investment Officer of King Investment Advisors, Inc., which is the Investment Advisor of this selling shareholder. By virtue of his position with King Investment Advisors, Inc., Mr. Swanson is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(64)	Steven Spector is the general partner of this selling stockholder. As such, Mr. Spector has investment power and voting control over the shares held by this selling stockholder.
(65)	John Lupo is the Senior Vice President and William Yelsits is the Vice President of Lehman Brothers and are deemed to hold investment power and voting control over the shares held by this selling shareholder.
(66)	Ronald Liebowitz is the managing member of Liebro Partners, LLC, the selling stockholder. By virtue of his position with the selling stockholder, Mr. Liebowitz is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(67)	Eileen Aptman is the managing member of this selling stockholder and is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(68)	Wilfred Goodwyn is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.
(69)	Mark Ristow has investment power and voting control over the shares held by this selling stockholder.
(70)	Julie Van Houten is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.
(71)	Karen Morely Westcott is a Fund Analyst for the Investment Manager of this selling shareholder. By virtue of this position, Ms. Westcott is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(72)	Milton V. Peterson is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.
(73)	Dennis T. Mykytyn is the managing member of Modern Capital Fund, LLC, the selling stockholder. By virtue of his position with the selling stockholder, Mr. Mykytyn is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(74)	Anthony Gallagher is the Director of Operations of Moore Capital Management, LLC, which is the Trading Manager of this selling shareholder. By virtue of his position with Moore Capital Management, LLC, Mr. Gallagher is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(75)	The Fund has adopted proxy voting policies pursuant to which Munder Capital Management’s proxy voting committee, which is made up of Mary Ann C. Shumaker (non-voting), Stephen J. Shekenberg (non-voting), Andrea Leistra, Debbie Leich and Thomas Mudie, is responsible for exercising voting power on behalf of the Find. The Fund’s portfolio managers, John P. Richardson, Robert E. Crosby and Julie R. Hollingshead; officers Enrique Chang, Stephen J. Shenkenberg, Peter K Hoglund, Cherie N. Ugotowski, David W. Rumph, Bradford E. Smith, Kevin R. Kuhl, Mary Ann C. Chumaker, Malanie Mayo West and Amy D. Eisenbeis; and other designated personnel of Munder Capital, John S. Adams, Peter G. Root, Anne K Kennedy, Dennis M. Fox, Benjamin W. Upward, Jon G. Wilcox and William “Chip” H. Hoisington may exercise investment power on behalf of the fund.
(76)	William Moore is the Chief Financial Officer of Natelli Communities, LP and is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(77)	Chana Edelstein Isaac Hebroni are Directors of Horizons Cayman Trading, Ltd, which is the General Partner of this selling shareholder. By virtue their positions with Horizons Cayman Trading, Ltd, Ms. Edelstein and Mr. Hebroni are deemed to hold investment power and voting control over the shares held by this selling shareholder.
(78)	Carl Andersen is the Portfolio Manager of Northern Light Management and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(79)	Peter. S. Park is the Principal of Park West Asset Management, LLC, which is the managing member of this selling stockholder. By virtue of his position with the managing member, Mr. Park is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(80)	Pioneer Investment Management Inc. is the Investment Advisor of this selling shareholder and holds investment power and voting control over the shares held by this selling shareholder.
(81)	William J. Brady is the general partner of Presidio Partners, LP and as such is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(82)	Richard S. Bodman is the Trustee of Richard S. Bodman Revocable Trust and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(83)	Daniel Vandivort is the Chief Investment Officer and Richard Shuster is the Managing Director of Weiss, Peck and Gardener Investments, which is a division of Robeco USA, LLC, which is the managing member of the supervisory general partner of this selling stockholder. By virtue of their positions with Weiss, Peck and Gardener Investments, Mr. Vandivort and Mr. Shuster are deemed to hold investment power and voting control over the shares held by this selling stockholder.

(84)	Robert L. Rewey, Jr. is the trustee of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.
(85)	Atul Khanna is the Chief Executive Officer of Rockbay Capital Advisors, Inc., which is the general partner of Rockbay Capital Management, LP, which is the investment manager of this selling stockholder. By virtue of his position with the investment manager, Mr. Khanna is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(86)	Samuel L. Lim is the owner of this account and has investment power and voting control over the shares.
(87)	Edward B. Grier is the Manager of Saratoga Capital, LLC and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(88)	Alberto Spagnolo Azkarate is the Investment Director of Scorpius Sicav and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(89)	Nelson Woodard is the Managing Director of Dreman Value Management, which is the investment manager of this selling shareholder. By virtue of his position at Dreman Value Management, Mr. Woodard is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(90)	As officers of the selling shareholder, Michael A. Roth and Brian J. Stark share investment power and voting control over the shares held by this selling shareholder.
(91)	Alberto Spagnolo Azkarate is the Investment Director of Skarpia Sicav and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(92)	Frank T. Stewart, Guy T. Stewart and Leonard P. Stewart share investment power and voting control over the shares held by this selling stockholder.
(93)	Haakon Aschehoug is the Portfolio Manager of Storebrand Investments and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(94)	Chad Comiteau is the General Partner of Stratford Partners, LP and is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(95)	Miles A. Stone is president of this selling stockholder and has investment power and voting control over the shares held by this selling stockholder.
(96)	Dean L. Overman is the President of this selling stockholder and has sole voting and has investment power and voting control over the shares held by this selling stockholder.
(97)	Jerome R. Baier is a portfolio manager of Northwestern Investment Management Company, LLC, which is the Investment Advisor of this selling shareholder. By virtue of his position with Northwestern Investment Management Company, LLC, Mr. Baier is deemed to hold shared investment power and voting control over the shares held by this selling shareholder.
(98)	Dwight Anderson is the President and Controlling Equity Owner of Ospraie Management, Inc., which is the General Partner of Ospraie Holding I, L.P., which is the Managing Member of Ospraie Management, LLC, which is the Investment Manager of this selling shareholder. By virtue of his position with Ospraie Management, Inc., Mr. Anderson is deemed to hold investment power and voting control over the shares held by this selling shareholder. Mr. Anderson disclaims any beneficial ownership in such shares except to the extent of any pecuniary interest therein.
(99)	As officers of the selling shareholder, Maarten Robberts and Peter Ijsseling share investment power and voting control over the shares held by this selling shareholder.
(100)	David A. Banse is the Chief Executive Officer of Third Avenue Management LLC, which is the Investment Advisor of Third Avenue Trust, which is the Investment Advisor of this selling shareholder. By virtue of his position with Third Avenue Management LLC, Mr. Banse is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(101)	Mark A. Buntu is the Chief Financial Officer of The William K. Warren Foundation and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(102)	F. Rossi is the Investment Advisor of Union Bancaire Privee and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(103)	James A. Lustig is the President of United Capital Management and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(104)	J.A. Syme is the President of Venture Sim. By virtue of his position the selling stockholder, Mr. Syme is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(105)	Allan R. Lyons is the managing member of 21st Century Strategic Investment Planning, LLC, which is the general Partner of this selling stockholder. By virtue of his position with the managing member, Mr. Lyons is deemed to hold investment power and voting control over the shares held by this selling stockholder.
(106)	Jason Cross as Fund Manager, Gary Kohler as Fund Manager, and Andrew Redleaf as Managing Member of Whitebox Advisors, LLC, which is the General Partner of this selling shareholder are deemed to share investment power and voting control over the shares held by this selling shareholder.
(107)	As officers of the selling shareholder, Alex Wiegers, George Wiegers and Deane Kreitler share investment power and voting control over the shares held by this selling shareholder
(108)	William A. Hazel is the Trustee of William A. Hazel Revocable Trust and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(109)	As trustees of this selling stockholder, Abraham Witteles is deemed to have voting and investment control over the shares held by this selling stockholder.

(110)	William G. Butterlyan is the Senior Managing Director of Robeco USA LLC, which is the Investment Advisor of this selling shareholder. By virtue of his position with Bobero USA LLC, Mr. Butterlyan is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(111)	Nelson Ohus is the President of this selling shareholder and is deemed to hold investment power and voting control over the shares held by this selling shareholder.
(112)	Jeannie Lanese is the V.P. Operations of Zweig-DiMenna Natural Resources, L.P. and is deemed to hold investment power and voting control over the shares held by this selling shareholder.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. Under the Registration Rights Agreement we entered into with selling stockholders, we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their donees, pledges or transferees or their successors-in-interest, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions, or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (see “Selling Stockholders”) are deemed to be underwriters. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” with the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11,12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales (only after the initial effectiveness of the registration statement to which this prospectus is a part); or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of the common stock (only after the initial effectiveness of the registration statement to which this prospectus is a part) in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

We have applied for listing our common stock on The Nasdaq National Market under the symbol “ROSE”, which listing is subject to approval by Nasdaq which we expect to receive upon the effectiveness of the registration statement which includes this prospectus. However, we can give no assurances as to the development of liquidity or any trading market for the common stock.

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our certificate of incorporation, we have the authority to issue an aggregate of 155,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Selected provisions of our organizational documents are summarized below. Copies of our organizational documents will be provided upon request and are available on our website, http://www.rosettaresources.com. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

As of September 30, 2005, we have a total of 50,556,900 shares of common stock outstanding, of which 556,900 have been issued to certain employees, directors and service providers. We have reserved a total of 3,000,000 shares of our common stock for issuance to employees pursuant to our 2005 Long-Term Incentive Plan. Our Board of Directors has granted to certain employees and directors options to purchase up to a total of 675,550 shares of our common stock.

Voting rights.    Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders may not cumulate their votes in the election of directors.

Dividends, distributions and stock splits.    Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our Board out of assets legally available therefore after payment of dividends required to be paid on shares of preferred stock, if any.

Liquidation.    In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock that have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid.    All the shares of common stock outstanding as of September 30, 2005 are fully paid and nonassessable.

Other rights.    Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. No shares of preferred stock are currently outstanding, and we have no present plans to issue any preferred stock.

One of the effects of undesignated preferred stock may be to enable our Board of Directors to render it more difficult to or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by our Board of Directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

We have entered into separate indemnification agreements with our directors and officers that, in some cases, are broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct that may arise by reason of their status or service as directors or officers. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares. Our certificate of incorporation and bylaws prohibit our stockholders from taking action by written consent absent approval by all members of our Board of Directors. Further, our stockholders will not have the power to call a special meeting of stockholders.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Charter and Bylaw Provisions

Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may only be effected at a duly called annual or special meeting of the stockholders and may not be taken by written consent of the stockholders unless our Board of Directors approves the taking of the action by written consent. If our Board of Directors authorizes our stockholders to take action by written consent, our stockholders may take action by written consent if the consent is signed by stockholders having not less than the minimum number of votes necessary to take the action. Special meetings of stockholders may be called only by our chairman, our chief executive officer or by a majority of our board.

Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Directors may be removed by stockholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

Restricted Stock Agreements

The 556,900 shares of common stock as of September 30, 2005, acquired by members of management and other employees are subject to restrictions under applicable restricted stock grant agreements. The restrictions generally require the employee, director or other service provider to remain continuously in the service of Rosetta or an affiliate through certain vesting dates. For 271,000 of the restricted shares, the requirement is that the recipient remains continuously in our service at least through the effective date of the registration statement which contains this prospectus. For 285,900 of the restricted shares, the grants vest 25% after the first anniversary of the grant, 25% after the second anniversary of the grant, and 50% after the third anniversary of the grant, assuming that the recipient remains in our service on those dates.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the date of this prospectus, there has been no public market for our common stock. The sale of a substantial amount of our common stock in the public market after we complete our initial offering, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. Furthermore, because some of our shares will not be available for sale shortly after our initial offering due to the contractual and legal restrictions on resale described below and the fact that a substantial majority of our shares of common stock are registered for resale by our selling stockholders, the sale of a substantial amount of common stock in the public market after these restrictions lapse or in the future by these selling stockholders could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

We have 50,556,900 shares of common stock outstanding as of September 30, 2005. Of those shares, all of the shares of our common stock sold under this prospectus will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement. The shares of common stock held by our employees are “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market by our employees only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 144(k) under the Securities Act. These rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who have beneficially owned restricted shares for at least one year, including persons who may be deemed to be our “affiliates,” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of common stock then outstanding, which will equal approximately 505,569 shares on the date of this prospectus, or (ii) the average weekly trading volume of our common stock during the four calendar weeks before a notice of the sale on SEC Form 144 is filed.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Issued Under Employee Plans

We intend to file registration statements on Form S-8 under the Securities Act to register approximately 3,000,000 shares of common stock issuable, with respect to options and restricted stock units to be granted, or otherwise, under our employee plans or otherwise for resale. In connection with our acquisition of our business and separation from Calpine, as well as the need to attract new employees, through September 30, 2005, we issued 675,550 options to purchase our common stock and 556,900 shares of our restricted stock to our employees, directors and other service providers. These registration statements are expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options or restricted stock after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates. Under Rule 701 under the Securities Act, as currently in effect, each of our employees, officers, directors, and consultants who purchased or received shares pursuant to a written compensatory plan or contract is eligible to resell these shares 90 days after the effective date of this prospectus in reliance upon Rule 144, but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion describes the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling from the IRS has been or will be sought with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, U.S. expatriates, partnerships, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

For the purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” for U.S. federal income tax purposes. A U.S. person is any of the following:

•	a citizen or resident of the United States;

•	a corporation or partnership (or other entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

Distributions on our Common Stock

We do not presently anticipate paying cash dividends on shares of our common stock. For more information, please see “Dividend Policy.” If dividends are paid on shares of our common stock, however, such payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any excess will be treated as capital gain.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States, unless an applicable tax treaty provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Gain on Disposition of our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

We believe that we are a USRPHC. Nonetheless, a non-United States holder generally will not be subject to United States federal income tax on any gain realized on a disposition of our common stock as a result of the third bullet point above if our common stock is considered to be “regularly traded on an established securities market,” within the meaning of Section 897 of the Code and the applicable Treasury Regulations, at any time during the calendar year in which the sale or other disposition occurs, and the non-United States holder does not actually or constructively own, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of our common stock. Even after this shelf registration statement becomes effective, it is possible that our common stock will not be considered regularly traded if it is not regularly quoted by brokers or dealers making a market in our common stock. If our common stock is not considered to be “regularly traded on an established securities market,” a non-United States holder may be subject to withholding at a 10% rate and the non-United States holder generally will be taxed on its net gain derived from the disposition of our common stock at the regular graduated U.S. federal income tax rates and in much the same manner as is applicable to U.S. persons. If the non-United States holder is a foreign corporation, the additional “branch profits tax” described above may also apply. Non-United States holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding tax at a current rate of 28%.

Payment of the proceeds from a disposition by a non-U.S. holder of our common stock to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption from information reporting and backup withholding. The payment of the proceeds on the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a broker generally will not be reduced by backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has specified connections with the United States, unless some conditions are met, the proceeds from that disposition generally will be reported to the IRS, but not reduced by backup withholding. Notwithstanding the foregoing, information reporting and backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

REGISTRATION RIGHTS

We entered into a registration rights agreement in connection with our recent private equity placement in July 2005. In the registration rights agreement we agreed, for the benefit of the purchasers of our common stock in the private equity placement, that we will, at our expense:

•	file with the SEC (which occurs pursuant to the filing of the shelf registration statement of which this prospectus is a part), within 120 days after the closing date of the private equity placement, a registration statement (a “shelf registration statement”);

•	use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing;

•	continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the shares of our common stock set forth in “Selling Stockholders” are no longer eligible to be included in this shelf registration statement after:

•	the sale of all of the shares of common stock covered by the shelf registration statement pursuant to a registration statement;

•	the sale, transfer or other disposition of the shares of common stock covered by the shelf registration statement or pursuant to Rule 144 under the Securities Act;

•	such time as the shares covered by the shelf registration statement and not held by affiliates of us are, in the opinion of our counsel, eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act;

•	such time as the shares covered by the shelf registration statement are eligible for sale without restriction pursuant to an available exemption from registration under the Securities Act; or the shares have been sold to us or any of our subsidiaries.

We have filed the registration statement of which this prospectus is a part to satisfy our obligations under the registration rights agreement. A purchaser of our common stock in connection with this prospectus will not receive the benefits of the registration rights agreement.

Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the shelf registration statement of which this is a part (and therefore suspend sales under the registration statement of which this prospectus is a part) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:

•	The representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the shelf registration statement would have a material adverse effect on our initial public offering; a majority of our Board of Directors, in good faith, determines that (1) the offer or sale of any shares of our common stock would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving us; (2) after the advice of counsel, the sale of the shares covered by the shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; or (3) either (x) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements; or

•

a majority of our Board of Directors, in good faith, determines, that we are required by law, rule or regulation to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the shelf registration statement for the purpose of (1) including in the shelf registration statement a prospectus required under Section 10(a)(3) of the Securities Act; (2) including in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the shelf registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; or (3) including in the prospectus included in the shelf registration statement any material information with respect to the plan of distribution not disclosed in the shelf registration statement or any material change to such information.

The cumulative blackout periods in any 12 month period commencing on the closing of the private equity placement may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any 90-day period, except as a result of a review of any post-effective amendment by the SEC prior to declaring it effective; provided we have used all commercially reasonable efforts to cause such post-effective amendment to be declared effective.

In addition to this limited ability to suspend use of the shelf registration statement, until we are eligible to incorporate by reference into the registration statement our periodic and current reports, which will not occur until at least one year following the end of the month in which the registration statement of which this prospectus is a part is declared effective, we will be required to amend or supplement the shelf registration statement to include our quarterly and annual financial information and other developments material to us. Therefore, sales under the shelf registration statement will be suspended until the amendment or supplement, as the case may be, is filed and effective.

A holder of shares of our common stock eligible to include shares on this shelf registration statement will be required to deliver a questionnaire to us to verify the holder’s information with respect to our common stock.

A holder who sells our common stock pursuant to the shelf registration statement will be required to be named as a selling stockholder in this prospectus, as it may be amended or supplemented from time to time, and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock must deliver information to be used in connection with the shelf registration statement in order to have such holder’s shares of our common stock included in the shelf registration statement.

Each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is a part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.

We have agreed to use our commercially reasonable efforts to satisfy the criteria for listing and list or include (if we meet the criteria for listing on such exchange or market) our common stock on the NYSE, American Stock Exchange or The NASDAQ National Market (as soon as practicable, including seeking to cure in our listing or inclusion application any deficiencies cited by the exchange or market), and thereafter maintain the listing on such exchange.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Thompson & Knight LLP.

EXPERTS

The balance sheet of Rosetta Resources Inc. at June 30, 2005 and the combined financial statements of the Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the significant transactions and relationships with related parties as described in Note 4 to the combined financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT ENGINEERS

The information included in this prospectus regarding estimated quantities of proved reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves as of December 31, 2004 based on a reserve report as of December 31, 2004 prepared by Netherland Sewell & Associates, Inc., independent petroleum engineers. All statistics of our proved reserves as of April 30, 2005, are based on a modified roll forward of the report as of December 31, 2004, which are sensitivities to the December 31, 2004 estimates and in each case prepared by or derived from estimates prepared by Netherland Sewell. The summary pages of their reports are included in this prospectus as Appendix A. These estimates are included in this prospectus in reliance upon the authority of the firm as experts in these matters.

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and natural gas industry terms used in this prospectus.

3-D seismic.    (Three-Dimensional Seismic Data) Geophysical data that depicts the subsurface strata in three dimensions. 3-D seismic data typically provides a more detailed and accurate interpretation of the subsurface strata than two-dimensional seismic data.

Amplitude.    The difference between the maximum displacement of a seismic wave and the point of no displacement, or the null point.

(Amplitude plays) anomalies.    An abrupt increase in seismic amplitude that can in some instances indicate the presence of hydrocarbons.

Anticline.    An arch-shaped fold in rock in which layers are upwardly convex, often forming a hydrocarbon trap. Anticlines may form hydrocarbon traps, particularly in folds with reservoir-quality rocks in their core and impermeable seals in the outer layers of the fold.

Appraisal well.    A well drilled several spacing locations away from a producing well to determine the boundaries or extent of a productive formation and to establish the existence of additional reserves.

Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, of oil or other liquid hydrocarbons.

Bcf.    Billion cubic feet of natural gas.

Bcfe.    Billion cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Block.    A block depicted on the Outer Continental Shelf Leasing and Official Protraction Diagrams issued by the U.S. Minerals Management Service or a similar depiction on official protraction or similar diagrams, issued by a state bordering on the Gulf of Mexico.

Btu or British thermal unit.    The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Coalbed methane.    Coal is a carbon-rich sedimentary rock that forms from the remains of plants deposited as peat in swampy environments. Natural gas associated with coal, called coal gas or coalbed methane, can be produced economically from coal beds in some areas.

Completion.    The installation of permanent equipment for the production of oil or natural gas.

Developed acreage.    The number of acres that are allocated or assignable to productive wells or wells capable of production.

Development well.    A well drilled within the proved boundaries of an oil or natural gas reservoir with the intention of completing the stratigraphic horizon known to be productive.

Dry hole.    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceeds production expenses and taxes.

Dry hole costs.    Costs incurred in drilling a well, assuming a well is not successful, including plugging and abandonment costs.

Exploratory well.    A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

Fault.    A break or planar surface in brittle rock across which there is observable displacement.

Faulted downthrown rollover anticline.    An arch-shaped fold in rock in which the convex geological structure is tipped as opposed to perpendicular to the ground and in which a visible break or displacement has occurred in brittle rock, often forming a hydrocarbon trap.

Field.    An area consisting of either a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

Finding and development costs.    Capital costs incurred in the acquisition, exploration, development and revisions of proved oil and natural gas reserves divided by proved reserve additions.

Fracing or fracture stimulation technology.    The technique of improving a well’s production or injection rates by pumping a mixture of fluids into the formation and rupturing the rock, creating an artificial channel. As part of this technique, sand or other material may also be injected into the formation to keep the channel open, so that fluids or natural gases may more easily flow through the formation.

Gross acres or gross wells.    The total acres or wells, as the case may be, in which a working interest is owned.

Horizontal drilling.    A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation. This operation usually yields a well that has the ability to produce higher volumes than a vertical well drilled in the same formation.

Hydrocarbon indicator.    A type of seismic amplitude anomaly, seismic event, or characteristic of seismic data that can occur in a hydrocarbon-bearing reservoir.

Infill well.    A well drilled between known producing wells to better exploit the reservoir.

Injection well or injection.    A well which is used to place liquids or natural gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field.

Lease operating expenses.    The expenses of lifting oil or natural gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but excluding lease acquisition or drilling or completion expenses.

MBbls.    Thousand barrels of crude oil or other liquid hydrocarbons.

Mcf.    Thousand cubic feet of natural gas.

Mcfe.    Thousand cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

MMBbls.    Million barrels of oil or other liquid hydrocarbons.

MMBtu.    Million British Thermal Units.

MMcf.    Million cubic feet of natural gas.

MMcfe.    Million cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

Net acres or net wells.    The sum of the fractional working interests owned in gross acres or wells, as the case may be.

Net revenue interest.    An interest in all oil and natural gas produced and saved from, or attributable to, a particular property, net of all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and any other burdens to which the person’s interest is subject.

Nonoperated working interests.    The working interest or fraction thereof in a lease or unit, the owner of which is without operating rights by reason of an operating agreement.

NYMEX.    New York Mercantile Exchange.

Operated working interests.    Where the working interests for a property are co-owned, and where more than one party elects to participate in the development of a lease or unit, there is an operator designated “for full control of all operations within the limits of the operating agreement” for the development and production of the wells on the co-owned interests. The working interests of the operating party become the “operated working interests.”

Payout.    Generally refers to the recovery by the incurring party of its costs of drilling, completing, equipping and operating a well before another party’s participation in the benefits of the well commences or is increased to a new level.

Permeability.    The ability, or measurement of a rock’s ability, to transmit fluids, typically measured in darcies or millidarcies. Formations that transmit fluids readily are described as permeable and tend to have many large, well-connected pores.

Porosity.    The percentage of pore volume or void space, or that volume within rock that can contain fluids.

PV-10 or present value of estimated future net revenues.    An estimate of the present value of the estimated future net revenues from proved oil and natural gas reserves at a date indicated after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of federal income taxes. The estimated future net revenues are discounted at an annual rate of 10%, in accordance with the Securities and Exchange Commission’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the date indicated and held constant for the life of the reserves.

Productive well.    A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Progradation.    The accumulation of sequences by deposition in which beds are deposited successively basinward because sediment supply exceeds accommodation.

Prospect.    A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

Proved developed non-producing reserves.    Proved developed reserves expected to be recovered from zones behind casing in existing wells. See Rule 4-10(a), paragraph (2) through (2)iii for a more complete definition.

Proved developed producing reserves.    Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production to market. See Rule 4-10(a), paragraph (2) through (2)iii for a more complete definition.

Proved developed reserves.    Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. See Rule 4-10(a), paragraph (3) for a more complete definition.

Proved reserves.    The estimated quantities of oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. See Rule 4-10(a), paragraph (2) through (2)iii for a more complete definition.

Proved undeveloped reserves.    Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. See Rule 4-10(a), paragraph (4) for a more complete definition.

Reserve life index.    This index is calculated by dividing year-end reserves by the average production during the past year to estimate the number of years of remaining production.

Reservoir.    A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Resistivity.    The ability of a material to resist electrical conduction. Resistivity is used to indicate the presence of water and /or hydrocarbons.

Secondary recovery.    An artificial method or process used to restore or increase production from a reservoir after the primary production by the natural producing mechanism and reservoir pressure has experienced partial depletion. Natural gas injection and waterflooding are examples of this technique.

Shelf.    Areas in the Gulf of Mexico with depths less than 1,300 feet. Our shelf area and operations also includes a small amount of properties and operations in the onshore and bay areas of the Gulf Coast.

Stratigraphy.    The study of the history, composition, relative ages and distribution of layers of the earth’s crust.

Stratigraphic trap.    A sealed geologic container capable of retaining hydrocarbons that was formed by changes in rock type or pinch-outs, unconformities, or sedimentary features such as reefs.

Tcf.    Trillion cubic feet of natural gas.

Tcfe.    Trillion cubic feet equivalent determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

Trap.    A configuration of rocks suitable for containing hydrocarbons and sealed by a relatively impermeable formation through which hydrocarbons will not escape.

Undeveloped acreage.    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas regardless of whether or not such acreage contains proved reserves.

Waterflooding.    A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells.

Working interest.    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

Workover.    The repair or stimulation of an existing production well for the purpose of restoring, prolonging or enhancing the production of hydrocarbons.

Workover rig.    A portable rig used to repair or adjust downhole equipment on an existing well.

/d.    “Per day” when used with volumetric units or dollars.

SUMMARY OF NETHERLAND, SEWELL & ASSOCIATES, INC.

WORLDWIDE PETROLEUM CONSULTANTS ENGINEERING • GEOLOGY • GEOPHYSICS • PETROPHYSICS	CHAIRMAN EMERITUS CLARENCE M. NETHERLAND CHAIRMAN & CEO FREDERIC D. SEWELL PRESIDENT & COO C.H. (SCOTT) REES III	EXECUTIVE COMMITTEE G. LANCE BINDER - DALLAS DANNY D. SIMMONS - HOUSTON P. SCOTT FROST - DALLAS DAN PAUL SMITH - DALLAS JOSEPH J. SPELLMAN - DALLAS THOMAS J. TELLA II - DALLAS

January 26, 2005

Mr. Bill A. Berilgen

Calpine Natural Gas, L.P.

717 Texas, Suite 1000

Houston, Texas 77002

Dear Mr. Berilgen:

In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 2004, to the Calpine Corporation (Calpine) interest in certain oil and gas properties located in the United States, as listed in the accompanying tabulations. This report has been prepared using constant prices and costs and conforms to the guidelines of the Securities and Exchange Commission (SEC).

As presented in the accompanying summary projections, Tables I through IV, we estimate the net reserves and future net revenue to the Calpine interest, as of December 31, 2004, to be:

	Net Reserves		Future Net Revenue (M$)
Category	Oil (MBBL)	Gas (MMCF)	Total	Present Worth at 10%
Proved Developed
Producing	1,113.3	144,075.2	633,862.3	405,015.4
Non-Producing	288.4	111,397.7	501,086.6	227,921.3
Proved Undeveloped	1,209.1	118,181.8	534,066.4	278,911.8

Total Proved	2,610.8	373,654.7	1,669,015.3	911,848.5

The oil reserves shown include crude oil and condensate. Oil volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of standard cubic feet (MMCF) at the contract temperature and pressure bases.

The estimated reserves and future revenue shown in this report are for proved developed producing, proved developed non-producing, and proved undeveloped reserves. In accordance with SEC guidelines, our estimates do not include any probable or possible reserves which may exist for these properties. This report does not include any value which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

As shown in the Table of Contents, this report has been divided into sections for the Northern and Southern Divisions. The Northern Division is subdivided into those properties located in California and the Rockies. The Southern Division in subdivided into those properties located in the Gulf of Mexico, South Texas, and Gulf Coast Onshore. Included for each subdivision are a summary projection of reserves and revenue by reserve category for each field/state along with one-line summaries of reserves, economics, and basic data by lease.

4500 THANKSGIVING TOWER • 1601 ELM STREET • DALLAS, TEXAS 75201-4754 • PH: 214-969-5401 • FAX: 214-969-5411	nsai@nsai-petro.com
1221 LAMAR STREET, SUITE 1200 • HOUSTON, TEXAS 77010-3072 • PH: 713-654-4950 • FAX: 713-654-4951	netherlandsewell.com

Future gross revenue to the Calpine interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deducting these taxes, future capital costs, and operating expenses but before consideration of federal income taxes; future net revenue for those properties located in the Southern Division is also after deducting abandonment costs. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its “present worth.” The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

For the purposes of this report, a field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs which may be incurred due to such possible liability. As requested, our estimates of future revenue do not include any salvage value for the lease and well equipment or the cost of abandoning the Northern Division properties. Future revenue estimates for the Southern Division properties include Calpine’s estimates of the costs to abandon the wells, platforms, and production facilities, net of any salvage value. Abandonment costs for Southern Division properties are included with other capital investments.

Oil prices used in this report are based on a December 31, 2004, West Texas Intermediate posted price of $40.25 per barrel, adjusted by lease for quality, transportation fees, and regional price differentials. Gas prices used in this report are based on a December 31, 2004, Henry Hub spot market price of $6.18 per MMBTU, adjusted by lease for energy content, transportation fees, and regional price differentials. Oil and gas prices are held constant in accordance with SEC guidelines.

Lease and well operating costs are based on operating expense records of Calpine. For non-operated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with costs estimated to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties include only direct lease and field level costs. For all properties, headquarters general and administrative overhead expenses of Calpine are not included. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers, new development wells, and production equipment.

We have made no investigation of potential gas volume and value imbalances resulting from over delivery or under delivery to the Calpine interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Calpine receiving its net revenue interest share of estimated future gross gas production.

The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. A substantial portion of these reserves are for behind pipe zones and undeveloped locations. Therefore, these reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogies to similar production. As such reserve estimates are usually subject to greater revision than those based on substantial production and pressure data, it may be necessary to revise these estimates as additional performance data become available. The sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in this report due to governmental policies and uncertainties of supply and demand. Also, estimates of reserves may increase or decrease as a result of future operations.

In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which legal or accounting, rather than engineering and geological, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions necessarily represent only informed professional judgments.

The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from Calpine Natural Gas, L.P. and the non-confidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting geologic, field performance, and work data are on file in our office. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties and are not employed on a contingent basis.

Very truly yours,

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Frederic D. Sewell, P.E.
By:
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

	/s/ J. Carter Henson, Jr., P.E.	/s/ David E. Nice, P.G.
By:		By:
	J. Carter Henson, Jr., P.E.	David E. Nice, P.G.
	Senior Vice President	Vice President

Date Signed: January 26, 2005		Date Signed: January 26, 2005

JDI:LPV

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.

WORLDWIDE PETROLEUM CONSULTANTS ENGINEERING • GEOLOGY • GEOPHYSICS • PETROPHYSICS	CHAIRMAN EMERITUS CLARENCE M. NETHERLAND CHAIRMAN & CEO FREDERIC D. SEWELL PRESIDENT & COO C.H. (SCOTT) REES III	EXECUTIVE COMMITTEE G. LANCE BINDER - DALLAS DANNY D. SIMMONS - HOUSTON SCOTT FROST - DALLAS DAN PAUL SMITH - DALLAS JOE J. SPELLMAN - DALLAS THOMAS J. TELLA II - DALLAS

June 5, 2005

Mr. Art Klavan

Calpine Natural Gas, L.P.

717 Texas, Suite 1000

Houston, Texas 77002

Dear Mr. Klavan:

Enclosed are our modified rollforward sensitivity estimates of proved reserves and future revenue, as of April 30, 2005, to the Calpine Corporation (Calpine) interest in certain oil and gas properties located in the United States. These estimates are a sensitivity to our estimates of proved reserves and future revenue, as of December 31, 2004, as shown in our report dated January 26, 2005. The modifications made to our January 26, 2005 report are described below. These sensitivity estimates should not be considered a complete update of the properties because of the limited time provided and scope of work requested. We have included summary projections of reserves and revenue by reserve category along with one-line summaries of reserves, economics, and basic data by lease.

These sensitivity estimates were prepared by “rolling forward” our estimates of reserves and future revenue, as of December 31, 2004, to an effective date of April 30, 2005, for most properties. No production information was updated or projections reevaluated in the preparation of these sensitivity estimates. For wells included in the January 26, 2005 report that had successfully begun producing before April 30, 2005, the reserve categories were changed and the capital expenditures eliminated. Wells in the Umbrella Point and South Timbalier 235 Fields that had not been considered in our January 26, 2005 report but had been successfully drilled, completed, and begun producing since the January 26, 2005 report were evaluated and added to the sensitivity estimates. In addition, production from contemplated capital expenditures in the January 26, 2005 report for production scheduled to begin between December 31, 2004, and April 30, 2005, that had not begun producing when the sensitivity estimates were prepared, was rescheduled. Ownership interests in leases were also modified as appropriate to represent any changes in ownership since the January 26, 2005 report.

The oil price is based on an April 30, 2005 West Texas Intermediate posted price of $46.50 per barrel, adjusted by lease for quality, transportation fees, and regional price differentials. No update of oil price differentials has been made since the January 26, 2005 report. The gas price is based on an April 30, 2005 Henry Hub spot market price of $6.66 per MMBTU, adjusted by lease for energy content, transportation fees, and regional price differentials. Gas price differentials have been updated. The oil and gas prices are held constant throughout the lives of the properties.

Lease and well operating costs are based on operating expense records of Calpine and are the same as those used in our January 26, 2005 report. Capital costs are the same as those used in our January 26, 2005 report except where they have been eliminated because wells are now producing or are new to the sensitivity estimates because of newly drilled wells. Lease and well operating costs, as well as capital costs, are held constant throughout the lives of the properties.

Please feel free to contact us if you have any questions concerning the enclosed information.

Very truly yours,

/s/ Danny D. Simmons

Danny D. Simmons

Executive Vice President

JDI:PV	Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.

4500 THANKSGIVING TOWER • 1601 ELM STREET • DALLAS, TEXAS 75201-4754 • PH: 214-969-5401 • FAX: 214-969-5411	nsai@nsai-petro.com
1221 LAMAR STREET, SUITE 1200 • HOUSTON, TEXAS 77010-3072 • PH: 713-654-4950 • FAX: 713-654-4951	netherlandsewell.com

Page
As of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 (predecessor):
Index to Combined Financial Statements	F-2
Report of Independent Registered Public Accounting Firm	F-3
Combined Balance Sheets	F-4
Combined Statements of Operations	F-5
Combined Statements of Cash Flows	F-6
Combined Statements of Changes in Owner’s Net Investment	F-7
Notes to Combined Financial Statements	F-8

As of September 30, 2005 and for the three months ended September 30, 2005 (successor), six months ended June 30, 2005 (predecessor) and the nine months ended September 20, 2004 (predecessor):
Index to Unaudited Combined Financial Statements	F-41
Combined Balance Sheets	F-42
Combined Statement of Operations	F-43
Combined Statements of Cash Flows	F-44
Combined Statements of Changes in Owner’s Net Investment	F-45
Notes to Unaudited Combined Financial Statements	F-46

As of June 30, 2005:
Index to Financial Statement	F-66
Report of Independent Registered Public Accounting Firm	F-67
Balance Sheet	F-68
Notes to Financial Statement	F-69

INDEX TO COMBINED FINANCIAL STATEMENTS

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

As of December 31, 2004 and 2003 and for the Years Ended December 31, 2004, 2003 and 2002

Report of Independent Registered Public Accounting Firm

To the Board of Directors

and Stockholders of Rosetta Resources Inc.:

In our opinion, the combined financial statements listed in the accompanying index present fairly, in all material respects, the combined financial position of the Domestic Oil & Natural gas Properties of Calpine Corporation and Affiliates (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the combined financial statements, the Company changed its method of accounting for asset retirement obligations effective January 1, 2003.

As described in Note 4 to the combined financial statements, the Company has significant transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/  PricewaterhouseCoopers LLP

October 5, 2005

Houston, Texas

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Combined Balance Sheets

	December 31,
	2004	2003
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$—	$301
Accounts receivable, net allowance of $570 and $150, respectively	11,803	17,289
Accounts receivable from affiliates	23,008	22,715
Prepaid expenses	3,665	1,535

Total current assets	38,476	41,840

Oil and natural gas properties, successful efforts method	1,105,560	1,052,765
Other	5,956	5,688

Total property and equipment	1,111,516	1,058,453
Accumulated depreciation, depletion, and amortization	(504,996)	(228,063)

Total property and equipment, net	606,520	830,390
Assets of discontinued operations	—	111,254
Long-term accounts receivable	3,137	—
Other assets	8,395	7,409

Total other assets	11,532	118,663

Total assets	$656,528	$990,893

Liabilities and Owner’s Net Investment
Current Liabilities:
Accounts payable	$4,494	$2,977
Notes payable to affiliates	127,164	444,112
Royalties payable	10,768	17,392
Current income tax payable	114,589	25,276
Other current liabilities	21,969	18,122

Total current liabilities	278,984	507,879

Long-term liabilities	—	507
Asset retirement obligation	8,384	8,203
Deferred income taxes, net	145,709	240,457

Total liabilities	433,077	757,046

Commitments and Contingencies (Note 9)
Owner’s Net Investment:
Owner’s net investment	223,451	233,847

Total liabilities and owner’s net investment	$656,528	$990,893

The accompanying notes to the combined financial statements are an integral part hereof.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Combined Statements of Operations

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Revenues:
Oil sales	$23,443	$10,386	$2,793
Natural gas sales	34,129	45,844	19,696
Oil and natural gas sales to affiliates	190,215	223,464	134,469
Other revenue	219	222	414

Total revenues	248,006	279,916	157,372

Operating Costs and Expenses:
Lease operating expense	30,785	29,586	25,299
Depreciation, depletion, and amortization	81,590	72,766	64,109
Exploration expense	5,352	4,105	5,770
Dry hole costs	2,088	12,624	4,452
Impairment	202,120	2,931	6,034
Treating and transportation	3,509	4,759	2,286
Affiliated marketing fees	1,887	2,856	2,162
Production taxes	4,322	3,725	3,243
General and administrative costs	19,416	16,736	14,759

Total operating costs and expenses	351,069	150,088	128,114

Operating income (loss)	(103,063)	129,828	29,258

Other (income) expense
Interest (income) expense with affiliates	28,034	19,050	23,312
Interest (income) expense, net	(726)	(62)	394
Other (income) expense, net	(3,010)	(547)	3,115

Total other (income) expense	24,298	18,441	26,821

Income (Loss) Before Provision for Income Taxes	(127,361)	111,387	2,437
Provision (benefit) for income taxes	(48,525)	44,508	953

Income (Loss) Before Discontinued Operations and Cumulative Effect of Change in Accounting Principle	(78,836)	66,879	1,484
Discontinued operations, net of taxes	68,440	4,405	(1,652)
Cumulative effect of change in accounting principle, net of taxes	—	156	—

Net Income (Loss)	$(10,396)	$71,440	$(168)

Earnings per share:
Basic:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(1.58)	$1.34	$0.03
Discontinued operations	$1.37	$0.09	$(0.03)
Cumulative effect of change in accounting principle	—	—	—
Net income (loss)	$(0.21)	$1.43	$—

Diluted:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(1.58)	$1.33	$0.03
Discontinued operations	$1.37	$0.09	$(0.03)
Cumulative effect of change in accounting principle	—	—	—
Net income (loss)	$(0.21)	$1.42	$—

Weighed average shares outstanding:
Basic	50,000	50,000	50,000
Diluted	50,000	50,160	50,000

The accompanying notes to the combined financial statements are an integral part hereof.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Combined Statements of Cash Flows

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(10,396)	$71,440	$(168)
Income from discontinued operations, net of taxes	(68,440)	(4,405)	1,652

Net (loss) income from continuing operations	(78,836)	67,035	1,484
Adjustments to reconcile net (loss) income from continuing operations to net cash from operating activities
Depreciation, depletion and amortization	81,590	72,766	64,109
Affiliate interest expense	(28,034)	(19,050)	(23,312)
Impairment	202,120	2,931	6,034
Deferred income taxes	(137,838)	17,796	953
Income from unconsolidated investments	(324)	(81)	—
Other non-cash changes	4,856	(21)	789
Cumulative Effect of Change in Accounting Principle	—	2,219	—
Change in operating assets and liabilities:
Accounts receivable	5,486	(13,697)	14,766
Accounts receivable from affiliates	(293)	(13,488)	(9,227)
Current tax assets	—	1,436	—
Prepaid expenses	(2,130)	2,957	780
Long-term accounts receivable	(3,137)	—	—
Royalties payable	(6,842)	17,390	(1,448)
Accounts payable	1,517	12	(995)
Change in derivative activity	—	—	7,143
Current income taxes payable	89,313	25,276	—
Other current liabilities	(6,266)	(11,074)	(10,773)

Cash provided by continuing operating activities	121,182	152,407	50,303

Cash provided by (used in) discontinued operations	4,418	(7,312)	(2,668)

Net cash provided by operating activities	125,600	145,095	47,635

Cash flows from investing activities
Purchases of property and equipment	(68,386)	(102,700)	(79,213)
Disposals of property and equipment	14,536	40,645	17,815
Deposits	—	(100)	—
Other	(83)	23	—

Cash used in continuing investing activities	(53,933)	(62,132)	(61,398)

Cash provided by (used in) discontinued operations	218,366	(15,211)	2,170

Cash provided by (used in) investing activities	164,433	(77,343)	(59,228)

Cash flows from financing activities
Decrease in capital lease	(1,420)	(164)	(76)
Notes payable to affiliates	(70,226)	(65,004)	59,681
Increase (decrease) in long-term liability	—	21	(64,750)
Purchase of performance bonds	—	(6,351)	—

Cash used in continuing financing activities	(71,646)	(71,498)	(5,145)

Cash used in discontinued operations	(218,688)	—	—

Net cash used in financing activities	(290,334)	(71,498)	(5,145)

Net decrease in cash	(301)	(3,746)	(16,738)

Cash and cash equivalents, beginning of period	301	4,047	20,785

Cash and cash equivalents, end of period	$—	$301	$4,047

Supplemental non-cash transaction:
Equipment obtained through capital leases	$—	$—	$(924)

Oil and gas properties acquired from affiliates in exchange for notes payable to affiliates	$10,100	$—	$—

The accompanying notes to the combined financial statements are an integral part hereof.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Combined Statements of Changes in Owner’s Net Investment

	December 31, 2004	December 31, 2003	December 31, 2002
	(In thousands)
Balance at beginning of year	$233,847	$162,407	$162,575
Net income (loss)	(10,396)	71,440	(168)

Balance at end of year	$223,451	$233,847	$162,407

The accompanying notes to the combined financial statements are an integral part hereof.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements

(1) Organization and Operations of the Company

Nature of Operations.    The Company is comprised of the domestic oil and natural gas properties of Calpine Corporation and affiliates (the “Company”), acquired in July 2005 by Rosetta Resources Inc. and is engaged in oil and natural gas exploration, development, production and acquisition activities in the United States, both onshore and offshore in the Gulf of Mexico. In October 1999, Calpine, a Delaware corporation and the Company’s parent purchased Sheridan Energy, Inc. (“Sheridan”), a natural gas exploration and production company operating in northern California and the Gulf Coast region. The Sheridan acquisition provided the initial management team and an operational infrastructure to evaluate and acquire oil and natural gas properties for Calpine. In December 1999, Calpine purchased Vintage Petroleum, Inc.’s interest in the Rio Vista Natural Gas Unit and related areas, representing primarily natural gas reserves located in the Sacramento Basin in northern California. Sheridan was merged into Calpine in April 2000, and Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P.; “RROLP”) was subsequently established. In October 2001, Calpine completed the acquisition of 100% of the voting stock of Michael Petroleum Corporation, a natural gas exploration and production company with operations in south Texas. In September 2004, Calpine sold its natural gas reserves in the New Mexico San Juan Basin and Colorado Piceance Basin and such properties have been reflected as discontinued operations for all periods presented herein.

(2) Summary of Significant Accounting Policies

Principles of Combination and Basis of Presentation.    Rosetta Resources Inc. purchased the domestic oil and natural gas business of Calpine which was separately accounted for and managed through direct and indirect subsidiaries of Calpine. As a result, the combined financial position and results of operations of this domestic oil and gas business comprise the predecessor financial statements for the periods presented herein.

The accompanying combined financial statements have been prepared from the historical accounting records of the domestic oil and natural gas business of Calpine and are presented on a carve-out basis to include the historical operations of the domestic oil and gas business. All assets and liabilities specifically identified with the businesses described above have been included in the combined balance sheet. The owner’s net investment has been presented in lieu of stockholder’s equity in the combined financial statements. The combined financial information included herein includes certain allocations based on the historical activity levels to reflect the combined financial statements in accordance with accounting principles generally accepted in the United States of America and may not necessarily reflect the financial position, results of operations and cash flows of us in the future or as if it had existed as a separate, stand-alone business during the periods presented. The allocations consist of general and administrative expenses (employee payroll and related benefit costs, building lease expense, among other items) incurred on behalf of the Company. The allocations have been made on a reasonable basis and have been consistently applied for each period presented.

Use of Estimates in Preparation of Financial Statements.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these combined financial statements relate to the provision for income taxes, capitalization of interest, the outcome of pending litigation, and estimates of proved oil and natural gas reserve quantities used to calculate depletion, depreciation and impairment of proved oil and natural gas properties and equipment.

Fair market value of Financial Instruments.    The carrying value of cash and cash equivalents, accounts receivable, accounts payable, note payable and other payables approximate their respective fair market values due to their short maturities.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents.    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts.    The Company regularly reviews all aged accounts receivables for collectability and establishes an allowance as necessary for balances greater than 90 days outstanding.

Property, Plant and Equipment, Net.    See Note 3 for a discussion of the Company’s accounting policies for its oil and natural gas property, plant and equipment. Other property, plant and equipment primarily includes furniture, fixtures and automobiles, which are recorded at cost and depreciated on a straight-line basis over useful lives of five to seven years. Repair and maintenance costs are charged to expense as incurred while renewals and betterments are capitalized as additions to the related assets in the period incurred. Gains or losses from the disposal of property, plant and equipment are recorded in the period incurred. The net book value of the property, plant and equipment that is retired or sold is charged to accumulated depreciation and amortization, and the difference is recognized as a gain or loss in the combined results of operations in the period the retirement or sale transpires.

Other Current Liabilities.    Other current liabilities consist primarily of the December accruals for lease operating costs, capital expenditures, asset retirement obligations and bonuses for employees.

Income Taxes.    Deferred income taxes are provided to reflect the tax consequences in future years of differences between the financial statement and tax basis of assets and liabilities using the liability method in accordance with the provisions set forth in Statement of Financial Accounting Standards (“SFAS”) No. 109. Income taxes are provided based on earnings reported for tax return purposes in addition to a provision for deferred income taxes.

Income taxes have been calculated as if the domestic oil and natural gas business of the Company had filed a separate return for the years ended December 31, 2004, 2003 and 2002. See additional information in Note 6.

Concentrations of Credit Risk.    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and accounts receivable. The Company’s cash accounts are generally held in FDIC insured financial institutions. The Company’s accounts receivable are concentrated among entities engaged in the energy industry, within the United States.

Executory Contracts.    As the commodity contracts executed by the Company to date did not qualify as leases under Statement of Financial Accounting standards (“SFAS”) No. 13, “Accounting for Leases” or derivatives under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS 138 and SFAS 139 and interpreted by other related accounting literature, the contracts are classified as executory contracts, and as a result are accounted for on an accrual basis.

Revenue Recognition.    The Company uses the sales method of accounting for the recognition of natural gas and oil revenues. Since there is a ready market for natural gas, crude oil and NGLs, the Company sells its products soon after production at various locations at which time title and risk of loss pass to the buyer. Revenue is recorded when title passes based on the Company’s net interest or nominated deliveries of production volumes. The Company records its share of revenues based on production volumes and contracted sales prices. The sales price for natural gas, natural gas liquids and crude oil are adjusted for transportation cost and other related deductions. The transportation costs and other deductions are based on contractual or historical data and do not require significant judgment. Subsequently, these deductions and transportation costs are adjusted to reflect actual charges based on third party documents once received by the Company. Historically, these adjustments have been insignificant. In addition, natural gas and crude oil volumes sold are not significantly different from the Company’s share of production.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

In connection with the Acquisition, the Company entered into a natural gas purchase and sale contract with Calpine that obligates us to sell all of our current and future production from our existing California leases in production as of May 1, 2005 for a term ending December 31, 2009. As of September 30, 2005, this production comprises approximately 40% of our current overall production based on MMcfe/d. Additionally, we sell production under separate monthly spot agreements, not subject to the term contract to Calpine.

It is the Company’s policy to calculate and pay royalties on natural gas, crude oil and NGLs in accordance with the particular contractual provisions of the lease, license or concession agreements and the laws and regulations applicable to those agreements. Royalty liabilities are recorded in the period in which the natural gas, crude oil or NGLs are produced and are included in Accounts Payable on the Company’s Consolidated Balance Sheet.

Imbalances.    When actual natural gas sales volumes exceed our delivered share of sales volumes, an over-produced imbalance occurs. To the extent an over-produced imbalance exceeds our share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. If the Company is under-produced on a particular well or field, and it is determined that an over-produced partner’s share of remaining reserves is insufficient to settle the natural gas imbalance, the Company will recognize a receivable, to the extent collectible, from the over-produced partner. At December 31, 2004 and 2003, imbalances were insignificant.

Derivative Instruments and Hedging Activities.    The Company uses derivative instruments to manage market risks resulting from fluctuations in commodity prices of natural gas and crude oil. The Company periodically enters into commodity contracts, including price swaps, which may require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a fixed quantity of natural gas or crude oil without the exchange of underlying volumes. The notional amounts of these financial instruments are based on expected proved production from existing wells.

Derivatives are recorded on the balance sheet at fair market value and changes in the fair market value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a hedge transaction and, if it is, depending on the type of hedge transaction. The Company’s derivatives consist of cash flow hedge transactions in which the Company is hedging the variability of cash flows related to a forecasted transaction. Changes in the fair market value of these derivative instruments designated as cash flow hedges are reported in other comprehensive income and reclassified to earnings in the periods in which the contracts are settled. The ineffective portion of the cash flow hedge is recognized in current period earnings as other income (expense). Gains and losses on derivative instruments that do not qualify for hedge accounting are included in other income (expense) in the period in which they occur. The resulting cash flows from derivatives are reported as cash flows from operating activities.

At the inception of a derivative contract, the Company may designate the derivative as a cash flow hedge. For all derivatives designated as cash flow hedges, the Company formally documents the relationship between the derivative contract and the hedged items, as well as the risk management objective for entering into the derivative contract. To be designated as a cash flow hedge transaction, the relationship between the derivative and hedged items must be highly effective in achieving the offset of changes in cash flows attributable to the risk both at the inception of the derivative and on an ongoing basis. The Company measures hedge effectiveness on a quarterly basis and hedge accounting is discontinued prospectively if it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item. Gains and losses included in accumulated other comprehensive income related to cash flow hedge derivatives that become ineffective remain unchanged until the related production is delivered. If the Company determines that it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately. We do not enter into derivative agreements for trading or other speculative purposes.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Insurance Program.    CPN Insurance Corporation, a wholly owned captive insurance subsidiary of Calpine, charges us premiums to insure worker’s compensation, automobile liability, and general liability as well as all risk property insurance including business interruption. Accruals for casualty claims under the captive insurance program are recorded on a monthly basis, and are based upon the estimate of the total cost of the claims incurred during the policy period. Accruals for claims under the captive insurance program pertaining to property, including business interruption claims, are recorded on a claims-incurred basis. In consolidation, claims are accrued on a gross basis before deductibles. The captive provides insurance coverage with limits up to $25 million per occurrence for property claims, including business interruption, and up to $500,000 per occurrence for casualty claims.

Stock-Based Compensation.    See “New Accounting Pronouncement-SFAS No. 123-R” and Note 7 for a discussion of the Company’s accounting policies for stock-based compensation, respectively.

Other Assets.    We have purchased redeemable performance bonds related to plugging, abandonment, site restoration and compliance with environmental laws. At December 31, 2004 and 2003, we had obtained surety bonds from a number of insurance and bonding institutions covering certain operations in the United States in the aggregate amount of approximately $8.4 million and $7.4 million, respectively.

Asset Retirement Obligations.    The Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), as of January 1, 2003. SFAS No. 143 requires the Company to record the fair market value of a liability for an asset retirement obligation (“ARO”), net of salvage value, in the period in which it is incurred. Upon adoption of SFAS No. 143, the Company was required to recognize a liability for the present value of all legal obligations associated with the retirement of tangible long-lived assets and an asset retirement cost (“ARC”) was capitalized as part of the carrying value of the associated asset. Upon initial application of SFAS No. 143, a cumulative effect of a change in accounting principle was also required in order to recognize a liability for any existing AROs adjusted for cumulative accretion, an increase to the carrying amount of the associated long-lived asset and accumulated depreciation on the capitalized cost. Subsequent to initial measurement, liabilities are required to be accreted to their present value each period and capitalized costs are depreciated over the estimated useful life of the related assets. This periodic accretion expense is recorded as depreciation, depletion and amortization in the combined statements of operations. Upon settlement of the liability, the Company will reduce the obligation against its recorded amount and will record any resulting gain or loss in the period incurred.

Activity related to the Company’s ARO during the years ended December 31, 2004 and 2003 is as follows (in thousands):

	Years Ended December 31,
	2004	2003
ARO as of January 1,	$9,336	$6,209
Liabilities incurred during period	679	417
Liabilities settled during period	(1,518)	(945)
Accretion expense	1,153	3,049
Other adjustments	—	606

Balance of ARO as of December 31,	$9,650	$9,336

Of the total ARO, approximately $1.3 million and $1.1 million is classified as a current liability at December 31, 2004 and 2003, respectively. For the years ended December 31, 2004 and 2003, the Company recognized depreciation expense related to its ARO of approximately $1.5 million and $0.9 million, respectively. As a result of the adoption of SFAS No. 143 on January 1, 2003, the Company recorded a $0.2 million increase

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

in the net capitalized cost of its oil and natural gas properties as the cumulative effect of the change in accounting principle (net of related income tax benefit).

The following pro forma data summarizes our net income and net income per share for the year ended December 31, 2002 as if we had adopted the provisions of SFAS No. 143 on January 1, 2002:

Year Ended December 31, 2002
(In thousands, except per share amounts)
Pro forma asset retirement obligation	$6,209

Net loss, as reported	$(168)
Pro forma adjustment to reflect retroactive adoption of SFAS No. 143	$156

Pro forma net loss	$(12)

Net loss per share:
Basic—as reported	$—
Basic—pro forma	$—
Diluted—as reported	$—
Diluted—pro forma	$—

Asset Impairments.    Effective January 1, 2002, the Company adopted SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), which changed the criteria for determining when the disposal or sale of certain assets meets the definition of “discontinued operations.” Some of the Company’s asset sales in 2003 and 2004 met the requirements of the new definition and accordingly, the Company made reclassifications to current and prior period combined financial statements to reflect the sale or designation as “assets of discontinued operations” of certain oil and natural gas assets and liabilities and to separately classify the operating results of the assets sold and gain on sale of those assets from the operating results of continuing operations to discontinued operations. See Note 5 for further information.

The carrying values of long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These events include changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment. When an event occurs, we evaluate the recoverability of our carrying value based on the long-lived asset’s ability to generate future cash flows on an undiscounted basis. If an impairment is indicated or if we decide to exit or sell a long-lived asset or group of assets, we adjust the carrying value of these assets downward, if necessary, to their estimated fair market value, less costs to sell. Our fair market value estimates are generally based on market data obtained through the sales process or an analysis of expected discounted cash flows. The magnitude of any impairments are impacted by a number of factors, including the nature of the assets to be sold and our established time frame for completing the sales, among other factors. We also reclassify the assets as either held-for-sale or as discontinued operations, depending on, among other criteria, whether we will have any continuing involvement in the cash flows of those assets after they are sold. For assets held and used, the asset is written down to its realizable value if estimated future undiscounted cash flows attributable to the asset is less than recorded value of that asset. The impairment recorded is based on a comparison of discounted estimated future net cash flows to the net carrying value of the related asset.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements Not Yet Adopted

SFAS No. 123-R

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004) (“SFAS No. 123-R”), “Share Based Payments.” This Statement revises SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), and its related implementation guidance. This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair market value of the award on the date of grant (with limited exceptions), which must be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The statement applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments or by incurring liabilities to an employee or other supplier (a) in amounts based, at least in part, on the price of the entity’s shares or other equity instruments or (b) that require or may require settlement by issuing the entity’s equity shares or other equity instruments.

The statement requires the accounting for any excess tax benefits to be consistent with the existing guidance under SFAS No. 123, which provides a two-transaction model summarized as follows:

•	If settlement of an award creates a tax deduction that exceeds compensation cost, the additional tax benefit

•	would be recorded as a contribution to paid-in-capital.

•	If the compensation cost exceeds the actual tax deduction, the write-off of the unrealized excess tax benefits

•	would first reduce any available paid-in capital arising from prior excess tax benefits, and any remaining

•	amount would be charged against the tax provision in the income statement.

The statement also amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than as an operating cash inflow. However, the statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. Further, this statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”.

The statement applies to all awards granted, modified, repurchased, or cancelled after January 1, 2006, and to the unvested portion of all awards granted prior to that date. Public entities that used the fair market value method for either recognition or disclosure under SFAS No. 123 may adopt this Statement using a modified version of prospective application (modified prospective application). Under modified prospective application, compensation cost for the portion of awards for which the employee’s requisite service has not been rendered that are outstanding as of January 1, 2006 must be recognized as the requisite service is rendered on or after that date. The compensation cost for that portion of awards shall be based on the original fair market value of those awards on the date of grant as calculated for recognition under SFAS No. 123. The compensation cost for those earlier awards shall be attributed to periods beginning on or after January 1, 2006 using the attribution method that was used under SFAS No. 123. Furthermore, the method of recognizing forfeitures must now be based on an estimated forfeiture rate and can no longer be based on forfeitures as they occur.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

We have not elected early adoption of SFAS No. 123-R and expect to implement the statement prospectively effective with options granted after January 1, 2006. We have not yet completed our assessment of the impact that the adoption of SFAS 123-R will have on the combined financial statements.

Accounting for Asset Retirement Obligations

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 requires companies to record a liability for those asset retirement obligations in which the timing or amount of settlement of the obligation are uncertain. This interpretation clarifies the guidance included in SFAS No. 143, which we adopted on January 1, 2003. FIN No. 47 will require us to accrue a liability when a range of scenarios indicate that the potential timing and settlement amounts of our conditional asset retirement obligations can be determined. We will adopt the provisions of this standard in the fourth quarter of 2005 and have not yet determined the impact, if any, that this pronouncement will have on our combined financial statements.

FSP 109-1

On October 22, 2004, the American Jobs Creation Act of 2004 (“the Act”) was signed. The Act raises a number of issues with respect to accounting for income taxes. On December 21, 2004, the FASB issued a FASB Staff Positions (“FSP”) regarding the accounting implications of the Act related to the deduction for qualified domestic production activities (“FSP FAS 109-1”). The guidance in the FSP applies, as it relates to domestic production activities, to financial statements for periods subsequent to December 31, 2004. The guidance in the FSP otherwise applies to financial statements for periods ending after the date the Act was enacted.

In FSP FAS 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” the FASB decided that the deduction for qualified domestic production activities should be accounted for as a special deduction under SFAS No. 109, “Accounting for Income Taxes,” and rejected an alternative view to treat it as a rate reduction. Accordingly, any benefit from the deduction should be reported in the period in which the deduction is claimed on the tax return. In most cases, a company’s existing deferred tax balances will not be impacted at the date of enactment. For some companies, the deduction could have an impact on their effective tax rate and, therefore, should be considered when determining the estimated annual rate used for interim financial reporting. The Company is currently evaluating the impact, if any, of this FSP on its combined financial statements.

SFAS No. 154

In May 2005 the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”)”, which changes the requirements for the accounting for and the reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is practicable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the balance sheet) for that period rather than being reported in the statement of operations. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error.

SFAS 154 requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. This Statement carries forward without change the guidance contained APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 also carries forward the guidance in APB 20 requiring justification of a change in accounting principle on the basis of preferability.

SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 is issued. SFAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS 154. The Company is currently evaluating the impact, if any, of this Statement on the combined financial statements.

(3) Property, Plant and Equipment, Net, and Capitalized Interest

The Company follows the successful efforts method of accounting for oil and natural gas activities. Under the successful efforts method, lease acquisition costs and all development costs are capitalized. Exploratory drilling costs are capitalized until the results are determined. If proved reserves are not discovered, the exploratory drilling costs are expensed. Other exploratory costs are expensed as incurred. Interest costs related to financing major oil and natural gas projects in progress are capitalized until the projects are evaluated or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities. The provision for depreciation, depletion, and amortization is based on the capitalized costs as determined above, plus future abandonment costs net of salvage value, using the unit of production method with lease acquisition costs amortized over total proved reserves and other costs amortized over proved developed reserves.

Calpine, the predecessor company, assessed the impairment for oil and natural gas properties on a field by field basis periodically (at least annually) to determine if impairment of such properties is necessary. Management utilizes its year-end reserve report prepared by the independent petroleum engineering firm, Netherland, Sewell & Associates, Inc., and related market factors to estimate the future cash flows for all proved developed (producing and non-producing) and proved undeveloped reserves. Property impairments may occur if a field discovers lower than anticipated reserves, reservoirs produce at a rate below original estimates or if commodity prices fall below a level that significantly affects anticipated future cash flows on the property.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(3) Property, Plant and Equipment, Net, and Capitalized Interest (Continued)

Proved oil and natural gas property values are reviewed when circumstances suggest the need for such a review and, if required, the proved properties are written down to their estimated fair market value based on proved reserves and other market factors. Unproved properties are reviewed quarterly to determine if there has been impairment of the carrying value, with any such impairment charges to expense in the current period. As a result of decreases in proved undeveloped reserves and proved developed non-producing reserves located in South Texas and California fields and in the Gulf of Mexico, respectively, a non-cash impairment charge of approximately $202.1 million was recorded by Calpine for the year ended December 31, 2004, in the combined statements of operations. The downward revisions of Calpine’s estimates were based on the independent reservoir engineer’s year-end reserve report, which reflected production results and drilling activity that occurred during 2004 and used historical field level decline curves. Due to significant capital constraints by Calpine, drilling activity was minimized and correspondingly the estimate of proved reserves could not be supported through drilling success or future capital activity and the downward revision was required. In addition, under the successful efforts method of accounting for oil and natural gas properties, individual assets are grouped at the lowest level for which there are identifiable cash flows. With minimal drilling activity and the evaluation of cash flows at this level, proved reserves for South Texas and California fields and the Gulf of Mexico had to be revised downward at each individual field level. For the years ended December 31, 2003 and 2002, the impairment charge recorded was $2.9 million and $6.0 million, respectively. Substantially all of the oil and natural gas properties are pledged by Calpine as collateral for certain debt and letters of credit.

Capitalized Interest.    The Company capitalizes interest on capital invested in projects during the advanced stages of development and the drilling period in accordance with SFAS No. 34, “Capitalization of Interest Cost,” (“SFAS No. 34”) as amended by SFAS No. 58, “Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for by the Equity Method (an Amendment of FASB Statement No. 34).” Upon commencement of production, capitalized interest, as a component of the total cost of a well or field is amortized on a unit of production basis.

(4) Related Party Transactions

The Company and certain of its affiliates have entered into various agreements with respect to the domestic oil and natural gas properties. Following is a general description of each of the various agreements:

Agency Agreement.    The Company entered into a service agreement with Calpine Producer Services (“CPS”) beginning April 1, 2003. The contract automatically renews every year unless terminated by either party. CPS provides services related to the Company’s production, including marketing, contract administration, royalty and working interest owner issues, and receipt of payments. All activities performed by CPS are performed on behalf of the Company and under the Company’s control and direction, in exchange for a fee for services rendered. The Company will dispense all royalty payments when CPS provides accurate and timely details. Management fees of $1.9 million, $2.9 million and $2.2 million are recorded as Affiliated marketing fees in the combined statements of operations for the years ended 2004, 2003 and 2002, respectively.

Natural Gas Sales.    The Company and Calpine Energy Services (“CES”) execute index based natural gas sales under existing master agreements. Many of these transactions have been executed by CPS on behalf of the Company; however, the Company has sold directly to CPS and CES prior to the agency agreement with CPS being executed. Oil and natural gas sales to affiliates were $190.2 million, $223.5 million and $134.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Natural gas balancing activities between CES and the Company, where the Company buys back natural gas above the needs of CES and then re-sells that excess natural gas to third parties is recorded net to affiliated marketing fees in the combined statements of operations. The net effect of these balancing activities may result in a gain or loss in the respective period. The net balancing cost (reduction of cost) for the years ended December 31, 2004, 2003 and 2002 are $(0.1) million, $0.3 million and $0.0 million, respectively.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(4) Related Party Transactions (Continued)

Notes Payable to Affiliates.    The Company and Calpine have an agreement whereby Calpine loans the Company funds for capital expenditures, as well as, operating costs. The Company repays the balance of the note to Calpine as excess cash is available from continuing operations and asset sales. Interest on the note was compounded monthly at an annual rate of 8.75% during 2002 and 2003 and 9.13% for the period through July of 2004, when the rate became variable, raising from 9.0% in August 2004 to 9.05% in December 2004. Additionally, the Company received equipment transferred from CPN Pipeline Company (“Pipeline”) during 2004 that was transferred at historical cost as the transaction was between entities under common control. The Company’s payable to Pipeline was subsequently transferred to Calpine and increased the note discussed above. As part of certain credit facilities entered into by Calpine, the security included direct liens on the domestic oil and natural gas properties.

Other Services.    The Company provides general services to other subsidiaries of Calpine that are recorded in accounts receivables from affiliates on the combined balance sheets and other revenue on the combined statements of operations, which were insignificant.

(5) Discontinued Operations

On September 1, 2004, the Company completed the sale of its Rocky Mountain natural gas properties that were primarily concentrated in two geographic areas: the Colorado Piceance Basin and the New Mexico San Juan Basin. Together, these assets represented approximately 120 billion cubic feet equivalent (“Bcfe”) of proved natural gas reserves, producing approximately 16.3 million net cubic feet equivalent (“MMcfe”) per day of natural gas as of September 1, 2004. Under the terms of the agreement, Calpine received net cash proceeds of approximately $218.7 million, and recorded a pre-tax gain of approximately $103.7 million.

The Company made reclassifications in the current and prior period combined financial statements to reflect the sale of these oil and natural gas assets and liabilities and to disclose the assets sold and the gain (loss) as sale of discontinued operations.

The tables below present significant components of the Company’s income from discontinued operations for the years ended December 31, 2004, 2003 and 2002, respectively (in thousands):

	December 31,
	2004	2003	2002
Total revenue	$23,081	$26,193	$14,560

Gain (loss) on disposal before taxes	103,707	(235)	(20)
Operating income from discontinued operations before taxes	7,823	7,408	(2,649)

Income from discontinued operations before taxes	111,530	7,173	(2,669)
Income tax provision	(43,090)	(2,768)	(1,017)

Income from discontinued operations, net of tax	$68,440	$4,405	$(1,652)

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(5) Discontinued Operations (Continued)

The table below presents the assets and liabilities designated as discontinued operations on the Company’s balance sheet as of December 31, 2003. Assets from discontinued operations are comprised solely of net oil and natural gas properties. Long-term liabilities of discontinued operations are included in other long-term liabilities in the combined balance sheets. At December 31, 2004, there were no discontinued operations as the assets were sold in September 2004 (in thousands):

December 31, 2003
Current assets of discontinued operations	$—
Long-term assets of discontinued operations	111,254

Total assets of discontinued operations	$111,254

Current liabilities of discontinued operations	$—
Long-term liabilities of discontinued operations	218

Total liabilities of discontinued operations	$218

The Company allocates interest to discontinued operations in accordance with EITF Issue No. 87-24, “Allocation of Interest to Discontinued Operations.” The Company includes interest expense on debt that is required to be repaid as a result of a disposal transaction in discontinued operations. Additionally, other interest expense that cannot be attributed to other operations of the Company is allocated based on the ratio of net assets to be sold less debt that is required to be paid as a result of the disposal transaction to the sum of total net assets of the Company plus combined debt of the Company, excluding (a) debt of the discontinued operation that will be assumed by the buyer, (b) debt that is required to be paid as a result of the disposal transaction and (c) debt that can be directly attributed to other operations of the Company.

(6) Provision for Income Taxes and Other Taxes

Under SFAS No. 109, “Accounting for Income Taxes,” deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

At December 31, 2004, the Company had a credit carryforward of approximately $0.1 million. This credit relates exclusively to alternative minimum taxes. The net operating loss carryforward consists of federal and state carryforwards of approximately $16.8 million that expire between 2017 and 2019. The federal and state net operating loss carryforwards available are subject to limitations on their annual usage. Realization of the deferred tax assets and net operating loss carryforwards is dependent, in part, on generating sufficient taxable income prior to expiration of the loss carryforwards. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. There was no valuation allowance at December 31, 2004, 2003 and 2002 recorded by the Company as the net operating loss and alternative minimum tax carryforwards will be realized prior to expiration.

The Company’s income tax expense (benefit) from continuing operations consists of the following for the year ended December 31, 2004 (in thousands):

	Current	Deferred	Total
Federal	$25,452	$(68,078)	$(42,626)
State	3,670	(9,569)	(5,899)

Total tax expense	$29,122	$(77,647)	$(48,525)

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(6) Provision for Income Taxes and Other Taxes (Continued)

The differences between income taxes computed using the statutory federal income tax rate and that shown in the statement of operations from continuing operations are summarized as follows (in thousands) (audited):

	2004	Rate
Computed at statutory rate	$(44,576)	35.0%
State income/franchise tax, net of federal benefit	(3,896)	3.1%
Permanent differences and other	(53)	0.0%

Total tax expense	$(48,525)	38.1%

The effective income tax rates for continuing operations was 38.1%, 40%, and 39.1% in fiscal years 2004, 2003 and 2002, respectively. The effective tax rate in all periods is the result of the earnings in various domestic tax jurisdictions that apply a broad range of income tax rates. The provision for income taxes differs from the tax computed at the federal statutory income tax rate due primarily to state taxes, tax credits and other permanent differences. Future effective tax rates could be adversely affected if earnings are lower than anticipated, if unfavorable changes in tax laws and regulations occur, or if the Company experiences future adverse determinations by taxing authorities after any related litigation.

The components of deferred taxes are as follows at December 31, 2004 (in thousands):

	Current	Non-current	Total
Deferred tax assets
Accrued liabilities not currently deductible	$86	$475	$561
AMT tax credit carryforward	—	146	146
Net operating loss carryforward	—	6,426	6,426

Total gross deferred tax assets	86	7,047	7,133

Deferred tax liabilities
Oil and natural gas basis differences	—	(152,287)	(152,287)
Depreciation	—	(555)	(555)

Total gross deferred tax liabilities	—	(152,842)	(152,842)

Net deferred tax asset (liability)	$86	$(145,795)	$(145,709)

The Company’s income tax expense (benefit) from continuing operations consists of the following for the year ended December 31, 2003 (in thousands):

	2003
	Current	Deferred	Total
Federal	$21,645	$17,657	$39,302
State	2,882	2,324	5,206

	$24,527	$19,981	$44,508

The differences between income taxes computed using the statutory federal income tax rate and that shown in the statements of operations from continuing operations are summarized as follows (in thousands):

	2003
Computed at statutory rate	$38,985	35.0%
State income/franchise taxes, net of federal benefit	3,384	3.0%
Permanent differences	2,139	2.0%

Total tax expense	$44,508	40.0%

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(6) Provision for Income Taxes and Other Taxes (Continued)

The components of deferred taxes are as follows at December 31, 2003 (in thousands):

	2003
	Current	Non-current	Total
Deferred tax assets
Accrued liabilities not currently deductible	$86	$30	$116
Development costs capitalized	—	91	91
AMT tax credit carryforward	—	146	146
Net operating loss carryforward	—	6,855	6,855

Total gross deferred tax assets	86	7,122	7,208

Deferred tax liabilities
Oil and natural gas property basis differences	—	(247,500)	(247,500)
Depreciation	—	(165)	(165)

Total gross deferred tax liabilities	—	(247,665)	(247,665)

Net deferred tax asset (liability)	$86	$(240,543)	$(240,457)

The Company’s income tax expense from continuing operations consists of the following for the year ended December 31, 2002 (in thousands):

	2002
	Current	Deferred	Total
Federal	$—	$803	$803
State	—	150	150

	$—	$953	$953

The differences between income taxes computed using the statutory federal income tax rate and that shown in the statements of operations from continuing operations are summarized as follows (in thousands):

	2002
Computed at statutory rate	$853	35.0%
State income/franchise taxes, net of federal benefit	98	4.0%
Permanent differences	2	0.1%

Total tax expense	$953	39.1%

(7) Employee Benefit Plans

Retirement Savings Plan

The Company’s parent, Calpine, has a defined contribution savings plan, under Section 401(a) and 501(a) of the Internal Revenue Code, in which the Company’s employees are eligible to participate. The plan provides for tax deferred salary deductions and after-tax employee contributions. Employees are immediately eligible upon hire. Contributions include employee salary deferral contributions and employer profit-sharing contributions made entirely in cash of 4% of employees’ salaries, with employer contributions capped at $8,200 per year for 2004 and $8,400 per year for 2005. Employer profit-sharing contributions in 2004, 2003 and 2002 totaled $0.4 million, $0.3 million and $0.3 million, respectively.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(7) Employee Benefit Plans (Continued)

2000 Employee Stock Purchase Plan

Calpine adopted the 2000 Employee Stock Purchase Plan (“ESPP”) in May 2000. The Company’s eligible employees may in the aggregate purchase up to 28,000,000 shares of common stock at semi-annual intervals through periodic payroll deductions. Purchases are limited to either a maximum value of $25,000 per calendar year based on the IRS Code Section 423 limitation or limited to 2,400 shares per purchase interval. Shares are purchased on May 31 and November 30 of each year until termination of the plan on May 31, 2010. Under the ESPP, 91,809, 63,585 and 39,579 shares were issued to the Company’s employees at a weighted average fair market value of $3.26, $3.69 and $5.62 per share in 2004, 2003 and 2002, respectively. The purchase price is 85% of the lower of (i) the fair market value of the common stock on the participant’s entry date into the offering period, or (ii) the fair market value on the semi-annual purchase date. The purchase price discount is significant enough to cause the ESPP to be considered compensatory under SFAS No. 123. As a result, the ESPP was accounted for as stock-based compensation in accordance with SFAS No. 123 for 2003 and 2004 during which $0.1 million and $0.1 million of compensation expense was recognized, respectively. See Note 2 for information related to the Company’s accounting for stock-based compensation expense. Prior to the adoption of SFAS No. 123 on January 1, 2003, Calpine accounted for the ESPP under APB Opinion No. 25, under which the ESPP was considered a non-compensatory plan. All stock options were issued at fair market value in 2002.

1996 Stock Incentive Plan

Calpine adopted the 1996 Stock Incentive Plan (“SIP”) in September 1996 in which certain of the Company’s employees are eligible to participate. The SIP succeeded Calpine’s previously adopted stock option program. Prior to the adoption of SFAS No. 123 on January 1, 2003, (see Note 2), Calpine accounted for the SIP under APB Opinion No. 25, under which no compensation cost was recognized through December 31, 2002.

For the year ended December 31, 2004, Calpine had granted options to the Company’s employees to purchase 292,850 shares of common stock. Over the life of the SIP, options exercised have equaled 48,552 leaving 766,116 granted and not yet exercised. Under the SIP, the option exercise price generally equals the stock’s fair market value on date of grant. The SIP options generally vest ratably over four years and expire after 10 years.

	Outstanding Number of Options	Weighted Average Exercise Price
Outstanding December 31, 2001:	152,284	$30.781

Granted	174,857	6.790
Exercised	(1,357)	7.640
Canceled	(7,400)	32.50

Outstanding December 31, 2002:	318,384	18.016

Granted	218,500	3.987
Exercised	—	—
Canceled	—	—

Outstanding December 31, 2003:	536,884	12.306

Granted	292,850	5.551
Exercised	—	—
Canceled	(63,618)	14.537

Outstanding December 31, 2004:	766,116	$9.539

Options exercisable:
December 31, 2002	111,474	$19.602
December 31, 2003	174,521	$12.306
December 31, 2004	265,942	$15.678

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(7) Employee Benefit Plans (Continued)

The following table summarizes information concerning outstanding and exercisable Calpine options held by the Company’s employees at December 31, 2004:

Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$ 2.650–$ 3.840	1,750	9.38	$3.732	250	$3.086
$ 3.980–$ 3.980	204,788	8.02	$3.980	51,788	$3.980
$ 4.060–$ 5.240	65,767	7.67	$5.234	33,809	$5.235
$ 5.560–$ 5.560	275,000	9.15	$5.560	—	$—
$ 6.510–$ 6.830	100	7.33	$6.670	100	$6.670
$ 7.640–$ 7.640	82,498	7.13	$7.640	56,904	$7.640
$ 7.750–$28.270	77,722	4.57	$15.638	77,722	$15.638
$30.850–$48.625	58,391	6.14	$47.290	45,269	$47.039
$51.400–$51.400	50	6.23	$51.400	50	$51.400
$54.030–$54.030	50	6.25	$54.030	50	$54.030

$ 2.650–$54.030	766,116	7.81	$9.539	265,942	$15.678

The following table illustrates the pro forma effect on net income had the Company accounted for its stock options under the fair market value method for the year ended December 31, 2002 (in thousands, except share information):

Net loss, as reported	$(168)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—
Deduct: Total stock-based employee compensation expense determined under the fair market value method for all awards, net of related tax effects	(820)

Pro forma net loss	$(988)

Basic Loss Per Share:
As reported	$—
Pro forma	$(0.02)

Diluted Loss Per Share:
As reported	$—
Pro forma	$(0.02)

Weighted Average Number of Shares:
Basic	50,000
Diluted	50,000

The range of fair market values of Calpine’s stock options granted in 2004, 2003 and 2002 were as follows, based on varying historical stock option exercise patterns by different levels of the Company’s employees: $1.99-$4.56 in 2004, $1.52-$4.14 in 2003 and $2.76-$6.87 in 2002 on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected dividend yields of 0%, expected volatility of 77%-98% for 2004, 76%-113% for 2003 and 70%-86% for 2002, risk-free interest rates of 2.57%-4.02% for 2004, 1.76%-4.04% for 2003 and 2.81%-4.27% for 2002, and expected option terms of 3-9.5 years for 2004, 1.5-9.5 years for 2003 and 1.5-10.0 for 2002.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(7) Employee Benefit Plans (Continued)

In December 2004, FASB issued SFAS No. 123-R. This Statement revises SFAS No. 123 and supersedes APB Opinion No. 25, and its related implementation guidance. See Note 2 for further information.

(8) Customers

Significant Customer

In 2004, 2003 and 2002, the Company had one significant customer that accounted for more than 10% of the Company’s annual combined revenues which is reflected as oil and natural gas to affiliates: Calpine Energy Services (“CES”). See Note 4 for a discussion of the Company’s activity with CES.

For the years ended December 31, 2004, 2003 and 2002, revenues from sales to CES were $190.2 million, $223.5 million and $134.5 million, respectively. Additionally, receivables from CES at December 31, 2004 and 2003 were $21.1 million and $21.1 million, respectively. Also, see Note 2 “Derivative Instruments and Hedging Activities”.

(9) Commitments and Contingencies

The Company is party to various litigation matters arising out of the normal course of business, the more significant of which are summarized below. The ultimate outcome of each of these matters cannot presently be determined, nor can the liability that could potentially result from a negative outcome be reasonably estimated presently for every case. The liability the Company may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued with respect to such matters and, as a result of these matters, but does not believe such will be material to the Company’s combined financial position, results of operation and cash flow.

Killam & Hurd against Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P., “RROLP”)

Rosetta has effected a partial settlement with Killam & Hurd pertaining to three leases in Webb County, Texas pursuant to which the parties have settled with prejudice Killam & Hurd’s claims related to the pricing basis for royalties and the use of lease gas.

Nickle v. Union Natural gas Corporation, et al.

This is a bad faith pooling case filed in DeWitt County, Texas, involving the Matthew No. 1 well. The plaintiff alleges breach of contract and breach of implied covenants and seeks recoupment of royalties. Calpine only had an interest in this well for a short period of time prior to its sale to ANR Production. Discovery is currently in progress in this matter.

Calpine Corporation v Seashore Investments Management LLC and Calpine Corporation v. Strategic Energy Development, LLC

This matter was finally resolved by arbitration. Following the arbitration hearing in April 2005, the arbitration panel rendered its award in favor of Calpine for the escrowed amounts, with each party to pay its own legal fees and costs.

Deanne Lounsberry Duhon, et al. v. Ensearch Exploration, Inc., et al.

On September 10, 2004, Apache Corporation (“Apache”) filed a cross-claim and third party demand in the above listed matter and has named Calpine Natural Gas and Agricultural Methane in this suit. A dispute has arisen as to the division of royalties between certain groups. The plaintiffs are seeking the forfeiture from Apache of the working interest income stream from the proceeds of the production of the well in various producing intervals. Apache is seeking claims for contribution and indemnifying in the event Apache is found liable. RROLP and Agricultural Methane are currently reviewing these allegations.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(9) Commitments and Contingencies (Continued)

Arbitration between Calpine Corp./RROLP and Pogo Producing Company

On September 1, 2004, Calpine and RROLP (collectively “Calpine”), sold its New Mexico oil and natural gas assets to Pogo Producing Company (“Pogo”). During the course of the sale, Pogo made a title defect claim (valued at approximately $1.9 million) claiming that certain leases subject to the sale had expired because of lack of production. Although Calpine has undertaken to resolve this matter by obtaining ratifications of a majority of the questionable leases, Pogo has been unwilling to compromise its claim for the title defect value and has invoked the arbitration provisions of the underlying purchase and sale agreement.

In addition, we are involved in various other claims and legal actions arising out of the normal course of our business. We do not expect that the outcome of these proceedings or those discussed above will have a material adverse effect on the combined financial position, results of operations or cash flows.

Participation in a Regional Carbon Sequestration Partnership

The Company has proposed to enter into the U.S. Department of Energy’s (“DOE”) Regional Carbon Sequestration Partnership program (“WESTCARB”) with the California Energy Commission and the University of California, Lawrence Berkeley Laboratory. The Company has been selected by the DOE for this project. Under WESTCARB, the Company would be required to drill a carbon injection well, recondition an idle well for use as an observation well and provide WESTCARB with certain proprietary well data and technical assistance related to the evaluation and injection of carbon dioxide into a suitable natural gas reservoir in the Sacramento Basin. The Company’s maximum contribution to WESTCARB is $1.0 million and will be limited to 20% of the total contributions to the project. The Company will not have any obligation under the WESTCARB project until it has entered into an acceptable contract and the project has obtained proper and necessary local, state and federal regulatory approvals, land use authorizations, and third party property rights.

(10) Operating Segments

The Company has one reportable segment, oil and natural gas exploration and production, as determined in accordance with SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information.” See below for information by geographic location.

Geographic Area Information

During the year ended December 31, 2004, 2003 and 2002, the Company owned oil and natural gas interests in three main geographic areas in the United States. Geographic revenue and property, plant and equipment information is based on physical location of the assets at the end of each period.

	South Texas	Gulf of Mexico	California	Other	Total
	(In thousands)
2004
Total oil and natural gas revenue	$83,705	$40,195	$108,320	$15,567	$247,787
Property and equipment, net	$374,881	$35,340	$155,707	$40,592	$606,520
2003
Total oil and natural gas revenue	$81,094	$31,375	$148,692	$18,533	$279,694
Property and equipment, net	$583,821	$50,904	$156,119	$39,546	$830,390
2002
Total oil and natural gas revenue	$42,818	$23,652	$75,709	$14,779	$156,958
Property and equipment, net	$565,375	$54,559	$159,934	$42,403	$822,271

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(11) Derivative Transactions and Hedging Activities

The Company enters into commodity swap agreements (hedge agreements) to reduce its exposure to price risk in the spot market for natural gas. Pursuant to the derivative agreement, either the Company or the counterparty thereto is required to make payments to the other on a monthly basis. In October 2001, the Company assumed a derivative agreement in connection with the acquisition of Michael Petroleum Corporation. Under the assumed derivative agreement, payments were exchanged through December 2002 on an average of 555,130 MMBtu of natural gas per month and the difference between a specified fixed price and variable price for natural gas based on the first of the month Houston Ship Channel Index published in “Inside FERC.” This derivative agreement provided for the Company to make payments to the counterparty to the extent that the market price exceeded the fixed price of $3.62 per MMBtu and $3.010 per MMBtu for 2001 and 2002, respectively, and for the counterparty to make payments to the Company to the extent the market price was less than the fixed price of $3.62 per MMBtu and $3.010 per MMBtu for 2001 and 2002, respectively. The Company didn’t meet the criteria to account for the derivative transaction as a cash flow hedge and as a result reflected the transaction in earnings at fair value each reporting period.

(12) Subsequent Events

The domestic oil and natural gas business of Calpine and its affiliates were sold to Rosetta Resources Inc. (“Rosetta”) and funded by the proceeds from a private placement of Rosetta’s common stock and borrowings under our credit facilities, which closed in July 2005.

The closing of the Acquisition and the offering occurred in a series of steps as follows: (1) Calpine formed new indirect subsidiaries and entered into the transfer and assumption agreement with these new subsidiaries under which it agreed to transfer its directly owned domestic oil and natural gas business to them; (2) Rosetta entered into the purchase and sale agreement with Calpine and certain of its subsidiaries under which they agreed to sell all of the equity of the Calpine subsidiaries that owned all of Calpine’s domestic oil and natural gas business; and (3) on the closing date, (a) except for those properties for which consents have not been obtained, Calpine transferred all of its domestic oil and natural gas assets and properties to the newly formed subsidiaries under the transfer and assumption agreement, (b) Rosetta acquired all of the equity interests of the Calpine subsidiaries that owned all of its domestic oil and natural gas business under the purchase and sale agreement, (c) Rosetta closed the offering and our credit facilities and funded their obligation to Calpine and its subsidiaries under the purchase and sale agreement, and (d) Rosetta consummated other transactions and entered into other agreements which completed the separation from Calpine.

On September 22, 2005, Rosetta Resources California, LLC, Rosetta Resources Rockies, LLC, Rosetta Resources Texas LP, Rosetta Resources Texas GP, LLC and Rosetta Resources Texas LP, LLC merged into Rosetta Resources Operating LP.

In connection with the sale to Rosetta in July 2005, Rosetta entered into a services agreement with CPS for the period through June 30, 2007. The agreement covers all the current and future production during the term of the agreement. Pursuant to the agreement, CPS provides services related to the sale of the production including nominating, scheduling, balancing and other customary marketing services. CPS assists us with volume reconciliation, well connections, credit review, training, severance and other similar taxes, royalty support documentation, contract administration, billing, collateral management and other administrative functions of Rosetta. All activities performed are performed as agent and on the behalf of Rosetta and under Rosetta’s control and direction. The fee payable by us under the agreement is based on net proceeds of all commodity sales multiplied by 0.75%. This contract replaces the CPS agency agreement discussed in Note 4.

In connection with the Acquisition in July 2005, Rosetta entered into a contract with CES, for the sale of all natural gas produced from all producing leases as of May 1, 2005 in the Sacramento Basin of California through December 31, 2009. The price to be paid for the natural gas under the contract is the first of month spot market

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(12) Subsequent Events (Continued)

price defined as the price for natural gas deliveries at “PG&E Citygate” as published in Natural Gas Intelligence Bidweek Survey less the then effective “As Available” PG&E Silverado transportation and shrinkage rate as found in the most recent tariff.

Rosetta has no specific volume delivery commitments under the contract but must deliver all of the natural gas that is produced from the respective leases in the Sacramento Basin. If CES refuses to take the natural gas because the natural gas fails to meet quality specifications or due to a force majeure event Rosetta may sell the natural gas to other purchasers, in transactions committing our natural gas for up to 30 days at a time, until such time as Calpine is able to accept the natural gas production. If CES does not take the natural gas for 120 consecutive days, Rosetta is permanently released from the contract.

In July 2005, the Company was capitalized with 50.0 million shares of common stock. In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 98, this capitalization has been retroactively reflected for purposes of calculating earnings per share for all periods presented in the accompanying combined statements of operations. In computing earnings per share, no adjustments were made to reported net income and no potential common stock exists. The weighted average shares outstanding for computing basic earnings per share was 50,000,000 shares for the year ended December 31, 2004, 2003 and 2002. Diluted earnings per share was 50,000,000 for December 31, 2004 and 2002. The restricted stock and stock options were antidilutive at December 31, 2004 and 2002.

December 31, 2003
Weighted average number of common shares outstanding (In thousands):
Basic	50,000,000
Effect of dilution:
Stock options	31,176
Restricted stock	129,305

Weighted average number of common and potential common shares—Diluted	50,160,481

Senior Secured Revolving Line of Credit.    BNP Paribas, on July 7, 2005 provided us with a senior secured revolving line of credit concurrent with the Acquisition in the amount of up to $400 million. This revolving line of credit was syndicated to a group of lenders on September 27, 2005. Availability under the revolver is restricted to the borrowing base, and initially was $275 million and was reset to $325 million, upon amendment, as a result of the hedges put in place on July 7, 2005 and the favorable effects of our subsequent equity offering through which we received $70 million of funds (net of transaction fees). In July 2005, we repaid $60 million of borrowings on the Revolver. The borrowing base is subject to review and adjustment on a semi-annual basis and other interim adjustments, including adjustments based on our hedging arrangements. Amounts outstanding under the revolver bear interest, as amended, at specified margins over the London Interbank Offered Rate (LIBOR) of 1.25% to 2.00%. Such margins will fluctuate based on the utilization of the facility. Borrowings under the revolver are collateralized by perfected first priority liens and security interests on substantially all of our assets, including a mortgage lien on oil and natural gas properties having at least 80% of the PV-10 value initially based on the Netherland Sewell modified rollforward as of April 30, 2005, a guaranty by all of our domestic subsidiaries, a pledge of 100% of the stock of domestic subsidiaries, and a lien on cash securing the Calpine gas purchase and sale contracts. These collateralized amounts under the mortgages are subject to semi-annual reviews based on updated reserve information. We are subject to the financial covenants of a minimum current ratio of not less than 1.0 to 1.0 as of the end of each fiscal quarter and a maximum leverage ratio of not greater than 3.50 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, measured quarterly with the pro forma effect of acquisitions and divestitures. In addition, we are subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt,

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(12) Subsequent Events (Continued)

changes of control, asset sales, and liens on properties. All amounts drawn under the revolver are due and payable on July 7, 2009.

Second Lien Term Loan.    BNP Paribas, on July 7, 2005, also provided us with a second lien term loan concurrent with the acquisition of Calpine’s domestic oil and natural gas business, in the amount of $100 million. This loan was reduced to $75 million and syndicated to a group of lenders including BNP Paribas as of September 27, 2005. Borrowings under the term loan initially bore interest at LIBOR plus 5.00%. As a result of the hedges put in place on July 7, 2005 and the favorable effects of our private equity placement, as described above, the interest rate for the second lien term loan has been reduced to LIBOR plus 4.00%. The loan is collateralized by second priority liens on substantially all of our assets. We are subject to the financial covenants of a minimum asset coverage ratio of not less than 1.50 and a maximum leverage ratio of not more than 4.0 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, measured quarterly with the pro forma effect of acquisitions and divestitures. In addition, we will be subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. The revised principal balance is due and payable on July 7, 2010.

Purchase and Sale Agreement.    Except for certain excluded items and retained liabilities, Calpine, Calpine Fuels and Calpine Gas Holdings LLC agreed to indemnify us only to the extent the indemnified losses exceed $10 million in the aggregate. We are restricted from making any claim for indemnification to the extent a single claim is less than $50,000; however, those claims are accumulated in determining whether we have reached the $10 million limitation. Except for certain excluded items and retained liabilities, Calpine’s, Calpine Fuels’ and CGH’s obligation to indemnify us is limited to a maximum aggregate liability of $100 million. Except for certain items, we are obligated to indemnify Calpine, Calpine Fuels, CGH and their affiliates only to the extent the indemnified losses exceed $10 million in the aggregate and any individual claim exceeds $50,000 (provided that any claim below that amount will be accumulated to determine whether the $10 million limitation has been reached). There is no limitation on our maximum liability for indemnification.

The purchase and sale agreement contained a general release under which we release Calpine, CGH, Calpine Fuels and their affiliates, successors and assigns, and Calpine, CGH and Calpine Fuels release us from any liabilities arising from events between us on the one hand, and Calpine, CGH and Calpine Fuels on the other hand, occurring on or before the closing of the transactions under the purchase and sale agreement, including events in connection with activities to implement this offering. The general release does not apply to obligations under the purchase and sale agreement or any ancillary agreement, to liabilities transferred to us or retained by Calpine, CGH or Calpine Fuels, to future transactions between us, on the one hand, and Calpine, CGH and Calpine Fuels, on the other hand, or to other specified contractual arrangements.

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(12) Subsequent Events (Continued)

Hedging Activities.    The fair market value of our fixed price swap transactions entered into in July 2005 was determined based on counterparty’s estimates. The following table describes our open fixed price swap transactions by contract settlement location, associated notional volumes, contracted fixed price, and the fair market value as of September 30, 2005.

PG&E Citygate Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Average	Fair Market Value (In thousands)
	MMBtu/day	MMBtu	%	Fixed Price per MMbtu	Gain/(Loss)
2005	28,500	2,622,000	25%	$7.270	$(13,254)
2006	23,760	8,672,400	23%	7.950	$(25,673)
2007	18,860	6,883,900	19%	7.690	$(10,537)
2008	15,600	5,709,600	15%	7.440	$(4,547)
2009	12,975	4,735,875	15%	7.150	$(2,106)

Total		28,623,775			$(56,117)

(1)	Based on April 30, 2005 modified roll forward

Tennessee Zone 0 Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Average	Fair Market Value (In thousands)
	MMBtu/day	MMBtu	%	Fixed Price per MMbtu	Gain/(Loss)
2005	7,050	648,600	6%	$7.470	$(3,288)
2006	6,372	2,325,780	6%	7.855	$(7,345)
2007	5,232	1,909,680	5%	7.500	$(3,226)
2008	4,583	1,677,378	5%	7.130	$(1,496)
2009	3,950	1,441,750	4%	6.810	$(544)

Total		8,003,188			$(15,899)

(1)	Based on April 30, 2005 modified roll forward

Houston Ship Channel Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Average	Fair Market Value (In thousands)
	MMBtu/day	MMBtu	%	Fixed Price per MMbtu	Gain/(Loss)
2005	16,450	1,513,400	14%	$7.560	$(6,419)
2006	14,868	5,426,820	15%	7.910	$(16,673)
2007	12,208	4,455,920	12%	7.555	$(7,328)
2008	10,693	3,913,638	11%	7.160	$(3,489)
2009	9,216	3,363,840	10%	6.840	$(1,246)

Total		18,673,618			$(35,155)

(1)	Based on April 30, 2005 modified roll forward

Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates

Notes to Combined Financial Statements (Continued)

(13) Quarterly Combined Financial Data

Summaries of the Company’s results of operations by quarter for the years ended 2004 and 2003 are as follows:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands)
2004
Revenues	$59,932	$67,115	$57,709	$63,250
Operating income (loss)	$24,046	$28,164	$20,549	$(175,822)
Net income (loss)	$11,796	$16,236	$75,534	$(113,962)

Earnings (loss) per share:
Basic	$0.24	$0.32	$1.51	$(2.28)
Diluted	$0.24	$0.32	$1.51	$(2.28)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands)
2003
Revenues	$87,943	$72,309	$62,169	$57,495
Operating income	$54,032	$35,929	$30,721	$9,146
Net income	$35,627	$15,038	$18,765	$2,010

Earnings (loss) per share:
Basic	$0.71	$0.30	$0.38	$0.04
Diluted	$0.71	$0.30	$0.37	$0.04

Schedule II

Valuation and Qualifying Accounts and Reserves

For the Years Ended December 31, 2004, 2003 and 2002

Reserves deducted in the balance sheet from assets to which they apply (in thousands):

Allowance for Doubtful Accounts	Balance at Beginning of Period	Addition Charged to Costs and Expenses	Deductions	Charged to Other Accounts	Balance at End of Period
2002	$225	$—	$—	$—	$225
2003	225	—	(75)	—	150
2004	150	500	(80)	—	570

Asset Retirement Obligation
2002	$—	$—	$—	$—	$—
2003	6,209	4,072	(945)	—	9,336
2004	9,336	1,832	(1,518)	—	9,650

Legal Reserves
2002	$—	$367	$(280)	$—	$87
2003	87	986	(788)	—	285
2004	285	1,190	(520)	—	955

SUPPLEMENTAL OIL AND GAS DISCLOSURES

(Unaudited)

Oil and Natural gas Producing Activities

The following disclosures for the Company are made in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 69, “Disclosures About Oil and Natural gas Producing Activities (an amendment of FASB Statements 19, 25, 33 and 39)” (“SFAS No. 69”). Users of this information should be aware that the process of estimating quantities of proved, proved developed and proved undeveloped crude oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

Proved reserves represent estimated quantities of natural gas and crude oil that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

Proved developed reserves are proved reserves expected to be recovered, through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are not attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Estimates of proved developed and proved undeveloped reserves as of December 31, 2004, 2003 and 2002, were based on estimates made by Netherland Sewell independent petroleum engineers.

Our independent engineers, Netherland, Sewell & Associates, Inc., are engaged by and provide their reports to our senior management team. We make representations to the independent engineers that we have provided all relevant operating data and documents, and in turn, we review these reserve reports provided by the independent engineers to ensure completeness and accuracy. Our Chairman of the Board, President and Chief Executive Officer makes the final decision on booked proved reserves by incorporating the proved reserves from the independent engineers’ reports.

Our relevant management controls over proved reserve attribution, estimation and evaluation include:

•	—controls over and processes for the collection and processing of all pertinent operating data and documents needed by our independent reservoir engineers to estimate our proved reserves;

•	—engagement of well qualified and independent reservoir engineers for review of our operating data and documents and preparation of reserve reports annually in accordance with all SEC reserve estimation guidelines; and

•	—review by our senior reservoir engineer and his staff of the independent reservoir engineers’ reserves reports for completion and accuracy.

SUPPLEMENTAL OIL AND GAS DISCLOSURES—(Continued)

(Unaudited)

Market prices as of each year-end were used for future sales of natural gas, crude oil and natural gas liquids. Future operating costs, production and ad valorem taxes and capital costs were based on current costs as of each year-end, with no escalation. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Reserve data represent estimates only and should not be construed as being exact. Moreover, the standardized measure should not be construed as the current market value of the proved oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves. A market value determination would include many additional factors including (a) anticipated future changes in natural gas and crude oil prices, production and development costs, (b) an allowance for return on investment, (c) the value of additional reserves, not considered proved at present, which may be recovered as a result of further exploration and development activities, and (d) other business risk.

In accordance with SFAS No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), United States natural gas reserves and petroleum asset divestments were accounted for as discontinued operations in preparing SFAS No. 69 data. Discontinued operations are discussed in detail under Note 5 of the Notes to Combined Financial Statements.

Capitalized Costs Relating to Oil and Gas Producing Activities

The following table sets forth the capitalized costs relating to the Company’s natural gas and crude oil producing activities at December 31, 2004, 2003 and 2002 (in thousands):

	Continuing Operations
	2004	2003	2002
Proved properties	$1,095,022	$1,045,082	$724,608
Unproved properties	10,538	7,683	251,193

Total	1,105,560	1,052,765	975,801
Less: accumulated depreciation, depletion and amortization	500,722	224,571	156,483

Net capitalized costs	$604,838	$828,194	$819,318

Company’s share of equity method investees’ net capitalized costs	$1,160	$1,255	$—

	Discontinued Operations
	2004	2003	2002
Proved properties	$—	$132,034	$113,392
Unproved properties	—	830	811

Total	—	132,864	114,203
Less: accumulated depreciation, depletion and amortization	—	21,610	17,213

Net capitalized costs	$—	$111,254	$96,990

Company’s share of equity method investees’ net capitalized costs	$—	$—	$—

Pursuant to SFAS No. 143 “Accounting for Asset Retirement Obligations”, net capitalized cost includes asset retirement cost of $6,560 and $6,245 as of December 31, 2004, and December 31, 2003, respectively. In our December 31, 2004 reserve report, our capital investment estimated to be spent in 2005, 2006 and 2007 for proved undeveloped reserves is $16.3 million, $25.7 million and $30.0 million, respectively.

SUPPLEMENTAL OIL AND GAS DISCLOSURES—(Continued)

(Unaudited)

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development Activities

	Continuing Operations	Discontinued Operations
December 31, 2004:
Acquisition costs of properties
Proved	$1,425	$558
Unproved	3,060	55

Subtotal	4,485	613
Exploration costs	22,471	214
Development costs	42,038	5,706

Total	$68,994	$6,533

Company’s share of equity method investees’ costs of property acquisition, exploration and development	$56	$2,020

December 31, 2003:
Acquisition costs of properties
Proved	$8,178	$5,978
Unproved	13,597	20

Subtotal	21,775	5,998
Exploration costs	33,364	2,765
Development costs	41,911	16,219

Total	$97,050	$24,982

Company’s share of equity method investees’ costs of property acquisition, exploration and development	$1,268	$53,039

December 31, 2002:
Acquisition costs of properties
Proved	$3,415	$6,348
Unproved	14,769	(6,309)

Subtotal	18,184	39
Exploration costs	10,958	—
Development costs	44,309	10,677

Total	$73,451	$10,716

Company’s share of equity method investees’ costs of property acquisition, exploration and development	$—	$—

The acquisition, exploration and development costs disclosed in the following tables are in accordance with definitions in SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” Acquisition costs include costs incurred to purchase, lease or otherwise acquire property. Exploration costs include exploration expenses and additions to exploration wells, including those in progress. Development costs include the additions to production facilities and equipment, as well as additions to development wells, including those in progress. The following table sets forth costs incurred related to the Company’s oil and natural gas activities for the years ended December 31, 2004, 2003 and 2002 (in thousands):

SUPPLEMENTAL OIL AND GAS DISCLOSURES—(Continued)

(Unaudited)

Results of Operations for Oil and Natural Gas Producing Activities

United States
December 31, 2004:
Oil and natural gas production revenues
Third-party	$57,572
Affiliate	190,215

Total revenues	247,787
Exploration expenses, including dry hole	7,440
Production costs	40,503
Depreciation, depletion and amortization	81,590
Oil and natural gas impairment	202,120

Income (loss) before income taxes	(83,866)
Income tax provision (benefit)	(31,869)

Results of continuing operations	$(51,997)

Results of discontinued operations	$7,162

Company’s share of equity method investees’ results of operations for producing activities	$324

December 31, 2003:
Oil and natural gas production revenues
Third-party	$56,230
Affiliate	223,464

Total revenues	279,694
Exploration expenses, including dry hole	16,729
Production costs	40,956
Depreciation, depletion and amortization	72,766
Oil and natural gas impairment	2,931

Income before income taxes	146,312
Income tax provision	55,599

Results of continuing operations	$90,713

Results of discontinued operations	$6,903

Company’s share of equity method investees’ results of operations for producing activities	$86

December 31, 2002:
Oil and natural gas production revenues
Third-party	$22,489
Affiliate	140,081

Total revenues	162,570
Exploration expenses, including dry hole	10,222
Production costs	32,990
Depreciation, depletion and amortization	64,109
Oil and natural gas impairment	6,034

Income before income taxes	49,215
Income tax provision	18,701

Results of continuing operations	$30,514

Results of discontinued operations	$(330)

Company’s share of equity method investees’ results of operations for producing activities	$—

SUPPLEMENTAL OIL AND GAS DISCLOSURES—(Continued)

(Unaudited)

The results of operations for oil and natural gas producing activities exclude interest charges and general and administrative expenses. Sales are based on market prices.

Net Proved and Proved Developed Reserve Summary

The following table sets forth the Company’s net proved and proved developed reserves at December 31, 2004, 2003 and 2002, and the changes in the net proved reserves for each of the two years in the period then ended as estimated by the independent petroleum consultants.

During 2004, the Company revised downward its estimate of continuing proved reserves by a total of approximately 58 Bcfe or 12%. Approximately 69% of the total revision was attributable to the downward revision of the Company’s estimate of proved reserves in the South Texas fields due to information received from production results and drilling activity that occurred during 2004. The remaining 31% of the total revision was due to the downward revision of the Company’s estimate of proved reserves in California of 17%, Other Onshore of 10% and Gulf of Mexico of 4%. As a result of the decreases in proved undeveloped reserves, Calpine recorded a non-cash impairment charge of approximately $202.1 million was recorded for the year ended December 31, 2004. For the years ended December 31, 2003 and 2002, the impairment charge recorded to the same line item was $2.9 million and $6.0 million, respectively.

	Continuing Operations	Discontinued Operations
Natural gas (Bcf)(1):
Net proved reserves at January 1, 2002	509	81
Revisions of previous estimates	(24)	1
Purchases in place	—	—
Extensions, discoveries and other additions	41	23
Sales in place	—	(3)
Production	(47)	(6)

Net proved reserves at December 31, 2002	479	96
Revisions of previous estimates	(21)	(4)
Purchases in place	1	6
Extensions, discoveries and other additions	51	7
Sales in place	(5)	—
Production	(50)	(5)

Net proved reserves at December 31, 2003	455	100
Revisions of previous estimates	(60)	14
Purchases in place	1	—
Extensions, discoveries and other additions	17	5
Sales in place	(2)	(115)
Production	(37)	(4)

Net proved reserves at December 31, 2004	374	—

Company’s proportional interest in reserves of investees accounted for by the equity method—December 31, 2004	1	—

Natural gas liquids and crude oil (MBbl)(2)(3):
Net proved reserves at January 1, 2002	3,640	934
Revisions of previous estimates	269	(4)
Purchases in place	—	—
Extensions, discoveries and other additions	165	26

SUPPLEMENTAL OIL AND GAS DISCLOSURES—(Continued)

(Unaudited)

	Continuing Operations	Discontinued Operations
Sales in place	—	(347)
Production	(543)	(31)

Net proved reserves at December 31, 2002	3,531	578
Revisions of previous estimates	(338)	(19)
Purchases in place	18	1
Extensions, discoveries and other additions	133	33
Sales in place	(8)	(105)
Production	(434)	(22)

Net proved reserves at December 31, 2003	2,902	466
Revisions of previous estimates	260	(15)
Purchases in place	3	—
Extensions, discoveries and other additions	48	16
Sales in place	(2)	(451)
Production	(600)	(16)

Net proved reserves at December 31, 2004	2,611	—

(Bcfe)(1) equivalents(4):
Net proved reserves at January 1, 2002	530	87
Revisions of previous estimates	(23)	2
Purchases in place	—	—
Extensions, discoveries and other additions	42	23
Sales in place	—	(5)
Production	(50)	(6)

Net proved reserves at December 31, 2002	499	101
Revisions of previous estimates	(23)	(4)
Purchases in place	1	6
Extensions, discoveries and other additions	52	7
Sales in place	(5)	(1)
Production	(52)	(6)

Net proved reserves at December 31, 2003	472	103
Revisions of previous estimates	(58)	14
Purchases in place	1	—
Extensions, discoveries and other additions	17	5
Sales in place	(2)	(118)
Production	(41)	(4)

Net proved reserves at December 31, 2004	389	—

Net proved developed reserves:
Natural gas (Bcf)(1)
December 31, 2002	318	60
December 31, 2003	306	63
December 31, 2004	256	—
Natural gas liquids and crude oil (MBbl)(2)(3)
December 31, 2002	2,030	479
December 31, 2003	1,508	362
December 31, 2004	1,402	—

SUPPLEMENTAL OIL AND GAS DISCLOSURES—(Continued)

(Unaudited)

	Continuing Operations	Discontinued Operations
Bcf(1) equivalents(4)
December 31, 2002	330	63
December 31, 2003	315	65
December 31, 2004	264	—

(1)	Billion cubic feet or billion cubic feet equivalent, as applicable.
(2)	Thousand barrels.
(3)	Includes crude oil, condensate and natural gas liquids.
(4)	Natural gas liquids and crude oil volumes have been converted to equivalent natural gas volumes using a conversion factor of six cubic feet of natural gas to one barrel of natural gas liquids and crude oil.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following information has been developed utilizing procedures prescribed by SFAS No. 69 and based on natural gas and crude oil reserve and production volumes estimated by the independent petroleum reservoir engineers. This information may be useful for certain comparison purposes but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the standardized measure of discounted future net cash flows be viewed as representative of the current value of the Company’s oil and natural gas assets.

The future cash flows presented below are based on sales prices, cost rates and statutory income tax rates in existence as of the date of the projections. It is expected that material revisions to some estimates of natural gas and crude oil reserves may occur in the future, development and production of the reserves may occur in periods other than those assumed, and actual prices realized and costs incurred may vary significantly from those used. Income tax expense has been computed using expected future tax rates and giving effect to tax deductions and credits available, under current laws, and which relate to oil and natural gas producing activities.

Management does not rely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

SUPPLEMENTAL OIL AND GAS DISCLOSURES—(Continued)

(Unaudited)

The following table sets forth the standardized measure of discounted future net cash flows from projected production of the Company’s natural gas and crude oil reserves for the years ended December 31, 2004, 2003 and 2002 (in thousands):

	Continuing Operations	Discontinued Operations
December 31, 2004:
Future cash inflows	$2,427	$—
Future production costs	(568)	—
Future development costs	(190)	—

Future net cash flows before income taxes	1,669	—
Future income taxes	(474)	—

Future net cash flows	1,195	—
Discount to present value at 10% annual rate	(542)	—

Standardized measure of discounted future net cash flows relating to proved natural gas, natural gas liquids and crude oil reserves	$653	$—

Company’s share of equity method investees’ standardized measure of discounted future net cash flows	$2	$—

Pursuant to SFAS No. 143, future development costs in 2004 includes future cash outflows related to the settlement of asset retirement obligations within the United States of $11 million.

	Continuing Operations	Discontinued Operations
December 31, 2003:
Future cash inflows	$2,752	$613
Future production costs	(563)	(180)
Future development costs	(200)	(39)

Future net cash flows before income taxes	1,989	394
Future income taxes	(553)	(113)

Future net cash flows	1,436	281
Discount to present value at 10% annual rate	(661)	(131)

Standardized measure of discounted future net cash flows relating to proved natural gas, natural gas liquids and crude oil reserves	$775	$150

Company’s share of equity method investees’ standardized measure of discounted future net cash flows	$2	$18

SUPPLEMENTAL OIL AND GAS DISCLOSURES—(Continued)

(Unaudited)

Pursuant to SFAS No. 143, future development costs in 2003 includes future cash outflows related to the settlement of asset retirement obligations within the United States of $45 million.

	Continuing Operations	Discontinued Operations
December 31, 2002:
Future cash inflows	$2,391	$407
Future production costs	(538)	(125)
Future development costs	(156)	(33)

Future net cash flows before income taxes	1,697	249
Future income taxes	(480)	(68)

Future net cash flows	1,217	181
Discount to present value at 10% annual rate	(537)	(85)

Standardized measure of discounted future net cash flows relating to proved natural gas, natural gas liquids and crude oil reserves	$680	$96

Company’s share of equity method investees’ standardized measure of discounted future net cash flows	$—	$—

Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table sets forth the changes in the standardized measure of discounted future net cash flows at December 31, 2004, 2003 and 2002 (in millions):

	Continuing Operations	Discontinued Operations
Balance, January 1, 2001	$402	$39
Sales and transfers of natural gas, natural gas liquids and crude oil produced, net of production costs	(131)	(9)
Net changes in prices and production costs	491	38
Extensions, discoveries, additions and improved recovery, net of related costs	96	24
Development costs incurred	36	11
Revisions of previous quantity estimates and development costs	(81)	(7)
Accretion of discount	40	4
Net change in income taxes	(173)	(8)
Purchases of reserves in place	—	—
Sales of reserves in place	—	(6)
Changes in timing and other	—	10

Balance, December 31, 2002	$680	$96
Sales and transfers of natural gas, natural gas liquids and crude oil produced, net of production costs	(239)	(19)
Net changes in prices and production costs	248	68
Extensions, discoveries, additions and improved recovery, net of related costs	117	16
Development costs incurred	48	16
Revisions of previous quantity estimates and development costs	(80)	(11)

SUPPLEMENTAL OIL AND GAS DISCLOSURES—(Continued)

(Unaudited)

	Continuing Operations	Discontinued Operations
Accretion of discount	68	10
Net change in income taxes	(28)	(24)
Purchases of reserves in place	2	8
Sales of reserves in place	(6)	—
Changes in timing and other	(35)	(10)

Balance, December 31, 2003	$775	$150
Sales and transfers of natural gas, natural gas liquids and crude oil produced, net of production costs	(205)	(18)
Net changes in prices and production costs	39	2
Extensions, discoveries, additions and improved recovery, net of related costs	60	11
Development costs incurred	25	5
Revisions of previous quantity estimates and development costs	(193)	10
Accretion of discount	78	15
Net change in income taxes	39	59
Purchases of reserves in place	2	—
Sales of reserves in place	(5)	(208)
Changes in timing and other	38	(26)

Balance, December 31, 2004	$653	$—

Rosetta Resources Inc.

As of September 30, 2005 and for the Three Months Ended September 30, 2005 (successor),

the Six Month Ended June 30, 2005 (predecessor),

and the Nine Months Ended September 30, 2004 (predecessor)

Page

Index to Unaudited Financial Statements	F-41

Balance Sheets at September 30, 2005 (successor) and December 31, 2004 (predecessor)	F-42

Statement of Operations for the Three Months Ended September 30, 2005 (successor), the Six Months Ended June 30, 2005 (predecessor), and the Nine Months Ended September 30, 2004 (predecessor)	F-43

Statements of Cash Flows for the Three Months Ended September 30, 2005 (successor), the Six Months Ended June 30, 2005 (predecessor), and the Nine Months Ended September 30, 2004 (predecessor)	F-44

Statements of Changes in Stockholder’s Equity/Owner’s Net Investment and Comprehensive Income for the Three Months Ended September 30, 2005 (successor) and the Six Months Ended June 30, 2005 (predecessor)

F-45

Notes to Unaudited Consolidated/Combined Financial Statements	F-46

Rosetta Resources Inc.

Consolidated/Combined Balance Sheets

	Successor	Predecessor
	September 30, 2005	December 31, 2004
	(Unaudited)
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$106,973	$—
Accounts receivable, net allowance of $0 and $570, respectively	33,570	11,803
Accounts receivable from affiliates		23,008
Prepaid expenses	3,305	3,665

Total current assets	143,848	38,476

Oil and natural gas properties, full cost/successful efforts method	933,213	1,105,560
Other	1,837	5,956

Total property and equipment	935,050	1,111,516
Accumulated depreciation, depletion, and amortization	(21,476)	(504,996)

Total property and equipment, net	913,574	606,520
Long-term accounts receivable	2,107	3,137
Deferred tax asset, net	37,801	—
Deferred loan fees	5,145	—
Other assets	1,133	8,395

Total other assets	46,186	11,532

Total assets	$1,103,608	$656,528

Liabilities, Stockholder’s Equity/Owner’s Net Investment
Current Liabilities:
Accounts payable	$4,352	$4,494
Notes payable to affiliates	—	127,164
Royalties payable	32,913	10,768
Current income tax payable	2,271	114,589
Commodity hedging liability—short term	66,107	—
Interest payable	122	—
Other current liabilities	18,672	21,969

Total current liabilities	124,437	278,984

Long-term liabilities
Commodity hedging liability—long term	41,064	—
Long-term debt	240,000	—
Asset retirement obligation	7,798	8,384
Deferred income taxes, net	—	145,709

Total liabilities	413,299	433,077

Commitments and Contingencies (Note 10)
Stockholders’ Equity and Owner’s Net Investment:
Common Stock, $0.001 par value, 50,000,000 shares authorized, issued and outstanding	50	—
Additional paid-in capital	747,443	—
Owner’s net investment	—	223,451
Accumulated other comprehensive loss	(66,446)	—
Retained Earnings	9,262	—

Total stockholders’ equity/owner’s net investment	690,309	223,451

Total liabilities, stockholders’ equity/owner’s net investment	$1,103,608	$656,528

The accompanying notes to the unaudited consolidated/combined financial statements are an integral part hereof.

Rosetta Resources Inc.

Consolidated/Combined Statements of Operations

(Unaudited)

	Successor	Predecessor
	Three Months Ended September 30, 2005	Six Months Ended June 30, 2005	Nine Months Ended September 30, 2004
	(In thousands)
Revenues:
Oil sales	$6,204	$8,166	$15,611
Natural gas sales	51,655	13,637	25,714
Oil and natural gas sales to affiliates	—	81,952	143,336
Other revenue	6	76	95

Total revenues	57,865	103,831	184,756
Operating Costs and Expenses:
Lease operating expense	8,849	16,629	24,401
Depreciation, depletion, and amortization	21,720	30,679	60,694
Exploration expense	—	2,355	3,240
Dry hole costs	—	1,962	2,716
Impairment	—	—	1,126
Treating and transportation	552	1,998	2,697
Affiliated marketing fees	—	913	1,444
Marketing fees	678	—	—
Production taxes	1,946	2,755	3,311
General and administrative costs	5,825	9,677	13,755

Total operating costs and expenses	39,570	66,968	113,384

Operating income	18,295	36,863	71,372

Other (income) expense
Interest (income) expense with affiliates	—	6,995	27,894
Interest (income) expense, net	3,203	(516)	(493)
Other (income) expense, net	153	207	(3,817)

Total other expense	3,356	6,686	23,584

Income Before Provision for Income Taxes	14,939	30,177	47,788
Provision for income taxes	5,677	11,496	18,184

Income Before Discontinued Operations	9,262	18,681	29,604
Discontinued operations, net of taxes	—	—	68,711

Net income	$9,262	$18,681	$98,315

Earnings per share:
Basic
Income before discontinued operations	$0.19	$0.37	$0.59
Discontinued operations	$—	$—	$1.38
Net income	$0.19	$0.37	$1.97
Diluted
Income before discontinued operations	$0.18	$0.37	$0.59
Discontinued operations	$—	$—	$1.37
Net income	$0.18	$0.37	$1.96
Weighed average shares outstanding:
Basic	50,000	50,000	50,000
Diluted	50,160	50,160	50,160

The accompanying notes to the unaudited consolidated/combined financial statements are an integral part hereof.

Rosetta Resources Inc.

Consolidated/Combined Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
	Three Months Ended September 30, 2005	Six Months Ended June 30, 2005	Nine Months Ended September 30, 2004
	(In thousands)
Cash flows from operating activities
Net income	$9,262	$18,681	$98,315
Income from discontinued operations, net of taxes	—	—	(68,711)

Net income from continuing operations	9,262	18,681	29,604

Adjustments to reconcile net income from continuing operations to net cash from operating activities
Depreciation, depletion and amortization	21,720	30,679	60,694
Affiliate interest expense	—	(6,995)	(27,894)
Impairment	—	—	1,126
Deferred income taxes	3,406	2,874	(65,188)
Income from unconsolidated investments	(112)	(161)	(271)
Stock compensation expense	1,710	—	—
Other non-cash changes	—	99	(367)
Change in operating assets and liabilities:
Accounts receivable	(33,570)	2,378	5,360
Accounts receivable from affiliates	—	6,298	3,995
Current tax assets	—	—	—
Prepaid expenses	(3,305)	2,563	(524)
Long-term accounts receivable	(2,107)	—	—
Royalties payable	32,913	(1,406)	(1,590)
Accounts payable	24,098	(4,494)	(1,131)
Interest payable	122	—	—
Current income taxes payable	2,271	8,622	83,372
Other current liabilities	8,001	241	2,957

Cash provided by continuing operating activities	64,409	59,379	90,143

Cash provided by discontinued operations	—	—	44,058

Net cash provided by operating activities	64,409	59,379	134,201

Cash flows from investing activities
Acquisition, net of cash acquired	(910,064)
Purchases of property and equipment	(26,507)	(32,202)	(41,514)
Disposals of property and equipment		1,447	182,356
Deposits	(201)	—	(740)
Other	—	110	(302)
Investment in non-affiliated subsidiary	(820)	—	(310)

Net cash provided by (used in) investing activities	(937,592)	(30,645)	139,490

Cash flows from financing activities
Equity offering proceeds	800,000	—	—
Equity offering transaction fees	(54,699)	—	—
Borrowings on term loan	100,000	—	—
Payments on term loan	(25,000)	—	—
Borrowings on revolving credit facility	225,000	—	—
Payments on revolving credit facility	(60,000)	—	—
Loan Fees	(5,145)	—	—
Decrease in capital lease	—	—	(131)
Notes payable to affiliates	—	(27,239)	(272,812)

Net cash provided by (used in) financing activities	980,156	(27,239)	(272,943)

Net increase in cash	106,973	1,495	748
Cash and cash equivalents, beginning of period	—	—	301

Cash and cash equivalents, end of period	$106,973	$1,495	$1,049

Supplemental disclosures:
Cash paid for interest	$4,221	$—	$—
Cash received for interest	874
Step-up in basis for deferred taxes	(15,077)
Supplemental non-cash transaction:
Net capital expenditures included in liabilities	$(1,670)	$—	$—

The accompanying notes to the unaudited consolidated/combined financial statements are an integral part hereof.

Rosetta Resources Inc.

Consolidated/Combined Statements of Changes in Stockholder’s Equity/Owner’s Net Investment,

and Comprehensive Income

(Unaudited)

	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive (Loss)	Retained Earnings	Total Stockholder's Equity/ Owner's Net Investment
	(In thousands)
Balance at December 31, 2004	—	$—	$—	$—	$—	$223,451

Net income	—	—	—	—	—	18,681

Balance at June 30, 2005 (Unaudited)	—	$—	$—	$—	$—	$242,132

Successor
Comprehensive income:
Net Income	—	$—	$—	$—	$9,262	$9,262
Change in fair value of derivative hedging instruments	—	—	—	(109,392)	—	(109,392)
Hedge settlement reclassified to income	—	—	—	2,221	—	2,221
Tax (provision)/benefit related to cash flow hedges	—	—	—	40,725	—	40,725

Comprehensive income						(57,184)
Issuance of common stock, net of offering costs	50,000,000	50	745,733	—	—	745,783
Vesting of Restricted Stock	—	—	1,710	—	—	1,710

Balance at September 30, 2005 (Unaudited)	50,000,000	$50	$747,443	$(66,446)	$9,262	$690,309

The accompanying notes to the unaudited consolidated/combined financial statements are an integral part hereof.

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements

(1) Organization and Operations

We prepared these unaudited combined financial statements under the rules and regulations of the United States Securities and Exchange Commission (SEC). Because this is an interim period presentation using a condensed format, it does not include all of the disclosures required by generally accepted accounting principles. You should read these unaudited consolidated/combined financial statements along with our combined financial statements as of and for the year ended December 31, 2004 included elsewhere herein, which include a summary of our significant accounting policies and other disclosures. The combined financial statements as of September 30, 2005 (successor), for the three months ended September 30, 2005 (successor), for the six months ended June 30, 2005 (predecessor) and for the nine months ended September 30, 2004 (predecessor) are unaudited. We derived the balance sheet as of December 31, 2004, from the audited 2004 combined financial statements as of and for the year ended December 31, 2004 (predecessor) included elsewhere herein. In our opinion, we have made all adjustments which are of a normal, recurring nature to fairly present our interim period results. Due to the seasonal nature of our business, information for interim periods may not be indicative of our results of operations for the entire year.

Nature of Operations.    The Company is comprised of the domestic oil and natural gas properties of Calpine Corporation and affiliates (the “Company”) acquired in July 2005 by Rosetta Resources Inc. and is engaged in oil and natural gas exploration, development, production and acquisition activities in the United States, both offshore and onshore in the Gulf of Mexico. In October 1999, Calpine (“Calpine”), a Delaware corporation and the Company’s parent purchased Sheridan Energy, Inc. (“Sheridan”), a natural gas exploration and production company operating in northern California and the Gulf Coast region. The Sheridan acquisition provided the initial management team and an operational infrastructure to evaluate and acquire oil and natural gas properties for Calpine. In December 1999, Calpine purchased Vintage Petroleum, Inc.’s interest in the Rio Vista Natural Gas Unit and related areas, representing primarily natural gas reserves located in the Sacramento Basin in northern California. Sheridan was merged into Calpine in April 2000, and Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P.; “RROLP”) was subsequently established. In October 2001, Calpine completed the acquisition of 100% of the voting stock of Michael Petroleum Corporation, a natural gas exploration and production company with operations in south Texas. In September 2004, Calpine sold its natural gas reserves in the New Mexico San Juan Basin and Colorado Piceance Basin and such properties have been reflected as discontinued operations for all periods presented herein.

(2) Acquisition of Calpine Oil and Natural Gas Business

On July 7, 2005, Rosetta Resources Inc. acquired the oil and natural gas business of Calpine for approximately $910 million. This acquisition was funded with the issuance of common stock totaling $725 million and $325 million of debt from our credit facilities. The transaction was accounted for under the purchase method in accordance with SFAS 141. The results of operations were included in the Company’s financial statements effective July 1, 2005 as the operating results in the intervening period are not significant. The preliminary purchase price was calculated as follows:

Calculation of Preliminary Purchase Price:
Cash from equity offering	$725,000
Proceeds from revolver	225,000
Proceeds from term loan	100,000
Other purchase price costs (e.g. fees, etc.)	(53,389)
Transaction adjustments (purchase price adjustments)	(11,556)
Transaction adjustments (non-consent properties)	(74,991)

Total preliminary purchase price	$910,064

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(2) Acquisition of Calpine Oil and Natural Gas Business (Continued)

Other purchase price costs relate primarily to professional fees of $3.8 million and other direct transaction costs of $49.5 million.

Transaction adjustments (purchase price adjustments) is an amount agreed upon by Calpine Corporation and Rosetta Resources Inc. in Sections 4.1 and 4.2 of the Purchase and Sale Agreement to cover potential costs and/or revenues that will be adjusted to actual upon the final closing of the transaction. The Company does not anticipate a significant adjustment to this amount at final closing

Transaction adjustments (non-consent properties) relate to properties which required third party consents or waivers of preferential purchase rights necessary in order to affect transfer of title. At July 7, 2005, we withheld $75 million of the purchase price with respect to these non-consent properties. These funds are held by us and, despite Calpine’s bankruptcy filing, management believes that it remains likely that conveyance of substantially all of these non-consent properties will occur ($7.1 million being subject to an exercised preference purchase right). Upon conveyance, such additional purchase price will be paid to Calpine and will be incremental to the preliminary purchase price of $910 million. We have excluded the effects of the operating results for the non-consent properties from our pro forma results of operations presented below for the nine months ended September 30, 2005 and September 30, 2004, respectively. If the assignment of these properties does not occur, the portion of the purchase price we withheld pending obtaining consent for these properties will be available to us for general corporate purposes or to acquire other properties.

The following is the allocation of the purchase price to specific assets acquired and liabilities assumed based on estimates of fair values and costs. There was no goodwill associated with the transaction:

Current assets	$1,794
Non-current assets	5,087
Properties, plant and equipment	925,141
Current liabilities	(14,390)
Long-term liabilities	(7,568)

$910,064

The purchase price allocation is preliminary in nature and is subject to changes as additional information becomes available and the title is obtained for non consent properties. Management does not expect the final purchase price allocation to differ materially, with the exception of the conveyance of the non-consent properties discussed above. Other purchase price costs relate primarily to professional fees of $3.8 million and other direct transaction costs of $49.5 million.

The following table presents the unaudited pro forma results of the Company as though the acquisition had occurred on January 1, 2005. Pro forma results are not necessarily indicative of actual results.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
	(In thousands, Except per Share Amounts)
Revenues	$152,262	$165,886
Net Income	$18,164	$30,413
Basic earnings per common share	$0.36	$0.61
Diluted earnings per common share	$0.36	$0.61

Except for certain excluded items and retained liabilities, Calpine, Calpine Fuels and CGH agreed to indemnify us only to the extent the indemnified losses exceed $10 million in the aggregate. We are restricted from making any claim for indemnification to the extent a single claim is less than $50,000; however, those

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(2) Acquisition of Calpine Oil and Natural Gas Business (Continued)

claims are accumulated in determining whether we have reached the $10 million limitation. Except for certain excluded items and retained liabilities, Calpine’s, Calpine Fuels’ and CGH’s obligation to indemnify us is limited to a maximum aggregate liability of $100 million. Except for certain items, we are obligated to indemnify Calpine, Calpine Fuels, CGH and their affiliates only to the extent the indemnified losses exceed $10 million in the aggregate and any individual claim exceeds $50,000 (provided that any claim below that amount will be accumulated to determine whether the $10 million limitation has been reached). There is no limitation on our maximum liability for indemnification.

The purchase and sale agreement contains a general release under which we release Calpine, CGH, Calpine Fuels and their affiliates, successors and assigns, and Calpine, CGH and Calpine Fuels release us, from any liabilities arising from events between us on the one hand, and Calpine, CGH and Calpine Fuels on the other hand, occurring on or before the closing of the transactions under the purchase and sale agreement, including events in connection with activities to implement this offering. The general release does not apply to obligations under the purchase and sale agreement or any ancillary agreement, to liabilities transferred to us or retained by Calpine, CGH or Calpine Fuels, to future transactions between us, on the one hand, and Calpine, CGH and Calpine Fuels, on the other hand, or to other specified contractual arrangements.

(3) Summary of Significant Accounting Policies

Principles of Consolidation/Combination and Basis of Presentation.    Rosetta Resources purchased the domestic oil and natural gas business of Calpine which was separately accounted for and managed through direct and indirect subsidiaries of Calpine. As a result, the consolidated/combined financial position and results of operations of this domestic oil and gas business for the predecessor financial statements for the periods are presented herein.

The accompanying consolidated/combined financial statements have been prepared from the historical accounting records of the domestic oil and natural gas business of the Company and are presented on a carve-out basis to include the historical operations of domestic oil and gas business for the predecessor financial statements presented herein. All assets and liabilities specifically identified with the business described above have been included in the combined balance sheet. The owner’s net investment has been presented in lieu of stockholder’s equity in the combined financial statements for December 31, 2004. The consolidated/combined financial information included herein includes certain allocations based on the historical activity levels to reflect the consolidated/combined financial statements in accordance with accounting principles generally accepted in the United States of America and may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or as if it had existed as a separate, stand-alone business during the periods presented. The allocations consist of general and administrative expenses (employee payroll and related benefit costs, building lease expense, among other items) incurred on behalf of the Company. The allocations have been made on a reasonable basis and have been consistently applied for each period presented.

Use of Estimates in Preparation of Financial Statements.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these combined financial statements relate to the provision for income taxes, capitalization of interest, the outcome of pending litigation, and estimates of proved oil and natural gas reserve quantities used to calculate depletion, depreciation and impairment of proved oil and natural gas properties and equipment.

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(3) Summary of Significant Accounting Policies (Continued)

Fair market value of Financial Instruments.    The carrying value of cash and cash equivalents, accounts receivable, accounts payable, notes payable and other payables approximate their respective fair market values due to their short maturities. The carrying value of debt approximates market value as the obligations are based on market rates.

Cash and Cash Equivalents.    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts.    The Company regularly reviews all aged accounts receivables for collectability and establishes an allowance as necessary for balances greater than 90 days outstanding.

Property, Plant and Equipment, Net.    See Note 3 for a discussion of the Company’s accounting policies for its oil and natural gas property, plant and equipment. Other property, plant and equipment primarily includes furniture, fixtures and automobiles, which are recorded at cost and depreciated on a straight-line basis over useful lives of five to seven years. Repair and maintenance costs are charged to expense as incurred while renewals and betterments are capitalized as additions to the related assets in the period incurred. Gains or losses from the disposal of property, plant and equipment are recorded in the period incurred. The net book value of the property, plant and equipment that is retired or sold is charged to accumulated depreciation and amortization, and the difference is recognized as a gain or loss in the combined results of operations in the period the retirement or sale transpires.

Other Current Liabilities.    Other current liabilities consist primarily of accruals for lease operating costs, capital expenditures, asset retirement obligations and bonuses for employees.

Income Taxes.    Deferred income taxes are provided to reflect the tax consequences in future years of differences between the financial statement and tax basis of assets and liabilities using the liability method in accordance with the provisions set forth in Statement of Financial Accounting Standards (“SFAS”) No. 109. Income taxes are provided based on earnings reported for tax return purposes in addition to a provision for deferred income taxes. For the six months ended June 30, 2005 and the nine months ended September 30, 2004, income taxes have been calculated as if the domestic oil and natural gas business of the Company had filed a separate return.

Concentrations of Credit Risk.    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and accounts receivable. The Company’s cash accounts are generally held in FDIC insured financial institutions. The Company’s accounts receivable are concentrated among entities engaged in the energy industry, within the United States.

Executory Contracts.    As the commodity contracts executed by the Company to date did not qualify as leases under Statement of Financial Accounting standards (“SFAS”) No. 13, “Accounting for Leases” or derivatives under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS 138 and SFAS 139 and interpreted by other related accounting literature, the contracts are classified as executory contracts, and as a result are accounted for on an accrual basis.

Revenue Recognition.    The Company uses the sales method of accounting for the recognition of natural gas and oil revenues. Since there is a ready market for natural gas, crude oil and NGLs, the Company sells its products soon after production at various locations at which time title and risk of loss pass to the buyer. Revenue is recorded when title passes based on the Company’s net interest or nominated deliveries of production volumes. The Company records its share of revenues based on production volumes and contracted sales prices. The sales price for natural gas, natural gas liquids and crude oil are adjusted for transportation cost and other related deductions. The transportation costs and other deductions are based on contractual or historical data and do not require significant judgment. Subsequently, these deductions and transportation costs are adjusted to reflect actual charges based on third party documents once received by the Company. Historically, these adjustments have been insignificant. In addition, natural gas and crude oil volumes sold are not significantly different from the Company’s share of production.

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(3) Summary of Significant Accounting Policies (Continued)

In connection with the Acquisition, the Company entered into a natural gas purchase and sale contract with Calpine that obligates us to sell all of our current and future production from our existing California leases in production as of May 1, 2005 for a term ending December 31, 2009. As of September 30, 2005, this production comprises approximately 40% of our current overall production based on MMcfe/d. Additionally, we sell production under separate monthly spot agreements, not subject to the term contract to Calpine.

It is the Company’s policy to calculate and pay royalties on natural gas, crude oil and NGLs in accordance with the particular contractual provisions of the lease, license or concession agreements and the laws and regulations applicable to those agreements. Royalty liabilities are recorded in the period in which the natural gas, crude oil or NGLs are produced and are included in Accounts Payable on the Company’s Consolidated Balance Sheet.

Imbalances.    When actual natural gas sales volumes exceed our delivered share of sales volumes, an over-produced imbalance occurs. To the extent an over-produced imbalance exceeds our share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. If the Company is under-produced on a particular well or field, and it is determined that an over-produced partner’s share of remaining reserves is insufficient to settle the natural gas imbalance, the Company will recognize a receivable, to the extent collectible, from the over-produced partner. At September 30, 2005 and December 31, 2004, imbalances were insignificant.

Derivative Instruments and Hedging Activities.    The Company uses derivative instruments to manage market risks resulting from fluctuations in commodity prices of natural gas and crude oil. The Company periodically enters into commodity contracts, including price swaps, which may require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a fixed quantity of natural gas or crude oil without the exchange of underlying volumes. The notional amounts of these financial instruments are based on expected production from existing wells.

Derivatives are recorded on the balance sheet at fair market value and changes in the fair market value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a hedge transaction and, if it is, depending on the type of hedge transaction. The Company’s derivatives consist of cash flow hedge transactions in which the Company is hedging the variability of cash flows related to a forecasted transaction. Changes in the fair market value of these derivative instruments designated as cash flow hedges are reported in other comprehensive income and reclassified to earnings in the periods in which the contracts are settled. The ineffective portion of the cash flow hedge is recognized in current period earnings as other income (expense). Gains and losses on derivative instruments that do not qualify for hedge accounting are included in other income (expense) in the period in which they occur. The resulting cash flows from derivatives are reported as cash flows from operating activities.

At the inception of a derivative contract, the Company may designate the derivative as a cash flow hedge. For all derivatives designated as cash flow hedges, the Company formally documents the relationship between the derivative contract and the hedged items, as well as the risk management objective for entering into the derivative contract. To be designated as a cash flow hedge transaction, the relationship between the derivative and hedged items must be highly effective in achieving the offset of changes in cash flows attributable to the risk both at the inception of the derivative and on an ongoing basis. The Company measures hedge effectiveness on a quarterly basis and hedge accounting is discontinued prospectively if it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item. Gains and losses included in accumulated other comprehensive income related to cash flow hedge derivatives that become ineffective remain unchanged until the related production is delivered. If the Company determines that it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately. The Company does not enter into derivative agreements for trading or other speculative purposes.

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(3) Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation.    See “New Accounting Pronouncement-SFAS No. 123-R” and Note 7 for a discussion of the Company’s accounting policies for stock-based compensation, respectively.

Asset Retirement Obligations.    The Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), as of January 1, 2003. SFAS No. 143 requires the Company to record the fair market value of a liability for an asset retirement obligation (“ARO”), net of salvage value, in the period in which it is incurred. Upon adoption of SFAS No. 143, the Company was required to recognize a liability for the present value of all legal obligations associated with the retirement of tangible long-lived assets and an asset retirement cost (“ARC”) was capitalized as part of the carrying value of the associated asset. Subsequent to initial measurement, liabilities are required to be accreted to their present value each period and capitalized costs are depreciated over the estimated useful life of the related assets. This periodic accretion expense is recorded as depreciation, depletion and amortization in the statement of operations. Upon settlement of the liability, the Company will reduce the obligation against its recorded amount and will record any resulting gain or loss in the period incurred. See Note 2 for more discussion.

New Accounting Pronouncements Not Yet Adopted

SFAS No. 123-R

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004) (“SFAS No. 123-R”), “Share Based Payments.” This Statement revises SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), and its related implementation guidance. This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair market value of the award on the date of grant (with limited exceptions), which must be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The statement applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments or by incurring liabilities to an employee, non-employee director, or other supplier (a) in amounts based, at least in part, on the price of the entity’s shares or other equity instruments or (b) that require or may require settlement by issuing the entity’s equity shares or other equity instruments.

The statement requires the accounting for any excess tax benefits to be consistent with the existing guidance under SFAS No. 123, which provides a two-transaction model summarized as follows:

•	If settlement of an award creates a tax deduction that exceeds compensation cost, the additional tax benefit would be recorded as a contribution to paid-in-capital.

•	If the compensation cost exceeds the actual tax deduction, the write-off of the unrealized excess tax benefits would first reduce any available paid-in capital arising from prior excess tax benefits, and any remaining amount would be charged against the tax provision in the income statement.

The statement also amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than as an operating cash inflow. However, the statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. Further, this statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”.

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(3) Summary of Significant Accounting Policies (Continued)

The statement applies to all awards granted, modified, repurchased, or cancelled after January 1, 2006, and to the unvested portion of all awards granted prior to that date. Public entities that used the fair market value method for either recognition or disclosure under SFAS No. 123 may adopt this Statement using a modified version of prospective application (modified prospective application). Under modified prospective application, compensation cost for the portion of awards for which the employee’s requisite service has not been rendered that are outstanding as of January 1, 2006 must be recognized as the requisite service is rendered on or after that date. The compensation cost for that portion of awards shall be based on the original fair market value of those awards on the date of grant as calculated for recognition under SFAS No. 123. The compensation cost for those earlier awards shall be attributed to periods beginning on or after January 1, 2006 using the attribution method that was used under SFAS No. 123. Furthermore, the method of recognizing forfeitures must now be based on an estimated forfeiture rate and can no longer be based on forfeitures as they occur.

The Company has not elected early adoption of SFAS No. 123-R and expects to implement the statement prospectively effective with options granted after January 1, 2006. The Company has not yet completed its assessment of the impact that the adoption of SFAS 123-R will have on the financial statements.

Accounting for Asset Retirement Obligations

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 requires companies to record a liability for those asset retirement obligations in which the timing or amount of settlement of the obligation are uncertain. This interpretation clarifies the guidance included in SFAS No. 143, which the Company adopted on January 1, 2003. FIN No. 47 will require us to accrue a liability when a range of scenarios indicate that the potential timing and settlement amounts of our conditional asset retirement obligations can be determined. The Company will adopt the provisions of this standard in the fourth quarter of 2005 and has not yet determined the impact, if any, that this pronouncement will have on its financial statements.

FSP 109-1

On October 22, 2004, the American Jobs Creation Act of 2004 (“the Act”) was signed. The Act raises a number of issues with respect to accounting for income taxes. On December 21, 2004, the FASB issued a FASB Staff Position (“FSP”) regarding the accounting implications of the Act related to the deduction for qualified domestic production activities (“FSP FAS 109-1”). The guidance in the FSP applies, as it relates to domestic production activities, to financial statements for periods subsequent to December 31, 2004. The guidance in the FSP otherwise applies to financial statements for periods ending after the date the Act was enacted.

In FSP FAS 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” the FASB decided that the deduction for qualified domestic production activities should be accounted for as a special deduction under SFAS No. 109, “Accounting for Income Taxes,” and rejected an alternative view to treat it as a rate reduction. Accordingly, any benefit from the deduction should be reported in the period in which the deduction is claimed on the tax return. In most cases, a company’s existing deferred tax balances will not be impacted at the date of enactment. For some companies, the deduction could have an impact on their effective tax rate and, therefore, should be considered when determining the estimated annual rate used for interim financial reporting. The Company is currently evaluating the impact, if any, of this FSP on its financial statements.

SFAS No. 154

In May 2005 the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”)”, which changes the requirements for the

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(3) Summary of Significant Accounting Policies (Continued)

accounting for and the reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is practicable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the balance sheet) for that period rather than being reported in the statement of operations. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error.

SFAS 154 requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. This Statement carries forward without change the guidance contained APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 also carries forward the guidance in APB 20 requiring justification of a change in accounting principle on the basis of prefer ability.

SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 is issued. SFAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS 154. The Company is currently evaluating the impact, if any, of this Statement on the financial statements.

(4) Property, Plant and Equipment, Net, and Capitalized Interest

Calpine, the predecessor company, followed the successful efforts method of accounting for oil and natural gas activities. Under the successful efforts method, lease acquisition costs and all development costs are capitalized. Exploratory drilling costs are capitalized until the results are determined. If proved reserves are not discovered, the exploratory drilling costs are expensed. Other exploratory costs are expensed as incurred. Interest costs related to financing major oil and natural gas projects in progress are capitalized until the projects are evaluated or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Calpine also capitalized internal costs directly identified with acquisition, exploration and development activities and did not include any costs related to production, general corporate overhead or similar activities. The provision for depreciation, depletion, and amortization is based on the capitalized costs as

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(4) Property, Plant and Equipment, Net, and Capitalized Interest (Continued)

determined above, plus future abandonment costs net of salvage value, using the unit of production method with lease acquisition costs amortized over total proved reserves and other costs amortized over proved developed reserves.

Calpine assessed the impairment for oil and natural gas properties on a field by field basis periodically (at least annually) to determine if impairment of such properties is necessary. Management utilizes its year-end reserve report prepared by the independent petroleum engineering firm, Netherland, Sewell & Associates, Inc., and related market factors to estimate the future cash flows for all proved developed (producing and non-producing) and proved undeveloped reserves. Property impairments may occur if a field discovers lower than anticipated reserves, reservoirs produce at a rate below original estimates or if commodity prices fall below a level that significantly affects anticipated future cash flows on the property. Proved oil and natural gas property values are reviewed when circumstances suggest the need for such a review and, if required, the proved properties are written down to their estimated fair market value based on proved reserves and other market factors. Unproved properties are reviewed quarterly to determine if there has been impairment of the carrying value, with any such impairment charges to expense in the current period. As a result of decreases in proved undeveloped reserves and proved developed non-producing reserves located in South Texas, in California and in the Gulf of Mexico, respectively, a non-cash impairment charge of approximately $202.1 million was recorded for the year ended December 31, 2004, in the combined statements of operations. The downward revisions of Calpine’s estimates were based on the independent reservoir engineer’s year-end reserve report, which reflected production results and drilling activity that occurred during 2004 and used historical field level historical decline curves. Due to significant capital constraints by Calpine, drilling activity was minimized and correspondingly the estimate of proved reserves could not be supported through drilling success or future capital activity and the downward revision was required. In addition, under the successful efforts method of accounting for oil and natural gas properties, individual assets are grouped at the lowest level for which there are identifiable cash flows. With minimal drilling activity and the evaluation of cash flows at this level, proved reserves for South Texas and California fields and the Gulf of Mexico had to be revised downward at each individual field level. No impairment charge was recorded for the six months ended June 30, 2005 (predecessor) and $1.1 million for the nine months ended September 30, 2004 (predecessor).

In connection with Rosetta’s separation from Calpine, the Company adopted the full cost method of accounting for oil and natural gas properties beginning July 1, 2005. Under the full cost method, all costs incurred in acquiring, exploring, and developing properties within a relatively large geopolitical cost center are capitalized when incurred and are amortized as mineral reserves in the cost center are produced, subject to a limitation that the capitalized costs not exceed the value to those reserves. In some cases, however, certain significant costs, such as those associated with offshore U.S. operations, are deferred separately without amortization until the specific property to which they relate is found to be either productive or nonproductive, at which time those deferred costs and any reserves attributable to the property are included in the computation of amortization in the cost center. All costs incurred in oil and gas producing activities are regarded as integral to the acquisition, discovery, and development of whatever reserves ultimately result from the efforts as a whole, and are thus associated with the Company’s reserves. The Company capitalizes internal costs directly identified with acquisition, exploration and development activities and certain costs related to general corporate overhead or similar activities. Unevaluated costs are excluded from the full cost pool and are periodically evaluated for impairment rather than amortized. Upon evaluation, these costs are transferred to the full cost pool and amortized. Gains or losses on the sale of oil and natural gas properties are included in the full cost pool unless the entire pool is sold.

The Company assesses the impairment for oil and natural gas properties for the full cost pool quarterly using a ceiling test to determine if impairment is necessary. Specifically, the net unamortized costs for each full cost pool less related deferred income taxes should not exceed the following: (a) the present value, discounted at

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(4) Property, Plant and Equipment, Net, and Capitalized Interest (Continued)

10%, of future net revenues from estimated production of proved oil and gas reserves plus (b) all costs being excluded from the amortization base plus (c) the lower of cost or estimated fair value of unproved properties included in the amortization base less (d) the income tax effects related to differences between the book and tax basis of the properties involved. The present value of future net revenues should be based on current prices, with consideration of price changes only to the extent provided by contractual arrangements, as of the latest balance sheet presented. The full cost ceiling test must take into account the prices of qualifying cash flow hedges in calculating the current price of the quantities of the future production of oil and gas reserves covered by the hedges as of the balance sheet date. In addition, the use of the hedge-adjusted price should be consistently applied in all reporting periods and the effects of using cash flow hedges in calculating the ceiling test, the portion of future oil and gas production being hedged, and the dollar amount that would have been charged to income had the effects of the cash flow hedges not been considered in calculating the ceiling limitation should be disclosed. Any excess is charged to expense during the period that the excess occurs. Application of the ceiling test is required for quarterly reporting purposes, and any write-downs cannot be reinstated even if the cost ceiling subsequently increases by year-end. No impairment charge was recorded for the three months ended September 30, 2005. The oil and natural gas properties are pledged as collateral for certain debt and letters of credit.

The following roll forward is provided as a reconciliation of the beginning and ending aggregate carrying amounts of the asset retirement obligation:

	Successor	Predecessor
	Three Months Ended September 30, 2005	Six Months Ended June 30, 2005	Nine Months Ended September 30, 2004
	(In thousands)
ARO as of beginning of period	$9,924	$9,650	$9,336
Liabilities incurred during period	—	135	625
Liabilities settled during period	—	(447)	(1,392)
Accretion expense	244	586	867
Change in estimate	(1,921)	—	—

Balance of ARO as of end of period	$8,247	$9,924	$9,436

Of the total asset retirement obligation, approximately $0.5 million and $1.3 million are classified as a current liability at September 30, 2005 (successor) and December 31, 2004 (predecessor), respectively. For the six months ended June 30, 2005 (predecessor) and the nine months ended September 30, 2004 (predecessor), the Company recognized depreciation expense related to its asset retirement obligation of approximately $0.6 million and $0.9 million, respectively. For the three months ended September 30, 2005, the asset retirement obligation is depreciated as part of the full cost pool and totaled approximately $0.2 million.

Capitalized Interest.    Calpine (predecessor) capitalized interest on capital invested in projects during the advanced stages of development and the drilling period in accordance with SFAS No. 34, “Capitalization of Interest Cost,” (“SFAS No. 34”) as amended by SFAS No. 58, “Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for by the Equity Method (an Amendment of FASB Statement No. 34).” Upon commencement of production, capitalized interest, as a component of the total cost of a well or field was amortized on a unit of production basis. Total capitalized interest for the six months ended June 30, 2005 (predecessor) and the nine months ended September 30, 2004 (predecessor) was $0.5 million and $0.5 million respectively of the total interest expense of $7.0 million and $5.5 million for those same periods.

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(4) Property, Plant and Equipment, Net, and Capitalized Interest (Continued)

The Company adopted the full cost method of accounting for oil and natural gas properties beginning July 1, 2005, the effective date of the acquisition. Under FASB Interpretation No. 33 (“FIN 33”), “Applying FASB statement No. 34 to oil and Gas Producing Operations Accounted for by the Full Cost Method (an interpretation of FASB Statement No. 34)”, oil and gas operations accounted for under the full cost method of accounting for oil and natural gas operations, assets whose costs are currently being depreciated, depleted or amortized are assets in use in the earnings activities of the enterprise and are assets not qualifying for capitalization of interest cost. Unusually significant investments in unproved properties and major development projects that are not being currently depreciated, depleted or amortized and in which exploration and development activities are in progress are assets qualifying for capitalization of interest cost. For the three months ended September 30, 2005 (successor), total capitalized interest was $0.3 million.

(5) Debt

On July 7, 2005, Rosetta Resources Inc. acquired the oil and natural gas business of Calpine for $910 million. This acquisition was funded with the issuance of common stock totaling $725 million and $325 million of debt from our credit facilities. The following is a summary of the credit facilities.

Senior Secured Revolving Line of Credit.    BNP Paribas, on July 7, 2005 provided us with a senior secured revolving line of credit concurrent with the Acquisition in the amount of up to $400 million. This revolving line of credit was syndicated to a group of lenders as of September 27, 2005. Availability under the revolver is restricted to the borrowing base, and initially was $275 million and was reset to $325 million, upon amendment, as a result of the hedges put in place on July 7, 2005 and the favorable effects of the exercise of the over-allotment option we granted through which we received $70 million of funds (net of transaction fees). In July 2005, we repaid $60 of borrowings on the Revolver. The borrowing base is subject to review and adjustment on a semi-annual basis and other interim adjustments, including adjustments based on our hedging arrangements. Amounts outstanding under the revolver bear interest, as amended, at specified margins over the London Interbank Offered Rate (LIBOR) of 1.25% to 2.00%. Such margins will fluctuate based on the utilization of the facility. Borrowings under the Revolver are collateralized by perfected first priority liens and security interests on substantially all of our assets, including a mortgage lien on oil and natural gas properties having at least 80% of the PV-10 value initially based on the Netherland Sewell modified roll forward as of April 30, 2005, a guaranty by all of our domestic subsidiaries, a pledge of 100% of the stock of domestic subsidiaries, and a lien on cash securing the Calpine gas purchase and sale contracts. These collateralized amounts under the mortgages are subject to semi-annual reviews based on updated reserve information. We are subject to the financial covenants of a minimum current ratio of not less than 1.0 to 1.0 as of the end of each fiscal quarter and a maximum leverage ratio of not greater than 3.5 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, measured quarterly with the pro forma effect of acquisitions and divestitures. In addition, we are subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. We were in compliance with all covenants at September 30, 2005. All amounts drawn under the revolver are due and payable on July 7, 2009. The balance of the revolving line of credit at September 30, 2005 was $165 million.

Second Lien Term Loan.    BNP Paribas, on July 7, 2005, also provided us with a second lien term loan concurrent with the acquisition of Calpine’s domestic oil and natural gas business, in the amount of $100 million. This loan was reduced to $75 million and syndicated to a group of lenders including BNP Paribas as of September 27, 2005. Borrowings under the term loan initially bore interest at LIBOR plus 5.0%. On September 27, 2005, we repaid $25 million of borrowings on the Term Loan. As a result of the hedges put in place on July 7, 2005 and the favorable effects of our private equity placement, as described above, the interest rate for the second lien term loan has been reduced to LIBOR plus 4.0%. The loan is collateralized by second priority liens on substantially all of our assets. We are subject to the financial covenants of a minimum asset

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(5) Debt (Continued)

coverage ratio of not less than 1.5 to 1.0 and a maximum leverage ratio of not more than 4.0 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, measured quarterly with the pro forma effect of acquisitions and divestitures. In addition, we will be subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. We were in compliance with all covenants at September 30, 2005. The revised principal balance is due and payable on July 7, 2010. The balance of the second lien term debt at September 30, 2005 was $75 million.

(6) Related Party Transactions

The Company and certain of its affiliates have entered into various agreements with respect to the acquisition of the domestic oil and natural gas business of Calpine. Following is a general description of each of the various agreements:

Agency Agreement.    The Company entered into a service agreement with Calpine Producer Services (“CPS”) beginning April 1, 2003. The contract automatically renews every year unless terminated by either party. CPS provides services related to the Company’s production, including marketing, contract administration, royalty and working interest owner issues, and receipt of payments. All activities performed by CPS are performed on behalf of the Company and under the Company’s control and direction, in exchange for a fee for services rendered. The Company will dispense all royalty payments when CPS provides accurate and timely details. Management fees of $0.9 million and $1.4 million were recorded as Affiliated Marketing Fees in the combined statements of operations for the six months ended June 30, 2005 (predecessor) and $0.7 million as marketing fees in the nine months ended September 30, 2004 (predecessor), respectively.

Natural Gas Sales.    The Company and Calpine Energy Services (“CES”) execute index based natural gas sales under existing master agreements. Many of these transactions have been executed by CPS on behalf of the Company; however, the Company has sold directly to CPS and CES prior to the agency agreement with CPS being executed. Oil and natural gas sales to affiliates were $81.9 million and $143.3 for the six months ended June 30, 2005 (predecessor), and the nine months ended September 20, 2004 (predecessor), respectively.

Natural gas balancing activities between CES and the Company, where the Company buys back natural gas above the needs of CES and then re-sells that excess natural gas to third parties is recorded net to affiliated marketing fees in the audited statements of operations prior to July 1, 2005. The net effect of these balancing activities may result in a gain or loss in the respective period. There was no net balancing cost (reduction of cost) for the six months ended June 30, 2005 (predecessor) and the nine months ended September 30, 2004 (predecessor).

In connection with the sale to Rosetta in July 2005, Rosetta entered into a services agreement with CPS for the period through June 30, 2007. The agreement covers all the current and future production during the term of the agreement. Pursuant to the agreement, CPS provides services related to the sale of the production including nominating, scheduling, balancing and other customary marketing services. CPS assists us with volume reconciliation, well connections, credit review, training, severance and other similar taxes, royalty support documentation, contract administration, billing, collateral management and other administrative functions of Rosetta. All activities performed are performed as agent and on the behalf of Rosetta and under Rosetta’s control and direction. The fee payable by us under the agreement is based on net proceeds of all commodity sales multiplied by 0.75%. This contract replaces the CPS agency agreement discussed in Note 4.

In connection with the Acquisition in July 2005, Rosetta entered into a contract with CES, for the sale of all natural gas produced from all producing leases as of May 1, 2005 in the Sacramento Basin of California through December 31, 2009. The price to be paid for the natural gas under the contract is the first of month spot market

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(6) Related Party Transactions (Continued)

price defined as the price for natural gas deliveries at “PG&E Citygate” as published in Natural Gas Intelligence Bidweek Survey less the then effective “As Available” PG&E Silverado transportation and shrinkage rate as found in the most recent tariff.

Rosetta has no specific volume delivery commitments under the contract but must deliver all of the natural gas that is produced from the respective leases in the Sacramento Basin. If CES refuses to take the natural gas because the natural gas fails to meet quality specifications or due to a force majeure event Rosetta may sell the natural gas to other purchasers, in transactions committing our natural gas for up to 30 days at a time, until such time as Calpine is able to accept the natural gas production. If CES does not take the natural gas for 120 consecutive days, Rosetta is permanently released from the contract.

Notes Payable to Affiliates.    The Company and Calpine had an agreement whereby Calpine loaned the Company funds for capital expenditures, as well as, operating costs. The Company repaid the balance of the note to Calpine as excess cash was available from continuing operations and asset sales. Interest on the note was compounded monthly at an annual rate of 9.13% and 9.0% for the six months ended June 30, 2005 (predecessor) and the nine months ended September 30, 2004 (predecessor), respectively. This note was extinguished upon acquisition.

Other Services.    The Company provides general services to other subsidiaries of Calpine through June 30, 2005 that are recorded in accounts receivables from affiliates on the combined balance sheets and other revenue on the audited combined statements of operations, which were insignificant.

(7) Stock Based Compensation

In July 2005, the Board of Director adopted the Rosetta 2005 Long-Term Incentive Plan whereby stock is granted to employees, officers and directors of the Company. The Plan allows for the grant of stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, performance awards and other incentive awards to employees, non-employee directors and other service providers of Rosetta and its affiliates who are in a position to make a significant contribution to the success of Rosetta and its affiliates. The Plan provides for administration by the Compensation Committee or another committee of our Board of Directors (the “Committee”). Employees, non-employee directors and other service providers of Rosetta and our affiliates who, in the opinion of the Committee, are in a position to make a significant contribution to the success of Rosetta and our affiliates are eligible to participate in the Plan. The Committee determines the type and size of award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the Plan’s terms. The maximum number of shares available for grant under the plan is 3,000,000 shares of common stock plus any shares of common stock that become available under the Plan for any reason other than exercise. The maximum number of shares of common stock available for grant of awards under the Plan to any one participant is (i) 300,000 shares during the fiscal year in which the participant begins work for Rosetta and (ii) 200,000 shares during each fiscal year thereafter.

We account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees (“APB No. 25”).” Accordingly, the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” permit the continued use of the method prescribed by APB No. 25 but require additional disclosures, including pro forma calculations of net income (loss) per share as if the fair value method of accounting prescribed by SFAS No. 123 had been applied. No stock options based compensation costs are reflected in net loss for the three months ended September 30, 2005. As required by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” which amended SFAS No. 123, the following table illustrates the effect on net loss and loss per share as if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation. During the three months ended September 30, 2005, there were 675,000 options granted, respectively, that required consideration under the disclosure provisions of SFAS No. 123. The fair

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(7) Stock Based Compensation (Continued)

value of awards considered in the table below for the three months ended September 30, 2005 (successor) is the result of the vesting of previous stock based award grants.

The pro forma data presented below is not representative of the effects on reported amounts for future years (in thousands, except per share amounts):

Dollars
Three Months Ended September 30, 2005
Net income attributable to common stockholders, as reported	$9,262
Add: stock-based compensation expense determined under fair value based method for all awards, net of tax	(288)

Net income attributable to common stockholders, pro forma	$8,974

Net Income available to common stockholders, as reported
Basic	$0.19
Diluted	$0.18
Net available to common stockholders, pro forma
Basic	$0.18
Diluted	$0.18

The weighted average fair value at date of grant for options granted during the three months ended September 30, 2005 (successor) was $16.15 per option. The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) dividend yield of 0.00%; (b) average expected volatility 56.65%; (c) average risk-free interest rate of between 4.03% and $4.33%; and (d) expected life of 6.5 years.

(8) Customers

Significant Customer

For the three months ended September 30, 2005 (successor), the six months ended June 30, 2005 (predecessor) and the nine months ended September 30, 2004 (predecessor), the Company had one significant customer that accounted for more than 10% of the Company’s annual combined revenues which is reflected as oil and natural gas to affiliates: Calpine Energy Services (“CES”). See Note 3 for a discussion of the Company’s activity with CES.

Significant Customer

For the three months ended September 30, 2005 (successor), the six months ended June 30, 2005 (predecessor) and the nine months ended September 30, 2004 (predecessor), revenues from sales to CES were $18.4 million, $81.9 million and $47.2 million, respectively. Additionally, receivables from CES at September 30, 2005 (successor) and December 31, 2004 (predecessor), were $0.9 million and $23 million, respectively.

(9) Capitalization and Earnings Per Share

In July 2005, the Company was capitalized with 50.0 million shares of common stock, through a private placement of 45,312,500 shares of our common stock to qualified institutional buyers and non-U.S. persons in transactions exempt from registration under the Securities Act of 1933 and through an exempt transaction in

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(9) Capitalization and Earnings Per Share (Continued)

connection with the Acquisition. Additionally, we sold 4,687,500 shares of our common stock in an exempt transaction on July 14, 2005 for net proceeds of $70 million which we used to repay $60 million of debt under our new revolving credit facility in July 2005 and the remaining amount was used for unspecified operating costs of our oil and natural gas properties and general and administrative costs from our oil and natural gas operations. In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 98, this capitalization has been retroactively reflected for purposes of calculating earnings per share for all periods presented in the accompanying statements of operations.

Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share calculations also include the dilutive effect of stock options and restricted stock. The dilutive effect of outstanding options and restricted stock are reflected in the diluted per share calculations by application of the treasury stock method. In computing earnings per share, no adjustments were required to be made to reported net income. The weighted average shares outstanding for computing basic earnings per share was 50,000,000 shares and for diluted earnings per share was 50,160,481 shares for each period presented.

	Successor	Predecessor
	Three Months Ended September 30, 2005	Six Months Ended June 30, 2005	Nine Months Ended September 30, 2004
Weighted average number of common shares outstanding:
Basic	50,000,000	50,000,000	50,000,000
Effect of dilution:
Stock options	31,176	31,176	31,176
Restricted stock	129,305	129,305	129,305

Weighted average number of common and potential common shares—Diluted	50,160,481	50,160,481	50,160,481

(10) Commitments and Contingencies

The Company is party to various litigation matters arising out of the normal course of business, the more significant of which are summarized below. The ultimate outcome of each of these matters cannot presently be determined, nor can the liability that could potentially result from a negative outcome be reasonably estimated presently for every case. The liability the Company may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued with respect to such matters and, as a result of these matters, but does not believe such will be material to the Company’s financial position, results of operation and cash flow.

Killam & Hurd against Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P., “RROLP”)

Rosetta has effected a partial settlement with Killam & Hurd pertaining to three leases in Webb County, Texas pursuant to which the parties have settled with prejudice Killam & Hurd’s claims related to the pricing basis for royalties and the use of lease gas.

Nickle v. Union Natural Gas Corporation, et al.

This is a bad faith pooling case filed in DeWitt County, Texas, involving the Matthew No. 1 well. The plaintiff alleges breach of contract and breach of implied covenants and seeks recoupment of royalties. Calpine

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(10) Commitments and Contingencies (Continued)

only had an interest in this well for a short period of time prior to its sale to ANR Production. Discovery is currently in progress in this matter.

Calpine Corporation v Seashore Investments Management LLC and Calpine Corporation v. Strategic Energy Development, LLC

This matter was finally resolved by arbitration. Following the arbitration hearing in April 2005, the arbitration panel rendered its award in favor of Calpine for the escrowed amounts, with each party to pay its own legal fees and costs.

Deanne Lounsberry Duhon, et al. v. Ensearch Exploration, Inc., et al.

On September 10, 2004, Apache Corporation (“Apache”) filed a cross-claim and third party demand in the above listed matter and has named Calpine Natural Gas and Agricultural Methane in this suit. A dispute has arisen as to the division of royalties between certain groups. The plaintiffs are seeking the forfeiture from Apache of the working interest income stream from the proceeds of the production of the well in various producing intervals. Apache is seeking claims for contribution and indemnifying in the event Apache is found liable. RROLP and Agricultural Methane are currently reviewing these allegations.

Arbitration between Calpine Corp./RROLP and Pogo Producing Company

On September 1, 2004, Calpine and RROLP (collectively “Calpine”), sold its New Mexico oil and natural gas assets to Pogo Producing Company (“Pogo”). During the course of the sale, Pogo made a title defect claim (valued at approximately $1.9 million) claiming that certain leases subject to the sale had expired because of lack of production. Although Calpine has undertaken to resolve this matter by obtaining ratifications of a majority of the questionable leases, Pogo has been unwilling to compromise its claim for the title defect value and has invoked the arbitration provisions of the underlying purchase and sale agreement.

In addition, we are involved in various other claims and legal actions arising out of the normal course of our business. We do not expect that the outcome of these proceedings or those discussed above will have a material adverse effect on the combined financial position, results of operations or cash flows.

Participation in a Regional Carbon Sequestration Partnership

The Company has proposed to enter into the U.S. Department of Energy’s (“DOE”) Regional Carbon Sequestration Partnership program (“WESTCARB”) with the California Energy Commission and the University of California, Lawrence Berkeley Laboratory. The Company has been selected by the DOE for this project. Under WESTCARB, the Company would be required to drill a carbon injection well, recondition an idle well for use as an observation well and provide WESTCARB with certain proprietary well data and technical assistance related to the evaluation and injection of carbon dioxide into a suitable natural gas reservoir in the Sacramento Basin. The Company’s maximum contribution to WESTCARB is $1.0 million and will be limited to 20% of the total contributions to the project. The Company will not have any obligation under the WESTCARB project until it has entered into an acceptable contract and the project has obtained proper and necessary local, state and federal regulatory approvals, land use authorizations, and third party property rights.

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(10) Commitments and Contingencies (Continued)

Calpine Bankruptcy

On December 20, 2005, Calpine Corporation and certain of its subsidiaries filed for federal bankruptcy protection in the Southern District of New York. Although the Company believes that Calpine’s bankruptcy filing will not materially disrupt its operations, the filing raises certain concerns:

•	The bankruptcy court may review the transaction with Calpine Corporation in which the Company purchased the domestic oil and natural gas business of Calpine. The bankruptcy court could determine that the transaction was consummated with the intent of hindering, delaying or defrauding current or future creditors of Calpine or that the Company did not pay fair value and Calpine was insolvent at the time of the transaction. In this event, the available remedies range from setting aside the transaction and granting a lien on the properties purchased in the amount of the purchase price or requiring the Company to pay additional amounts so that the transaction will have represented an amount the court determined as fair value for the properties at the date of the transaction.

•	The Company has not completed transfers of certain of Calpine’s properties which were not assigned to the Company in the July 7, 2005 transaction because consents to those assignments had not been obtained at that time. The Company retained approximately $75 million of the total purchase price from Calpine for the nonconsent properties until the transfer of title is complete. Excepting approximately $7.1 million in allocated value for certain nonconsent properties also subject to a preferential right, subsequent to the date of the transaction, the Company has received substantially all of the consents for these assignments.

•	The Company has not completed transfers of certain of Calpine’s properties which were not assigned to us in the July 7, 2005 transaction because our consent as being a qualified assignee had not been received from certain state or federal agencies or authorities. The consent process was commenced prior to July 7, 2005.

•	The Company has engaged bankruptcy counsel to monitor this proceeding and advocate its interests as necessary. To date, the only significant event affecting the Company is the approval by the bankruptcy court of Calpine’s continued payments under the gas purchase and sale agreement.

(11) Operating Segments

The Company has one reportable segment, oil and natural gas exploration and production, as determined in accordance with SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information.” See the table below for information by geographic location.

Geographic Area Information

During the three months ended September 30, 2005 (successor) and the six months ended June 30, 2005 (predecessor), the Company owned oil and natural gas interests in three main geographic areas in the United States. Geographic revenue information is based on physical location of the assets at the end of each period.

	South Texas	Gulf of Mexico	California	Other	Total
Predecessor
Nine Months Ended September 30, 2004
Total oil and natural gas revenue	$62,661	$7,678	$80,214	$34,203	$184,756

Six Months Ended June 30, 2005
Total oil and natural gas revenue	$38,855	$11,209	$43,385	$10,382	$103,831

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(12) Derivative Transactions and Hedging Activities

The energy markets have historically been very volatile and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. To mitigate our exposure to changes in commodity prices, management has adopted a policy of hedging oil and natural gas prices from time to time primarily through the use of certain derivative instruments including fixed price swaps, costless collars, and put options. Although not risk free, we believe this policy will reduce our exposure to commodity price fluctuations and thereby achieve a more predictable cash flow. Consistent with this policy, we have entered into a series of natural gas fixed-price swaps, which are intended to establish a fixed price for a significant portion of our expected natural gas production through 2009. The fixed-price swap agreements we have entered into require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a notional quantity of natural gas without the exchange of underlying volumes. The notional amounts of these financial instruments are based on expected production from existing wells.

In accordance SFAS 133, as amended, all derivative instruments are recorded on the balance sheet at fair market value and changes in the fair market value of the derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a hedge transaction, and depending on the type of hedge transaction. Our derivative contracts are cash flow hedge transactions in which we are hedging the variability of cash flow related to a forecasted transaction. Changes in the fair market value of these derivative instruments are reported in other comprehensive income and reclassified as earnings in the period(s) in which earnings are impacted by the variability of the cash flow of the hedged item. We assess the effectiveness of hedging transactions every three months, consistent with documented risk management strategy for the particular hedging relationship. Changes in the fair market value of the ineffective portion of cash flow hedges are included in earnings in the period incurred as a component of other income (expense).

The following table describes our open fixed price swap transactions by contract settlement location, associated notional volumes, contracted fixed price, and the fair market value as of September 30, 2005.

PG&E Citygate Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Average	Fair Market Value (In thousands)
	MMBtu/day	MMBtu	%	Fixed Price per MMbtu	Gain/(Loss)
2005	28,500	2,622,000	25%	$7.270	$(13,254)
2006	23,760	8,672,400	23%	7.950	$(25,673)
2007	18,860	6,883,900	19%	7.690	$(10,537)
2008	15,600	5,709,600	15%	7.440	$(4,547)
2009	12,975	4,735,875	15%	7.150	$(2,106)

Total		28,623,775			$(56,117)

(1)	Based on April 30, 2005 modified roll forward.

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(12) Derivative Transactions and Hedging Activities (Continued)

Tennessee Zone 0 Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Average	Fair Market Value (In thousands)
	MMBtu/day	MMBtu	%	Fixed Price per MMbtu	Gain/(Loss)
2005	7,050	648,600	6%	$7.470	$(3,288)
2006	6,372	2,325,780	6%	7.855	$(7,345)
2007	5,232	1,909,680	5%	7.500	$(3,226)
2008	4,583	1,677,378	5%	7.130	$(1,496)
2009	3,950	1,441,750	4%	6.810	$(544)

Total		8,003,188			$(15,899)

(1) Based on April 30, 2005 modified roll forward.
Houston Ship Channel Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Average	Fair Market Value (In thousands)
	MMBtu/day	MMBtu	%	Fixed Price per MMbtu	Gain/(Loss)
2005	16,450	1,513,400	14%	$7.560	$(6,419)
2006	14,868	5,426,820	15%	7.910	$(16,673)
2007	12,208	4,455,920	12%	7.555	$(7,328)
2008	10,693	3,913,638	11%	7.160	$(3,489)
2009	9,216	3,363,840	10%	6.840	$(1,246)

Total		18,673,618			$(35,155)

(1)	Based on April 30, 2005 modified roll forward.

Our current cash flow hedge positions are with a counterparty that is a lender in our credit facilities. This allows us to securitize any margin obligation resulting from a negative change in the fair market value of the derivative contracts in connection with our credit obligations and eliminate the need for independent collateral postings. As of September 30, 2005, we had no deposits for collateral.

The following table sets forth the results of third party hedging transactions for the respective period for the statement of operations:

	Successor	Predecessor
	Three Months Ended September 30, 2005	Six Months Ended June 30, 2005	Nine Months Ended September 30, 2004
Natural gas
Quantity settled (MMBtu)	3,172,000	—	—
Increase (Decrease) in natural gas sales revenue	$(2,220,884)	$—	$—

Based on commodity prices as of September 30, 2005, the Company expects to reclassify losses of $66.1 million to earnings from the balance in Accumulated Other Comprehensive Income during the next twelve months. At September 30, 2005, the Company had derivative liabilities of $107 million of which $66.1 million are included in Hedge Activity-Short Term on the Consolidated Balance Sheet.

The derivative assets and liabilities related to commodities represent the difference between hedged prices and market prices on hedged volumes of the commodities as of September 30, 2005. Hedging activities related to

Rosetta Resources Inc.

Notes to Unaudited Consolidated/Combined Financial Statements (Continued)

(12) Derivative Transactions and Hedging Activities (Continued)

cash settlements on commodities decreased revenues $2 million for the three months ended September 30, 2005 (successor). There were no cash settlements on commodities for the six months ended June 30, 2005 (predecessor) and the nine months ended September 30, 2004 (predecessor).

Gains and losses related to ineffectiveness and derivative instruments not designated as hedging instruments are included in Other Income (Expense). There was no ineffectiveness pertaining to cash-flow hedges recorded for the three months ended September 30, 2005 (successor). There were no gains related to derivative instruments not designated as hedged instruments for the six months ended June 30, 2005 (predecessor) and the nine months ended September 30, 2004 (predecessor) as no derivative instruments existed.

Consistent with our hedge policy, on December 7, 2006 we entered into two costless collar transactions, which are intended to establish a floor price and ceiling price for a portion of our expected production in 2006. If the floating price each month at the settlement point is greater than the ceiling price, we pay the counterparty an amount equal to the positive difference between the floating price and the ceiling price multiplied by the notional volume for the contract month. If the floating price for each month is less than the floor price, the counterparty pays us an amount equal to the positive difference between the floating price and the floor price multiplied by the notional volume for the contract month.

The following table describes our open costless collar transactions by contract settlement location, associated notional volumes, and contracted ceiling and floor price.

Costless Collars for Calendar Year 2006

Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Floor Price	Ceiling Price
	MMBtu/day	MMBtu	%	$MMBtu	$MMBtu
PG&E Citygate	3,000	1,095,000	3%	$9.00	$14.00
Houston Ship Channel	7,000	2,555,000	7%	$8.75	$14.00

Total	10,000	3,650,000

(1)	Based on April 30, 2005 modified roll forward.

Rosetta Resources Inc.

As of June 30, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors

and Stockholders of Rosetta Resources Inc.:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Rosetta Resources Inc. (the “Company”) at June 30, 2005 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

October 5, 2005, except for Note 2, as to which the date is December 23, 2005

Houston, Texas

Rosetta Resources Inc.

Balance Sheet

June 30, 2005

ASSETS
Assets
Current assets:
Cash	$280

Total assets	$280

LIABILITIES AND OWNER’S NET INVESTMENT
Owner’s Net Investment	$280

Owner’s Net Investment	$280

Total liabilities and owner’s net investment	$280

The accompanying notes to the financial statement are an integral part hereof.

Rosetta Resources Inc.

Notes to Financial Statement

(1) Organization and Formation

Rosetta Resources Inc. (“Rosetta”), a Delaware corporation, was formed in June 2005. The Company was formed with an initial contribution of $280 in cash.

Subsequent to the formation, in July 2005, Rosetta acquired the domestic oil and natural gas business of Calpine. The funding for the Acquisition was through a private placement of 45,312,500 shares of our common stock which closed on July 7, 2005 and borrowings of $325 million under our credit facilities. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountain regions of the United States.

(2) Subsequent Events

On July 7, 2005, Rosetta Resources Inc. acquired the oil and natural gas business of Calpine for approximately $910 million. This acquisition was funded with the issuance of common stock totaling $725 million and $325 million of debt from our credit facilities. The transaction was accounted for under the purchase method in accordance with SFAS 141. The results of operations were included in the Company’s financial statements effective July 1, 2005 as the operating results in the intervening period are not significant. The preliminary purchase price was calculated as follows:

Calculation of Preliminary Purchase Price:
Cash from equity offering	$725,000
Proceeds from revolver	225,000
Proceeds from term loan	100,000
Other purchase price costs (e.g. fees, etc.)	(53,389)
Transaction adjustments (purchase price adjustments)	(11,556)
Transaction adjustments (non-consent properties)	(74,991)

Total Preliminary purchase price	$910,064

The following is the allocation of the purchase price to specific assets acquired and liabilities assumed based on estimates of fair values and costs. There was no goodwill associated with the transaction:

Current assets	$1,794
Non-current assets	5,087
Properties, plant and equipment	925,141
Current liabilities	(14,390)
Long-term liabilities	(7,568)

$910,064

The purchase price allocation is preliminary in nature and is subject to changes as additional information becomes available and the title is obtained for non consent properties. Management does not expect the final purchase price allocation to differ materially, with the exception of the conveyance of the non-consent properties discussed above.

Rosetta Resources Inc.

Notes to Financial Statement (Continued)

(2) Subsequent Events (Continued)

Other purchase price costs relate primarily to professional fees of $3.8 million and other direct transaction costs of $49.5 million.

Transaction adjustments (purchase price adjustments) is an amount agreed upon by Calpine Corporation and Rosetta Resources Inc. in Sections 4.1 and 4.2 of the Purchase Sale Agreement to cover potential costs and/or revenues that would be adjusted to actual upon the final closing of the transaction. The Company does not anticipate a significant adjustment to this amount at final closing.

Transaction adjustments (non-consent properties) relate to properties which required third party consents or waivers of preferential purchase rights necessary in order to affect transfer of title. At July 7, 2005, we withheld $75 million of the purchase price with respect to these non-consent properties. These funds are held by us and, despite Calpine’s bankruptcy filing, management believes that it remains highly likely that conveyance of these properties will occur ($7.1 million being subject to an exercised preference purchase right). Upon conveyance such additional purchase price will be paid to Calpine and will be incremental to the preliminary purchase price of $910 million. We have excluded the effects of the operating results for the non-consent properties from our pro forma results of operations presented below for the nine months ended September 30, 2005 and September 30, 2004, respectively. If the assignment of these properties does not occur, the portion of the purchase price we withheld pending obtaining consent for these properties will be available to us for general corporate purposes or to acquire other properties.

The following table presents the unaudited pro forma results of the Company as though the acquisition had occurred on January 1, 2005. Pro forma results are not necessarily indicative of actual results.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
	(In thousands, Except per Share Amounts)
Revenue	$152,262	$165,886
Net Income	$18,164	$30,413
Basic earnings per common share	$0.36	$0.61
Diluted earnings per common share	$0.36	$0.61

Except for certain excluded items and retained liabilities, Calpine, Calpine Fuels and CGH agreed to indemnify us only to the extent the indemnified losses exceed $10 million in the aggregate. We are restricted from making any claim for indemnification to the extent a single claim is less than $50,000; however, those claims are accumulated in determining whether we have reached the $10 million limitation. Except for certain excluded items and retained liabilities, Calpine’s, Calpine Fuels’ and CGH’s obligation to indemnify us is limited to a maximum aggregate liability of $100 million. Except for certain items, we are obligated to indemnify Calpine, Calpine Fuels, CGH and their affiliates only to the extent the indemnified losses exceed $10 million in the aggregate and any individual claim exceeds $50,000 (provided that any claim below that amount will be accumulated to determine whether the $10 million limitation has been reached). There is no limitation on our maximum liability for indemnification.

The purchase and sale agreement contains a general release under which we release Calpine, CGH, Calpine Fuels and their affiliates, successors and assigns, and Calpine, CGH and Calpine Fuels release us, from any liabilities arising from events between us on the one hand, and Calpine, CGH and Calpine Fuels on the other hand, occurring on or before the closing of the transactions under the purchase and sale agreement, including events in connection with activities to implement this offering. The general release does not apply to obligations under the purchase and sale agreement or any ancillary agreement, to liabilities transferred to us or retained by Calpine, CGH or Calpine Fuels, to future transactions between us, on the one hand, and Calpine, CGH and Calpine Fuels, on the other hand, or to other specified contractual arrangements.

Rosetta Resources Inc.

Notes to Financial Statement (Continued)

(2) Subsequent Events (Continued)

In connection with the sale to Rosetta in July 2005, Rosetta entered into a services agreement with CPS for the period through June 30, 2007. The agreement covers all the current and future production during the term of the agreement. Pursuant to the agreement, CPS provides services related to the sale of the production including nominating, scheduling, balancing and other customary marketing services. CPS assists us with volume reconciliation, well connections, credit review, training, severance and other similar taxes, royalty support documentation, contract administration, billing, collateral management and other administrative functions of Rosetta. All activities performed are performed as agent and on the behalf of Rosetta and under Rosetta’s control and direction. The fee payable by us under the agreement is based on net proceeds of all commodity sales multiplied by 0.75%. This contract replaces the CPS agency agreement discussed in Note 4.

In connection with the Acquisition in July 2005, Rosetta entered into a contract with CES, for the sale of all natural gas produced from all the producing leases in production as of May 1, 2005 in the Sacramento Basin of California through December 31, 2009. The price to be paid for the natural gas under the contract is the first of month spot market price defined as the price for natural gas deliveries at “PG&E Citygate” as published in Natural Gas Intelligence Bidweek Survey less the then effective “As Available” PG&E Silverado transportation and shrinkage rate as found in the most recent tariff.

Rosetta has no specific volume delivery commitments under the contract but must deliver all of the natural gas that is produced from the respective leases in the Sacramento Basin. If CES refuses to take the natural gas because the natural gas fails to meet quality specifications or due to a force majeure event Rosetta may sell the natural gas to other purchasers, in transactions committing our natural gas for up to 30 days at a time, until such time as Calpine is able to accept the natural gas production. If CES does not take the natural gas for 120 consecutive days, Rosetta is permanently released from the contract.

In July 2005, the Company was capitalized with 50 million shares of common stock, through a private placement of 45,312,500 shares of our common stock to qualified institutional buyers and non-U.S. persons in transactions exempt from registration under the Securities Act of 1933 and through an exempt transaction in connection with the Acquisition. Additionally, we sold 4,687,500 shares of our common stock in an exempt transaction on July 14, 2005 for net proceeds of $70 million which we used to repay $60 million of debt under our new revolving credit facility in July 2005 and the remaining amount was used for unspecified operating costs of our oil and natural gas properties and general and administrative costs from our oil and natural gas operations. In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 98, this capitalization has been retroactively reflected for purposes of calculating earnings per share for all periods presented in the accompanying statements of operations.

In July 2005, the Board of Director adopted the Rosetta 2005 Long-Term Incentive Plan, as amended, whereby stock is granted to employees, officers and directors of the Company. The Plan allows for the grant of stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, performance awards and other incentive awards to employees, non-employee directors and other service providers of Rosetta and its affiliates who are in a position to make a significant contribution to the success of Rosetta and its affiliates. The Plan provides for administration by the Compensation Committee or another committee of our Board of Directors (the “Committee”). Employees, non-employee directors and other service providers of Rosetta and our affiliates who, in the opinion of the Committee, are in a position to make a significant contribution to the success of Rosetta and our affiliates are eligible to participate in the Plan. The Committee determines the type and size of award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the Plan’s terms. The maximum number of shares available for grant under the plan is 3,000,000 shares of common stock plus any shares of common stock that become available under the Plan for any reason other than exercise. The maximum number of shares of common stock available for grant of awards under the Plan to any one participant is (i) 300,000 shares during the fiscal year in which the participant begins work for Rosetta and (ii) 200,000 shares during each fiscal year thereafter.

Rosetta Resources Inc.

Notes to Financial Statement (Continued)

(2) Subsequent Events (Continued)

Senior Secured Revolving Line of Credit.    BNP Paribas, on July 7, 2005 provided us with a senior secured revolving line of credit concurrent with the Acquisition in the amount of up to $400 million. This revolving line of credit was syndicated to a group of lenders as of September 27, 2005. Availability under the revolver is restricted to the borrowing base, and initially was $275 million and was reset to $325 million, upon amendment, as a result of the hedges put in place on July 7, 2005 and the favorable effects of our subsequent equity offering through which $70 million of funds (net of transaction fees) were received by us. In July 2005, the Company repaid $60 million of borrowings under the Revolver. The borrowing base is subject to review and adjustment on a semi-annual basis and other interim adjustments, including adjustments based on our hedging arrangements. Amounts outstanding under the revolver bear interest, as amended, at specified margins over the London Interbank Offered Rate (LIBOR) of 1.25% to 2.0%. Such margins will fluctuate based on the utilization of the facility. Borrowings under the revolver are collateralized by first priority liens on substantially all of our assets. We are subject to the financial covenants of a minimum current ratio of not less than 1.0 to 1.0 as of the end of each fiscal quarter and a maximum leverage ratio of not greater than 3.50 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, measured quarterly with the pro forma effect of acquisitions and divestitures. In addition, we are subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. All amounts drawn under the revolver are due and payable on July 7, 2009.

Second Lien Term Loan.    BNP Paribas, on July 7, 2005, also provided us with a second lien term loan concurrent with the acquisition of Calpine’s domestic oil and natural gas business, in the amount of $100 million was provided by BNP Paribas of July 7, 2005. This loan was reduced to $75 million and syndicated to a group of lenders including BNP Paribas as of September 27, 2005. Borrowings under the term loan initially bore interest at LIBOR plus 5.0%. As of September 26, 2005 the company repaid borrowing under the Term Loan of $25 million. As a result of the hedges put in place on July 7, 2005 and the favorable effects of our private equity placement, as described above, the interest rate for the second lien term loan has been reduced to LIBOR plus 4.0%. The loan is collateralized by second priority liens on substantially all of our assets. We are subject to the financial covenants of a minimum asset coverage ratio of not less than 1.5 to 1.0 and a maximum leverage ratio of not more than 4.0 to 1.0, measured quarterly with the pro forma effect of acquisitions and divestitures. In addition, we will be subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. The revised principal balance is due and payable on July 7, 2010.

Rosetta Resources Inc.

Notes to Financial Statement (Continued)

(2) Subsequent Events (Continued)

The fair market value of our fixed price swap transactions entered into in July 2005 was determined based on counterparty’s estimates. The following table describes our open fixed price swap transactions by contract settlement location, associated notional volumes, contracted fixed price, and the fair market value as of September 30, 2005.

PG&E Citygate Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Average	Fair Market Value (In thousands)
	MMBtu/day	MMBtu	%	Fixed Price per MMbtu	Gain/(Loss)
2005	28,500	2,622,000	25%	$7.270	$(13,254)
2006	23,760	8,672,400	23%	7.950	$(25,673)
2007	18,860	6,883,900	19%	7.690	$(10,537)
2008	15,600	5,709,600	15%	7.440	$(4,547)
2009	12,975	4,735,875	15%	7.150	$(2,106)

Total		28,623,775			$(56,117)

(1) Based on April 30, 2005 modified roll forward.

Tennessee Zone 0 Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Average	Fair Market Value (In thousands)
	MMBtu/day	MMBtu	%	Fixed Price per MMbtu	Gain/(Loss)
2005	7,050	648,600	6%	$7.470	$(3,288)
2006	6,372	2,325,780	6%	7.855	$(7,345)
2007	5,232	1,909,680	5%	7.500	$(3,226)
2008	4,583	1,677,378	5%	7.130	$(1,496)
2009	3,950	1,441,750	4%	6.810	$(544)

Total		8,003,188			$(15,899)

(1) Based on April 30, 2005 modified roll forward.

Houston Ship Channel Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Average	Fair Market Value (In thousands)
	MMBtu/day	MMBtu	%	Fixed Price per MMbtu	Gain/(Loss)
2005	16,450	1,513,400	14%	$7.560	$(6,419)
2006	14,868	5,426,820	15%	7.910	$(16,673)
2007	12,208	4,455,920	12%	7.555	$(7,328)
2008	10,693	3,913,638	11%	7.160	$(3,489)
2009	9,216	3,363,840	10%	6.840	$(1,246)

Total		18,673,618			$(35,155)

(1)	Based on April 30, 2005 modified roll forward.

Consistent with our hedge policy, on December 7, 2006, we entered into two costless collar transactions, which are intended to establish a floor price and ceiling price for a portion of our expected production in 2006. If

Rosetta Resources Inc.

Notes to Financial Statement (Continued)

(2) Subsequent Events (Continued)

the floating price each month at the settlement point is greater than the ceiling price, we pay the counterparty an amount equal to the positive difference between the floating price and the ceiling price multiplied by the notional volume for the contract month. If the floating price for each month is less than the floor price, the counterparty pay us an amount equal to the positive difference between the floating price and the floor price multiplied by the notional volume for the contract month.

The following table describes our open costless collar transactions by contract settlement location, associated notional volumes, and contracted ceiling and floor price.

Costless Collars for Calendar Year 2006

Settlement Point	Notional Daily Volume	Notional Annual Volume	Total of Proved Natural Gas Production Hedged(1)	Floor Price	Ceiling Price
	MMBtu/day	MMBtu	%	$MMBtu	$MMBtu
PG&E Citygate	3,000	1,095,000	3%	$9.00	$14.00
Houston Ship Channel	7,000	2,555,000	7%	$8.75	$14.00

Total	10,000	3,650,000

(1)	Based on April 30, 2005 modified roll forward.

Calpine Bankruptcy

On December 20, 2005, Calpine Corporation and certain of its subsidiaries filed for federal bankruptcy protection in the Southern District of New York. Although the Company believes that Calpine’s bankruptcy filing will not materially disrupt its operations, the filing raises certain concerns:

•	The bankruptcy court may review the transaction with Calpine Corporation in which the Company purchased the domestic oil and natural gas business of Calpine. The bankruptcy court could determine that the transaction was consummated with the intent of hindering, delaying or defrauding current or future creditors of Calpine or that the Company did not pay fair value and Calpine was insolvent at the time of the transaction. In this event, the available remedies range from setting aside the transaction and granting a lien on the properties purchased in the amount of the purchase price or requiring the Company to pay additional amounts so that the transaction will have represented an amount the court determined as fair value for the properties at the date of the transaction.

•	The Company has not completed transfers of certain of Calpine’s properties which were not assigned to the Company in the July 7, 2005 transaction because consents to those assignments had not been obtained at that time. The Company retained approximately $75 million of the total purchase price from Calpine for the nonconsent properties until the transfer of title is complete. Excepting approximately $7 million in allocated value for certain nonconsent properties also subject to a preferential right, subsequent to the date of the transaction, the Company has received substantially all of the consents for these assignments.

•	The Company has not completed transfers of certain of Calpine’s properties which were not assigned to us in the July 7, 2005 transaction because our consent as being a qualified assignee had not been received from certain state or federal agencies or authorities. The consent process was commenced prior to July 7, 2005.

•	The Company has engaged bankruptcy counsel to monitor this proceeding and advocate its interests as necessary. To date, the only significant event affecting the Company is the approval by the bankruptcy court of Calpine’s continued payments under the gas purchase and sale agreement.

50,000,000 Shares

Common Stock

Dealer Prospectus Delivery Obligation

Until                      (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the offering described in the Registration Statement, other than underwriting discounts and commissions:

SEC Registration Fee	$111,815
NASD Filing Fee	$5,000
Listing application and listing fees	$125,000	*
Accountants fees and expenses	$1,000,000	*
Legal fees and expenses	$300,000	*
Printing and engraving expenses	$400,000	*
Transfer agent’s and registrar’s fees	$30,000	*
Miscellaneous	$100,000	*

Total	$1,955,000

*	Estimates

ITEM 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article X of our Certificate of Incorporation and Article VIII of our Bylaws provide for the indemnification of its directors, officers and other authorized representatives to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

We currently carry directors and officers liability insurance and have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and expense advances to the fullest extent permitted under the Delaware General Corporation Law.

ITEM 15.	Recent Sales of Unregistered Securities

Issuance of Capital Stock.

In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act:

Date of Sale	Title and Amount of Securities Sold	Name or Class of Purchaser of Securities	Consideration

July 7, 2005	45,312,500 - Common Stock	Qualified Institutional Buyers and Offshore Parties	$725 Million

July 13, 2005	4,687,500 - Common Stock	Qualified Institutional Buyers and Accredited Investors	$75 Million

Friedman, Billings & Ramsey Co, Inc. act as underwriter and as placement agent in the foregoing sales of securities. For its role as underwriter and placement agent, FBR received an underwriter’s discount equal to seven percent (7%) of the aggregate consideration. All such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relating to sales by an issuer not involving any public offering or the rules and regulations thereunder.

Date of Issuance	Title and Amount of Securities Issued	Name or Class of Purchaser of Securities	Consideration
July 7, 2005	231,400 - Common Stock	Officers and Other employees	$-0-
July 8, 2005	253,500 - Common Stock	Employees	$-0-
July 13, 2005	5,000 - Common Stock	Employees	$-0-
July 15, 2005	1,000 - Common Stock	Employees	$-0-
July 25, 2005	1,000 - Common Stock	Employees	$-0-
August 1, 2005	21,500 - Common Stock	Directors and Employees	$-0-
August 3, 2005	5,000 - Common Stock	Employees	$-0-
August 15, 2005	12,500 - Common Stock	Employees	$-0-
August 22, 2005	500 - Common Stock	Employees	$-0-
September 1, 2005	2,500 - Common Stock	Employees	$-0-
September 6, 2005	12,500 - Common Stock	Employees	$-0-
September 14, 2005	5,000 - Common Stock	Employees	$-0-
September 19, 2005	500 - Common Stock	Employees	$-0-
September 28, 2005	8,500 - Common Stock	Employees	$-0-

Date of Issuance	Title and Amount of Securities Issued	Name or Class of Purchaser of Securities	Consideration
October 21, 2005	2,000 - Common Stock	Employees	$-0-
October 31, 2005	10,000 - Common Stock	Employees	$-0-
November 1, 2005	7,000 - Common Stock	Employees	$-0-
November 14, 2005	6,000 - Common Stock	Employees	$-0-
November 21, 2005	2,000 - Common Stock	Employees	$-0-
December 1, 2005	4,500 - Common Stock	Consultants and Employees	$-0-
December 6, 2005	1,000 - Common Stock	Employees	$-0-
December 12, 2005	1,000 - Common Stock	Employees	$-0-

No underwriters were used in the foregoing issuances of securities. All such issuances were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Rule 701 as promulgated under the Securities Act relating to issuances of securities under compensatory plans.

Grants of Stock Options

Additionally, we have granted to our employees, including executive officers, options to purchase 706,550 shares of our common stock at exercise prices ranging from $16 per share to $19 per share. All such issuances were made in reliance on Rule 701 as promulgated under the Securities Act relating to issuances of securities under compensatory plans.

ITEM	16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
*3.1	Certificate of Incorporation
*3.2	Bylaws
*4.1	Registration Rights Agreement
5.1	Opinion of Thompson & Knight LLP
*10.1	Purchase and Sale Agreement with Calpine Corporation, Calpine Gas Holdings, L.L.C. and Calpine Fuels Corporation
*10.2	Transfer and Assumption Agreements with Calpine Corporation and Subsidiaries of Rosetta Resources Inc.
*10.3	Transition Services Agreement with Calpine Corporation, Calpine Fuels Corporation and Calpine Natural Gas, L.P.
*10.4	Gas Purchase and Sale Contract with Calpine Energy Services, L.P.
*10.5	Services Agreement with Calpine Producer Services, L.P.
*10.6	Agreement of Sublease with Calpine Central, L.P. [Texas Property]
*10.7	Assignment and Assumption of Lease Agreement with Calpine Corporation [Colorado Property]
*10.8	Employee and Employee Benefits Matters Agreement with Calpine Corporation, Calpine Administrative Services Company, Calpine Gas Holdings, L.L.C. and Calpine Fuels Corporation
*10.9	2005 Long-Term Incentive Plan
*10.10	Form of Option Grant Agreement
*10.11	Form of Restricted Stock Agreement
*10.12	Form of Bonus Restricted Stock Agreement
*10.13	Employment Agreement with B.A. Berilgen
*10.14	Amended and Restated Employment Agreement with Michael J. Rosinski
*10.15	Employment Agreement with Charles F. Chambers
10.16	Employment Agreement with Edward E. Seeman
*10.17	Employment Agreement with Michael H. Hickey
*10.18	Senior Revolving Credit Agreement
*10.19	Second Lien Term Loan Agreement
*10.20	Guarantee and Collateral Agreement
*10.21	Second Lien Guarantee and Collateral Agreement
*10.22	First Amendment to Senior Revolving Credit Agreement
*10.23	First Amendment to Second Lien Term Loan Agreement
*10.24	First Amendment to Guarantee and Collateral Agreement
*10.25	First Amendment to Second Lien Guarantee and Collateral Agreement
*10.26	Deposit Account Control Agreement
*10.27	Amendment No. 1 to B.A. Berilgen Employment Agreement
*10.28	First Amendment to 2005 Long-Term Incentive Plan
*10.29	Non-Executive Employee Change of Control Plan
*21.1	List of registrant’s subsidiaries
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Netherland, Sewell & Associates, Inc.
23.4	Consent of Thompson & Knight LLP (included in Exhibit 5.1)
*24.1	Power of Attorney (included in signature page previously filed)

*	Previously filed

(b)	Financial Statement Schedules

All schedules have been omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Notes thereto.

ITEM 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 9, 2006.

ROSETTA RESOURCES INC.

By:	/S/ B.A. BERILGEN
B.A. Berilgen, Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/S/ B.A. BERILGEN B.A. Berilgen	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 9, 2006

/S/ MICHAEL J. ROSINSKI Michael J. Rosinski	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 9, 2006

/S/ DENISE D. BEDNORZ Denise D. Bednorz	Vice President, Controller (Principal Accounting Officer)	February 9, 2006

* Richard W. Beckler	Director	February 9, 2006

* Donald D. Patteson, Jr.	Director	February 9, 2006

* D. Henry Houston	Director	February 9, 2006

*/S/ MICHAEL J. ROSINSKI
Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
*3.1	Certificate of Incorporation
*3.2	Bylaws
*4.1	Registration Rights Agreement
5.1	Opinion of Thompson & Knight LLP
*10.1	Purchase and Sale Agreement with Calpine Corporation, Calpine Gas Holdings, L.L.C. and Calpine Fuels Corporation
*10.2	Transfer and Assumption Agreements with Calpine Corporation and Subsidiaries of Rosetta Resources Inc.
*10.3	Transition Services Agreement with Calpine Corporation, Calpine Fuels Corporation and Calpine Natural Gas, L.P.
*10.4	Gas Purchase and Sale Contract with Calpine Energy Services, L.P.
*10.5	Services Agreement with Calpine Producer Services, L.P.
*10.6	Agreement of Sublease with Calpine Central, L.P. [Texas Property]
*10.7	Assignment and Assumption of Lease Agreement with Calpine Corporation [Colorado Property]
*10.8	Employee and Employee Benefits Matters Agreement with Calpine Corporation, Calpine Administrative Services Company, Calpine Gas Holdings, L.L.C. and Calpine Fuels Corporation
*10.9	2005 Long-Term Incentive Plan
*10.10	Form of Option Grant Agreement
*10.11	Form of Restricted Stock Agreement
*10.12	Form of Bonus Restricted Stock Agreement
*10.13	Employment Agreement with B.A. Berilgen
*10.14	Amended and Restated Employment Agreement with Michael J. Rosinski
*10.15	Employment Agreement with Charles F. Chambers
*10.16	Employment Agreement with Edward E. Seeman
*10.17	Employment Agreement with Michael H. Hickey
*10.18	Senior Revolving Credit Agreement
*10.19	Second Lien Term Loan Agreement
*10.20	Guarantee and Collateral Agreement
*10.21	Second Lien Guarantee and Collateral Agreement
*10.22	First Amendment to Senior Revolving Credit Agreement
*10.23	First Amendment to Second Lien Term Loan Agreement
*10.24	First Amendment to Guarantee and Collateral Agreement
*10.25	First Amendment to Second Lien Guarantee and Collateral Agreement
*10.26	Deposit Account Control Agreement
*10.27	Amendment No. 1 to B.A. Berilgen Employment Agreement
*10.28	First Amendment to 2005 Long-Term Incentive Plan
*10.29	Non-Executive Employee Change of Control Plan
*21.1	List of registrant’s subsidiaries
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Netherland, Sewell & Associates, Inc.
23.4	Consent of Thompson & Knight LLP (included in Exhibit 5.1)
*24.1	Power of Attorney (included in signature page previously filed)

*	Previously filed